Filed Pursuant to Rule 424(b)(3)
Registration Statement on Form S-1,
as amended (Registration No. 333-182388)

PROSPECTUS

8,389,563 Shares of Class A Common Stock

8,389,563 Shares of Class B Common Stock

Hyster-Yale Materials Handling, Inc.

To the Stockholders of NACCO Industries, Inc.:

We are pleased to inform you that the board of directors of NACCO Industries, Inc. (“NACCO”) has approved the spin-off of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale”) to NACCO stockholders. Hyster-Yale designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Immediately following the spin-off, Hyster-Yale will be an independent public company.

To effect the spin-off, NACCO will make a distribution of all of the outstanding shares of Hyster-Yale common stock to holders of NACCO common stock as of 5:00 p.m., Eastern Time, on September 25, 2012, the record date for the spin-off. NACCO will distribute one share of Hyster-Yale Class A common stock, referred to as Hyster-Yale Class A Common or our Class A Common, and one share of Hyster-Yale Class B common stock, referred to as Hyster-Yale Class B Common or our Class B Common, for each share of NACCO common stock, whether NACCO Class A common stock, referred to as NACCO Class A Common or NACCO Class B common stock, referred to as NACCO Class B Common. The spin-off is expected to occur after the close of trading on September 28, 2012. Hyster-Yale Class A Common has been approved for listing on the NYSE under the symbol “HY.” The Hyster-Yale Class B Common will not be listed on the NYSE or any other stock exchange and is subject to substantial restrictions on transfer. Each share of Hyster-Yale Class A Common is entitled to one vote per share on matters submitted to a vote of the Hyster-Yale common stockholders. Each share of Hyster-Yale Class B Common is entitled to ten votes per share on matters submitted to a vote of the Hyster-Yale common stockholders, is subject to transfer restrictions and is convertible into one share of Hyster-Yale Class A Common at any time without cost at the option of the holder.

After the spin-off, NACCO will continue to own and operate its three other principal businesses, which are mining (The North American Coal Corporation), small appliances (Hamilton Beach Brands, Inc.) and specialty retailing (The Kitchen Collection, LLC).

No vote of NACCO stockholders is required in connection with this spin-off. NACCO stockholders will not be required to pay any consideration for the shares of Hyster-Yale common stock they receive in the spin-off, and they will not be required to surrender or exchange shares of their NACCO common stock or take any other action in connection with the spin-off. We expect that, for U.S. federal income tax purposes, the spin-off will be tax-free to you, except with respect to cash received in lieu of fractional shares of Hyster-Yale common stock.

Because NACCO owns all of the outstanding shares of Hyster-Yale’s common stock, there currently is no public trading market for Hyster-Yale common stock. We anticipate that a limited market, commonly known as a “when-issued” trading market, for Hyster-Yale’s Class A Common will develop on or shortly before the record date for the spin-off and will continue up to and including the spin-off date. We expect the “regular-way” trading of Hyster-Yale’s Class A Common will begin on the first trading day following the spin-off date.

In reviewing this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus is September 28, 2012.

This prospectus is being furnished solely to provide information to NACCO stockholders who will receive shares of Hyster-Yale common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities of NACCO or Hyster-Yale. This prospectus describes Hyster-Yale’s business, its relationship with NACCO and how the spin-off affects NACCO and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the common stock that you will receive in the spin-off.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the spin-off. They may not include all the information that is important to you. We encourage you to read carefully this entire prospectus, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section. Unless the context indicates otherwise, “Hyster-Yale,” “we,” “us” and “our” refer to Hyster-Yale Materials Handling, Inc. and its subsidiaries before the spin-off and after the spin-off, as applicable. “NACCO” refers to NACCO Industries, Inc., unless the context clearly indicates otherwise, not its subsidiaries.

What will NACCO stockholders receive in the spin-off?

To effect the spin-off, NACCO will make a distribution of all of the outstanding shares of Hyster-Yale common stock to NACCO common stockholders as of the record date, which will be September 25, 2012. For each share of NACCO Class A Common held on the record date, NACCO will distribute one share of Hyster-Yale Class A Common and one share of Hyster-Yale Class B Common. Similarly, for each share of NACCO Class B Common held on the record date, NACCO will distribute one share of Hyster-Yale Class A Common and one share of Hyster-Yale Class B Common.

No fractional shares of our Class A Common or our Class B Common will be distributed in the spin-off. Instead, as soon as practicable after the spin-off, the transfer agent will convert the fractional shares of our Class B Common into an equal number of fractional shares of our Class A Common, aggregate all fractional shares of our Class A Common into whole shares of our Class A Common, sell these shares of our Class A Common in the open market at prevailing market prices and distribute the applicable portion of the aggregate net cash proceeds of these sales to each holder who otherwise would have been entitled to receive a fractional share in the spin-off. You will not be entitled to any interest on the amount of the cash payment made in lieu of fractional shares.

NACCO stockholders will not be required to pay for shares of our common stock received in the spin-off, or to surrender or exchange shares of NACCO common stock or take any other action to be entitled to receive our common stock. The distribution of our common stock will not cancel or affect the number of outstanding shares of NACCO common stock. Accordingly, NACCO stockholders should retain any NACCO stock certificates they hold.

Immediately after the spin-off, holders of NACCO common stock as of the record date will hold all of the outstanding shares of our Class A Common and our Class B Common. Based on the number of shares of NACCO common stock outstanding on September 25, 2012, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common to NACCO stockholders in the spin-off (page 25).

Why is NACCO spinning off Hyster-Yale?

NACCO is a holding company that owns businesses in four separate business segments: lift trucks (Hyster-Yale), mining (The North American Coal Corporation), small appliances (Hamilton Beach Brands, Inc.) and specialty retailing (The Kitchen Collection, LLC). NACCO’s board of directors, which is referred to as the NACCO board, determined that separating its lift trucks business from NACCO’s other businesses through the spin-off of Hyster-Yale is in the best interests of NACCO and its stockholders and has concluded that the separation will provide each company with a number of significant opportunities and benefits, including:

•

Create Opportunities for Growth. Create greater flexibility for Hyster-Yale to pursue strategic growth opportunities, such as acquisitions and joint ventures, in the materials handling industry because it will have the ability to offer its stock as consideration in connection with potential future acquisitions or other growth opportunities.

•

Management Focus. Reinforce management’s focus on serving each of Hyster-Yale’s market segments and customer application needs, and on responding flexibly to changing market conditions and growth markets.

•

Access to Capital and Capital Structure. Provide Hyster-Yale with direct access to equity capital markets and greater access to debt capital markets to fund its growth strategies and to establish a capital structure and dividend policy reflecting its business needs and financial position.

•

Recruiting and Retaining Employees. Strengthen the alignment of senior management incentives with the needs and performance of the Company through the use of equity compensation arrangements that will also improve our ability to attract, retain and motivate qualified personnel.

•

Investor Choice. Provide investors with a focused investment option in the materials handling business that offers different investment and business characteristics, including different opportunities for growth, capital structure, business models and financial returns. This will allow investors to evaluate the separate merits, performance and future prospects of Hyster-Yale and NACCO.

The NACCO board also considered the following factors, among others, in connection with its decision to spin-off Hyster-Yale:

•

Proportionate Interest. As a result of the equal distribution of dividends to both classes of NACCO common stock required by NACCO’s Restated Certificate of Incorporation, which is referred to as the NACCO Charter, following the spin-off, the interest of NACCO stockholders in Hyster-Yale will differ from the interest those stockholders currently have in NACCO. In particular, the collective voting power in Hyster-Yale of holders of NACCO Class A Common will increase by approximately 51% while the collective voting power in Hyster-Yale of holders of NACCO Class B Common will decrease by approximately 51%.

•

Certain Restrictions Relating to Tax-Free Distributions. The ability of Hyster-Yale to engage in significant equity transactions could be limited or restricted for a period of time after the spin-off in order to preserve the tax-free nature of the spin-off. See “Risk Factors – We might not be able to engage in desirable strategic transactions and equity issuances following the spin-off because of certain restrictions relating to requirements for tax-free distributions.”

•

No Existing Public Market. There is no existing public market for our common stock and the combined market values of NACCO common stock and our common stock following the spin-off may be less than the value of NACCO common stock prior to the spin-off; and

•	Risks Factors. Certain other risks associated with the spin-off and our business after the spin-off, as described in this prospectus under the heading “Risk Factors” beginning on Page 15.

What businesses will NACCO engage in after the spin-off?

NACCO will continue to be a holding company that engages in three principal businesses after the spin-off: mining, small appliances and specialty retailing.

Why does Hyster-Yale have two classes of common stock?

NACCO has two classes of common stock. The spin-off of Hyster-Yale from NACCO is structured to provide the Hyster-Yale stockholders with substantially the same capital structure that currently exists for the NACCO stockholders, with certain changes intended to provide Hyster-Yale, as an independent company, with additional flexibility, including the ability to issue blank check preferred shares and an increased number of authorized shares. In the event blank check preferred stock is issued in the future, the voting rights and other rights of holders of our common stock may be adversely affected. In addition, while the governance-related provisions of Hyster-Yale’s amended and restated certificate of incorporation and amended and restated bylaws, as well as a stockholders’ agreement to which Hyster-Yale will be a party, are substantially the same as NACCO’s governance-related provisions and stockholders’ agreement, there are certain changes from the corresponding NACCO provisions, including that holders of Hyster-Yale Class B Common are permitted to transfer their shares to certain limited liability companies in addition to certain trusts and corporations. In addition, holders of NACCO Class B Common currently have the ability to transfer their shares to certain relatives of the spouse of such holders and holders of our Class B Common do not have that right. With respect to distribution of the stock of any subsidiary of Hyster-Yale, Hyster-Yale’s amended and restated certificate of incorporation will permit the Company to elect to distribute to each holder of Hyster-Yale Class A Common shares of the Class A common stock of such subsidiary and to each holder of Hyster-Yale’s Class B Common shares of the Class B common stock of such subsidiary, which is not permitted under the NACCO restated certificate of incorporation. Our amended and restated bylaws contain additional procedures for the nomination and election of directors of Hyster-Yale. The 80% vote requirement to amend certain provisions of our amended and restated bylaws was also expanded to apply to amendments to provisions regarding the order of business at meetings of stockholders and nominations and election of directors. Although the NACCO restated certificate of incorporation requires the affirmative vote of 50% of the outstanding voting stock of NACCO for the removal of directors, our amended and restated certificate of incorporation provides for the removal of directors with or without cause by an 80% vote of our stockholders. Finally, our amended and restated certificate of incorporation contains an 80% vote requirement to amend certain provisions of our amended and restated certificate of incorporation with respect to the election and removal of directors, amendment of bylaws and rights to indemnification, which is not in the NACCO restated certificate of incorporation. Hyster-Yale’s amended and restated certificate of incorporation, amended and restated bylaws and stockholders’ agreement are described in more detail in “Ancillary Agreements – Stockholders’ Agreement” and “Description of Capital Stock of Hyster-Yale after the Spin-off.”

Why will I receive Hyster-Yale Class A Common and Hyster-Yale Class B Common if I currently own only NACCO Class A Common or NACCO Class B Common?

The NACCO Charter provides that each share of NACCO Class A Common and NACCO Class B Common is equal in respect of rights to dividends and any other distribution in cash, stock or property. Therefore, pursuant to the terms of the NACCO Charter, NACCO is required to distribute one share of Hyster-Yale Class A Common and one share of Hyster-Yale Class B Common for each share of NACCO common stock, whether NACCO Class A Common or NACCO Class B Common. As a result of this requirement for equal distribution, the proportionate interest that NACCO stockholders will have in Hyster-Yale following the spin-off will differ from the interest those stockholders currently have in NACCO. In particular, the collective voting power in Hyster-Yale of holders of NACCO Class A Common will increase by approximately 51% while the collective voting power in Hyster-Yale of holders of NACCO Class B Common will decrease by approximately 51%. See “Risk Factors – The relative voting power of holders of our Class B Common who convert their shares of our Class B Common into Class A Common will diminish” and “Risk Factors – The relative voting power of the remaining holders of Class B Common will increase as holders of our Class B Common convert their shares of our Class B Common into shares of our Class A Common.”

Who is entitled to receive shares of our common stock in the spin-off?

Holders of NACCO common stock at the close of business on September 25, 2012, the record date for the spin-off, will be entitled to receive shares of our common stock in the spin-off.

When is the spin-off expected to be completed?

The spin-off is expected to be completed during the third quarter of 2012.

What do I need to do to receive my shares of Hyster-Yale common stock?

You do not need to take any action to receive your shares of our common stock. The shares of our common stock will be distributed on the date of the spin-off to holders of NACCO common stock as of the record date for the spin-off in book-entry form in accordance with Section 170 of the General Corporation Law of the State of Delaware (the “DGCL”).

What if I want to receive certificates representing my shares of Hyster-Yale common stock?

While the shares of our common stock will be distributed in book-entry form, you may request to receive certificates representing your shares of our common stock from our transfer agent.

What will govern my rights as a Hyster-Yale stockholder?

Your rights as a Hyster-Yale stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. A description of these rights is included in this prospectus under the heading “Description of Capital Stock of Hyster-Yale after the Spin-Off” (page 146). Our amended and restated certificate of incorporation is attached to this prospectus as Annex A, and our amended and restated bylaws are attached to this prospectus as Annex B. These documents are substantially comparable to NACCO’s constituent documents.

What if I want to convert or sell the shares of Hyster-Yale Class B Common I receive in the spin-off?

Like the NACCO Class B Common, our Class B Common will not be listed on the NYSE or any other stock exchange, and we do not expect any trading market for our Class B Common to exist. In addition, our Class B Common generally will not be transferable except to or among a limited number of permitted transferees pursuant to our amended and restated certificate of incorporation. The violation of these transfer restrictions will cause our Class B Common to convert automatically into Class A Common, as described in more detail in “Description of Capital Stock of Hyster-Yale after the Spin-Off — Common Stock — Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common” beginning on page 146. However, our Class B Common will be convertible at any time, without cost to you, into our Class A Common on a share-for-share basis. If you want to sell the equity interest represented by your shares of our Class B Common, you may convert those shares into an equal number of shares of our Class A Common at any time, without cost, and then sell your shares of our Class A Common in the public market.

You will receive a conversion form when you receive the shares of our Class B Common that you are entitled to receive in the spin-off. The conversion form will include instructions for converting shares of our Class B Common into an equal number of shares of our Class A Common. If you elect to convert your shares of our Class B Common into shares of our Class A Common, you should follow the instructions included with the form, complete, sign and date the form, and return the form, along with your certificate, if any, representing shares of our Class B Common, to our transfer agent. If you deliver a certificate, our transfer agent, as promptly as practicable after receipt of your completed, signed and dated form and certificate, will issue to you a certificate representing shares of our Class A Common equal to the number of shares of our Class B Common that you elected to convert. Any Class A Common issued upon conversion of Class B Common will be issued in the name or names you specified in the form. The conversion will be deemed to have been made immediately prior to the close of business on the date you surrendered your completed, signed and dated form and certificate, if any. After you receive shares of our Class A Common you may sell those shares in the public market. After you convert our Class B Common into our Class A Common, such shares may not be converted back into shares of our Class B Common.

Do I have to convert my shares of Class B Common before I sell them?

No. If you do not wish to complete the conversion process before you sell, you may effect a sale of our Class A Common into which your shares of our Class B Common is convertible. If you hold certificated Class B Common simply deliver the certificate or certificates representing such shares of our Class B Common to a broker, properly endorsed, in contemplation of the sale. The broker will then instruct the transfer agent to convert such Class B Common and, if necessary, present a certificate or certificates representing shares of our Class B

Common to our transfer agent, who will issue to the purchaser a certificate, if necessary, representing the number of shares of our Class A Common sold in settlement of the transaction.

Are there risks associated with the spin-off and our business after the spin-off?

Yes. You should carefully review the risks described in this prospectus under the heading “Risk Factors” beginning on page 15.

Who can answer my questions about the spin-off?

If you have any questions about the spin-off, please contact the following.

NACCO Industries, Inc.

5875 Landerbrook Drive

Cleveland, Ohio 44124-4017

Attn: Investor Relations

Telephone: 449-449-9669

Is stockholder approval needed in connection with the spin-off?

No vote of NACCO stockholders is required or will be sought in connection with the spin-off.

Where will the shares of Hyster-Yale common stock be listed?

Our shares of Class A Common have been approved for listing on the New York Stock Exchange under the symbol “HY.” Our Class B Common will not be listed on the NYSE or any other stock exchange.

Where can I find more information about Hyster-Yale and NACCO?

You can find more information about NACCO and us from various sources described under “Where You Can Find More Information” beginning on page 151.

What are the U.S. federal income tax consequences of the spin-off to NACCO stockholders?

NACCO has received an opinion of counsel to the effect that, for U.S. federal income tax purposes, the contribution of assets to Hyster-Yale by NACCO and the assumption of liabilities of NACCO by Hyster-Yale (the “Contribution”) together with the spin-off will qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code (the “Code”), and the spin-off will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional shares. The opinion relies on certain facts and assumptions, and certain representations and undertakings, provided by NACCO and us regarding the past and future conduct of our respective businesses and other matters.

Because the Contribution and the spin-off will qualify under Sections 355 and 361 of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by us in connection with the Contribution and spin-off, no gain or loss will be recognized by a NACCO stockholder and no amount will be included in the income of a stockholder, upon the receipt of our common stock in the spin-off. A NACCO stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share. See “Material U.S. Federal Income Tax Consequences” beginning on page 32.

Each NACCO stockholder is urged to consult a tax advisor as to the specific tax consequences of the spin-off to that stockholder, including the effect of any state, local, or non-U.S. tax laws and any changes in applicable tax laws.

How will I determine the tax basis I will have in the shares of Hyster-Yale Class A and Class B common stock I receive in the spin-off?

Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in NACCO and the Hyster-Yale common stock received in the spin-off (including cash received in lieu of fractional shares) will equal the aggregate basis of NACCO common stock held by you immediately before the spin-off. This aggregate basis will be allocated among your NACCO common stock and the Hyster-Yale common stock you receive in the spin-off (including any fractional share interests in Hyster-Yale for which cash is received) in proportion to the relative fair market value of each immediately following the spin-off. See “Material U.S. Federal Income Tax Consequences” beginning on page 32.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased or received NACCO shares at different times or for different amounts) and regarding any particular consequences of the spin-off to you, including the application of state, local and non-U.S. tax laws.

SUMMARY

This summary of the information contained in this prospectus may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the spin-off, you should read this prospectus, including the annexes, in its entirety and the documents to which you are referred. See “Where You Can Find More Information” (page 151). Page references have been included parenthetically to direct you to a more complete discussion of each topic presented in this summary.

Information About Hyster-Yale (page 58)

Hyster-Yale is a Delaware corporation and a wholly owned subsidiary of NACCO. We design, engineer, manufacture, sell and service a comprehensive line of lift trucks and aftermarket parts marketed globally. Our well-known brands include Hyster® and Yale®. For more information about our business, including our competitive strengths, see “Business of Hyster-Yale” beginning on page 58.

Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive

Cleveland, Ohio 44124

(440) 449-9600

Information about NACCO

NACCO is a holding company that will continue to have three principal businesses after the spin-off: mining, small appliances and specialty retailing. The North American Coal Corporation (“NA Coal”) mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. (“HBB”) is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC (“KC”) is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.

NACCO Industries, Inc.

5875 Landerbrook Drive

Cleveland, Ohio 44124

(440) 449-9600

The Spin-Off (page 141)

On September 12, 2012, the NACCO board of directors and the Hyster-Yale board of directors, which is referred to as our Board, each approved the spin-off of Hyster-Yale, upon the terms and subject to the conditions contained in the separation agreement between NACCO and us, which is referred to as the separation agreement. For a more detailed description of the terms of the separation agreement, see “The Separation Agreement” beginning on page 141.

We encourage you to read the separation agreement, which is filed as an exhibit to the registration statement that contains this prospectus, because it sets forth the terms of the spin-off.

Stock Ownership of Hyster-Yale Directors and Executive Officers (page 66)

The stock ownership of our directors and executive officers immediately after the spin-off is described under the heading “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66.

Ownership of Hyster-Yale after the Spin-Off (page 27)

Immediately after the spin-off, NACCO stockholders as of the record date will hold all of the outstanding shares of our Class A Common and our Class B Common. Based on the number of shares of NACCO common stock outstanding on September 25, 2012, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common in the spin-off.

Operations of Hyster-Yale after the Spin-Off (page 27)

We will continue to conduct business after completion of the spin-off under multiple brands and trade names. Our headquarters will continue to be located in Cleveland, Ohio.

Management of Hyster-Yale after the Spin-Off (page 27)

After the spin-off, our executive officers will be substantially the same as our executive officers immediately before the spin-off and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law.

After the spin-off, we will be led by:

•	Alfred M. Rankin, Jr. as Chairman, President and Chief Executive Officer;

•	Michael P. Brogan as President and Chief Executive Officer – NACCO Materials Handling Group;

•	Charles A. Bittenbender as Vice President, General Counsel and Secretary;

•	Kenneth C. Schilling as Vice President, Chief Financial Officer;

•	Suzanne S. Taylor as Deputy General Counsel and Assistant Secretary;

•	Mary D. Maloney as Associate General Counsel and Assistant Secretary;

•	Jennifer M. Langer as Controller; and

•	Brian K. Frentzko as Vice President, Treasurer.

Hyster-Yale Board after the Spin-Off (page 27)

After the spin-off, our Board will consist of Alfred M. Rankin, Jr., J.C. Butler, Jr., Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin, Claiborne Rankin and Eugene Wong, who will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law. Of these individuals, the following served as our directors prior to the spin-off: Alfred M. Rankin, Jr., John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong.

Committees of the Hyster-Yale Board after the Spin-Off (page 28)

After the spin-off, our Board will have an audit review committee, a compensation committee, a nominating and corporate governance committee and a finance committee. Our Board has determined that Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong satisfy the criteria for director independence as set forth in the NYSE rules.

Immediately after the spin-off, the members of our audit review committee, compensation committee, nominating and corporate governance committee and finance committee will be as follows:

Audit Review Committee	Compensation Committee

Carolyn Corvi	Carolyn Corvi
John P. Jumper	John P. Jumper (Chairperson)
Michael E. Shannon (Chairperson)	Michael E. Shannon
Eugene Wong	Eugene Wong

Nominating and Corporate Governance Committee	Finance Committee

John P. Jumper	J.C. Butler, Jr.
Dennis W. LaBarre	Carolyn Corvi (Chairperson)
Michael E. Shannon (Chairperson)	Dennis W. LaBarre
Alfred M. Rankin, Jr.
Claiborne Rankin
Britton T. Taplin

Interests of NACCO and Hyster-Yale Directors and Executive Officers in the Spin-Off (page 28)

Some NACCO and Hyster-Yale directors and executive officers have interests in the spin-off that are different from, or in addition to, the interests of NACCO stockholders who will receive shares of our common stock in the spin-off. The NACCO board and our Board were aware of these interests and considered them in making their respective decisions to approve the separation agreement. These interests include:

•

the designation of certain of our directors and officers before the spin-off as our directors or executive officers after the spin-off, including some who will serve as directors or executive officers of both Hyster-Yale and NACCO;

•

the rights of Mr. Rankin, our Chairman, President and Chief Executive Officer, as a party to the stockholders’ agreement among Hyster-Yale and certain members of the Rankin and Taplin families with respect to ownership of our common stock, as described in more detail in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66 and “Ancillary Agreements — Stockholders’ Agreement” beginning on page 145;

•

the participation of our executive officers in various incentive compensation plans for 2012 prior to the spin-off, as previously approved by the compensation committee of the NACCO Materials Handling Group, Inc. (“NMHG”) board of directors, which is referred to as the NMHG compensation committee or the compensation committee of the NACCO Industries, Inc. board of directors, which is referred to as the NACCO compensation committee;

•

the provision of NACCO equity compensation to our directors who were directors of NACCO prior to the spin-off under the NACCO Non-Employee Directors’ Equity Compensation Plan, referred to as the NACCO Non-Employee Directors’ Plan, as described in more detail in “Management — Compensation of Directors” beginning on page 84;

•

the provision of Hyster-Yale equity to our directors and the participation by our directors in an equity compensation plan following the spin-off, as described in more detail in “Management — Compensation of Directors” beginning on page 84;

•

the participation by certain of our executive officers in a NACCO equity incentive compensation plan before the spin-off, subject to the approval of grants of awards by the NACCO compensation committee, as described in more detail in “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Historically” beginning on page 104; and

•

the participation by executive officers in a Hyster-Yale equity incentive compensation plan after the spin-off, subject to the approval of grants of awards by the Hyster-Yale compensation committee, which is referred to as our compensation committee or the Hyster-Yale compensation committee, as described in more detail in “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Going Forward” beginning on page 113.

Listing of Hyster-Yale Common Stock (page 30)

Our Class A Common has been approved for listing on the NYSE under the symbol “HY.” Our Class B Common will not be listed on the NYSE or any other stock exchange.

Market for Hyster-Yale Common Stock (page 30)

Currently, there is no public market for our Class A Common. Our Class A Common has been approved for listing on the NYSE. We expect that a “when-issued” trading market for our Class A Common will develop for the spin-off. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle before the record date for the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. On the first trading day after the spin-off, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day after the date of a transaction. Our Class B Common will not be listed on the NYSE or any other stock exchange or otherwise traded and will be subject to substantial restrictions on transfer, the violation of which will cause it to convert automatically into Class A Common, as described in more detail in “Description of Capital Stock of Hyster-Yale after the Spin-Off — Common Stock — Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common” beginning on page 146.

Material U.S. Federal Income Tax Consequences (page 32)

NACCO has received an opinion of counsel to the effect that, for U.S. federal income tax purposes, the Contribution and the spin-off together will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and the spin-off will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional shares. The opinion of counsel to NACCO is based on, among other things, current law and certain representations of factual matters made by, among others, NACCO and us, which, if incorrect, could jeopardize the conclusions reached in the opinion.

Because the spin-off will qualify under Sections 355 and 361 of the Code:

•

no taxable gain or loss will be recognized by a NACCO stockholder as a result of the spin-off (except with respect to cash that a NACCO stockholder may receive instead of a fractional share in our Class A Common and our Class B Common); and

•	the distribution of our common stock to NACCO stockholders in connection with the spin-off will qualify as tax-free to NACCO.

NACCO has the right to waive, in its sole discretion, the receipt of a tax opinion on or prior to the date of the spin-off that the tax consequences relating to the Contribution and the spin-off are as described above. NACCO does not currently intend to waive this condition to its obligation to complete the spin-off. In the event this condition were to be waived by NACCO and any changes to the tax consequences relating to the contribution or distribution were material, Hyster-Yale would undertake to recirculate this prospectus prior to the commencement of the distribution. See “Material U.S. Federal Tax Consequences” beginning on page 32.

You are encouraged to consult with your own tax advisor for a full understanding of the tax consequences of the spin-off to you.

Accounting Treatment (page 31)

The spin-off will be accounted for by NACCO as a spin-off of Hyster-Yale. After the spin-off, Hyster-Yale is expected to be accounted for as a discontinued operation by NACCO. If accounted for as a discontinued operation, the measurement date would be the effective date of the spin-off, which is referred to as the spin-off date. After the spin-off, our assets and liabilities will be accounted for at the historical book values carried by NACCO prior to the spin-off. Costs related to the spin-off will be recognized by NACCO as incurred before the spin-off.

Ancillary Agreements (page 144)

In connection with the spin-off, we will enter into a transition services agreement with NACCO, a tax allocation agreement with NACCO, an office services agreement with NACCO and a stockholders’ agreement with certain of our stockholders. This stockholders’ agreement is substantially similar to the stockholders’ agreement that was entered into among certain stockholders of NACCO.

Transition Services Agreement

Under the terms of the transition services agreement, NACCO will obtain services from us and provide services to us on a transitional basis, as needed, for varying periods after the spin-off date. These services will include:

•	legal and consulting support relating to employee benefits, compensation and human resources matters;

•	general accounting support, including public company support;

•	general legal, public company, information technology and infrastructure, insurance and internal audit support (including responding to requests from regulatory and compliance agencies) as needed; and

•

tax compliance and consulting support (including completion of federal audits and appeals through the 2010 tax year; 2011 tax sharing computations; 2011 state income tax return filings for certain operating subsidiaries of NACCO after the spin-off and miscellaneous provision and tax return oversight).

None of the transition services are expected to exceed one year. NACCO or Hyster-Yale may extend the initial transition period for a period of up to three months for any service upon 30 days written notice to the other party prior to the initial termination date. We expect NACCO to pay us net aggregate fees of no more than $625,000 over the initial term of the transition services agreement.

Tax Allocation Agreement

Hyster-Yale and NACCO will enter into a tax allocation agreement prior to the spin-off that will generally govern NACCO’s and Hyster-Yale’s respective rights, responsibilities and obligations after the spin-off with respect to taxes for any tax period ending on or before the date of the spin-off, as well as tax periods beginning before and ending after the date of the spin-off. Generally, Hyster-Yale will be liable for all pre-spin-off U.S. federal income taxes, foreign income taxes and certain non-income taxes attributable to Hyster-Yale’s business. In addition, the tax allocation agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the spin-off. The tax allocation agreement will also provide that Hyster-Yale is liable for taxes incurred by NACCO that arise as a result of Hyster-Yale’s taking or failing to take, as the case may be, certain actions that result in the spin-off failing to meet the requirements of a tax-free distribution under Sections 355 and 361 of the Code.

Office Services Agreement

Prior to the spin-off, NACCO and Hyster-Yale will enter into an office services agreement pursuant to which Hyster-Yale will provide certain office services to NACCO, including shared reception and operator services, messenger services and mail room services, and will also provide NACCO with the right to use certain meeting rooms of Hyster-Yale under certain mutually agreed upon conditions. NACCO will pay fees to Hyster-Yale that will be determined on an arm’s-length basis. NACCO is expected to pay approximately $180,000 annually to Hyster-Yale for these services. NACCO will also indemnify Hyster-Yale for any damages arising from the use of Hyster-Yale’s services or meeting rooms. The office services agreement will have an initial term of one year and will automatically renew for additional one year periods until terminated by either NACCO or Hyster-Yale.

Stockholders’ Agreement

Our Class B Common is subject to substantial restrictions on transfer as set forth in our amended and restated certificate of incorporation. In addition, we intend to enter into a stockholders’ agreement with certain of our stockholders who are members of the Rankin and Taplin families. Immediately following the spin-off, 39.51% of our Class B Common will be subject to the stockholders’ agreement. See “Security Ownership of Certain Beneficial Owners and Management.” The terms of the stockholders’ agreement require signatories to the agreement, prior to any conversion of our Class B Common into our Class A Common by such signatories, to offer such Class B Common to all of the other signatories on a pro rata basis. A signatory may sell or transfer all shares not purchased under the right of first refusal as long as they are converted into our Class A Common prior to such sale or transfer. Under the stockholders’ agreement, we may, but are not obligated to, buy any of the shares of our Class B Common not purchased by signatories following the trigger of the right of first refusal. A substantially similar stockholders’ agreement is in effect among certain stockholders of NACCO. For a description of transfer restrictions on our Class B Common, see “Description of Capital Stock of Hyster-Yale after the Spin-Off — Common Stock — Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common.”

FINANCIAL SUMMARY

Market Price Data

There is no established trading market for shares of our Class A Common or our Class B Common. At August 1, 2012, there were 100 shares of our common stock outstanding, all of which immediately prior to the spin-off were owned by NACCO.

In connection with the spin-off, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common to holders of NACCO Class A Common and NACCO Class B Common. Our Class A Common has been approved for listing on the NYSE under the symbol “HY.” Our Class B Common will not be listed on the NYSE or any other stock exchange or otherwise traded and will be subject to substantial restrictions on transfer.

Dividends

We paid dividends to NACCO in 2009, 2010 and 2011 in the aggregate amount of $15.0 million. We paid dividends to NACCO in the amount of $5.0 million from January 1, 2012 to September 14, 2012.

Dividend Policy

We currently intend to pay regular quarterly dividends after the spin-off. The declaration of such future dividends and the establishment of the per share amount, record dates and payout dates for such future dividends will be at the discretion of our Board and will depend on various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board deems relevant. Our credit facility and term loan limit our ability to pay dividends or make distributions in respect of our capital stock in certain circumstances. For a discussion of these restrictions, see the discussion under “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Liquidity and Capital Resources of Hyster-Yale — Before the Spin-Off  —  Financing Activities” beginning on page 51 and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Liquidity and Capital Resources of Hyster-Yale — After the Spin-Off” beginning on page 55.

Summary Historical Financial Data of Hyster-Yale

The following table sets forth our summary historical financial data as of and for each of the periods indicated. We derived the summary historical financial data as of and for each of the five years ended December 31, 2011 from our audited consolidated financial statements. We derived the summary historical financial data as of and for the three and six months ended June 30, 2012 and 2011 from our unaudited condensed consolidated financial statements which, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the interim period. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations,” included in this prospectus.

	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31
	2012	2011	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Operating Statement Data:
Revenues	$602.0	$648.0	$1,231.5	$1,234.6	$2,540.8	$1,801.9	$1,475.2	$2,824.3	$2,719.7
Operating profit (loss)	$24.6	$27.5	$54.4	$57.9	$110.0	$46.1	$(31.2)	$(344.0)	$57.3
Net income (loss)	$19.5	$19.1	$40.7	$41.4	$82.6	$32.3	$(43.2)	$(375.8)	$39.2
Net (income) loss attributable to noncontrolling interest	$-	$0.1	$-	$0.1	$-	$0.1	$0.1	$(0.2)	$0.1
Net income (loss) attributable to stockholder	$19.5	$19.2	$40.7	$41.5	$82.6	$32.4	$(43.1)	$(376.0)	$39.3

	June 30		December 31
	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Balance Sheet Data:
Total assets	$1,032.0	$1,120.5	$1,117.0	$1,041.2	$914.1	$1,095.1	$1,603.6
Long-term debt	$112.5	$161.5	$54.6	$215.5	$229.2	$229.7	$233.6
Stockholder’s equity	$335.7	$283.8	$296.3	$230.7	$207.1	$154.2	$524.3

	Six Months Ended June 30		Year Ended December 31
	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Cash Flow Data:
Provided by (used for) operating activities	$53.1	$(3.8)	$54.6	$47.5	$115.9	$(27.3)	$34.6
Provided by (used for) investing activities	$(5.7)	$(6.4)	$(15.9)	$(8.5)	$5.8	$(37.5)	$(33.9)
Provided by (used for) financing activities	$(89.0)	$(12.9)	$(19.5)	$(24.4)	$(18.3)	$48.0	$(34.1)
Other Data:
Cash dividends paid	$-	$5.0	$10.0	$5.0	$-	$-	$17.3

(1)        During the fourth quarter of 2008, NACCO’s stock price significantly declined compared with previous periods and the market value of NACCO equity was below its book value of tangible assets and its book value of equity. NACCO performed an interim impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, we recorded a non-cash impairment charge of $351.1 million during the fourth quarter of 2008.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed in “Special Note Regarding Forward-Looking Statements” on page 23, you should carefully consider the matters described below. The risk factors described below include risk factors that will be applicable to our business if the spin-off is consummated, as well as risks related to the spin-off.

Risks Relating to the Spin-Off

The relative voting power of holders of our Class B Common who convert their shares of our Class B Common into shares of our Class A Common will diminish.

Holders of our Class B Common will have ten votes per share of our Class B Common, while holders of our Class A Common will have one vote per share of our Class A Common. Holders of our Class A Common and holders of our Class B Common generally will vote together as a single class on most matters submitted to a vote of our stockholders. Holders of our Class B Common who convert their shares of our Class B Common into shares of our Class A common will reduce their voting power.

The relative voting power of the remaining holders of Class B Common will increase as holders of our Class B Common convert their shares of our Class B Common into shares of our Class A Common.

After the spin-off, holders of our Class A Common and holders of our Class B Common generally will vote together on most matters submitted to a vote of our stockholders. Consequently, as holders of our Class B Common convert their shares of our Class B Common into shares of our Class A Common, the relative voting power of the remaining holders of our Class B Common will increase. Immediately after the spin-off, the holders of our Class B Common will collectively control approximately 90.9% of the voting power of the outstanding shares of our common stock and the holders of our Class A Common will collectively control approximately 9.1% of the voting power of the outstanding shares of our common stock.

If the spin-off by NACCO of our common stock to NACCO’s stockholders does not qualify as a tax-free transaction, tax could be imposed on NACCO stockholders.

NACCO has received an opinion from counsel to the effect that, for U.S. federal income tax purposes, the Contribution and the spin-off together will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and the spin-off will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional shares. NACCO has the right to waive, in its sole discretion, the receipt of a tax opinion on or prior to the date of the spin-off that the tax consequences relating to the Contribution and the spin-off are as described above. If a satisfactory opinion from counsel regarding the tax-free qualification of the spin-off cannot be obtained, the NACCO board would consider not completing the spin-off. In the event this condition were to be waived by NACCO and any changes to the tax consequences relating to the contribution or distribution were material, Hyster-Yale would undertake to recirculate this prospectus prior to the commencement of the distribution. The opinion relies on certain facts and assumptions, and certain representations and undertakings, provided by NACCO and us regarding the past and future conduct of our respective businesses and other matters. If any of these facts, assumptions or representations are incorrect, the conclusion reached in the opinion could be jeopardized.

Notwithstanding the opinion, the Internal Revenue Service could determine on audit that the spin-off should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the spin-off should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the spin-off. If the spin-off ultimately is determined to be taxable, the spin-off could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities.

If the spin-off does not qualify as a tax-free transaction, tax could be imposed on NACCO and, in certain circumstances, we may be required to indemnify NACCO after the spin-off for that tax.

For the reasons described in the preceding risk factor, the spin-off may not be tax-free to NACCO. In that event, NACCO would be required to recognize gain in an amount up to the fair market value of our common stock that NACCO distributes on the spin-off date.

Under the terms of the tax allocation agreement that we intend to enter into in connection with the spin-off, in the event that the spin-off were determined to be taxable solely as the result of actions taken after the spin-off by or in respect of Hyster-Yale, any of its affiliates or its stockholders, Hyster-Yale would be responsible for all taxes imposed on NACCO as a result thereof. Such tax amounts could be significant.

We might not be able to engage in desirable strategic transactions and equity issuances following the spin-off because of certain restrictions relating to requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted after the spin-off in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the spin-off. Even if the spin-off otherwise qualifies for tax-free treatment under the Code, it may result in corporate-level taxable gain to NACCO under the Code if there is a 50% or greater change in ownership, by vote or value, of shares of our stock or NACCO’s stock occurring as part of a plan or series of related transactions that includes the spin-off. Any acquisitions or issuances of our stock or NACCO’s stock within two years after the spin-off are generally presumed to be part of such a plan, although we or NACCO may be able to rebut that presumption.

Under the tax allocation agreement that we will enter into with NACCO, we will be prohibited from taking or failing to take any action that prevents the spin-off from being tax-free. Further, during the two-year period following the spin-off, without obtaining the consent of NACCO, a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of 35% or more of the value or the voting power of our common stock;

•	redeeming equity securities;

•	selling or otherwise disposing of more than 35% of the value of our assets;

•	acquiring a business or assets with equity securities to the extent one or more persons would acquire 35% or more of the value or the voting power of our common stock; and

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that could maximize the value of our business. See “Ancillary Agreements – Tax Allocation Agreement” beginning on page 144.

The combined market values of NACCO common stock and our common stock that NACCO stockholders will hold after the spin-off may be less than the market value of NACCO common stock prior to the spin-off.

After the spin-off, holders of NACCO common stock prior to the spin-off will own a combination of NACCO common stock and our common stock. Any number of matters, including the risks described in this prospectus, may adversely impact the value of NACCO common stock and our common stock after the spin-off. Some of these matters may not have been identified by NACCO prior to the consummation of the spin-off and, in any event, may not be within NACCO’s or our control. In the event of any adverse circumstances, facts, changes or effects, the combined market values of NACCO common stock and our common stock held by NACCO stockholders after the spin-off may be less than the market value of NACCO common stock before the spin-off.

Risks Relating to Our Business after the Spin-Off

Our lift truck business is cyclical. Any downturn in the general economy could result in significant decreases in our revenue and profitability and an inability to sustain or grow the business.

Our lift truck business historically has been cyclical. Fluctuations in the rate of orders for lift trucks reflect the capital investment decisions of our customers, which depend to a certain extent on the general level of economic activity in the various industries our lift truck customers serve. During economic downturns, customers tend to delay new lift truck and parts purchases. Consequently, we have experienced, and in the future may continue to experience, significant fluctuations in our revenues and net income. If there is a downturn in the general economy, or in the industries served by our lift truck customers, our revenue and profitability could decrease significantly, and we may not be able to sustain or grow our business.

The pricing and costs of our products have been and may continue to be impacted by foreign currency fluctuations, which could materially increase costs, result in material exchange losses and materially reduce operating margins.

Because we conduct transactions in various foreign currencies, including the euro, British pound, Australian dollar, Brazilian real, Japanese yen, Chinese renminbi and Swedish kroner, our lift truck pricing is subject to the effects of fluctuations in the value of these foreign currencies and fluctuations in the related currency exchange rates. As a result, our sales have historically been affected by, and may continue to be affected by, these fluctuations. In addition, exchange rate movements between currencies in which we purchase materials and components and manufacture certain of our products and the currencies in which we sell those products have been affected by and may continue to result in exchange losses that could materially reduce operating margins. Furthermore, our hedging contracts may not fully offset risks from changes in currency exchange rates.

The cost of raw materials used by our products has and may continue to fluctuate, which could materially reduce our profitability.

At times, we have experienced significant increases in our materials costs, primarily as a result of global increases in industrial metals including steel, lead and copper and other commodity prices, including rubber, as a result of increased demand and limited supply. We manufacture products that include raw materials that consist of steel, rubber, copper, lead, castings and counterweights. We also purchase parts provided by suppliers that are manufactured from castings and steel or contain lead. The cost of these parts is impacted by the same economic conditions that impact the cost of the parts we manufacture. The cost to manufacture lift trucks and related service parts has been and will continue to be affected by fluctuations in prices for these raw materials. If costs of these raw materials increase, our profitability could be reduced.

We are subject to risks relating to our foreign operations.

Foreign operations represent a significant portion of our business. We expect revenue from foreign markets to continue to represent a significant portion of our total revenue. We own or lease manufacturing facilities in Brazil, Italy, Mexico, The Netherlands and Northern Ireland, and own interests in joint ventures with facilities in China, Japan, the Philippines and Vietnam. We also sell domestically produced products to foreign customers and sell foreign produced products to domestic customers. Our foreign operations are subject to additional risks, which include:

•	potential political, economic and social instability in the foreign countries in which we operate;

•

currency risks, see the risk factor titled “The pricing and costs of our products have been and may continue to be impacted by foreign currency fluctuations, which could materially increase our costs, result in material exchange losses and materially reduce operating margins”;

•	imposition of or increases in currency exchange controls;

•	potential inflation in the applicable foreign economies;

•	imposition of or increases in import duties and other tariffs on our products;

•	imposition of or increases in foreign taxation of earnings and withholding on payments we receive from our subsidiaries;

•	regulatory changes affecting international operations; and

•	stringent labor regulations.

Part of our strategy to expand our worldwide market share is strengthening our international distribution network. A part of this strategy also includes decreasing costs by sourcing basic components in lower-cost countries. Implementation of this part of our strategy may increase the impact of the risks described above and there can be no assurance that such risks will not have an adverse effect on our revenues, profitability or market share.

We depend on a limited number of suppliers for specific critical components.

We depend on a limited number of suppliers for some of our critical components, including diesel, gasoline and alternative fuel engines and cast-iron counterweights used to counterbalance some lift trucks. Some of these critical components are imported and subject to regulation, primarily with respect to customary inspection of such products by the U.S. Customs and Border Protection under the U.S. Department of Homeland Security. The results of our operations could be adversely affected if we are unable to obtain these critical components, or if the costs of these critical components were to increase significantly, due to regulatory compliance or otherwise, and we were unable to pass the cost increases on to our customers.

Our failure to compete effectively within our industry could result in a significant decrease in our revenues and profitability.

We experience intense competition in the sale of lift trucks and aftermarket parts. Competition in the lift truck industry is based primarily on strength and quality of dealers, brand loyalty, customer service, new lift truck sales prices, availability of products and aftermarket parts, comprehensive product line offerings, product performance, product quality and features and the cost of ownership over the life of the lift truck. We compete with several global manufacturers that operate in all major markets. These manufacturers may have lower manufacturing costs, greater financial resources and less debt than us, which may enable them to commit larger amounts of capital in response to changing market conditions. If we fail to compete effectively, our revenues and profitability could be significantly reduced.

We rely primarily on our network of independent dealers to sell our lift trucks and aftermarket parts and we have no direct control over sales by those dealers to customers. Ineffective or poor performance by these independent dealers could result in a significant decrease in our revenues and profitability and our inability to sustain or grow our business.

We rely primarily on independent dealers for sales of our lift trucks and aftermarket parts. Sales of our products are therefore subject to the quality and effectiveness of the dealers, who are not subject to our direct control. As a result, ineffective or poorly performing dealers could result in a significant decrease in our revenues and profitability and we may not be able to sustain or grow our business.

If our current cost reduction and efficiency programs, including the introduction of new products, do not prove effective, our revenues, profitability and market share could be significantly reduced.

Changes in the timing of implementation of our current cost reduction, efficiency and new product programs may result in a delay in the expected recognition of future costs and realization of future benefits. In addition, if future industry demand levels are lower than expected, the actual annual cost savings could be lower than expected. If we are unable to successfully implement these programs, our revenues, profitability and market share could be significantly reduced.

If the global capital goods market declines, the cost saving efforts we have implemented may not be sufficient to achieve the benefits we expect.

If the global economy or the capital goods market declines, our revenues could decline. If revenues are lower than expected, the programs we have implemented may not achieve the benefits we expect. Furthermore, we may be forced to take additional cost saving steps that could result in additional charges that materially adversely affect our ability to compete or implement our current business strategies.

Our actual liabilities relating to pending lawsuits may exceed our expectations.

We are a defendant in pending lawsuits involving, among other things, product liability claims. We cannot be sure that we will succeed in defending these claims, that judgments will not be rendered against us with respect to any or all of these proceedings or that reserves set aside or insurance policies will be adequate to cover any such judgments. We could incur a charge to earnings if reserves prove to be inadequate or the average cost per claim or the number of claims exceed estimates, which could have a material adverse effect on our results of operations and liquidity for the period in which the charge is taken and any judgment or settlement amount is paid.

We are subject to recourse or repurchase obligations with respect to the financing arrangements of some of our customers.

Through arrangements with General Electric Capital Corporation (“GECC”) and others, dealers and other customers are provided financing for new lift trucks in the United States and in major countries of the world outside of the United States. Through these arrangements, our dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer’s floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of these arrangements, we provide recourse or repurchase obligations such that we would become obligated in the event of default by the dealer or customer. Total amounts subject to these types of obligations at June 30, 2012 and December 31, 2011 were $154.3 million and $179.1 million, respectively. Generally, we maintain a perfected security interest in the assets financed such that, in the event that we become obligated under the terms of the recourse or repurchase obligations, we may take title to the assets financed. We cannot be certain, however, that the security interest will equal or exceed the amount of the recourse or repurchase obligations. In addition, we cannot be certain that losses under the terms of the recourse or repurchase obligations will not exceed the reserves that we have set aside in our consolidated financial statements. We could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on our results of operations and liquidity for the period in which the charge is taken.

Our actual liabilities relating to environmental matters may exceed our expectations.

Our manufacturing operations are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances. If we fail to comply with these laws or our environmental permits, then we could incur substantial costs, including cleanup costs, fines and civil and criminal sanctions. In addition, future changes to environmental laws could require us to incur significant additional expenses or restrict operations.

In addition, our products may be subject to laws and regulations relating to the protection of the environment, including those governing vehicle exhausts. Regulatory agencies in the United States and Europe have issued or proposed various regulations and directives designed to reduce emissions from spark ignited engines and diesel engines used in off-road vehicles, such as industrial lift trucks. These regulations require us and other lift truck manufacturers to incur costs to modify designs and manufacturing processes and to perform additional testing and reporting.

We are investigating or remediating historical contamination at some current and former sites caused by our operations or those of businesses we acquired. We have also been named as a potentially responsible party for cleanup costs under the so-called Superfund law at several third-party sites where we (or our predecessors) disposed of wastes in the past. Under the Superfund law and often under similar state laws, the entire cost of cleanup can be imposed on any one of the statutorily liable parties, without regard to fault. While we are not currently aware that any material outstanding claims or obligations exist with regard to these sites, the discovery of additional contamination at these or other sites could result in significant cleanup costs that could have a material adverse effect on our financial condition and results of operations.

In connection with any acquisition we have made, we could, under some circumstances, be held financially liable for or suffer other adverse effects due to environmental violations or contamination caused by prior owners of businesses we have acquired. In addition, under some of the agreements through which we have sold businesses or assets, we have retained responsibility for certain contingent environmental liabilities arising from pre-closing operations. These liabilities may not arise, if at all, until years later and could require us to incur significant additional expenses, which could materially adversely affect the results of our operations and our financial condition.

We may become subject to claims under foreign laws and regulations, which may be expensive, time consuming and distracting.

Because we have employees, property and business operations outside of the United States, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims outside the United States based in foreign jurisdictions for violations of their laws with respect to our foreign operations. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. As a result, any of these risks could significantly reduce our profitability and our ability to operate our businesses effectively.

We may be subject to risk relating to increasing cash requirements of certain employee benefits plans which may affect our financial position.

Although the majority of our defined benefit pension plans are frozen and no longer provide for the accrual of future benefits, the expenses recorded for, and cash contributions required to be made to, our defined benefit pension plans are dependent on changes in market interest rates and the value of plan assets, which are dependent on actual plan asset returns. Significant changes in market interest rates, decreases in the value of plan assets or investment losses on plan assets may require us to increase the cash contributed to defined benefit plans which may affect our financial position.

We have no history operating as a stand-alone independent public company.

Historically, our business has been principally operated as a segment of NACCO, and therefore we have no operating history as an independent public company. Accordingly, our results of operations and financial condition as a stand-alone independent company may not be consistent with our historical performance.

We are dependent on key personnel, and the loss of these key personnel could significantly reduce our profitability.

We are highly dependent on the skills, experience and services of our key personnel, and the loss of key personnel could have a material adverse effect on our business, operating results and financial condition. Employment and retention of qualified personnel is important to the successful conduct of our business. Therefore, our success also depends upon our ability to recruit, hire, train and retain additional skilled and experienced management personnel. Our inability to hire and retain personnel with the requisite skills could impair our ability to manage and operate our business effectively and could significantly reduce our profitability.

Our indebtedness could restrict our ability to pay dividends and have a negative impact on our financing options and liquidity position.

After the spin-off, we will have committed credit facilities consisting of our $200.0 million credit facility, under which we may borrow cash to finance ongoing operations and growth, and our $130.0 million term loan. As of June 30, 2012, we had total outstanding debt of approximately $142.6 million.

The extent to which we are leveraged could:

•

require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions; and

•	make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

Our future financial performance may be worse than the performance reflected in our historical financial information included in this prospectus.

The historical financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows may be in the future when we are a stand-alone independent company. This is primarily a result of the fact that our historical financial information reflects allocations for services historically provided by NACCO, and we expect that, in some instances, the costs incurred for these services as a stand-alone independent public company, including changes that we expect in our cost structure, personnel needs, financing and operations as a result of the spin-off, may be higher than the share of total NACCO expenses allocated to us historically.

For these reasons, our future financial performance may be worse than the performance implied by the historical financial information presented in this prospectus.

For additional information about the past financial performance of our business and the basis of the presentation of our historical financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 38.

Risks Relating to Our Common Stock and the Securities Market

There is no existing market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the spin-off, and following the spin-off our stock price may fluctuate significantly.

There is no current public trading market for our common stock. We cannot predict the prices at which our Class A Common may trade after the spin-off. These trading prices will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity in the market for these shares, investor perceptions of us and the industry in which we participate, our dividend policy and general economic and market conditions. The trading prices for these shares may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of some NACCO stockholders and, as a result, these NACCO stockholders may sell our shares after the spin-off;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategy;

•	investor perception of our company or other comparable companies;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations;

•	changes in laws and regulations affecting our business;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	changes in earnings estimates by securities analysts;

•	the ability of securities analysts to identify the significant factors affecting our operations or the failure of securities analysts to cover our common stock after the spin-off;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	our ability to obtain third-party financing as needed;

•	results from any material litigation or government investigations;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	natural or other disasters that investors believe may affect us; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

Substantial sales of common stock may occur in connection with the spin-off, which could cause our stock price to decline.

The shares of our Class A Common that NACCO will distribute to its stockholders generally may be sold immediately in the public market. If a significant number of shares of our Class A Common are sold in the public market following the spin-off, the market price of the Class A Common may be adversely affected.

The market price of our Class A Common may be adversely affected if a significant number of shares of our Class B Common are converted into Class A Common and then sold in the public market.

Holders of Class B Common may convert at any time and without cost Class B Common into our Class A Common on a share-for-share basis. If a significant number of shares of our Class B Common are converted into Class A Common and then such shares of Class A Common are sold in the public market following the spin-off, the market price of the Class A Common may be adversely affected.

Your percentage ownership in Hyster-Yale may be diluted in the future.

Your percentage ownership in Hyster-Yale may be diluted in the future because of additional equity awards that we may grant to our directors, officers and employees in the future. We have established equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments we may make in the future which may dilute your interests. For additional information regarding the risks relating to the relative voting power of the holders of our Class A Common and Class B Common, see “— The relative voting power of the remaining holders of Class B Common will increase as holders of our Class B Common convert their shares of our Class B Common into shares of our Class A Common” beginning on page 15.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements.” These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our actual results could be materially different or worse than those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this prospectus. In addition, you should understand that the following important factors and assumptions could affect our future results:

•	reduction in demand for lift trucks and related aftermarket parts and service on a global basis;

•	the ability of our dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions;

•	customer acceptance of pricing;

•	delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers;

•	exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which we operate and/or sell products;

•	delays in manufacturing and delivery schedules;

•	bankruptcy of or loss of major dealers, retail customers or suppliers;

•	customer acceptance of, changes in the costs of, or delays in the development of new products;

•	introduction of new products by, or more favorable product pricing offered by, our competitors;

•	product liability or other litigation, warranty claims or returns of products;

•	the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives; and

•	changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Neither we nor NACCO undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPIN-OFF

The discussion in this prospectus of the spin-off and the principal terms of the separation agreement is subject to, and qualified by reference to, the separation agreement which is filed as an exhibit to the registration statement that contains this prospectus and is incorporated by reference into this prospectus.

General

On September 12, 2012, the NACCO board and our Board each approved the separation agreement.

Manner of Effecting the Spin-Off

All of our common stock outstanding, which is currently 100 shares, is owned by NACCO. Before the spin-off, those shares will be converted into the number of shares of our Class A Common and our Class B Common required to effect the spin-off. To effect the spin-off, NACCO will make a distribution of all of the outstanding shares of our Class A Common and Class B Common to holders of NACCO common stock as of the record date for the spin-off. The record date for the spin-off is September 25 , 2012.

The NACCO Charter provides that each share of NACCO Class A Common and NACCO Class B Common is equal in respect of rights to dividends and any other distribution in cash, stock or property. Therefore, pursuant to the terms of the NACCO Charter, NACCO is required to distribute one share of Hyster-Yale Class A Common and one share of Hyster-Yale Class B Common for each share of NACCO common stock, whether NACCO Class A Common or NACCO Class B Common. As a result of this requirement for equal distribution, the proportionate interest that NACCO stockholders will have in Hyster-Yale following the spin-off will differ from the interest those stockholders currently have in NACCO. In particular, the collective voting power in Hyster-Yale of holders of NACCO Class A Common will increase by approximately 51% while the collective voting power in Hyster-Yale of holders of NACCO Class B Common will decrease by approximately 51%. See “Risk Factors – The relative voting power of holders of our Class B Common who convert their shares of our Class B Common into Class A Common will diminish” and “Risk Factors – The relative voting power of the remaining holders of Class B Common will increase as holders of our Class B Common convert their shares of our Class B Common into shares of our Class A Common.”

No fractional shares of our Class A Common or our Class B Common will be distributed in the spin-off. Instead, as soon as practicable after the spin-off, the transfer agent will convert the fractional shares of our Class B Common into an equal number of fractional shares of our Class A Common, aggregate all fractional shares of our Class A Common into whole shares of our Class A Common, sell these shares of our Class A Common in the open market at prevailing market prices and distribute the applicable portion of the aggregate net cash proceeds of these sales to each holder who otherwise would have been entitled to receive a fractional share in the spin-off. Cash payments in lieu of fractional shares will be made to the holders in the same account in which the underlying shares are held. If holders physically hold certificates representing their shares of NACCO common stock, a check for the cash that they may be entitled to receive in lieu of fractional shares of our common stock will be mailed to those holders separately. Any holders that receive cash in lieu of fractional shares will not be entitled to any interest on the amounts of those payments.

None of NACCO, the transfer agent or us will guarantee any minimum sale price for the fractional shares of our Class A Common. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders. See “Material U.S. Federal Income Tax Consequences.”

NACCO stockholders will not be required to pay for shares of our common stock received in the spin-off or to surrender or exchange shares of NACCO common stock or take any other action to be entitled to receive their shares of our Class A Common. The distribution of shares of our common stock will not cancel or affect the number of outstanding shares of NACCO common stock. NACCO stockholders should retain their NACCO stock certificates, if any.

Immediately after the spin-off, holders of NACCO common stock as of the record date will hold all of the outstanding shares of our Class A Common and our Class B Common. Based on the number of shares of NACCO common stock outstanding on September 25, 2012, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common to NACCO stockholders in the spin-off.

Corporate Structure Before the Spin-Off

Corporate Structure After the Spin-Off

Reasons for the Spin-Off

NACCO is a holding company that owns businesses in four separate business segments: lift trucks (Hyster-Yale), mining (NA Coal), small appliances (HBB) and specialty retailing (KC). NACCO’s board determined that separating its lift trucks business from NACCO’s other businesses through the spin-off of Hyster-Yale is in the best interests of NACCO and its stockholders and has concluded that the separation will provide each company with a number of significant opportunities and benefits, including:

•

Create Opportunities for Growth. Create greater flexibility for Hyster-Yale to pursue strategic growth opportunities, such as acquisitions and joint ventures, in the materials handling industry because it will have the ability to offer its stock as consideration in connection with potential future acquisitions or other growth opportunities.

•

Management Focus. Reinforce management’s focus on serving each of Hyster-Yale’s market segments and customer application needs, and on responding flexibly to changing market conditions and growth markets.

•

Access to Capital and Capital Structure. Provide Hyster-Yale with direct access to equity capital markets and greater access to debt capital markets to fund its growth strategies and to establish a capital structure and dividend policy reflecting its business needs and financial position.

•

Recruiting and Retaining Employees. Strengthen the alignment of senior management incentives with the needs and performance of the Company through the use of equity compensation arrangements that will also improve our ability to attract, retain and motivate qualified personnel.

•

Investor Choice. Provide investors with a focused investment option in the materials handling business that offers different investment and business characteristics, including different opportunities for growth, capital structure, business models and financial returns. This will allow investors to evaluate the separate merits, performance and future prospects of Hyster-Yale and NACCO.

The NACCO board also considered the following factors, among others, in connection with its decision to spin-off Hyster-Yale:

•

Proportionate Interest. As a result of the equal distribution of dividends to both classes of NACCO Common Stock required by the NACCO Charter, following the spin-off, the interest of NACCO stockholders in Hyster-Yale will differ from the interest those stockholders currently have in NACCO. In particular, the collective voting power in Hyster-Yale of holders of NACCO Class A Common will increase by approximately 51% while the collective voting power in Hyster-Yale of holders of NACCO Class B Common will decrease by approximately 51%.

•

Certain Restrictions Relating to Tax-Free Distributions. The ability of Hyster-Yale to engage in significant equity transactions could be limited or restricted for a period of time after the spin-off in order to preserve the tax-free nature of the spin-off. See “Risk Factors – We might not be able to engage in desirable strategic transactions and equity issuances following the spin-off because of certain restrictions relating to requirements for tax-free distributions.”

•

No Existing Public Market. There is no existing public market for our common stock following the spin-off and the combined market values of NACCO common stock and our common stock may be less the value of NACCO common stock prior to the spin-off; and

•	Risks Factors. Certain other risks associated with the spin-off and our business after the spin-off, as described in this prospectus under the heading “Risk Factors” beginning on Page 15.

Ownership of Hyster-Yale after the Spin-Off

Immediately after the spin-off, NACCO stockholders as of the record date will hold all of the outstanding shares of our Class A Common and our Class B Common. Based on the number of shares of NACCO common stock outstanding on September 25, 2012, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common in the spin-off.

Operations of Hyster-Yale after the Spin-Off

We will continue to conduct business after completion of the spin-off under multiple brands and trade names. Our headquarters will continue to be located in Cleveland, Ohio.

Management of Hyster-Yale after the Spin-Off

After the spin-off, our executive officers will be substantially the same as our executive officers immediately before the spin-off and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law.

After the spin-off, we will be led by:

•	Alfred M. Rankin, Jr. as Chairman, President and Chief Executive Officer;

•	Michael P. Brogan as President and Chief Executive Officer – NACCO Materials Handling Group;

•	Charles A. Bittenbender as Vice President, General Counsel and Secretary;

•	Kenneth C. Schilling as Vice President, Chief Financial Officer;

•	Suzanne S. Taylor as Deputy General Counsel and Assistant Secretary;

•	Mary D. Maloney as Associate General Counsel and Assistant Secretary;

•	Jennifer M. Langer as Controller; and

•	Brian K. Frentzko as Vice President, Treasurer.

See “Management” beginning on page 75 for additional discussion regarding our management after the spin-off.

Hyster-Yale Board after the Spin-Off

After the spin-off, our Board will consist of Alfred M. Rankin, Jr., J.C. Butler, Jr., Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin, Claiborne Rankin and Eugene Wong who will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law. Of these individuals, the following served as our directors prior to the spin-off: Alfred M. Rankin, Jr., John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong.

After the spin-off, our Board will have an audit review committee, a compensation committee, a nominating and corporate governance committee and a finance committee. Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong satisfy the criteria for director independence as set forth in the NYSE rules.

Immediately after the spin-off, the members of our audit review committee, compensation committee, nominating and corporate governance committee and finance committee will be as follows:

Audit Review Committee	Compensation Committee

Carolyn Corvi	Carolyn Corvi
John P. Jumper	John P. Jumper (Chairperson)
Michael E. Shannon (Chairperson)	Michael E. Shannon
Eugene Wong	Eugene Wong

Nominating and Corporate Governance Committee	Finance Committee

John P. Jumper	J.C. Butler, Jr.
Dennis W. LaBarre	Carolyn Corvi (Chairperson)
Michael E. Shannon (Chairperson)	Dennis W. LaBarre
Alfred M. Rankin, Jr.
Claiborne Rankin
Britton T. Taplin

Interests of NACCO and Hyster-Yale Directors and Executive Officers in the Spin-Off

Some NACCO and Hyster-Yale directors and executive officers have interests in the spin-off that are different from, or in addition to, the interests of NACCO stockholders who will receive shares of our common stock in the spin-off. The NACCO board and our Board were aware of these interests and considered them in making their respective decisions to approve the separation agreement. These interests include:

•

the designation of certain of our directors and officers before the spin-off as our directors or executive officers after the spin-off, including some who will serve as directors or executive officers of both Hyster-Yale and NACCO;

•

the rights of Mr. Rankin, our Chairman, President and Chief Executive Officer, as a party to the stockholders’ agreement among Hyster-Yale and certain members of the Rankin and Taplin families with respect to ownership of our common stock, as described in more detail in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66 and “Ancillary Agreements – Stockholders’ Agreement” beginning on page 145;

•

the participation of our executive officers in various incentive compensation plans for 2012 prior to the spin-off, as previously approved by the NMHG compensation committee or the NACCO compensation committee;

•

the provision of NACCO equity compensation to our directors who were directors of NACCO prior to the spin-off under the NACCO Non-Employee Directors’ Plan, as described in more detail in “Management — Compensation of Directors” beginning on page 84;

•

the provision of Hyster-Yale equity to our directors and the participation by our directors in an equity compensation plan following the spin-off, as described in more detail in “Management — Compensation of Directors” beginning on page 84;

•

the participation by certain of our executive officers in a NACCO equity incentive compensation plan before the spin-off, subject to the approval of grants of awards by the NACCO compensation committee, as described in more detail in “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Historically” beginning on page 104; and

•

the participation by executive officers in a Hyster-Yale equity incentive compensation plan after the spin-off, subject to the approval of grants of awards by the Hyster-Yale compensation committee, as described in more detail in “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Going Forward” beginning on page 113 and “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Short-Term Incentive Compensation — Going Forward” beginning on page 104.

Short-Term Incentive Compensation for Executive Officers and Other Management Employees

The current short-term incentive compensation plan that covers our executive officers and other management employees will continue in effect through December 31, 2012 with few substantive changes:

•

Mr. Rankin is currently a participant in the NACCO Annual Incentive Compensation Plan (Effective January 1, 2012) which is sponsored by NMHG and is referred to as the Hyster-Yale Short-Term Plan. Mr. Rankin’s 2012 award under the Hyster-Yale Short-Term Plan will be pro-rated based on his pre-spin service with the NACCO-wide group and his post-spin service with Hyster-Yale. Although the payment of Mr. Rankin’s 2012 short-term incentive award will be made by Hyster-Yale for his pre-spin service for the NACCO-wide group, NACCO will pay Hyster-Yale an amount equal to the portion of the award for Mr. Rankin’s pre-spin service related to NA Coal, HBB and KC. The portion of the award related to NA Coal, HBB and KC is not included in Hyster-Yale’s historical results of operations. He will also receive a separate, pro-rata award for post-spin service with NACCO, NA Coal, HBB and KC under a new NACCO short-term plan.

•

For periods following the spin-off, the performance factors for Messrs. Rankin and Schilling under the Hyster-Yale Short-Term plan will be based solely on Hyster-Yale performance, instead of NACCO-wide performance factors.

For a further discussion of the short-term incentive compensation, see “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Short-Term Incentive Compensation— Historically” beginning on page 99 and “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Short-Term Incentive Compensation — Going Forward” beginning on page 104.

Long-Term Incentive Compensation for Executive Officers and Other Management Employees

The current NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (Effective January 1, 2010), which was amended and restated effective January 1, 2012, referred to as the NMHG Long-Term Plan, which covers certain of our executive officers and other management employees, will continue in effect through December 31, 2012 with no substantive changes.

In addition to the current NMHG Long-Term Plan, NACCO, as our sole stockholder, approved the adoption of the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan, which is referred to as the Hyster-Yale Equity LTIP, which will cover Messrs. Rankin and Schilling and other executive officers and senior management employees beginning on the spin-off date. Mr. Rankin is currently a participant in the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2012, referred to as the NACCO Equity LTIP. Mr. Rankin’s 2012 award under the NACCO Equity LTIP will be pro-rated based on his pre-spin service with the NACCO-wide group and his post-spin service with NACCO, NA Coal, HBB and KC. He also will receive a separate, pro-rata award for his post-spin Hyster-Yale service under the Hyster-Yale Equity LTIP. The 2012 target award under the Hyster-Yale Equity LTIP for Mr. Schilling and the other senior management employees who were participants in the NACCO Equity LTIP will be equal to 100% of their target awards under the NACCO Equity LTIP for 2012 and their awards under the NACCO Equity LTIP for 2012 were rescinded. The performance factor for 2012 under the Hyster-Yale Equity LTIP will be based on Hyster-Yale’s ROTCE.

For a further discussion of the NMHG Long-Term Plan and the Hyster-Yale Equity LTIP, see “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Historically” beginning on page 104 and “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Going Forward” beginning on page 113.

Hyster-Yale Non-Employee Directors’ Equity Compensation

Compensation that is paid to the directors who are not our officers will be paid pursuant to our Director Fee Policy, and a portion thereof will be paid under the Hyster-Yale Non-Employee Directors’ Equity Compensation Plan, which is referred to as the Hyster-Yale Directors’ Plan, which was adopted in connection with the spin-off. Under the Hyster-Yale Directors’ Plan, each such director will receive $69,000 of the $125,000 annual retainer in shares of our Class A Common.

These shares are fully vested on the date of grant and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than the following:

•	by will or the laws of descent and distribution;

•	pursuant to a qualified domestic relations order; or

•	to a trust for the benefit of the director, or the director’s spouse, children or grandchildren.

These restrictions on transfer lapse upon the earliest to occur of:

•	ten years after the last day of the calendar quarter for which such shares were earned;

•	the death or permanent disability of the director;

•	five years (or earlier with the approval of our Board) after the date of the retirement of the director from our Board;

•	the date that a director is both retired from our Board and has reached 70 years of age; and

•	at such other time as our Board may approve.

In addition, each director has the right under the Hyster-Yale Directors’ Plan to receive shares of our Class A Common instead of cash for up to 100% of the balance of the director’s annual retainer, meeting attendance fees and any committee chair fees. Shares received instead of cash are not subject to the foregoing transfer restrictions.

For a further discussion of the Hyster-Yale Directors’ Plan see “Management — Compensation of Directors” beginning on page 84.

Listing of Hyster-Yale Common Stock

Our Class A Common has been approved for listing on the NYSE under the symbol “HY.” Our Class B Common will not be listed on the NYSE or any other stock exchange.

Market for Hyster-Yale Common Stock

Currently, there is no public market for our Class A Common. Our Class A Common has been approved for listing on the NYSE. We expect that a “when-issued” trading market for our Class A Common will develop for the spin-off. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle before the record date for the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. On the first trading day after the spin-off, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day after the date of a transaction.

Our Class B Common will not be listed on the NYSE or any other stock exchange or otherwise traded and will be subject to substantial restrictions on transfer, the violation of which will cause it to convert automatically into Class A Common, as described in more detail in “Description of Capital Stock of Hyster-Yale after the Spin-Off — Common Stock — Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common” beginning on page 146. Our Class B Common will, however, be convertible at all times, and without cost to the stockholder, into our Class A Common on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in us represented by their shares of our Class B Common may convert those shares into an equal number of shares of our Class A Common at any time and then sell the shares of our Class A Common in the public market.

Transferability of Hyster-Yale Common Stock

The shares of Hyster-Yale Class A Common that you will receive in the distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act of 1933 (the “Securities Act”). Persons who can be considered our affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us, and may include our directors and certain of our officers. Our affiliates may sell shares of our common stock received in the distribution only under a registration statement that the SEC has declared effective under the Securities Act, or under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144. Based on 912,949 shares of NACCO Class A Common and 846,134 shares of NACCO Class B Common, as of April 1, 2012, all individuals expected to be executive officers and directors of Hyster-Yale will beneficially own 1,759,083 shares of Hyster-Yale Class A Common after the distribution. See “Security Ownership of Certain Beneficial Owners and Management.”

Accounting Treatment

The spin-off will be accounted for by NACCO as a spin-off of Hyster-Yale. After the spin-off, Hyster-Yale is expected to be accounted for as a discontinued operation by NACCO. If accounted for as a discontinued operation, the measurement date would be the spin-off date. After the spin-off, our assets and liabilities will be accounted for at the historical book values carried by NACCO prior to the spin-off. Costs related to the spin-off will be recognized by NACCO as incurred before the spin-off.

Completion of the Spin-Off

The spin-off is expected to be completed during the third quarter of 2012.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes material U.S. federal income tax consequences of the spin-off to us, NACCO, and stockholders who hold NACCO common stock as a capital asset. This discussion is based on the Code, United States Treasury regulations issued under the Code and judicial and administrative interpretations thereof, all as in effect as of the date of this prospectus, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. The discussion assumes that the spin-off will be consummated in accordance with the separation agreement and as further described in this prospectus.

This discussion is not a complete description of all of the consequences of the spin-off and, in particular, does not address U.S. federal income tax considerations applicable to NACCO stockholders subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that own NACCO common stock through partnerships, S corporations, or other pass-through entities;

•	foreign persons, foreign entities, and U.S. expatriates;

•	mutual funds, banks, thrifts, and other financial institutions;

•	dealers and traders in securities or currencies;

•	insurance companies;

•	tax-exempt entities and pension funds;

•

stockholders who acquired their shares through a benefit plan or a tax-qualified retirement plan, or through the exercise of an employee stock option or similar derivative or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of NACCO equity;

•	certain former citizens or long-term residents of the United States;

•	stockholders who are subject to the alternative minimum tax;

•	stockholders whose functional currency is not the U.S. dollar; or

•	stockholders who hold NACCO common stock as part of a “hedge,” “straddle,” “conversion,” “constructive sale,” or other integrated investment or financial transaction.

This discussion does not address the U.S. federal income tax consequences to stockholders who do not hold NACCO common stock as a capital asset. Moreover, this discussion does not address any state, local, or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds NACCO common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult a tax advisor as to the tax consequences of the spin-off.

NACCO stockholders are urged to consult with their tax advisors regarding the tax consequences to them of the spin-off in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

NACCO has received an opinion from McDermott Will & Emery LLP, counsel to NACCO, to the effect that (i) the Contribution and the spin-off together will qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by NACCO as a result of the Contribution or the spin-off, and (iii) except with respect to cash that a NACCO stockholder may receive instead of a fractional share in our Class A Common and our Class B Common, no gain or loss will be recognized by (and no amount will be includible in the income of) a NACCO stockholder on the receipt of our common stock in the spin-off. The opinion of counsel is not binding on the Internal Revenue Service or the courts; there can be no certainty that the Internal Revenue Service will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Furthermore, this opinion of counsel relies, among other things, on specified assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the spin-off in accordance with the separation agreement, and on certain representations and undertakings as to factual matters made by, among others, NACCO and us. Any inaccuracy in these assumptions or representations could jeopardize the conclusions reached by counsel in its opinion. Neither we nor NACCO intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the spin-off.

In addition, the results of the spin-off qualifying under Sections 355 and 361 of the Code for U.S. federal income tax purposes will be as follows:

•

cash received by a NACCO stockholder in lieu of a fractional share of our common stock will be treated as if the NACCO stockholder received the fractional share in the spin-off and then sold that fractional share, and such a stockholder generally will recognize taxable gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of our common stock allocable to that fractional share in us. This gain or loss generally will be long-term capital gain or loss if the NACCO stockholder’s holding period for the NACCO common stock is greater than one year at the time of the spin-off;

•

the aggregate tax basis of the NACCO common stock and our common stock in the hands of each NACCO stockholder immediately after the distribution of our common stock to NACCO stockholders in connection with the spin-off will be the same as the aggregate adjusted tax basis of the NACCO common stock held by that stockholder immediately before the spin-off (including any fractional shares deemed received and sold as described above), allocated between the common stock of NACCO and us in proportion to their relative fair market values on the date our common stock is distributed to NACCO stockholders; and

•

the holding period of our common stock (including any fractional shares to which the stockholder may be entitled) received by each NACCO stockholder will include the holding period of its shares of NACCO common stock, provided that its shares of NACCO common stock are held as a capital asset on the date our common stock is distributed to NACCO stockholders.

Even if the spin-off otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to NACCO under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or NACCO’s common stock is acquired or issued as part of a plan or series of related transactions that includes the spin-off. For this purpose, any acquisitions or issuances of NACCO’s common stock within two years before the spin-off and any acquisitions or issuances of our common stock or NACCO’s common stock within two years after the spin-off generally are presumed to be part of such a plan, although we or NACCO may be able to rebut that presumption. We are not aware of any acquisitions or issuances of NACCO’s common stock within the two years before the date of the spin-off (up through the date of this prospectus) that would be considered to occur as part of a plan or series of related transactions that includes the spin-off. If an acquisition or issuance of our stock or NACCO’s stock triggers the application of Section 355(e) of the Code, NACCO would recognize taxable gain as described above. Under the tax allocation agreement, we would be required to indemnify NACCO after the spin-off against all of the tax on that taxable gain if it were triggered solely by certain actions by us (including our subsidiaries) or with respect to our stock. See “ Ancillary Agreements — The Tax Allocation Agreement” beginning on page 144.

United States Treasury regulations require certain stockholders that receive stock in a spin-off to attach to their United States federal income tax return for the year in which the spin-off occurs a detailed statement setting forth certain information relating to the tax-free nature of the spin-off. NACCO stockholders that have acquired different blocks of NACCO common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, shares of our common stock distributed with respect to such blocks of NACCO common stock.

USE OF PROCEEDS

We will not receive any proceeds from the distribution of our Class A Common or our Class B Common in the spin-off.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of our Class A Common or our Class B Common distributed in the spin-off.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Market Price Data

There is no established trading market for shares of our Class A Common or our Class B Common. At August 1, 2012 there were 100 shares of our common stock outstanding, all of which immediately prior to the spin-off were owned by NACCO.

In connection with the spin-off, NACCO will distribute 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common to holders of NACCO Class A Common and NACCO Class B Common. Our Class A Common has been approved for listing on the NYSE under the symbol “HY.” Our Class B Common will not be listed on the NYSE or any other stock exchange or otherwise traded and will be subject to substantial restrictions on transfer.

Dividends

We paid dividends to NACCO in 2009, 2010 and 2011 in the aggregate amount of $15.0 million. We paid dividends to NACCO in the amount of $5.0 million from January 1, 2012 to September 14, 2012.

Dividend Policy

We currently intend to pay regular quarterly dividends after the spin-off. The declaration of such future dividends and the establishment of the per share amount, record dates and payout dates for such future dividends will be at the discretion of our Board and will depend on various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board deems relevant. Our Credit Facility and Term Loan limit our ability to pay dividends or make distributions in respect of our capital stock in certain circumstances. For a discussion of these restrictions, see the discussion under “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Liquidity and Capital Resources of Hyster-Yale — Before the Spin-Off  — Financing Activities” beginning on page 51 and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations — Liquidity and Capital Resources of Hyster-Yale — After the Spin-Off” beginning on page 55.

SELECTED HISTORICAL FINANCIAL DATA OF HYSTER-YALE

The following table sets forth our selected historical financial data as of and for each of the periods indicated. We derived the summary historical financial data as of and for each of the five years ended December 31, 2011 from our audited consolidated financial statements. We derived the summary historical financial data as of and for the three and six months ended June 30, 2012 and 2011 from our unaudited condensed consolidated financial statements which, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the interim period. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations,” included in this prospectus.

	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31
	2012	2011	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Operating Statement Data:
Revenues	$602.0	$648.0	$1,231.5	$1,234.6	$2,540.8	$1,801.9	$1,475.2	$2,824.3	$2,719.7
Operating profit (loss)	$24.6	$27.5	$54.4	$57.9	$110.0	$46.1	$(31.2)	$(344.0)	$57.3
Net income (loss)	$19.5	$19.1	$40.7	$41.4	$82.6	$32.3	$(43.2)	$(375.8)	$39.2
Net (income) loss attributable to noncontrolling interest	$-	$0.1	$-	$0.1	$-	$0.1	$0.1	$(0.2)	$0.1
Net income (loss) attributable to stockholder	$19.5	$19.2	$40.7	$41.5	$82.6	$32.4	$(43.1)	$(376.0)	$39.3

	June 30		December 31
	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Balance Sheet Data:
Total assets	$1,032.0	$1,120.5	$1,117.0	$1,041.2	$914.1	$1,095.1	$1,603.6
Long-term debt	$112.5	$161.5	$54.6	$215.5	$229.2	$229.7	$233.6
Stockholder’s equity	$335.7	$283.8	$296.3	$230.7	$207.1	$154.2	$524.3

	Six Months Ended June 30		Year Ended December 31
	2012	2011	2011	2010	2009	2008(1)	2007
	(In millions)
Cash Flow Data:
Provided by (used for) operating activities(2)	$53.1	$(3.8)	$54.6	$47.5	$115.9	$(27.3)	$34.6
Provided by (used for) investing activities	$(5.7)	$(6.4)	$(15.9)	$(8.5)	$5.8	$(37.5)	$(33.9)
Provided by (used for) financing activities	$(89.0)	$(12.9)	$(19.5)	$(24.4)	$(18.3)	$48.0	$(34.1)
Other Data:
Cash dividends paid	$-	$5.0	$10.0	$5.0	$-	$-	$17.3

(1)        During the fourth quarter of 2008, NACCO’s stock price significantly declined compared with previous periods and the market value of NACCO equity was below its book value of tangible assets and its book value of equity. NACCO performed an interim impairment test, which indicated that goodwill and certain other intangibles were impaired at December 31, 2008. Therefore, we recorded a non-cash impairment charge of $351.1 million during the fourth quarter of 2008.

(2)          Adjusted EBITDA was $140.4 million and $119.4 million for the trailing twelve months ended June 30, 2012 and 2011, respectively. Adjusted EBITDA was $146.8 million, $82.3 million, $5.6 million, $54.3 million and $106.1 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. GAAP. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs. We define Adjusted EBITDA as income before goodwill and other intangible assets impairment charges, income taxes and non-controlling interest (income) expense plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. The reconciliation from U.S. GAAP results to the adjusted non-GAAP financial results is as follows:

	Trailing 12 Months		Year Ended December 31
	6/30/2012	6/30/2011	2011	2010	2009	2008	2007
	(in millions)
Reconciliation of cash flow from operations to Adjusted EBITDA
Cash flow provided by (used for) operations	$111.5	$(1.1)	$54.6	$47.5	$115.9	$(27.3)	$34.6
Change in working capital items	6.4	92.5	73.1	(6.6)	(113.7)	85.8	57.9
Gain (loss) on sale of assets and businesses	(0.2)	(5.3)	(0.2)	(6.1)	1.4	0.1	0.5
Restructuring (charges) reversals	-	-	-	1.9	(9.3)	(9.1)	(8.0)
Difference between deferred income taxes and total tax provision (benefit)	14.1	5.4	5.2	1.0	(32.1)	(3.2)	(2.3)
Other non-cash items	(5.1)	13.6	0.1	30.3	27.2	(13.5)	3.2
Interest expense, net	13.7	14.3	14.0	14.3	16.2	21.5	20.2

Adjusted EBITDA	$140.4	$119.4	$146.8	$82.3	$5.6	$54.3	$106.1

Calculation of Adjusted EBITDA
Net income (loss) attributable to stockholders	$81.8	$58.6	$82.6	$32.4	$(43.1)	$(376.0)	$39.3
Goodwill and other intangible assets impairment charges	-	-	-	-	-	351.1	-
Noncontrolling interest (income) loss	0.1	(0.2)	-	(0.1)	(0.1)	0.2	(0.1)
Income taxes provision (benefit)	15.8	14.4	18.9	1.8	(3.6)	15.5	5.0
Interest expense	15.2	16.2	15.8	16.6	19.0	25.9	25.4
Interest income	(1.5)	(1.9)	(1.8)	(2.3)	(2.8)	(4.4)	(5.2)
Depreciation and amortization expense	29.0	32.3	31.3	33.9	36.2	42.0	41.7

Adjusted EBITDA	$140.4	$119.4	$146.8	$82.3	$5.6	$54.3	$106.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the risk factors contained in this prospectus as well as our historical consolidated financial statements, including the notes related to those statements, and other financial information included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from our historical financial results and those indicated in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 23 and 15, respectively. Unless otherwise specified, this section reflects our historical financial condition and results of operations. Tabular amounts are in millions, except percentage data.

Overview

We are a leading designer, engineer, manufacturer, seller and servicer of a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. We are a wholly owned subsidiary of NACCO. Our business historically has been cyclical because the rate of orders for lift trucks fluctuates depending on the general level of economic activity in the various industries our customers serve.

Competition in our industry is intense and is based primarily on strength and quality of dealers, brand loyalty, customer service, new lift truck sales prices, availability of products and aftermarket parts, comprehensive product line offerings, product performance, product quality and features and the cost of ownership over the life of the lift truck. We compete with several global manufacturers that operate in all major markets. The lift truck industry also competes with alternative methods of materials handling, including conveyor systems and automated guided vehicle systems. Our aftermarket parts offerings compete with parts manufactured by other lift truck manufacturers as well as companies that focus solely on the sale of generic parts.

We are focused on improving margins on new lift truck units, especially in our internal combustion engine business, through the introduction of new products. We are strategically focused on gaining market share through these new products, which meet a broad range of market applications cost effectively, and through the enhancement of our independent dealer network.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities (if any). On an ongoing basis, we evaluate our estimates based on historical experience, actuarial valuations and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition: Revenues are generally recognized when title transfers and risk of loss passes as customer orders are completed and shipped. For our National Account customers, revenue is recognized upon customer acceptance. National Account customers are large customers with centralized purchasing and geographically dispersed operations in multiple dealer territories. Reserves for discounts and returns are maintained for anticipated future claims. The accounting policies used to develop these product discounts and returns include:

Product discounts: We record estimated reductions to revenues for customer programs and incentive offerings, including special pricing agreements, price competition, promotions and other volume-based incentives. Our lift truck sales revenue is recorded net of projected discounts. The estimated discount amount is based upon historical trends for each truck model. In addition to standard discounts, dealers can also request additional discounts that allow them to offer price concessions to customers. From time to time, we offer special incentives to increase retail share or dealer stock and offer certain customers volume rebates if a specified cumulative level of purchases is obtained. If our estimates of customer programs and incentives were one percent higher than the levels offered during 2011, the reserves for product discounts would increase and revenue would be reduced by $0.1 million. Our past results of operations have not been materially affected by a change in the estimate of product discounts and although there can be no assurances, we are not aware of any circumstances that would be reasonably likely to materially change our estimates in the future.

Product returns: Products generally are not sold with the right of return with the exception of a small percentage of aftermarket parts. Based on our historical experience, a portion of products sold are estimated to be returned which, subject to certain terms and conditions, we will agree to accept. We record estimated reductions to revenues at the time of sale based on this historical experience and the limited right of return provided to certain customers. If future trends were to change significantly from those experienced in the past, incremental reductions to revenues may result based on this new experience. If our estimate of average return rates for each type of product sold were to increase by one percent over historical levels, the reserves for product returns would increase and revenues would be reduced by less than $0.1 million. Our past results of operations have not been materially affected by a change in the estimate of product returns and although there can be no assurances, we are not aware of any circumstances that would be reasonably likely to materially change its estimates in the future.

Retirement benefit plans: We maintain various defined benefit pension plans that provide benefits based on years of service and average compensation during certain periods. Pension benefits are frozen for all employees other than certain employees in the United Kingdom and The Netherlands. All of our other eligible employees, including employees whose pension benefits are frozen, receive retirement benefits under defined contribution retirement plans. Our policy is to periodically make contributions to fund the defined benefit pension plans within the range allowed by applicable regulations. The defined benefit pension plan assets consist primarily of publicly traded stocks and government and corporate bonds. There is no guarantee the actual return on the plans’ assets will equal the expected long-term rate of return on plan assets or that the plans will not incur investment losses.

The expected long-term rate of return on defined benefit plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. We have established the expected long-term rate of return assumption for plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these plans. The historical rates of return for each of the asset classes we used to determine our estimated rate of return assumption were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes.

Expected returns for pension plans are based on a calculated market-related value of assets. Under this methodology, asset gains and losses resulting from actual returns that differ from our expected returns are recognized in the market-related value of assets ratably over three years.

We also maintain health care plans which provide benefits to eligible retired U.S. employees. Our health care plans have a cap on our share of the costs. These plans have no assets. Under our current policy, plan benefits are funded at the time they are due to participants. Effective December 31, 2011, we eliminated all remaining retiree life insurance plans and our subsidized retiree medical plan for employees who had not retired before such date.

The basis for the selection of the discount rate for each plan is determined by matching the timing of the payment of the expected obligations under the defined benefit plans and health care plans against the corresponding yield of high-quality corporate bonds of equivalent maturities.

Changes to the estimate of any of these factors could result in a material change to our pension obligation causing a related increase or decrease in reported net operating results in the period of change in the estimate. Because the 2011 assumptions are used to calculate 2012 pension expense amounts, a one percentage-point change in the expected long-term rate of return on plan assets would result in a change in pension expense for 2012 of approximately $1.7 million for the plans. A one percentage-point increase in the discount rate would have lowered the plans’ 2012 expense by approximately $1.8 million; while a one percentage-point decrease in the discount rate would have raised the plans’ 2012 expense by approximately $2.0 million. A one percentage-point increase in the discount rate would have lowered the plans’ projected benefit obligation as of the end of 2011 by approximately $26.6 million; while a one percentage-point decrease in the discount rate would have raised the plans’ projected benefit obligation as of the end of 2011 by approximately $32.0 million. See note 13 to the consolidated financial statements in this prospectus for further discussion of our retirement benefit plans.

Product liabilities: We provide for the estimated cost of personal and property damage relating to our products based on a review of our historical experience and consideration of any known trends. Reserves are recorded for estimates of the costs for known claims and estimates of the costs of incidents that have occurred but for which a claim has not yet been reported to us, up to the stop-loss insurance coverage. While we engage in extensive product quality reviews and customer education programs, our product liability provision is affected by the number and magnitude of claims of alleged product-related injury and property damage and the cost to defend those claims. In addition, our estimates regarding the magnitude of claims are affected by changes in assumptions regarding medical costs, inflation rates and trends in damages awarded by juries. Changes in our assumptions regarding any one of these factors could result in a change in the estimate of the magnitude of claims. A one percent increase in the estimate of the number of claims or the magnitude of claims would increase our product liability reserve and reduce operating profit by approximately $0.2 million. Although there can be no assurances, we are not aware of any circumstances that would be reasonably likely to materially change our estimates in the future.

Self-insurance liabilities: We are generally self-insured for product liability, environmental liability, medical claims and certain workers’ compensation claims. For product liability, catastrophic insurance coverage is retained for potentially significant individual claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised periodically based on industry trends, historical experience and management judgment. In addition, industry trends are considered within management’s judgment for valuing claims. Changes in assumptions for such matters as legal judgments and settlements, inflation rates, medical costs and actual experience could cause estimates to change in the near term. Changes in any of these factors could materially change our estimates for these self-insurance obligations causing a related increase or decrease in reported net operating results in the period of change in the estimate.

Product warranties: We provide for the estimated cost of product warranties at the time revenues are recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, labor costs and replacement component costs incurred in correcting a product failure. If actual product failure rates, labor costs or replacement component costs differ from our estimates, which are based on historical failure rates and consideration of known trends, revisions to the estimate of the cost to correct product failures would be required. If our estimate of the cost to correct product failures were to increase by one percent over 2011 levels, the reserves for product warranties would increase and additional expense of $0.2 million would be incurred. Our past results of operations have not been materially affected by a change in the estimate of product warranties and although there can be no assurances, we are not aware of any circumstances that would be reasonably likely to materially change our estimates in the future.

Deferred tax valuation allowances: We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. A valuation allowance has been provided against certain deferred tax assets related to non-U.S. and U.S. state jurisdictions including net operating and capital loss carryforwards. Management believes the valuation allowances are adequate after considering future taxable income, allowable carryforward periods and ongoing prudent and feasible tax planning strategies. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount (including the valuation allowance), an adjustment to the valuation allowance would increase income in the period such determination was made. Conversely, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the valuation allowance would be expensed in the period such determination was made. We expect that if the major markets for our products continue to experience economic recovery similar to 2011, we would expect to start to release valuation allowances in taxing jurisdictions when a three-year cumulative loss is no longer present and long-term forecasts are favorable. See note 12 to the consolidated financial statements in this prospectus for further discussion of our income taxes.

Inventory reserves: We write down our inventory to the lower of cost or market, which includes an estimate for obsolescence or excess inventory based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Upon a subsequent sale or disposal of the impaired inventory, the corresponding reserve for impaired value is relieved to ensure that the cost basis of the inventory reflects any write-downs. An impairment in value of one percent of net inventories would result in additional expense of approximately $3.1 million.

Allowances for doubtful accounts: We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. An impairment in value of one percent of net accounts receivable would require an increase in the allowance for doubtful accounts and would result in additional expense of approximately $3.6 million.

Financial Review

Operating Results

Our results of operations were as follows for the three and six months ended June 30:

	THREE MONTHS		SIX MONTHS
	2012	2011	2012	2011
Revenues
Americas	$378.0	$400.8	$772.7	$759.4
Europe	171.1	194.8	353.0	368.9
Asia-Pacific	52.3	51.8	104.6	105.0
Other	0.6	0.6	1.2	1.3

	$602.0	$648.0	$1,231.5	$1,234.6
Operating profit (loss)
Americas	$14.2	$24.6	$32.8	$46.9
Europe	9.5	3.5	19.1	9.2
Asia-Pacific	1.2	(0.1)	2.3	0.7
Other	(0.3)	(0.5)	0.2	1.1

	$24.6	$27.5	$54.4	$57.9
Interest expense	$(3.4)	$(3.9)	$(7.2)	$(7.8)
Other income	$0.3	$1.0	$1.2	$2.1
Net income attributable to stockholders	$19.5	$19.2	$40.7	$41.5
Effective income tax rate	9.3%	22.4%	15.9%	20.7%

See discussion of our effective income tax rate in note 11 of the unaudited condensed consolidated financial statements in this prospectus.

Our results of operations were as follows for the year ended December 31:

	2011	2010	2009
Revenues
Americas	$1,570.7	$1,140.7	$853.4
Europe	751.7	476.6	390.1
Asia-Pacific	215.7	144.2	166.5
Other	2.7	40.4	65.2

	$2,540.8	$1,801.9	$1,475.2
Operating profit (loss)
Americas	$86.8	$48.5	$23.5
Europe	21.9	2.7	(47.9)
Asia-Pacific	2.1	(1.2)	(4.7)
Other	(0.8)	(3.9)	(2.1)

	$110.0	$46.1	$(31.2)

Interest expense	$(15.8)	$(16.6)	$(19.0)
Other income	$7.3	$4.6	$3.4
Net income (loss) attributable to stockholders	$82.6	$32.4	$(43.1)
Effective income tax rate	18.6%	5.3%	7.7%

See the discussion of our effective income tax rate in the Income Taxes section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

Second Quarter of 2012 Compared with Second Quarter of 2011

The following table identifies the components of change in revenues for the second quarter of 2012 compared with the second quarter of 2011:

Revenues
2011	$648.0
Increase (decrease) in 2012 from:
Foreign currency	(26.4)
Unit volume and product mix	(14.3)
Other	(13.7)
Unit price	7.4
Parts	1.0

2012	$602.0

Revenues decreased 7.1% to $602.0 million in the second quarter of 2012 compared with $648.0 million in the second quarter of 2011, primarily as a result of unfavorable foreign currency movements as the euro and Brazilian real weakened against the U.S. dollar. Revenues were also unfavorably affected by a decline in unit volume primarily in Europe and the Americas, mainly due to lower overall product demand from lower industry demand, and lower other revenue. These items were partially offset by the favorable effect of unit price increases implemented in 2011 and early 2012, primarily in Europe and the Americas. Worldwide new unit shipments decreased in the second quarter of 2012 to 18,728 from shipments of 19,921 in the second quarter of 2011.

The following table identifies the components of change in operating profit for the second quarter of 2012 compared with the second quarter of 2011:

Operating Profit
2011	$27.5
Increase (decrease) in 2012 from:
Foreign currency	(4.3)
Other selling, general and administrative expenses	(2.9)
Gross profit	3.5
Other	0.8

2012	$24.6

We recognized operating profit of $24.6 million in the second quarter of 2012 compared with $27.5 million in the second quarter of 2011 and operating margin of 4.1% in the second quarter of 2012 and 4.2% in the second quarter of 2011. The decrease in the second quarter of 2012 was primarily due to unfavorable foreign currency movements in the Americas and Europe and higher selling, general and administrative expenses, mainly as a result of higher employee-related expenses in the second quarter of 2012. The decrease was partially offset by improved gross profit as a result of the favorable effect of price increases and a favorable shift in sales mix to higher-margin products and markets, partially offset by material cost increases. Gross margin improved to 16.1% in the second quarter of 2012 from 15.1% in the second quarter of 2011.

We recognized net income attributable to stockholders of $19.5 million in the second quarter of 2012 compared with $19.2 million in the second quarter of 2011. The increase was primarily a result of the favorable effect of lower income tax expense as a result of a favorable income tax ruling from the Internal Revenue Service that allowed us to release $2.1 million of deferred tax liabilities provided for unremitted foreign earnings in the second quarter of 2012, partially offset by the decline in operating profit and the write-off of certain interest rate swap contracts as a result of refinancing its debt.

Backlog

Our worldwide backlog level was approximately 24,200 units at June 30, 2012 compared with approximately 25,100 units at June 30, 2011 and approximately 22,300 units at March 31, 2012.

First Six Months of 2012 Compared with First Six Months of 2011

The following table identifies the components of change in revenues for the first six months of 2012 compared with the first six months of 2011:

Revenues
2011	$1,234.6
Increase (decrease) in 2012 from:
Foreign currency	(30.4)
Other	(5.1)
Unit price	16.5
Unit volume and product mix	12.9
Parts	3.0

2012	$1,231.5

Revenues decreased to $1,231.5 million in the first six months of 2012 compared with $1,234.6 million in the first six months of 2011, primarily as a result of unfavorable foreign currency movements as the euro and Brazilian real weakened against the U.S. dollar, partially offset by the favorable effect of unit price increases implemented in 2011 and early 2012 and an increase in sales of higher-priced trucks due to increasing market share from recent marketing focused on these products and an increase in sales in Western European markets in the first six months of 2012 compared with the first six months of 2011 as dealers increased purchases ahead of a price increase. Worldwide new unit shipments decreased in the first six months of 2012 to 38,807 from shipments of 39,296 in the first six months of 2011.

The following table identifies the components of change in operating profit for the first six months of 2012 compared with the first six months of 2011:

Operating Profit
2011	$57.9
Increase (decrease) in 2012 from:
Other selling, general and administrative expenses	(7.2)
Foreign currency	(2.6)
Other	(0.5)
Gross profit	6.8

2012	$54.4

We recognized operating profit of $54.4 million in the first six months of 2012 compared with $57.9 million in the first six months of 2011 and operating margin of 4.4% in the first six months of 2012 and 4.7% in the first six months of 2011. The decrease was primarily due to higher selling, general and administrative expenses, primarily as a result of higher employee-related expenses mainly attributable to hiring additional employees and higher incentive compensation expense in the first six months of 2012 and unfavorable foreign currency movements. The decrease was partially offset by improved gross profit as a result of the favorable effect of price increases and a favorable shift in sales mix to higher-margin products and markets, partially offset by material cost increases. Gross margin improved to 15.9% in the first six months of 2012 from 15.7% in the first six months of 2011.

We recognized net income attributable to stockholders of $40.7 million in the first six months of 2012 compared with $41.5 million in the first six months of 2011. The decrease was primarily a result of the factors affecting operating profit and the write-off of certain interest rate swap contracts as a result of refinancing our debt in the second quarter of 2012, partially offset by the favorable effect of lower income tax expense as a result of a favorable income tax ruling from the Internal Revenue Service that allowed us to release $2.1 million of deferred tax liabilities provided for unremitted foreign earnings in the second quarter of 2012.

Outlook

We expect global lift truck market growth to continue to moderate during the remainder of 2012, with volumes comparable to or up slightly from prior periods in the Americas, China and Asia-Pacific, and declining moderately in Europe, particularly Western Europe. Nevertheless, we anticipate a slight increase in overall shipment levels and parts volume in the remainder of 2012 compared with 2011, primarily as a result of new product introductions and marketing programs. We will continue to monitor ongoing market conditions and adjust manufacturing levels as necessary.

Expectations for material cost increases have moderated during the first half of 2012 and, as such, we now expect commodity prices in the second half of 2012 to be similar to those in the last half of 2011. Presently, price increases implemented in the first quarter of 2012 have offset the higher material costs experienced in the first half. However, commodity prices remain sensitive to changes in the global economy, and as a result, we will continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.

Our new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward. The new electric-rider lift truck program brings a full line of newly designed products to market. We launched the 4 to 5 ton electric truck in Europe in early July 2012 and expect to launch the final model in the new electric-rider lift truck program in the first quarter of 2013. In mid-2011, we introduced into certain Latin American markets a new range of UTILEV® brand forklift trucks, which are basic forklift trucks that meet the needs of lower-intensity users. This new brand series of internal combustion engine utility lift trucks is gradually being introduced into global markets during 2012. All of these new products are expected to improve revenues and enhance operating margins, as well as help increase customer satisfaction. In the context of these new product introductions, we will continue to focus on improving distribution effectiveness and capitalizing on our product capabilities to gain additional market share. In addition, stricter diesel emission regulations for new trucks go into effect in 2012 in certain global markets and we expect to launch a range of lift trucks in 2012 that will include engine systems that meet these new emission requirements.

Net income is expected to decline modestly in the second half of 2012 compared with the second half of 2011 as a result of the absence of one-time items, primarily the elimination of certain post-retirement benefits which resulted in a $2.9 million pre-tax gain in the 2011 results, an anticipated shift in sales mix to lower margin products and markets during the remainder of 2012 and higher marketing, engineering and employee-related costs. Specifically, results are expected to decrease in the Europe, Middle East and Africa market segment based on the anticipated decline in market growth in Europe as the European economy continues to be depressed as well as the anticipated effect of a weak euro on results. Cash flow before financing activities for the full year 2012 is expected to be higher than 2011, primarily from reduced working capital requirements as the global lift truck markets continue to moderate in the Americas, China and Asia-Pacific and decline moderately in Europe.

Longer term, we are focused on improving margins on new lift truck units, especially in our internal combustion engine business, through the introduction of new products. In addition, we are strategically focused on gaining market share through our new products, which meet a broad range of market applications cost effectively, and through enhancements to our independent dealer network and our marketing activities.

2011 Compared with 2010

The following table identifies the components of change in revenues for 2011 compared with 2010:

Revenues
2010	$1,801.9
Increase (decrease) in 2011 from:
Unit volume and product mix	607.5
Foreign currency	63.3
Unit price	52.9
Other	29.0
Parts	26.6
Sale of certain operations	(40.4)

2011	$2,540.8

Revenues increased 41.0% to $2,540.8 million in 2011 compared with $1,801.9 million in 2010, primarily as a result of a significant increase in unit volume in all geographic markets, favorable foreign currency movements primarily as the euro and Australian dollar strengthened against the U.S. dollar, the favorable effect of unit price increases implemented in late 2010 and early 2011, mainly in the Americas and Europe, and an increase in parts volume, primarily in the Americas. The increase in revenue was slightly offset by the sale of certain retail and rental operations in Australia and Europe in 2010. Worldwide new unit shipments increased in 2011 to 79,671 units from shipments of 60,014 units in 2010.

The following table identifies the components of change in operating profit for 2011 compared with 2010:

Operating Profit
2010	$46.1
Increase (decrease) in 2011 from:
Restructuring programs	(1.9)
Loss on sale of certain operations	6.1

50.3
Gross profit	132.3
Other	0.8
Other selling, general and administrative expenses	(52.2)
Foreign currency	(21.2)

2011	$110.0

We recognized operating profit of $110.0 million in 2011 compared with $46.1 million in 2010. The increase was primarily due to improved gross profit as a result of higher sales volumes on units and parts, the favorable effect of price increases, which fully offset material cost increases, and lower manufacturing variances due to higher production levels in 2011. The increase in gross profit was partially offset by higher selling, general and administrative expenses, mainly due to higher employee-related expenses resulting from the full restoration in 2011 of compensation and benefits, which were only partially restored in 2010, and an unfavorable change in foreign currency primarily from the absence of deferred gains on foreign currency exchange contracts recognized in earnings during 2010 and the weakening of the U.S. dollar against the euro.

We recognized net income attributable to stockholders of $82.6 million in 2011 compared with $32.4 million in 2010. The increase was primarily a result of the improvement in operating profit.

Backlog

Our worldwide backlog level was approximately 24,700 units at December 31, 2011 compared with approximately 23,000 units at December 31, 2010 and approximately 25,600 units at September 30, 2011.

2010 Compared with 2009

The following table identifies the components of change in revenues for 2010 compared with 2009:

Revenues
2009	$1,475.2
Increase (decrease) in 2010 from:
Unit volume and product mix	337.9
Parts	33.0
Foreign currency	10.8
Other	7.9
Sale of certain operations	(62.9)

2010	$1,801.9

Revenues increased 22.1% to $1,801.9 million in 2010 compared with $1,475.2 million in 2009, primarily as a result of an increase in units and parts volume in the Americas and Europe and favorable foreign currency movements due to the strengthening of the Brazilian Real and Australian dollar against the U.S. dollar. Worldwide new unit shipments increased in 2010 to 60,014 units from shipments of 41,597 units in 2009. The increase in revenue was partially offset by the sale of certain retail and rental operations in Australia and Europe during 2010 and in 2009.

The following table identifies the components of change in operating profit (loss) for 2010 compared with 2009:

Operating Profit (Loss)
2009	$(31.2)
Increase (decrease) in 2010 from:
Restructuring programs	9.3
Gain on sale of assets	(1.4)

(23.3)
Gross profit	83.2
Foreign currency	19.0
Other	3.8
Other selling, general and administrative expenses	(32.4)

50.3
Loss on sale of certain operations	(6.1)
Restructuring programs	1.9

2010	$46.1

We recognized operating profit of $46.1 million in 2010 compared with an operating loss of $31.2 million in 2009. The increase was primarily due to improved gross profit and a favorable foreign currency impact mainly in Europe. Gross profit improved primarily as a result of higher sales volumes and margins on units and parts and lower manufacturing variances due to higher production levels in 2010. In addition, a reversal of a restructuring charge in Europe in 2010 that had been previously recognized and the absence of restructuring charges taken in 2009 favorably affected operating profit. See the discussion of our restructuring and related programs in the Restructuring and Related Programs section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

The increase was partially offset by higher selling, general and administrative expenses primarily as a result of higher employee-related expenses from the partial restoration of compensation and benefits, which were suspended or reduced in 2009, and a loss on the sale of certain operations in Australia and Europe during 2010.

We recognized net income attributable to stockholders of $32.4 million in 2010 compared with a net loss attributable to stockholders of $43.1 million in 2009. The increase was primarily a result of the improvement in operating profit (loss).

Restructuring and Related Programs

During 2009, our management approved a plan to close our facility in Modena, Italy and consolidate our activities into our facility in Masate, Italy. These actions were taken to further reduce our manufacturing capacity to more appropriate levels. As a result, we recognized a charge of approximately $5.6 million during 2009. Of this amount, $5.3 million related to severance and $0.3 million related to lease impairment. During 2010, $1.9 million of the accrual was reversed as a result of a reduction in the expected amount to be paid to former employees due to the finalization of an agreement with the Italian government. Severance payments of $0.2 million were made during the first six months of 2012. Payments related to this restructuring program are expected to continue through the remainder of 2012. No further charges related to this program are expected.

During 2008 and 2009, based on the decline in economic conditions, our management reduced our number of employees worldwide. As a result, we recognized a charge of approximately $6.3 million in 2008 and $3.4 million in 2009 related to severance. During 2009, $1.1 million of the accrual was reversed as a result of a reduction in the expected amount paid to employees. No severance payments were made under this plan during the first six months of 2012, however payments are expected to be made through early 2013. No further charges related to this program are expected.

Income taxes

Our income tax provision includes U.S. federal, state and local, and foreign income taxes. In determining the effective income tax rate, we analyze various factors, including our annual earnings, taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes, our ability to use tax credits, net operating loss carryforwards and capital loss carryforwards, and available tax planning alternatives. Discrete items, including the effect of changes in tax laws, tax rates, certain circumstances with respect to valuation allowances or other unusual or non-recurring tax adjustments are reflected in the period in which they occur as an addition to, or reduction from, the income tax provision, rather than included in the effective income tax rate.

We continually evaluate our deferred tax assets to determine if a valuation allowance is required. A valuation allowance is required where realization is determined to no longer meet the “more likely than not” standard. During 2008 and continuing into 2009, significant downturns were experienced in our major markets. The significant decrease in the operations, and certain actions taken by management to reduce our manufacturing capacity to more appropriate levels, resulted in a three-year cumulative loss for each of our Australian, European and U.S. operations. As a result, valuation allowances against deferred tax assets for these operations have been provided. Although we project earnings over the longer term for the operations, such longer-term forecasts cannot be utilized to support the future utilization of deferred tax assets when a three-year cumulative loss is present.

The establishment of a valuation allowance does not have an impact on cash, nor does such an allowance preclude us from using our loss carryforwards or other deferred tax assets in future periods. The tax net operating losses that comprise the Australian and the substantial portion of the European deferred tax assets do not expire under local law and the U.S. state taxing jurisdictions provide for a carryforward period of up to 20 years.

We expect that if the major markets for our products continue to experience economic recovery similar to 2011, we would expect to start to release valuation allowances in taxing jurisdictions when a three-year cumulative loss is no longer present and long-term forecasts are favorable.

A reconciliation of our consolidated federal statutory and effective income tax is as follows for the years ended December 31:

	2011	2010	2009
Income (loss) before income taxes	$101.5	$34.1	$(46.8)

Statutory taxes at 35%	$35.5	$11.9	$(16.4)
Discrete items:
Settlements	(1.0)	(5.0)	(0.1)
Sale of foreign investments	—	(2.4)	—
Change in tax law	—	(2.4)	—
Unremitted foreign earnings	—	1.3	10.1
Basis difference in foreign stock	—	—	(11.9)
Valuation allowance	—	—	1.1
Other	(0.9)	2.5	(1.6)

	(1.9)	(6.0)	(2.4)
Other permanent items:
Valuation allowance	(9.9)	8.6	16.6
Foreign tax rate differential	(7.5)	(13.9)	(3.0)
Other	2.7	1.2	1.6

	(14.7)	(4.1)	15.2

Income tax provision (benefit)	$18.9	$1.8	$(3.6)

Effective income tax rate	18.6%	5.3%	7.7%

The effect of discrete items is as follows:

During 2011, we recognized a tax benefit related to the expiration of the statute of limitations on certain items.

During 2010, we recognized a tax benefit for the reduction in a required reserve for uncertain tax positions related to certain foreign tax law changes which became effective and reduced the statute of limitations for certain items. Additionally, we have effectively settled our U.S. federal tax audits for the 2005 and 2006 tax years resulting in a reduction in the reserve for uncertain tax positions. The reductions in uncertain tax positions are also the result of the lapse of the applicable statutes of limitation in certain U.S. and non-U.S. taxing jurisdictions.

During 2010, we sold investments in subsidiaries in Australia and Europe. Due to the difference between the book basis and tax basis of the investments in each subsidiary, we recognized tax benefits related to the sales during 2010.

We determined during 2009 that up to $75 million in foreign earnings, primarily with respect to our European business group, may be repatriated within the foreseeable future. As a result of additional earnings and changes in currency exchange rates, we increased our estimate of the foreign earnings to be repatriated within the foreseeable future by an additional $5 million in both 2011 and 2010. During 2010, we repatriated $28 million of such deferred earnings to the U.S. There were no repatriations of these deferred earnings in 2011. As a result of these determinations and actions, we have provided a cumulative deferred tax liability in the amount of $8.8 million with respect to the cumulative unremitted earnings as of December 31, 2011. We have continued to conclude that predominantly all remaining foreign earnings in excess of this amount will be indefinitely reinvested in our foreign operations and, therefore, the recording of deferred tax liabilities for such unremitted earnings is not required. It is impracticable to determine the total amount of unrecognized deferred taxes with respect to these permanently reinvested earnings; however, foreign tax credits would be available to partially reduce U.S. income taxes in the event of a distribution.

During 2009, we recognized an $11.9 million tax benefit for the decline in value of our investment in foreign subsidiary stock.

During 2008 and 2009, our effective income tax rate was significantly affected by the determination that deferred tax assets related to our Australian and certain European operations and certain U.S. state income taxing jurisdictions no longer met the threshold for recognition and valuation allowances were recorded as discrete items as described above.

In addition to the effect of discrete items, the income tax provision is affected by permanent items, which are included in the effective income tax rate. In 2011, the effective income tax rate included amounts for the reversal of valuation allowances that were no longer required as a result of the utilization of net operating loss deferred tax assets. In 2010 and 2009, the effective income tax rate included amounts for additional valuation allowances related to incremental deferred tax assets generated for which the realization was uncertain. The effective income tax rate is also affected by foreign income taxed at lower rates.

See note 12 to the consolidated financial statements in this prospectus for further discussion of our income taxes.

Liquidity and Capital Resources of Hyster-Yale – Before the Spin-Off

Cash Flows

The following tables detail the changes in cash flow for the six months ended June 30:

	2012	2011	Change
Operating activities:
Net income	$40.7	$41.4	$(0.7)
Depreciation and amortization	13.8	16.1	(2.3)
Other	2.5	9.3	(6.8)
Working capital changes:
Accounts receivable	22.3	(36.1)	58.4
Inventories	1.8	(41.6)	43.4
Accounts payable and other liabilities	(28.1)	18.0	(46.1)
Other	0.1	(10.9)	11.0

Net cash provided by (used for) operating activities	53.1	(3.8)	56.9

Investing activities:
Expenditures for property, plant and equipment	(5.9)	(6.7)	0.8
Proceeds from sale of assets	0.2	0.3	(0.1)

Net cash used for investing activities	(5.7)	(6.4)	0.7

Cash flow before financing activities	$47.4	$(10.2)	$57.6

Net cash provided by (used for) operating activities increased $56.9 million in the first six months of 2012 compared with the first six months of 2011 primarily as a result of the change in working capital. During 2011, working capital was significantly affected as sales continued to recover from the low levels experienced in 2009 and, as a result, accounts receivable, inventory and accounts payable increased. During 2012, the change in working capital was primarily due to the payment of amounts accrued at December 31, 2011, including employee-related payments, partially offset by a decrease in accounts receivable primarily as a result of lower revenues during the first six months of 2012.

	2012	2011	Change
Financing activities:
Net reductions of long-term debt and revolving credit agreements	$(83.4)	$(7.9)	$(75.5)
Cash dividends paid to NACCO	—	(5.0)	5.0
Financing fees paid	(5.6)	—	(5.6)

Net cash used for financing activities	$(89.0)	$(12.9)	$(76.1)

The increase in net cash used for financing activities during the first six months of 2012 compared with the first six months of 2011 was primarily due to the refinancing of our previous term loan agreement and financing fees paid in the first three months of 2012 for the amendment to the Credit Facility (defined below), partially offset by the absence of cash dividends paid to NACCO.

Financing Activities

We have a $200.0 million secured, floating-rate revolving credit facility (the “Credit Facility”) that expires in March 2017. There were no borrowings outstanding under the Credit Facility at June 30, 2012. The excess availability under the Credit Facility, at June 30, 2012, was $190.7 million, which reflects reductions of $9.3 million for letters of credit. The obligations under the Credit Facility are guaranteed by substantially all of our domestic subsidiaries and, in the domestic case of foreign borrowings, foreign subsidiaries. The obligations under the Credit Facility are secured by a first lien on all of our personal property and assets other than our intellectual property, plant, property and equipment (all such property and assets, the “ABL Collateral”) and a second lien on all of our intellectual property, plant, property and equipment (the “Term Loan Collateral”). The approximate book value of our assets held as collateral under the Credit Facility was $685 million as of June 30, 2012.

The maximum availability under the Credit Facility is governed by a borrowing base derived from advance rates against the inventory and accounts receivable of the borrowers, as defined in the Credit Facility. Adjustments to reserves booked against these assets, including inventory reserves, will change the eligible borrowing base and thereby impact the liquidity provided by the Credit Facility. A portion of the availability can be denominated in British pounds or Euros. Borrowings bear interest at a floating rate which can be a base rate or LIBOR, as defined in the Credit Facility, plus an applicable margin. The applicable margins, effective June 30, 2012, for domestic base rate loans and LIBOR loans were 0.75% and 1.75%, respectively. The domestic and foreign floating rates of interest applicable to the Credit Facility effective June 30, 2012 were 4.00% and a range of 2.25% to 3.00%, respectively, including the applicable floating rate margin. The applicable margin, effective June 30, 2012, for foreign overdraft loans was 2.00%. The Credit Facility also requires the payment of a fee of 0.375% to 0.50% per annum on the unused commitment based on the average daily outstanding balance during the preceding month. At June 30, 2012, the fee was 0.50%.

The Credit Facility includes restrictive covenants, which, among other things, limit the payment of dividends. We may pay dividends subject to maintaining a certain level of availability prior to and upon payment of a dividend and achieving a minimum fixed charge coverage ratio of 1.10 to 1.00, as defined in the Credit Facility. The current level of availability required to pay dividends is $40 million. At June 30, 2012, the restrictions in the Credit Facility would not have prohibited us from paying dividends. See “Financial Summary—Dividend Policy.” The Credit Facility also requires us to achieve a minimum fixed charge coverage ratio in certain circumstances if we fail to maintain a minimum amount of availability as specified in the Credit Facility. At June 30, 2012, we were in compliance with the covenants in the Credit Facility.

On June 22, 2012, NMHG entered into a new term loan agreement (the “Term Loan”) that provided for term loans up to an aggregate principal amount of $130.0 million, which mature in December 2017. The proceeds of the Term Loan, together with available cash on hand, were used to repay the previous term loan entered into by NMHG in 2006. The Term Loan requires quarterly payments of $4.6 million each through September 2017 with the balance of the loan being due in full in December 2017. At June 30, 2012, there was $130.0 million outstanding under the Term Loan.

The obligations under the Term Loan are guaranteed by substantially all of our domestic subsidiaries. The obligations under the Term Loan are secured by a first lien on the Term Loan Collateral and a second lien on the ABL Collateral. The approximate book value of our assets held as collateral under the Term Loan was $685 million as of June 30, 2012.

Outstanding borrowings under the Term Loan bear interest at a floating rate which can be, at NMHG’s option, a base rate plus a margin of 3.00% or LIBOR, as defined in the Term Loan, plus a margin of 4.00%. The weighted average interest rate on the amount outstanding under the Term Loan at June 30, 2012 was 5.00%. Outstanding borrowings under NMHG’s previous term loan bore interest at a variable rate which could be, at NMHG’s option, either LIBOR or a floating rate, plus an applicable margin. The weighted average interest rate on the amount outstanding under NMHG’s previous term loan at March 31, 2012 was 5.94%, including the interest rate swap agreements and 2.16%, excluding the interest rate swap agreements.

The Term Loan includes restrictive covenants, which, among other things, limit the payment of dividends. NMHG may pay dividends subject to maintaining a certain level of availability under the Credit

Facility prior to and upon payment of a dividend and achieving the minimum fixed charge coverage ratio of 1.10 to 1.00. The current level of availability required to pay dividends is $40 million. At June 30, 2012, the restrictions in the Term Loan would not have prohibited us from paying dividends. See “Financial Summary—Dividend Policy.” The Term Loan also requires NMHG to comply with a maximum leverage ratio and a minimum interest coverage ratio. At June 30, 2012, NMHG was in compliance with the covenants in the Term Loan.

We incurred fees and expenses of $3.6 million in the first six months of 2012 related to the Term Loan. These fees were deferred and are being amortized as interest expense over the term of the Term Loan.

In addition to the amount outstanding under the Term Loan, we had borrowings of approximately $12.0 million of additional debt at June 30, 2012.

We believe funds available from cash on hand, the Credit Facility, other available lines of credit and operating cash flows will provide sufficient liquidity to meet our operating needs and commitments during the next twelve months and until the expiration of the Credit Facility in March 2017.

Contractual Obligations, Contingent Liabilities and Commitments – Before the Spin-Off

Following is a table summarizing our contractual obligations as of June 30, 2012:

	Payments Due by Period
Contractual Obligations	Total	Next 12 Months	Year 2	Year 3	Year 4	Year 5	Thereafter
Term Loan	$130.0	$18.5	$18.5	$18.5	$18.5	$18.5	$37.5
Variable interest payments on Term Loan	21.6	6.0	5.1	4.2	3.3	2.3	0.7
Other debt	12.0	11.5	0.4	0.1	—	—	—
Variable interest payments on other debt	0.3	0.3	—	—	—	—	—

Capital lease obligations including principal and interest	0.7	0.2	0.2	0.2	0.1	—	—
Operating leases	25.0	11.0	7.0	3.5	1.9	0.9	0.7
Purchase and other obligations	425.4	411.2	4.2	4.8	2.8	—	2.4

Total contractual cash obligations	$615.0	$458.7	$35.4	$31.3	$26.6	$21.7	$41.3

We have a long-term liability of approximately $8.5 million for unrecognized tax benefits, including interest and penalties, as of June 30, 2012. At this time, we are unable to make a reasonable estimate of the timing of payments due to, among other factors, the uncertainty of the timing and outcome of our audits.

An event of default, as defined in the agreements governing the Credit Facility, the Term Loan, other revolving credit facilities, and in operating and capital lease agreements, could cause an acceleration of the payment schedule. No such event of default has occurred or is anticipated under these agreements.

Our interest payments are calculated based upon our anticipated payment schedule and the December 31, 2011 LIBOR rate and applicable margins, as defined in the Term Loan and our other debt. A 1/8% increase in the LIBOR rate would increase our estimated total interest payments on the Term Loan by $0.1 million and our other debt by less than $0.1 million.

The purchase and other obligations are primarily for accounts payable, open purchase orders and accrued payroll and incentive compensation.

Pension and postretirement funding can vary significantly each year due to plan amendments, changes in the market value of plan assets, legislation and our funding decisions to contribute any excess above the minimum legislative funding requirements. As a result, pension and postretirement funding has not been included in the table above. Pension benefit payments are made from assets of the pension plans. We expect to contribute approximately $3.9 million and $3.6 million to our U.S. and non-U.S. pension plans, respectively, in 2012. We expect to make payments related to our other postretirement plans of an additional amount of approximately $0.2 million per year in 2012 and 2013, $0.1 million per year in 2014 through 2016 and less than $0.1 million per year in 2017 through 2021. Benefit payments beyond that time cannot currently be estimated.

In addition, we have recourse and repurchase obligations with a maximum undiscounted potential liability of $154.3 million of June 30, 2012. Recourse and repurchase obligations primarily represent contingent liabilities assumed by us to support financing agreements made between our customers and third-party finance companies for the customer’s purchase of lift trucks from us. For these transactions, we generally retain a perfected security interest in the lift truck, such that we would take possession of the lift truck in the event we would become liable under the terms of the recourse and repurchase obligations. Generally, these commitments are due upon demand in the event of default by the customer. The security interest is normally expected to equal or exceed the amount of the commitment. To the extent we would be required to provide funding as a result of these commitments, we believe the value of our perfected security interest and amounts available under existing credit facilities are adequate to meet these commitments in the foreseeable future.

The amount of the recourse or repurchase obligations increases and decreases over time as obligations under existing arrangements expire and new obligations arise in the ordinary course of business. Losses anticipated under the terms of the recourse or repurchase obligations were not significant at June 30, 2012 and reserves have been provided for such losses in the consolidated financial statements included elsewhere in this prospectus. See also “Related Party Transactions” below.

Capital Expenditures

Our expenditures for property, plant and equipment were $5.9 million during the first six months of 2012. Capital expenditures are estimated to be an additional $25.9 million for the remainder of 2012. Planned expenditures for the remainder of 2012 are primarily for product development and improvements to our facilities and information technology infrastructure. The principal sources of financing for these capital expenditures are expected to be internally generated funds and bank borrowings.

Capital Structure

Our capital structure is presented below:

	JUNE 30 2012	DECEMBER 31 2011	Change
Cash and cash equivalents	$143.1	$184.9	$(41.8)
Other net tangible assets	336.0	338.2	(2.2)

Net assets	479.1	523.1	(44.0)
Total debt	(142.6)	(226.0)	83.4

Total equity	$336.5	$297.1	$39.4

Debt to total capitalization	30%	43%	(13)%

Total debt decreased $83.4 million due to the refinancing of the previous term loan agreement. Total equity increased $39.4 million in the first six months of 2012 primarily as a result of $40.7 million of net income attributable to stockholders, partially offset by a $1.3 million increase in accumulated other comprehensive loss.

Liquidity and Capital Resources of Hyster-Yale – After the Spin-Off

After completion of the spin-off, our primary source of liquidity will continue to be cash flow generated from operations.

Financing Activities

Our financing will continue to be provided by our Credit Facility and Term Loan.

Contractual Obligations Table of Hyster-Yale – After the Spin-Off

After completion of the spin-off, we do not expect our contractual obligations to change materially.

Recently Issued Accounting Standards

On January 1, 2012, we adopted authoritative guidance issued by the Financial Accounting Standard Board (“FASB”) on fair value measurement. The guidance resulted in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. generally accepted accounting principles and International Financial Reporting Standards. The adoption of the guidance did not have a material effect on our financial position, results of operations, cash flows or related disclosures.

On January 1, 2012, we adopted authoritative guidance issued by the FASB on the presentation of comprehensive income. The guidance provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. The adoption of the guidance did not have a material effect on our financial position, results of operations, cash flows or related disclosures.

Effects of Foreign Currency

We operate internationally and enter into transactions denominated in foreign currencies. As a result, we are subject to the variability that arises from exchange rate movements. The effects of foreign currency on our operating results are discussed above. Our use of foreign currency derivative contracts is discussed in “Quantitative and Qualitative Disclosures about Market Risk” below.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk — Before the Spin-Off

We have entered into certain financing arrangements that require interest payments based on floating interest rates. As such, financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, we have entered into interest rate swap agreements for a significant portion of our floating rate financing arrangements. We do not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require us to receive a variable interest rate and pay a fixed interest rate. See also note 2 and note 7 to the consolidated financial statements in this prospectus.

For purposes of risk analysis, we use sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. We assume that a loss in fair value is an increase to our liabilities. The fair value of our interest rate swap agreements was a liability of $5.7 million at December 31, 2011. A hypothetical 10% decrease in interest rates would cause an increase in the fair value of interest rate swap agreements and the resulting fair value would be a liability of $5.8 million.

Interest Rate Risk — After the Spin-Off

After completion of the spin-off, we do not expect our interest rate risk to change materially.

Foreign Currency Exchange Rate Risk — Before the Spin-Off

We operate internationally and enter into transactions denominated in foreign currencies. As such, our financial results are subject to the variability that arises from exchange rate movements. We use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts generally mature within twelve months and require us to buy or sell Euros, British pounds, Japanese yen, Canadian dollars, Swedish kroner, Australian dollars and Mexican pesos for the functional currency in which we operate at rates agreed to at the inception of the contracts. The fair value of these contracts was a net asset of $4.8 million at December 31, 2011. See also note 2 and note 7 to the consolidated financial statements in this prospectus.

For purposes of risk analysis, we use sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. We assume that a loss in fair value is either a decrease to our assets or an increase to our liabilities. Assuming a hypothetical 10% weakening of the U.S. dollar compared with other foreign currencies at December 31, 2011, the fair value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would be decreased by $0.4 million compared with its fair value at December 31, 2011. It is important to note that the change in fair value indicated in this sensitivity analysis would be somewhat offset by changes in the fair value of the underlying receivables and payables.

Foreign Currency Exchange Rate Risk — After the Spin-Off

After completion of the spin-off, we do not expect our foreign currency exchange rate risk to change materially.

Related Party Transactions

We have a 20% ownership interest in NMHG Financial Services, Inc. (“NFS”), a joint venture with General Electric Capital Corporation (“GECC”), formed primarily for the purpose of providing financial services to independent Hyster® and Yale® lift truck dealers and National Account customers in the United States. Our ownership in NFS is accounted for using the equity method of accounting.

Generally, we sell lift trucks through our independent dealer network or directly to customers. These dealers and customers may enter into a financing transaction with NFS or other unrelated third parties. NFS provides debt financing to dealers and lease financing to both dealers and customers. NFS’ total purchases of Hyster® and Yale® lift trucks from dealers, customers and directly from us, such that NFS could provide lease financing to dealers and customers, for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009 were $171.3 million, $337.3 million, $243.9 million and $266.7 million, respectively. Of these amounts, $24.2 million, $38.7 million, $23.7 million and $38.0 million for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively, were invoiced directly from us to NFS so that the dealer or customer could obtain financing from NFS. Amounts receivable from NFS were $6.9 million, $4.9 million and $3.2 million at June 30, 2012, December 31, 2011 and 2010, respectively.

Under the terms of our joint venture agreement with GECC, we provide recourse for financing provided by NFS to our dealers. Additionally, the credit quality of a customer or concentration issues within GECC may necessitate providing recourse or repurchase obligations for lift trucks purchased by customers and financed through NFS. At June 30, 2012 and December 31, 2011, approximately $100.9 million and $112.9 million of our recourse or repurchase obligations of $154.3 million and $179.1 million related to transactions with NFS, respectively. We have reserved for losses under the terms of the recourse or repurchase obligations in our consolidated financial statements. Historically, we have not had significant losses with respect to these obligations. During 2011, 2010 and 2009, the net losses resulting from customer defaults did not have a material impact on our results of operations or financial position.

In connection with the joint venture agreement, we also provide a guarantee to GECC for 20% of NFS’ debt with GECC, such that we would become liable under the terms of NFS’ debt agreements with GECC in the case of default by NFS. At June 30, 2012, loans from GECC to NFS totaled $752.0 million. Although our contractual guarantee was $150.4 million, the loans by GECC to NFS are secured by NFS’ customer receivables, of which we guarantee $100.9 million. Excluding the $100.9 million of NFS receivables guaranteed by us from NFS’ loans to GECC, our incremental obligation as a result of this guarantee to GECC is $130.2 million. NFS has not defaulted under the terms of this debt financing in the past and although there can be no assurances, we are not aware of any circumstances that would cause NFS to default in future periods. However, we are monitoring the effect of the economic environment on NFS and GECC.

In addition to providing financing to our dealers, NFS provides operating lease financing to us. Operating lease obligations primarily relate to specific sale-leaseback-sublease transactions for certain of our customers whereby we sell lift trucks to NFS, we lease these lift trucks back under an operating lease agreement and we sublease those lift trucks to customers under an operating lease agreement. Total obligations to NFS under the operating lease agreements were $4.9 million, $6.0 million and $7.3 million at June 30, 2012, December 31, 2011 and 2010, respectively. In addition, we provide certain subsidies to our customers that are paid directly to NFS. Total subsidies were $0.8 million, $1.4 million, $4.0 million and $5.4 million for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

We provide certain services to NFS for which we receive compensation under the terms of the joint venture agreement. These services consist primarily of administrative functions and remarketing services. Total income recorded by us related to these services was $7.0 million for the six months ended June 30, 2012, $7.3 million in 2011, $5.0 million in 2010 and $7.6 million in 2009.

We have a 50% ownership interest in Sumitomo NACCO Materials Handling Group, Ltd. (“SN”), a limited liability company that was formed in 1970 primarily to manufacture and distribute Sumitomo-Yale branded lift trucks in Japan and export Hyster®- and Yale®-branded lift trucks and related components and service parts outside of Japan. Sumitomo Heavy Industries, Ltd. owns the remaining 50% interest in SN. Each stockholder of SN is entitled to appoint directors representing 50% of the vote of SN’s board of directors. All matters related to policies and programs of operation, manufacturing and sales activities require mutual agreement between us and Sumitomo Heavy Industries, Ltd. prior to a vote of SN’s board of directors. As a result, we account for our ownership in SN using the equity method of accounting. We purchase, under normal trade terms based on current market prices, products from SN for sale outside of Japan. Purchases from SN were $43.5 million, $105.5 million, $66.9 million and $44.7 million for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively. Amounts payable to SN at June 30, 2012, December 31, 2011 and 2010 were $22.1 million, $21.6 million and $30.7 million, respectively.

During 2010 and 2009, we recognized $1.1 million and $1.8 million, respectively, in expenses related to payments to SN for engineering design services. No expenses were recognized for these services in 2012 or 2011. Additionally, we recognized income of $0.6 million, $1.6 million, $1.2 million and $0.4 million for the six months ended June 30, 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively, for payments from SN for use of technology we developed.

BUSINESS OF HYSTER-YALE

After the spin-off, we will continue our current business and retain our current brand names.

Historical Overview of Hyster-Yale

Hyster-Yale Materials Handling, Inc., a Delaware corporation incorporated in 1991, is a wholly owned subsidiary of NACCO. We are a leading designer, engineer, manufacturer, seller and servicer of a comprehensive line of lift trucks and aftermarket parts. Our products are marketed globally primarily under the Hyster® and Yale® brand names.

For financial information about our geographical areas, see note 14, Business Segment Information, to our audited consolidated financial statements included elsewhere in this prospectus.

Our Strengths

We believe that the following competitive strengths differentiate us within the lift truck industry:

•

Leading Market Positions with a Comprehensive Global Product Line. Hyster-Yale is a leading global manufacturer of a full range of electric, warehousing and internal combustion engine lift trucks, including big trucks. We believe that Hyster-Yale offers one of the most comprehensive lift truck product lines on a global basis, with many recently introduced or significantly redesigned models. We offer a full range of over 100 models of lift trucks with lifting capacities up to 52 tons to meet the diverse requirements of our customer base. We also provide specialized engineering capabilities to tailor standard products for specific customer needs.

•

Large Installed Base. As of December 31, 2011, there were approximately 785,000 Hyster® and Yale® lift trucks in operation worldwide. This extensive installed global base of lift trucks generates a significant recurring stream of parts and service revenue, as well as new lift truck replacement opportunities, for both us and our dealers. In 2011, we generated approximately $330 million in revenue through the sale of aftermarket parts and services.

•

Established Brand Strength. We primarily market our materials handling solutions and aftermarket parts under two well-recognized brand names, Hyster® and Yale®. Both Hyster® and Yale® have operating histories of over 80 years, and represent well respected brands in the materials handling industry, where brand recognition is critical. The recently introduced Utilev® brand is for utility lift trucks that meet the needs of low-intensity users.

•

Diverse Global Customer Base. We maintain strong relationships with a significant number of high quality and diverse customers. Hyster® and Yale® together have applications in more than 700 industries, reducing our exposure to individual customer or industry risk. Our top 10 customers accounted for approximately 31% of sales in 2011. Hyster-Yale also has substantial geographic distribution. In 2011, 62% of our sales were in the Americas, 29% in Europe, Middle East and Africa and 9% in Asia-Pacific countries and China.

•

Strong Dealer Network. The Hyster® and Yale® brands are supported by a strong global independent dealer distribution network. Hyster-Yale dealers are typically long-standing in tenure and are focused exclusively on Hyster® and Yale® branded lift trucks. We believe our two-brand distribution strategy provides us with greater market penetration and enhanced market focus for new lift truck units. We assign exclusive territories to our dealers, allowing them to invest in their markets and long-term relationships with customers.

•

Strong National Accounts Program. We operate a National Accounts program for both Hyster® and Yale®. Our National Accounts program focuses on large customers with geographically dispersed operations in multiple dealer territories. Our dealers support the National Accounts program by providing aftermarket parts and service on a local basis. We believe that our National Accounts program provides consistent service to our larger customers and reinforces our preferred supplier status. In 2011, our National Accounts program accounted for 15% of new lift truck unit volume.

•

Strong Commitment to Research and Development. Our research and development is organized around four globally coordinated engineering centers located on two continents. Related product families are designed concurrently in an engineering center which is focused on the global requirements for a single product line. All of our engineering centers are connected with one another, with all of our manufacturing and assembly facilities and with certain suppliers. We believe our research and development structure allows us to be responsive to market demand for more rapid product development cycles. In 2011, we invested $61.3 million on product design and development activities.

•

Globally Integrated Operations with Significant Economies of Scale. We have globally integrated the design, manufacturing, procurement and selected marketing activities for our brands. We believe this provides Hyster-Yale with reduced design and overhead costs, improved manufacturing efficiencies, better access to lower cost suppliers and greater purchasing leverage. Hyster-Yale’s geographically balanced manufacturing structure, with assembly operations in North and South America, Europe and Asia-Pacific, reduces working capital requirements, currency exposure and freight costs.

•

Experienced Management Team. Our management team has extensive experience in the global materials handling industry, with many having managed at Hyster-Yale or related businesses through multiple business cycles and economic environments over many years.

•

Established Growth Strategy. We have a number of initiatives which, if successful, are expected to enhance market position and profitability in the long term. We have initiatives focused on providing customers lowest lifetime ownership costs. We conduct customer needs analyses to enhance product differentiation and to tailor premium, standard and utility product offerings in order to strengthen our market position, especially in the distribution and logistics, and ports and heavy industries markets. We have other initiatives to expand in developing markets, most notably Asia, by offering materials handling solutions that meet the needs of those markets and by strengthening partner relationships, to drive long-term margin improvement by increasing the aftermarket business, and to strengthen the overall business platform through strategic acquisitions, joint ventures and partnerships in the global materials handling industry. We have additional initiatives to enhance our warehouse business by increasing our product reliability and quality, our direct sales and dealer focus and our rebuild programs. We are working on initiatives to enhance our independent distribution by building stronger dealers and pursuing selected use of dual brand representation where optimal.

Industry Overview

The global lift truck industry sold approximately 951,000, 872,000, 547,000, 794,000 and 975,000 units in 2007, 2008, 2009, 2010 and 2011, respectively. In 2011, approximately 33% of these units were sold in Europe, approximately 25% in China, approximately 23% in the Americas, approximately 7% in each of Japan and Asia Pacific and approximately 5% in the Middle East, including Africa. In 2007, 2008, 2009, 2010 and 2011, sales of units by Hyster-Yale represented approximately 10%, 10%, 8%, 8% and 8%, respectively, of the global lift truck market and approximately 24%, 28%, 22%, 21% and 21%, respectively, of the lift truck market in the Americas. The fluctuations in market share from 2007 and 2008 were primarily the result of the timing of our shipments compared to the volatility within the lift truck markets as a result of the overall global economic crisis.

Key characteristics and trends of the materials handling business include growth near the gross domestic product levels in developed markets with emerging markets driving expansion, particularly in China. In addition, the materials handling business expects increased demand for warehouse and distribution applications, increasing focus on battery technology development and customer emphasis on integration of automated technology in products and processes, a growing importance of additional total lifecycle cost of ownership and ongoing industry consolidation opportunities.

Manufacturing and Assembly

We manufacture components, such as frames, masts and transmissions, and assemble products in the market of sale whenever practical to minimize freight cost and balance currency mix. In some instances, however, we utilize one worldwide location to manufacture specific components or assemble specific products. Additionally, components and assembled lift trucks are exported to locations when it is advantageous to meet demand in certain markets. We operate twelve manufacturing and assembly facilities worldwide with five plants in the Americas, three in Europe and four in Asia-Pacific, including joint venture operations.

Sales of lift trucks represented approximately 83% of our annual revenues in 2011 (approximately 57% internal combustion engine units and approximately 26% electric units), 77% in 2010 and 71% in 2009. Service, rental and other revenues were approximately 4% in 2011, 6% in 2010 and 11% in 2009.

During 2011, approximately 23% of Hyster-Yale’s lift truck units sold in North America were to the manufacturing market, approximately 14% were to the wholesale distribution market, approximately 13% were to the home centers and retail market, approximately 12% were to the rental market, approximately 11% were to the food and beverage market, approximately 9% were to the freight and logistics market, approximately 6% were to the paper market and approximately 5% were to the automotive market.

Aftermarket Parts

We offer a line of aftermarket parts to service our large installed base of lift trucks currently in use in the industry. We offer online technical reference databases specifying the required aftermarket parts to service lift trucks and an aftermarket parts ordering system. Aftermarket parts sales represented approximately 13% of our annual revenues in 2011, 17% in 2010 and 18% in 2009.

We sell Hyster®- and Yale®-branded aftermarket parts to dealers for Hyster® and Yale® lift trucks. We also sell aftermarket parts under the UNISOURCE™, MULTIQUIP™ and PREMIER™ brands to Hyster® and Yale® dealers for the service of competitor lift trucks. We have a contractual relationship with a third-party, multi-brand, aftermarket parts wholesaler in the Americas and Europe whereby orders from our dealers for parts for lift trucks are fulfilled by the third party who then pays us a commission.

Marketing

Our marketing organization is structured in three regional divisions: the Americas; Europe, which includes the Middle East and Africa; and Asia-Pacific. In each region, certain marketing support functions for the Hyster® and Yale® brands are combined into a single shared services organization. These activities include sales and service training, information systems support, product launch coordination, specialized sales material development, help desks, order entry, marketing strategy and field service support.

In addition, we have recently implemented a supplier relationship management system. We also have enhanced strategic pricing processes.

Patents, Trademarks and Licenses

We rely on a combination of trade secret protection, trademarks, copyrights, and patents to establish and protect our proprietary rights. These intellectual property rights may not have commercial value or may not be sufficiently broad to protect the aspect of our technology to which they relate or competitors may design around the patents. We are not materially dependent upon patents or patent protection; however, as materials handling equipment has become more technologically advanced, we and our competitors have increasingly sought patent protection for inventions incorporated into our products. We own the Hyster® and Yale® trademarks and believe these trademarks are material to our business.

Distribution Network

We distribute lift trucks and aftermarket parts primarily through two channels: independent dealers and a National Accounts program. Our end-user base is diverse and fragmented, including, among others, light and heavy manufacturers, trucking and automotive companies, rental companies, building materials and paper suppliers, lumber, metal products, warehouses, retailers, food distributors, container handling companies and domestic and foreign governmental agencies.

Independent Dealers

Our dealers, located in 130 countries, are generally independently owned and operated. In the Americas, Hyster® had 41 independent dealers and Yale® had 62 independent dealers as of June 30, 2012. In Europe, Hyster® had 54 independent dealers and Yale® had 105 independent dealers as of June 30, 2012. In Asia-Pacific, Hyster® had 11 independent dealers and Yale® had 13 independent dealers as of June 30, 2012. As of June 30, 2012, we had 15 two-branded dealers in the Americas.

National Accounts

We operate a National Accounts program for both Hyster® and Yale®. The National Accounts program focuses on large customers with geographically dispersed operations in multiple dealer territories. The National Accounts program accounted for 15%, 14% and 18% of new lift truck unit volume in 2011, 2010 and 2009, respectively. The independent dealers support the National Accounts program by providing aftermarket parts and service on a local basis. Dealers receive a commission for the support they provide in connection with National Accounts sales and for the preparation and delivery of lift trucks to customer locations. In addition to selling new lift trucks, the National Accounts program markets services, including full maintenance leases and total fleet management.

Financing of Sales

We are engaged in a joint venture, NFS, with GECC to provide dealer and customer financing of new lift trucks in the United States. We own 20% of NFS, and receive fees and remarketing profits under a joint venture agreement. This agreement expires on December 31, 2013. We account for our ownership of NFS using the equity method of accounting.

In addition, we have entered into an operating agreement with GECC under which GECC provides leasing and financing services to Hyster® and Yale® dealers and our customers outside of the United States. GECC pays us a referral fee once certain financial thresholds are met. This agreement expires on December 31, 2013.

Under the joint venture agreement with NFS and the operating agreement with GECC, our dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer’s floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of these arrangements, we provide recourse or repurchase obligations to NFS or to GECC. In substantially all of these transactions, a perfected security interest is maintained in the lift trucks financed, so that in the event of a default, we have the ability to foreclose on the leased property and sell it through the Hyster® or Yale® dealer network. Furthermore, we have established reserves for exposures under these agreements when required. In addition, we have an agreement with GECC to limit our exposure to losses at certain eligible dealers. Under this agreement, losses related to guarantees for these certain eligible dealers are limited to 7.5% of our original loan balance. See notes 14 and 22 to the consolidated financial statements in this prospectus for further discussion.

Backlog

As of June 30, 2012, our backlog of unfilled orders placed with our manufacturing and assembly operations for new lift trucks was approximately 24,200 units, or approximately $667 million, of which substantially all is expected to be filled during 2012. This compares with the backlog as of June 30, 2011 of approximately 25,100 units, or approximately $685 million and as of December 31, 2011 of approximately 24,700 units, or approximately $629 million, of which substantially all is expected to be filled during 2012. Backlog represents unfilled lift truck orders placed with our manufacturing and assembly facilities from dealers, National Accounts customers and contracts with the U.S. government. In general, unfilled orders may be cancelled at any time prior to shipment.

Key Suppliers and Raw Materials

At times, we have experienced significant increases in our material costs, primarily as a result of global increases in industrial metals including steel, lead and copper and other commodity products, including rubber, due to increased demand and limited supply. While we attempt to pass these increased costs along to our customers in the form of higher prices for our products, we may not be able to fully offset the increased costs of industrial metals and other commodities, due to overall market conditions and the lag time involved in implementing price increases for our products.

A significant raw material required by our manufacturing operations is steel which is generally purchased from steel producing companies in the geographic area near each of our manufacturing facilities. The other significant components for our lift trucks are axles, brakes, transmissions, batteries and chargers. These components are available from numerous sources in quantities sufficient to meet our requirements. We depend on a limited number of suppliers for some of our crucial components, including diesel and gasoline engines, which are supplied to us by, among others, Mazda Motor Corporation and Cummins Inc., and cast-iron counterweights used to counter balance some lift trucks, which we obtain from, among others, Eagle Quest International Ltd. and North Vernon Industry Corp. Some of these critical components are imported and subject to regulations, such as customary inspection by the U.S. Customs and Border Protection under the U.S. Department of Homeland Security, as well as our own internal controls and security procedures. We believe comparable alternatives are available for all suppliers.

Competition

We are one of the leaders in the lift truck industry with respect to market share in the Americas and worldwide. Competition in the lift truck industry is intense and is based primarily on strength and quality of dealers, brand loyalty, customer service, new lift truck sales prices, availability of products and aftermarket parts, comprehensive product line offerings, product performance, product quality and features and the cost of ownership over the life of the lift truck. We compete with several global manufacturers that operate in all major markets.

The lift truck industry also competes with alternative methods of materials handling, including conveyor systems and automated guided vehicle systems.

Our aftermarket parts offerings compete with parts manufactured by other lift truck manufacturers as well as companies that focus solely on the sale of generic parts.

Cyclical Nature of Lift Truck Business

Our business historically has been cyclical. Fluctuations in the rate of orders for lift trucks reflect the capital investment decisions of our customers, which depend to a certain extent on the general level of economic activity in the various industries the lift truck customers serve. During economic downturns, customers tend to delay new lift truck and parts purchases. Consequently, we have experienced, and in the future may continue to experience, significant fluctuations in our revenues and net income. We believe we have the opportunity for positive cash flows across the cycle as a result of our competitive advantage and economic engine.

Research and Development

Our research and development capability is organized around four major engineering centers, all coordinated on a global basis by our global executive administrative center. Products are designed for each brand concurrently and generally each center is focused on the global requirements for a single product line. Our counterbalanced development center, which has global design responsibility for several classes of lift trucks for a highly diverse customer base, is located in Fairview, Oregon. Our big truck development center is located in Nijmegen, The Netherlands, adjacent to a dedicated global big truck assembly facility. Big trucks are primarily used in handling shipping containers and in specialized heavy lifting applications. Warehouse trucks, which are primarily used in distribution applications, are designed based on regional differences in stacking and storage practices. We design warehouse equipment for sale in the Americas market in Greenville, North Carolina, adjacent to the Americas assembly facility. We design warehouse equipment for the European market in Masate, Italy adjacent to our assembly facilities for warehouse equipment. We also have an engineering Concept Center in the United Kingdom to support advanced design activities. In addition, we have an engineering office in India to support our global drafting and design activities for our four major engineering centers.

Our engineering centers utilize a three-dimensional CAD/CAM system and are connected with one another, with all of our manufacturing and assembly facilities and with some suppliers. This allows for collaboration in technical engineering designs and collaboration with suppliers. Additionally, we solicit customer feedback throughout the design phase to improve product development efforts. We invested $61.3 million, $48.6 million and $43.6 million on product design and development activities in 2011, 2010 and 2009, respectively.

Sumitomo-NACCO Joint Venture

We have a 50% ownership interest in SN, a limited liability company that was formed in 1970 primarily to manufacture and distribute Sumitomo-Yale branded lift trucks in Japan and export Hyster®- and Yale®-branded lift trucks and related components and service parts outside of Japan. Sumitomo Heavy Industries, Ltd. owns the remaining 50% interest in SN. Each stockholder of SN is entitled to appoint directors representing 50% of the vote of SN’s board of directors. All matters related to policies and programs of operation, manufacturing and sales activities require mutual agreement between us and Sumitomo Heavy Industries, Ltd. prior to a vote of SN’s board of directors. As a result, we account for our ownership in SN using the equity method of accounting. We purchase Hyster®- and Yale®-branded lift trucks and related component and aftermarket parts from SN under normal trade terms for sale outside of Japan. We also contract with SN for engineering design services on a cost plus basis and charge SN for technology used by SN but developed by us. During 2011, SN sold more than 4,500 lift truck units.

Employees

As of June 30, 2012, we had approximately 5,300 employees. Certain employees in the Danville, Illinois parts depot operations (approximately 90 employees) are unionized. Our contract with the Danville union expires in June 2015. Employees at the facilities in Berea, Kentucky; Sulligent, Alabama; and Greenville, North Carolina are not represented by unions. In Brazil, all of the approximately 245 employees are unionized. Our contract with the Brazilian union expires annually in October, at which time salaries are negotiated for the following year. In Mexico, the approximately 240 shop employees are unionized and the current collective bargaining agreement expires in March 2013.

In Europe, approximately 300 employees in the Craigavon, Northern Ireland and approximately 70 employees in Masate, Italy are unionized. These contracts do not have set expiration dates. The parties discuss changes to these agreements when necessary. All of the European employees are part of works councils that perform a consultative role on business and employment matters.

We believe our current labor relations with both union and non-union employees are generally satisfactory. However, there can be no assurances that we will be able to successfully renegotiate our union contracts without work stoppages or on acceptable terms. A prolonged work stoppage at a unionized facility could have a material adverse effect on our business and results of operations.

Environmental Matters

Our manufacturing operations are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances. Our policies stress compliance, and we believe we are currently in substantial compliance with existing environmental laws. If we fail to comply with these laws or our environmental permits, then we could incur significant costs, including cleanup costs, fines and civil and criminal sanctions. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict operations. Based on current information, we do not expect compliance with environmental requirements to have a material adverse effect on our financial condition or results of operations.

In addition, our products may be subject to laws and regulations relating to the protection of the environment, including those governing vehicle exhaust. Regulatory agencies in the United States and Europe have issued or proposed various regulations and directives designed to reduce emissions from spark-ignited engines and diesel engines used in off-road vehicles, such as industrial lift trucks. These regulations require us and other lift truck manufacturers to incur costs to modify designs and manufacturing processes and to perform additional testing and reporting. While there can be no assurance, we believe the impact of the additional expenditures to comply with these requirements will not have a material adverse effect on our business.

We are investigating or remediating historical contamination at some current and former sites caused by our operations or those of businesses we acquired. We have also been named as a potentially responsible party for cleanup costs under the so-called Superfund law at several third-party sites where we (or our predecessors) disposed of wastes in the past. Under the Superfund law and often under similar state laws, the entire cost of cleanup can be imposed on any one of the statutorily liable parties, without regard to fault. While we are not currently aware that any material outstanding claims or obligations exist with regard to these sites, the discovery of additional contamination at these or other sites could result in significant cleanup costs that could have a material adverse effect on our financial conditions and results of operations.

In connection with any acquisition we have made, we could, under some circumstances, be held financially liable for or suffer other adverse effects due to environmental violations or contamination caused by prior owners of businesses we have acquired. In addition, under some of the agreements through which we have sold businesses or assets, we have retained responsibility for certain contingent environmental liabilities arising from pre-closing operations. These liabilities may not arise, if at all, until years later and could require us to incur significant additional expenses.

Government and Trade Regulations

In the past, our business has been affected by trade disputes between the United States and Europe. In the future, to the extent we are affected by trade disputes and increased tariffs are levied on our goods, our results of operations may be materially adversely affected.

Properties

The following table presents the principal assembly, manufacturing, distribution and office facilities that we own or lease:

Region	Facility Location	Owned/Leased	Function(s)
Americas	Cleveland, Ohio	Leased(1)	Corporate headquarters

	Berea, Kentucky	Owned	Assembly of lift trucks and manufacture of component parts
	Danville, Illinois	Owned	Americas parts distribution center

	Greenville, North Carolina	Owned	Divisional headquarters and marketing and sales operations for Hyster® and Yale® in Americas; Americas warehouse development center; assembly of lift trucks and manufacture of component parts

	Fairview, Oregon	Owned	Global executive administrative center; counterbalanced development center for design and testing of lift trucks, prototype equipment and component parts
	Ramos Arizpe, Mexico	Owned	Manufacture of component parts for lift trucks

	Sao Paulo, Brazil	Owned	Assembly of lift trucks and marketing operations for Brazil

	Sulligent, Alabama	Owned	Manufacture of component parts for lift trucks
Europe	Craigavon, Northern Ireland	Owned	Manufacture of lift trucks; cylinder and transmission assembly; mast fabrication and assembly for Europe
	Fleet, England	Leased	European executive center; marketing and sales operations for Hyster® and Yale® in Europe
	Irvine, Scotland	Leased	European administrative center
	Masate, Italy	Leased	Assembly of lift trucks; European warehouse development center

	Nijmegen, The Netherlands	Owned	Big trucks development center; manufacture and assembly of big trucks and component parts; European parts distribution center
Asia-Pacific	Shanghai, China	Owned(2)	Assembly of lift trucks by Shanghai Hyster joint venture and marketing operations of China
	Sydney, Australia	Leased	Divisional headquarters and sales and marketing for Asia-Pacific; Asia-Pacific parts distribution center
India	Pune, India	Leased	Engineering design services

(1)	This facility is currently leased by NACCO. It is anticipated that this lease will be assigned to us prior to the spin-off.

(2)	This facility is owned by Shanghai Hyster Forklift Ltd., Hyster-Yale’s Chinese joint venture company.

SN’s operations are supported by four facilities. SN’s headquarters are located in Obu, Japan at a facility owned by SN. The Obu facility also has assembly and distribution capabilities. In Cavite, the Philippines and Hanoi, Vietnam, SN owns facilities for the manufacture of components for SN products. SN also has one wholly-owned and six partially-owned dealerships in Japan.

We lease the facility for our one retail dealership in Singapore.

Legal Proceedings

We are, and will likely continue to be, involved in a number of legal proceedings which we believe generally arise in the ordinary course of our business, given our size, history and the nature of our business and products. We are not a party to any material legal proceeding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, all of our outstanding shares of common stock were owned by NACCO. The tables below set forth the projected beneficial ownership of our common stock immediately after the completion of the spin-off and are derived from information relating to the beneficial ownership of NACCO common stock as of September 13, 2012. The table sets forth the projected beneficial ownership of our common stock by the following individuals or entities:

•	each person who is expected to beneficially own more than 5% of the outstanding shares of our Class A Common immediately after completion of the spin-off;

•	each person who is expected to beneficially own more than 5% of the outstanding shares of our Class B Common immediately after completion of the spin-off;

•	the individuals who are expected to be our principal executive officer, our principal financial officer and our other three most highly compensated executive officers;

•	the individuals who are and are expected to be our directors; and

•	the individuals who are expected to be our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which is referred to as the SEC. As of September 13, 2012, 6,799,142 shares of NACCO Class A Common were issued and outstanding and 1,590,421 shares of NACCO Class B Common were issued and outstanding. The information in the table below assumes completion of the spin-off, as a result of which NACCO stockholders will be entitled to receive one share of our Class A Common and one share of our Class B Common for each share of NACCO Class A Common and one share of our Class A Common and one share of our Class B Common for each share of NACCO Class B Common they hold as of the close of business on the record date for the spin-off. The percentages of beneficial ownership set forth below give effect to the distribution of 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common in the spin-off.

Holders of shares of our Class A Common and our Class B Common will be entitled to different voting rights with respect to each class of stock. Each share of our Class A Common will be entitled to one vote per share on all matters submitted to our stockholders. Each share of our Class B Common will be entitled to ten votes per share on all matters submitted to our stockholders. Holders of our Class A Common and holders of our Class B Common generally will vote together as a single class on most matters submitted to a vote of our stockholders. Shares of our Class B Common are convertible into shares of our Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of our Class B Common.

Amount and Nature of Beneficial Ownership — Our common stock

Class A Common

Name	Title of Class	Sole Voting and Investment Power	Shared Voting or Investment Power	Aggregate Amount	Percent of Class(1)
Beatrice B. Taplin (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	680,523(2)	-	680,523(2)	8.11%
Rankin Associates I, L.P., et al. (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	(3)	(3)	472,371(3)	5.63%
Dimensional Fund Advisors LP (4) 1299 Ocean Avenue Santa Monica, CA 90401	Class A	454,465(4)	-	454,465(4)	5.42%
John P. Jumper	Class A	326	-	326	-
Dennis W. LaBarre	Class A	9.424	-	9,424	0.11%
Richard de J. Osborne	Class A	5,618	-	5,618	-
Alfred M. Rankin, Jr.	Class A	272,221	1,307,701(5)	1,579,922(5)	18.83%
Michael E. Shannon	Class A	5,957	-	5,957	-
Britton T. Taplin	Class A	33,539	5,755(6)	39,294(6)	0.47%
David F. Taplin	Class A	45,372(7)	18,000(7)	63,372(7)	0.76%
John F. Turben	Class A	7,013	-	7,013	-
Eugene Wong	Class A	5,812	-	5,812	-
J.C. Butler, Jr.		20,062	1,260,556(8)	1,280,618(8)	15.26%
Carolyn Corvi		-	-	-	-
Claiborne Rankin		124,753	1,229,748(9)	1,354,501(9)	16.15%
Kenneth C. Schilling	Class A	11,221	-	11,221	0.13%
Michael P. Brogan	Class A	-	-	-	-
Colin Wilson	Class A	-	-	-	-
Ralf A. Mock	Class A	-	-	-	-
Clara Taplin Rankin, et al. (10) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class A	(10)	(10)	3,310,164(10)	39.46%
All executive officers and directors as a group (24 persons)	Class A	603,583(11)	1,400,888(11)	2,004,471(11)	23.89%

(1) Less than 0.10%, except as otherwise indicated.

(2) Based on 343,213 shares of NACCO Class A Common and 337,310 shares of NACCO Class B Common beneficially owned on September 13, 2012. Beatrice B. Taplin has the sole power to vote and dispose of the NACCO Class A Common and the shares of NACCO Class B Common held in trusts. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders’ agreement.

(3) Based on 472,371 shares of NACCO Class B Common beneficially owned as of December 31, 2011. A Schedule 13D, which was filed with the SEC with respect to NACCO Class B Common and most recently amended on February 14, 2012, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of NACCO Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of NACCO Class B Common, it does not have any power to vote or dispose of such shares of NACCO Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of NACCO Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general partnership interests and, as trustees and primary beneficiaries, each of the trusts of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Corbin K. Rankin, Cloe O. Rankin, Alison A. Rankin, Clara R. Williams and Helen R. Butler holding limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of NACCO Class B Common or convert NACCO Class B Common into NACCO Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4) Based on 454,465 shares of NACCO Class A Common beneficially owned as of December 31, 2011. A Schedule 13G/A filed with the SEC with respect to NACCO Class A Common on February 14, 2012 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional, may be deemed to beneficially own the shares of NACCO Class A Common above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of NACCO Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 444,089 shares of NACCO Class A Common and the sole power to invest 454,465 shares of NACCO Class A Common owned by the Dimensional Funds. However, all shares of NACCO Class A Common above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(5) Based on 749,771 shares of NACCO Class A Common and 830,151 shares of NACCO Class B Common beneficially owned on September 13, 2012. Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P., which is referred to as Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates. Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of NACCO Class A Common held by Associates. Although Associates holds the 338,295 shares of NACCO Class A Common, it does not have any power to vote or dispose of such shares of NACCO Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Associates,

Associates may not dispose of NACCO Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of NACCO Class A Common held by Associates. Mr. Rankin may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of NACCO Class B Common held by Rankin I. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., referred to as Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. Although Rankin IV holds the 105,248 shares of NACCO Class A Common and 294,728 shares of NACCO Class B Common, it does not have any power to vote or dispose of such shares of NACCO Class A Common and NACCO Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of NACCO Class A Common and NACCO Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of NACCO Class A Common and NACCO Class B Common or convert NACCO Class B Common into NACCO Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 508,929 shares of NACCO Class A Common and 713,791 shares of NACCO Class B Common held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(6) Based on 39,294 shares of NACCO Class A Common beneficially owned on September 13, 2012. Britton T. Taplin is deemed to share with his spouse voting and investment power over 5,755 shares of NACCO Class A Common held by Mr. Taplin’s spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin has pledged 2,169 shares of NACCO Class A Common.

(7) Based on 47,489 shares of NACCO Class A Common and 15,883 shares of NACCO Class B Common beneficially owned on September 13, 2012. David F. Taplin is deemed to share with his step-sister the power to vote and dispose of 18,000 shares of NACCO Class A Common as a result of being a co-trustee of a trust; however, Mr. Taplin has disclaimed beneficial ownership of such shares to the extent in excess of his pecuniary interest in such shares.

(8) Based on 513,595 shares of NACCO Class A Common and 767,023 shares of NACCO Class B Common beneficially owned on September 13, 2012. J.C. Butler, Jr. may be deemed to be a member of the group described in Note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Butler may be deemed to be a member of a group described in notes (3) and (5) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote of 472,371 shares of NACCO Class B Common held by Rankin I, 338,295 shares of NACCO Class A Common held by Associates and 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Rankin I and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Butler are 493,533 shares of NACCO Class A Common and 767,023 shares of NACCO Class B Common held by (a) members of Mr. Butler’s family, (b) trusts for the benefit of members of Mr. Butler’s family and (c) Rankin I, Associates, and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9) Based on 490,090 shares of NACCO Class A Common and 864,411 shares of NACCO Class B Common beneficially owned on September 13, 2012. Claiborne Rankin may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in Note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Rankin may be deemed to be a member of a group described in note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote of 472,371 shares of NACCO Class B Common held by Rankin I, 338,295 shares of NACCO Class A Common held by Associates and 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Rankin I and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 767,099 shares of NACCO Class A Common and 462,649 shares of NACCO Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(10) The stockholders’ agreement described in note (2) of the section “Amount and Nature of Beneficial Ownership – Our Class B Common” below provides for a right of first refusal only with respect to the shares of Class B Common disclosed in the table for such Class B Common below. The Class A Common described above is not subject to the terms and conditions of the stockholders’ agreement, including the right of first refusal.

(11) Based on shares of NACCO Class A Common and shares of NACCO Class B Common beneficially owned by all individuals expected to be executive officers and directors of Hyster-Yale as a group on September 13, 2012.

Amount and Nature of Beneficial Ownership — Our Class B Common

Class B Common

Name	Title of Class	Sole Voting and Investment Power	Shared Voting or Investment Power	Aggregate Amount	Percent of Class(1)
Clara Taplin Rankin, et al. (2) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	(2)	(2)	3,310,164(2)	39.46%
Beatrice B. Taplin(3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	680,523(3)	-	680,523(3)	8.11%
Rankin Associates I, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	(4)	(4)	472,371(4)	5.63%
Dimensional Fund Advisors LP (5) 1299 Ocean Avenue Santa Monica, CA 90401	Class B	454,465(5)	-	454,465(5)	5.42%
John P. Jumper	Class B	326	-	326	-
Dennis W. LaBarre	Class B	9,424	-	9,424	0.11%
Richard de J. Osborne	Class B	5,618	-	5,618	-
Alfred M. Rankin, Jr.	Class B	272,221(6)	1,307,701(6)	1,579,922(6)	18.83%
Michael E. Shannon	Class B	5,957	-	5,957	-
Britton T. Taplin	Class B	33,539(7)	5,755	39,294(7)	0.47%
David F. Taplin	Class B	45,372(8)	18,000(8)(12)	63,372(8)	0.76%
John F. Turben	Class B	7,013	-	7,013	-
Eugene Wong	Class B	5,812	-	5,812	-
J.C. Butler, Jr.		20,062	1,260,556(9)	1,280,618(9)	15.26%
Carolyn Corvi		-	-	-	-
Claiborne Rankin		124,753	1,229,748(10)	1,354,501(10)	16.15%
Kenneth C. Schilling	Class B	11,221	-	11,221	0.13%
Michael P. Brogan	Class B	-	-	-	-
Colin Wilson	Class B	-	-	-	-
Ralf A. Mock	Class B	-	-	-	-
All executive officers and directors as a group (24 persons)	Class B	603,583(11)	1,400,888(11)	2,004,471(11)	23.89%

(1) Less than 0.10%, except as otherwise indicated.

(2) Based on 1,542,757 shares of NACCO Class B Common beneficially owned on September 13, 2012. The Stockholders 13D reported that, except for NACCO and PNC Bank, N.A., as depository, the Signatories may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the NACCO Class B Common subject to the stockholders’ agreement, which is an aggregate of 1,542,757 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of NACCO Class B Common into NACCO Class A Common or prior to any sale or transfer of NACCO Class B Common to any permitted transferee (under the terms of the NACCO Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into NACCO Class A Common prior to their sale or transfer. The shares of NACCO Class B Common subject to the stockholders’ agreement constituted 96.87% of the NACCO Class B Common outstanding on February 28, 2012 or 67.90% of the combined voting power of all NACCO Class A Common and NACCO Class B Common outstanding on such date. Certain Signatories own NACCO Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, NACCO may, but is not obligated to, buy any of the shares of NACCO Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of NACCO Class B Common.

(3) Based on 343,213 shares of NACCO Class A Common and 337,310 shares of NACCO Class B Common beneficially owned on September 13, 2012. Beatrice B. Taplin has the sole power to vote and dispose of the shares of NACCO Class A Common and NACCO Class B Common held in trusts. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders’ agreement.

(4) Based on 472,371 shares of NACCO Class B Common beneficially owned on December 31, 2012. A Schedule 13D, which was filed with the SEC with respect to NACCO Class B Common and most recently amended on February 14, 2012, reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of NACCO Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of NACCO Class B Common, it does not have any power to vote or dispose of such shares of NACCO Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of NACCO Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general partnership interests and, as trustees and primary beneficiaries, each of the trusts of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Corbin K. Rankin, Cloe O. Rankin, Alison A. Rankin, Clara R. Williams and Helen R. Butler holding limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of NACCO Class B Common or convert NACCO Class B Common into NACCO Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(5) Based on 454,465 shares of NACCO Class A Common beneficially owned as of December 31, 2011. A Schedule 13G/A filed with the SEC with respect to NACCO Class A Common on February 14, 2012 reported that Dimensional may be deemed to beneficially own the shares of NACCO Class A Common above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to the Dimensional Funds, which own the shares of NACCO Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 444,089 shares of NACCO Class A Common and the sole power to invest 454,465 shares of NACCO Class A Common owned by the Dimensional Funds. However, all shares of NACCO Class A Common above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(6) Based on 749,771 shares of NACCO Class A Common and 830,151 shares of NACCO Class B Common beneficially owned on September 13, 2012. Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of NACCO Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Associates and Associates may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of NACCO Class A Common. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 508,929 shares of NACCO Class A Common and 713,791 shares of NACCO Class B Common held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(7) Based on 39,294 shares of NACCO Class A Common owned on September 13, 2012. Britton T. Taplin is deemed to share with his spouse voting and investment power over 5,755 shares of NACCO Class A Common held by Mr. Taplin’s spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin has pledged 2,169 shares of NACCO Class A Common.

(8) Based on 47,489 shares of NACCO Class A Common and 15,883 shares of NACCO Class B Common beneficially owned on September 13, 2012. David F. Taplin is deemed to share with his step-sister the power to vote and dispose of 18,000 shares of NACCO Class A Common as a result of being a co-trustee of a trust; however, Mr. Taplin has disclaimed beneficial ownership of such shares to the extent in excess of his pecuniary interest in such shares.

(9) Based on 513,595 shares of NACCO Class A Common and 767,023 shares of NACCO Class B Common beneficially owned on September 13, 2012. J.C. Butler, Jr. may be deemed to be a member of the group described in Note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Butler may be deemed to be a member of a group described in notes (4) and (6) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote of 472,371 shares of NACCO Class B Common held by Rankin I, 338,295 shares of NACCO Class A Common held by Associates and 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Rankin I and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Butler are 493,533 shares of NACCO Class A Common and 767,023 shares of NACCO Class B Common held by (a) members of Mr. Butler’s family, (b) trusts for the benefit of members of Mr. Butler’s family and (c) Rankin I, Associates and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(10) Based on 490,090 shares of NACCO Class A Common and 864,411 shares of NACCO Class B Common beneficially owned on September 13, 2012. Claiborne Rankin may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates.

In addition, Mr. Rankin may be deemed to be a member of a group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote of 472,371 shares of NACCO Class B Common held by Rankin I, 338,295 shares of NACCO Class A Common held by Associates and 105,248 shares of NACCO Class A Common and 294,652 shares of NACCO Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 767,099 shares of NACCO Class A Common and 462,649 shares of NACCO Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the NACCO Class B Common beneficially owned by Claiborne Rankin is subject to the stockholders’ agreement.

(11) The aggregate amount of NACCO Class A Common and NACCO Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of NACCO Class A Common and NACCO Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of NACCO Class A Common of which Mr. A. Rankin, Mr. Butler and Mr. C. Rankin have disclosed beneficial ownership in notes (5), (8) and (9) of the section “Amount and Nature of Beneficial Ownership – Our Class A Common” above and the shares of NACCO Class B Common of which Mr. Rankin has disclaimed beneficial ownership in notes 6, 9 and 10 above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Claiborne Rankin. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin Jr. Assuming the issuance of our Class A Common and Class B Common in the spin-off, the combined beneficial ownership of such persons shown in the foregoing tables would equal 2,574,045 shares, of 30.68%, of our Class A Common and 2,574,045 shares, or 30.68%, of our Class B Common. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, would equal 2,652,910 shares, or 31.62%, of the Class A Common and 2,652,910 shares, or 31.62%, of the Class B Common, assuming the issuance of our Class A Common and Class B Common in the spin-off. Such shares of Class A Common and Class B Common together would represent 31.62% of the combined voting power of all Class A Common and Class B Common.

MANAGEMENT

The following tables set forth those individuals expected to serve as our executive officers and directors after the completion of the spin-off.

Executive Officers of Hyster-Yale

After the spin-off, our executive officers will be substantially the same as our executive officers immediately before the spin-off and will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law. The following table sets forth those individuals that will serve as our executive officers after the completion of the spin-off, as well as their ages and other positions.

EXECUTIVE OFFICERS OF HYSTER-YALE

Name	Age	Principal Occupation and Business Experience During Last Five Years

Alfred M. Rankin, Jr.	70

Chairman, President and Chief Executive Officer; Chairman, President and Chief Executive Officer of NACCO (from prior to 2007); Chairman of NMHG (from October 2008); Chairman of HBB (from January 2010); Chairman of KC (from January 2010); Chairman of NACoal (from February 2010).

Michael P. Brogan	62	President and Chief Executive Officer – NACCO Materials Handling Group; President and Chief Executive Officer of NMHG (from prior to 2007).
Charles A. Bittenbender	62	Vice President, General Counsel and Secretary; Vice President, General Counsel and Secretary of NACCO (from prior to 2007); Vice President, General Counsel and Secretary of NMHG (from October 2008).
Kenneth C. Schilling	52	Vice President, Chief Financial Officer; Vice President and Controller of NACCO (from prior to 2007); Vice President, Chief Financial Officer of NMHG (from October 2008).
Suzanne S. Taylor	49

Deputy General Counsel and Assistant Secretary; Associate General Counsel and Assistant Secretary of Hyster-Yale (from May 2012 to September 2012); Associate General Counsel and Assistant Secretary of NACCO (from December 2008); Assistant Secretary of NMHG (from August 2011 to September 2012); Vice President, General Counsel and Chief Compliance Officer, Keithley Instruments, Inc. (developer, manufacturer and marketer of electronic instruments) (from April 2007 to December 2008); Assistant General Counsel, Platinum Equity, LLC (a private equity firm) (from prior to 2007 to April 2007).

Mary D. Maloney	50

Associate General Counsel and Assistant Secretary; Assistant General Counsel and Assistant Secretary of Hyster-Yale (from May 2012 to September 2012); Assistant General Counsel of NACCO (from prior to 2007); Assistant Secretary of NACCO (from May 2007); Assistant Secretary of NMHG (from August 2011 to September 2012).

Jennifer M. Langer	38

Controller; Controller of NMHG (from January 2012); Director of Financial Reporting, Planning and Analysis of NACCO (from March 2011); Director of Financial Reporting of NACCO (from January 2008 to March 2011); Manager of Financial Reporting of NACCO (from prior to 2007 to January 2008.

Brian K. Frentzko	51	Vice President, Treasurer; Assistant Treasurer of NMHG (from August 2007 to August 2012).

PRINCIPAL OFFICERS OF OUR SUBSIDIARIES
Name	Age	Principal Occupation and Business Experience During Last Five Years

Alfred M. Rankin, Jr.	70

Chairman of NMHG; Chairman of NMHG (from October 2008); Chairman, President and Chief Executive Officer of NACCO (from prior to 2007); Chairman of HBB (from January 2010); Chairman of KC (from January 2010); Chairman of NACoal (from February 2010).

Michael P. Brogan	62	President and Chief Executive Officer of NMHG; President and Chief Executive Officer of NMHG (from prior to 2007).
Charles A. Bittenbender	62

Vice President, General Counsel and Secretary of NMHG; Vice President, General Counsel and Secretary of NMHG (from October 2008); Vice President, General Counsel and Secretary of NACCO (from prior to 2007).

Brian K. Frentzko	51	Vice President, Treasurer of NMHG; Vice President, Treasurer of NMHG (from August 2012); Assistant Treasurer of NMHG (from August 2007 to August 2012)
Jennifer M. Langer	38

Controller of NMHG; Controller of NMHG (from January 2012); Director of Financial Reporting, Planning and Analysis of NACCO (from March 2011); Director of Financial Reporting of NACCO (from January 2008 to March 2011); Manager of Financial Reporting of NACCO (from prior to 2007 to January 2008).

Mary D. Maloney	50

Associate General Counsel and Assistant Secretary of NMHG; Associate General Counsel and Assistant Secretary of NMHG (from September 2012); Assistant General Counsel and Assistant Secretary of NMHG (from May to September 2012); Assistant Secretary of NMHG (from August 2011 to September 2012); Assistant General Counsel of NACCO (from prior to 2007); Assistant Secretary of NACCO (from May 2007).

Lauren E. Miller	58	Senior Vice President, Marketing and Consulting of NMHG; Senior Vice President, Marketing and Consulting of NMHG (from October 2008); Vice President, Consulting Services of NACCO (from prior to 2007).
Ralf A. Mock	56	Managing Director, Europe, Africa and Middle East of NMHG; Managing Director, Europe, Africa and Middle East of NMHG (from prior to 2007).
Rajiv K. Prasad	48

Vice President, Global Product Development and Manufacturing of NMHG; Vice President, Global Product Development and Manufacturing (from January 2012); Vice President, Global Product Development of NMHG (from July 2007 to January 2012); Vice President, Global Product Development, International Truck and Engine Corporation (an industrial company) (from prior to 2007 to July 2007).

Victoria L. Rickey	60	Vice President, Asia-Pacific of NMHG; Vice President, Asia-Pacific of NMHG (from October 2008); Vice President, Chief Marketing Officer of NMHG (from prior to 2007 to October 2008).
Michael E. Rosberg	62	Vice President, Global Supply Chain of NMHG; Vice President, Global Supply Chain of NMHG (from prior to 2007).
Kenneth C. Schilling	52	Vice President, Chief Financial Officer of NMHG; Vice President, Chief Financial Officer of NMHG (from October 2008); Vice President and Controller of NACCO (from prior to 2007).
Suzanne S. Taylor	49

Deputy General Counsel and Assistant Secretary of NMHG; Deputy General Counsel and Assistant Secretary of NMHG (from September 2012); Associate General Counsel and Assistant Secretary of NMHG (from May to September 2012); Assistant Secretary of NMHG (from August 2011 to September 2012); Associate General Counsel and Assistant Secretary of NACCO (from December 2008); Vice President, General Counsel and Chief Compliance Officer, Keithley Instruments, Inc. (developer, manufacturer and marketer of electronic instruments) (from April 2007 to December 2008); Assistant General Counsel, Platinum Equity, LLC (a private equity firm) (from prior to 2007 to April 2007).

Colin Wilson	58

Vice President and Chief Operating Officer of NMHG and President, Americas of NMHG; Vice President and Chief Operating Officer of NMHG (from prior to 2007); President, Americas of NMHG (from October 2008).

Directors of Hyster-Yale

The following table provides certain information as of the date of this prospectus about the persons who currently serve on our Board who will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law. The table contains each person’s biography as well as the qualifications and experience each person currently brings to our Board. Following the spin-off, the composition of our Board will change and as disclosed below new members will be added and certain existing members will no longer serve on our Board.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since

John P. Jumper	67

President and Chief Executive Officer of SAIC, Inc. (a government technology solutions company). Retired Chief of Staff, United States Air Force. From prior to 2007, President, John P. Jumper & Associates (aerospace consulting). Also, Director of Goodrich Corporation, Science Applications International Corporation, Wesco Aircraft Holding, Inc. From prior to 2007 to 2009, Director of TechTeam Global and from 2007 to 2010, Director of Somanectics Corp. From 2007 to February 2012, Director of Jacobs Engineering, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that will make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly-traded corporations allows him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices.

			2012
Dennis W. LaBarre	69

Partner in the law firm of Jones Day.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 25 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board with an expansive view of the legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO’s board and through his involvement with its committees.

			1982
Richard de J. Osborne	78

Retired Chairman and Chief Executive Officer of ASARCO Incorporated (a leading producer of non-ferrous metals). Current non-executive Chairman of the Board of Directors of Datawatch Corp.

Mr. Osborne’s experience as chairman, chief executive officer and chief financial officer of a leading producer of non-ferrous metals enables him to provide our Board with a wealth of experience in and understanding of the mining industry. From this experience, as well as his past and current service on the boards of other publicly-traded corporations, Mr. Osborne offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

			1998
Alfred M. Rankin, Jr.	70

Chairman, President and Chief Executive Officer of NACCO. Chairman of NMHG and Chairman of the Board of each of NACCO’s other principal subsidiaries: NA Coal, HBB and KC. Also, Director of Goodrich Corporation and The Vanguard Group, and Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland.

In over 39 years of service to NACCO as a director and over 20 years in senior management of NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly-traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board, the Company and the community surrounding our corporate headquarters.

			1972

Michael E. Shannon	75

President of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investments). Retired Chairman, Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemicals company). From prior to 2007 to April 2010, Director of CenterPoint Energy, Inc. From prior to 2007 to 2007, Director of Apogee Enterprises, Inc. and Director of Clorox Company.

Mr. Shannon’s experience in finance and general management, including his service as chairman and chief financial and administrative officer of a major publicly-traded corporation, enables him to make significant contributions to our Board. Through his past and current service on the boards of publicly-traded corporations, he has a broad and deep understanding of the financial reporting system, the challenges involved in developing and maintaining effective internal controls and the isolation of areas of focus for evaluating risks to the Company.

			2002
Britton T. Taplin	55	Self-employed (personal investments). Former Partner of Western Skies Group, Inc. (a privately-held real estate developer) from prior to 2007 to 2007. From prior to 2007 to 2007, worked in a commercial real-estate development business. Mr. Taplin is a grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board.	1992
David F. Taplin	63	Self-employed (tree farming). Mr. Taplin is a grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board.	1997
John F. Turben	77

Founding Partner of Kirtland Capital Partners (a private equity company).

Mr. Turben brings to our Board the entrepreneurial perspective of a founder and operator of a successful company. Mr. Turben has acquired extensive experience handling transactional and investment issues through his over 35 years of involvement in operating a private equity firm. Through this experience as well as his service on other boards of publicly-traded corporations and private institutions, he provides important insight and assistance to our Board in the areas of finance, investments and corporate governance, which enable him to be a significant contributor to our Board.

			1997
Eugene Wong	77

Professor Emeritus of the University of California at Berkeley.

Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute the unique administrative and management perspective of a corporate chief executive officer.

			2005

Structure of the Board of Directors

After the spin-off, our Board will consist of Alfred M. Rankin, Jr., J.C. Butler, Jr., Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin, Claiborne Rankin and Eugene Wong, who will remain in office until their respective successors are duly elected or appointed and qualified in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws or as otherwise provided by law. Of these individuals, the following served as our directors prior to the spin-off: Alfred M. Rankin, Jr., John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong. The following table contains each such person’s biography as well as the qualifications and experience each person currently brings to our Board.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since

J.C. Butler, Jr.	51	Senior Vice President, Finance, Treasurer and Chief Administrative Officer of NACCO. From prior to 2007 to September 2012, Vice President – Corporate Development and Treasurer of NACCO. From January 2010, Senior Vice President – Project Development and Administration of NACoal. From August of 2011 to September 2012, Treasurer of NMHG. From May 2008 to January 2010, Senior Vice President – Project Development of NACoal. With over 17 years of service as a member of management at NACCO, Mr. Butler has extensive knowledge of the operations and strategies of the Company.	2012
Carolyn Corvi	61

Vice President and General Manager – Airplane Programs of The Boeing Company (an aerospace company) from prior to March 2005 to January 2009. Retired January 2009. Director of United Continental Holdings, Inc. and Allegheny Technologies, Inc. From June 2009 to July 2012, Director of Goodrich Corporation.

Ms. Corvi’s experience in general management, including her service as vice president and general manager of a major publicly-traded corporation, enables her to make significant contributions to our Board. Through this past employment experience and her past and current service on the boards of publicly-traded corporations, she offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

			2012
John P. Jumper	67

President and Chief Executive Officer of SAIC, Inc. (a government technology solutions company). Retired Chief of Staff, United States Air Force. From prior to 2007, President, John P. Jumper & Associates (aerospace consulting). Also, Director of Goodrich Corporation, Science Applications International Corporation, Wesco Aircraft Holding, Inc. From prior to 2007 to 2009, Director of TechTeam Global and from 2007 to 2010, Director of Somanectics Corp. From 2007 to February 2012, Director of Jacobs Engineering, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that will make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly-traded corporations allows him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices.

			2012
Dennis W. LaBarre	69

Partner in the law firm of Jones Day.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 25 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board with an expansive view of the legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO’s board and through his involvement with its committees.

			1982

Alfred M. Rankin, Jr.	70

Chairman, President and Chief Executive Officer of NACCO. Chairman of NMHG and Chairman of the Board of each of NACCO’s other principal subsidiaries: NA Coal, HBB and KC. Also, Director of Goodrich Corporation and The Vanguard Group, and Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland.

In over 39 years of service to NACCO as a director and over 20 years in senior management of NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly-traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board, the Company and the community surrounding our corporate headquarters.

			1972
Claiborne Rankin	62

Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC (a private firm specializing in venture capital and investments) from prior to 2007. Managing Member of Sycamore Partners, LLC, the manager of NCAF Management II, LLC and managing member of North Coast Angel Fund II, LLC (private firms specializing in venture capital and investments) from 2010.

As a member of the board of our U.S. operating subsidiary, Mr. Rankin has extensive knowledge of the lift truck industry and the Company. This experience and knowledge, his venture capital experience and the perspective of a long-term stockholder enable him to contribute to our Board.

			2012
Michael E. Shannon	75

President of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investments). Retired Chairman, Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemicals company). From prior to 2007 to April 2010, Director of CenterPoint Energy, Inc. From prior to 2007 to 2007, Director of Apogee Enterprises, Inc. and Director of Clorox Company.

Mr. Shannon’s experience in finance and general management, including his service as chairman and chief financial and administrative officer of a major publicly-traded corporation, enables him to make significant contributions to our Board. Through his past and current service on the boards of publicly-traded corporations, he has a broad and deep understanding of the financial reporting system, the challenges involved in developing and maintaining effective internal controls and the isolation of areas of focus for evaluating risks to the Company.

			2002
Britton T. Taplin	55	Self-employed (personal investments). Former Partner of Western Skies Group, Inc. (a privately-held real estate developer) from prior to 2007 to 2007. From prior to 2007 to 2007, worked in a commercial real-estate development business. Mr. Taplin is a grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board.	1992
Eugene Wong	77

Professor Emeritus of the University of California at Berkeley.

Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute the unique administrative and management perspective of a corporate chief executive officer.

			2005

Directors’ Meetings and Committees

After the spin-off, our Board will have an audit review committee, a compensation committee, a nominating and corporate governance committee and a finance committee. Our Board has determined that Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, Michael E. Shannon, Britton T. Taplin and Eugene Wong satisfy the criteria for director independence as set forth in the NYSE rules.

Immediately after the spin-off, the members of our audit review committee, compensation committee, nominating and corporate governance committee and finance committee will be as follows:

Audit Review Committee	Compensation Committee

Carolyn Corvi	Carolyn Corvi
John P. Jumper	John P. Jumper (Chairperson)
Michael E. Shannon (Chairperson)	Michael E. Shannon
Eugene Wong	Eugene Wong

Nominating and Corporate Governance Committee	Finance Committee

John P. Jumper	J.C. Butler, Jr.
Dennis W. LaBarre	Carolyn Corvi (Chairperson)
Michael E. Shannon (Chairperson)	Dennis W. LaBarre
Alfred M. Rankin, Jr.
Claiborne Rankin
Britton T. Taplin

Our Board met four times in 2011 and six times so far in 2012. There were no committee meetings in 2011 or 2012 so far.

Audit Review Committee

Our audit review committee will have the responsibilities set forth in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection and retention of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to our and our employees’ ethics; and

•	preparing the annual report of the audit review committee to be included in our proxy statement.

Our Board has determined that Michael E. Shannon qualifies as an audit committee financial expert as defined in Section 407(d) of Regulation S-K under the Exchange Act. Our Board has also determined that Carolyn Corvi, John P. Jumper, Michael E. Shannon and Eugene Wong are independent, as such term is defined in Section 303A.02 of the NYSE’s listing standards and Rule 10A-3(b)(1) under the Exchange Act. Our Board believes that all members of our audit review committee should have a high level of financial knowledge. Accordingly, our Board has reviewed the membership of our audit review committee after the spin-off and determined that each of the individuals who will serve on our audit review committee is financially literate as defined in Section 303A.07(a) of the NYSE’s listing standards and has accounting or related financial management expertise as defined in Section 303A.07(a) of the NYSE’s listing standards and, therefore, may qualify as an audit committee financial expert. No members who serve on our audit review committee serve on more than three public company audit committees.

Compensation Committee

Our compensation committee will have the responsibilities set forth in its charter with respect to the administration of our policies, programs and procedures for compensating our employees, including our executive officers, and the directors. Among other things, our compensation committee’s direct responsibilities will include:

•	the review and approval of our goals and objectives relevant to executive compensation;

•	the evaluation of the performance of our chief executive officer and other executive officers in light of these goals and objectives;

•	the determination and approval of chief executive officer and other executive officer compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;

•

the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans; and

•	the review and approval of the compensation discussion and analysis and the preparation of the annual compensation committee report.

Our compensation committee may retain and receive assistance in the performance of its responsibilities from one or more internationally recognized compensation consulting firms. Our Board has determined that Carolyn Corvi, John P. Jumper, Michael E. Shannon and Eugene Wong, each of whom will serve on our compensation committee after the spin-off, are independent, as independence is defined in the listing standards of the NYSE.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will have the responsibilities set forth in its charter. Among other things, our nominating and corporate governance committee’s responsibilities will include:

•	the review and making of recommendations to our Board concerning the criteria for membership to our Board;

•	the review and making of recommendations to our Board concerning the optimum number and qualifications of directors believed to be desirable;

•	the establishment and monitoring of a system to receive suggestions for nominees to our Board; and

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board.

Our nominating and corporate governance committee after the spin-off will consider director candidates recommended by our stockholders. In addition to the foregoing responsibilities, after the spin-off, our nominating and corporate governance committee will be responsible for reviewing our corporate governance guidelines and recommending changes to those corporate governance guidelines, as appropriate; overseeing evaluations of the effectiveness of our Board; and annually reporting their assessment of our Board’s performance. Our Board has determined that John P. Jumper, Dennis W. LaBarre and Michael E. Shannon, each of whom will serve on our nominating and corporate governance committee after the spin-off, are independent, as independence is defined in the listing standards of the NYSE. However, our nominating and corporate governance committee may, from time to time, consult with the Chairman, President and CEO of Hyster-Yale and certain other members of the Taplin and Rankin families regarding the composition of our Board.

Finance Committee

Our finance committee will review our financing and financial risk management strategies and those of our subsidiaries and make recommendations to our Board of Directors on matters concerning finance.

Corporate Governance

In accordance with the rules of the NYSE, after the spin-off, our Board will meet in regularly scheduled meetings in executive session without management and at least once a year in executive session including only independent directors. The determination of the director who should preside at such meetings will be made based upon the principal subject matter to be discussed at the meeting.

We will hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors will be expected to attend the annual meeting absent an appropriate excuse.

We will adopt a code of ethics applicable to all of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions. Waivers, if any, of our code of ethics for our directors or executive officers will be disclosed on our website. We will also adopt corporate governance guidelines, which will provide a framework for the conduct of our Board’s business. Prior to the spin-off, our code of ethics, our corporate governance guidelines, as well as the charters of our audit review committee, our compensation committee and our nominating and corporate governance committee, will be posted on our website at http://www.Hyster-Yale.com under the heading “Corporate Governance.” We will provide a copy of any of these documents, without charge, to any stockholder upon request. The information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider information contained on or accessible through our website as part of this prospectus.

After the spin-off, our audit review committee will review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department will be primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the audit review committee to determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As set forth in our audit review committee’s charter, in the course of the review of a potentially material related person transaction, the audit review committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the audit review committee deems appropriate.

Based on this review, the audit review committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the audit review committee who is a related person with respect to a transaction under review will not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the audit review committee that considers the transaction.

Risk Oversight

Our Board oversees our risk management. The full Board (as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for our Board to oversee the risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our compensation committee oversees risks related to our executive compensation plans and arrangements, our audit review committee oversees the financial reporting and control risks, and our nominating and corporate governance committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of the Board meeting. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Certain Business Relationship

J.C. Butler, Jr., currently an executive officer of NMHG, a subsidiary of the Company, is the son-in-law of Alfred M. Rankin, Jr. In 2009, 2010 and 2011, Mr. Butler’s total compensation was $547,257, $1,149,771 and $696,038, respectively, which includes annual compensation, long-term compensation and all other compensation.

Communication with Members of our Board

Information for stockholders and other parties interested in communicating with our Board or our independent directors, individually or as a group, will be posted on our website prior to the spin-off. Our corporate secretary will forward communications relating to matters within our Board’s purview to the independent directors; communications relating to matters within a board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Hyster-Yale executive or employee. Our corporate secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but will make them available to any independent director who requests them.

Compensation of Directors

Following the spin-off, director compensation will be determined by our Board with the assistance of our compensation committee. Such compensation will be similar to the compensation structure implemented by NACCO, as outlined below. We will not provide directors who are also our employees any additional compensation for serving as a director.

The following table sets forth the 2011 compensation paid by NACCO to non-employee directors of NACCO who are also currently non-employee directors of Hyster-Yale.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
John P. Jumper (4)	$0	$0	$0	$0
Dennis W. LaBarre	$54,503	$84,497	$6,718	$145,718
Richard de J. Osborne	$89,226	$51,774	$6,518	$147,518
Michael E. Shannon	$90,197	$61,803	$6,571	$158,571
Britton T. Taplin	$71,047	$46,953	$6,515	$124,515
David F. Taplin	$66,047	$46,953	$6,631	$119,631
John F. Turben	$97,226	$51,774	$6,549	$155,549
Eugene Wong	$25,583	$89,417	$4,549	$119,549

(1)	Amounts in this column reflect the annual retainers and other fees earned by the directors in 2011 for services provided to NACCO and its subsidiaries. They also include payment for certain fractional shares of NACCO Class A Common that were earned and cashed out in 2011 under the NACCO Non-Employee Directors’ Plan described below.

(2)	Under the NACCO Non-Employee Directors’ Plan, the directors are required to receive a portion of their annual retainer in shares of NACCO Class A Common referred to as the NACCO Mandatory Shares. They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of NACCO Class A Common, referred to as the NACCO Voluntary Shares. Amounts in this column reflect the aggregate grant date fair value of the NACCO Mandatory Shares and NACCO Voluntary Shares that were granted to directors under the NACCO Non-Employee Directors’ Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as FASB ASC Topic 718. The amounts listed include the following amounts that certain directors elected to receive in the form of Voluntary Shares rather than in cash: $37,544 for Dennis W. LaBarre, $4,821 for Richard de J. Osborne, $14,850 for Michael E. Shannon, $4,821 for John F. Turben and $42,464 for Eugene Wong.

(3)	The amount listed includes: (i) $1,505 for each director in NACCO-paid premium payments for life insurance for the benefit of the directors; (ii) other NACCO-paid premium payments for accidental death and dismemberment insurance for the director and his spouse; and (iii) personal excess liability insurance for the director and members of his immediate family. The amount listed also includes charitable contributions made in NACCO’s name on behalf of the director and his spouse under NACCO’s matching charitable gift program in the amount of $3,796 for Britton Taplin, $2,000 for Eugene Wong and $4,000 for each of Messrs. LaBarre, Osborne, Shannon, Turben and David Taplin.

(4)	General Jumper became a director of NACCO effective January 1, 2012.

Description of Material Factors Relating to the 2011 Director Compensation Table

As of July 1, 2011, each non-employee director of NACCO received the following annual compensation for service on NACCO’s board:

•	a retainer of $125,000 ($69,000 of which is required to be paid in the form of shares of NACCO Class A Common, as described below);

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of the NACCO board, but not exceeding $2,000 per day;

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of a committee of the NACCO board on which the director served;

•	a retainer of $5,000 for each committee of the NACCO board on which the director served (other than the Executive Committee);

•	an additional retainer of $5,000 for each committee of the NACCO board on which the director served as chairman (other than the audit review committee); and

•	an additional retainer of $10,000 for the chairman of the audit review committee of the NACCO board.

The retainers are paid quarterly in arrears and the meeting fees are paid following each meeting. Each director is also reimbursed for expenses incurred as a result of attendance at meetings. NACCO also occasionally made its private aircraft available to directors for attendance at meetings of the NACCO board.

Under the NACCO Non-Employee Directors’ Plan, each director who was not an officer of NACCO received $69,000 of his $125,000 retainer in whole shares of NACCO Class A Common. Any fractional shares were paid in cash. The actual number of shares of NACCO Class A Common issued to a director is determined by the following formula: the dollar value of the portion of the $69,000 retainer that was earned by the director each quarter divided by the average closing price of shares of NACCO Class A Common on the NYSE for each week during such quarter. These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director or his spouse, children or grandchildren.

The foregoing restrictions on transfer lapse upon the earliest to occur of:

•	the date which is ten years after the last day of the calendar quarter for which such shares were earned;

•	the date of the death or permanent disability of the director;

•	five years (or earlier with the approval of NACCO’s board) from the date of the retirement of the director from NACCO’s board;

•	the date that a director is both retired from the NACCO board and has reached 70 years of age; or

•	at such other time as determined by the NACCO board.

In addition, each director has the right under the NACCO Non-Employee Directors’ Plan to receive shares of NACCO Class A Common in lieu of cash for up to 100% of the balance of his retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. However, these NACCO Voluntary Shares are not subject to the foregoing transfer restrictions.

Director Compensation Program for 2012

The NACCO compensation committee periodically evaluates and recommends changes to NACCO’s compensation program for directors. The NACCO compensation committee and NACCO board did not make any changes to the director compensation program from 2011 to 2012.

Compensation of Directors of Hyster-Yale after the Spin-Off

Each director who is not one of our officers will receive the following compensation for service on our Board after the spin-off:

•	a retainer of $125,000 ($69,000 of which will be required to be paid in the form of shares of Hyster-Yale Class A Common, (as described below);

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of our Board, but not exceeding $2,000 per day;

•	attendance fees of $1,000 for each meeting attended (including telephonic meetings) of a committee of our Board on which the director serves;

•	a retainer of $5,000 for each committee of our Board on which the director served (other than the Executive Committee);

•	an additional retainer of $5,000 for each committee of our Board on which the director serves as chairman (other than the audit review committee); and

•	an additional retainer of $10,000 for the chairman of the audit review committee of our Board.

The retainers will be paid quarterly in arrears and the meeting fees will be paid following each meeting. Each director will be reimbursed for expenses incurred as a result of attendance at meetings and we may make our private aircraft available to directors for attendance at meetings of our Board.

We have adopted the Hyster-Yale Directors’ Plan. Each director who is not an officer of Hyster-Yale will receive $69,000 of his $125,000 retainer in whole shares of Hyster-Yale Class A Common. Any fractional shares will be paid in cash. The actual number of shares of Hyster-Yale Class A Common issued to a director will be determined by the following formula: the dollar value of the portion of the $69,000 retainer that was earned by the director each quarter divided by the average closing price of shares of Hyster-Yale Class A Common on the NYSE for each week during such quarter. These shares will be fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares will be subject to the same transfer restrictions that apply under the NACCO Non-Employee Directors’ Plan, as stated above.

Each director has the right under the Hyster-Yale Directors’ Plan to receive shares of Hyster-Yale Class A Common in lieu of cash for up to 100% of the balance of his retainers and meeting attendance fees, referred to as Hyster-Yale Voluntary Shares. The number of shares issued is determined under the same formula stated above. However, these Hyster-Yale Voluntary Shares are not subject to the foregoing transfer restrictions.

Each director will also receive (i) company-paid life insurance in the amount of $50,000; (ii) company-paid accidental death and dismemberment insurance for the director and his or her spouse; (iii) personal excess liability insurance in the amount of $10 million dollars for the director and members of his or her immediate family who reside with the director and (iv) up to $4,000 per year in matching charitable contributions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Hyster-Yale Executive Compensation

Compensation Discussion and Analysis

This section presents information concerning compensation arrangements for the individuals named in the Summary Compensation Table on page 127, whom we refer to as our Named Executive Officers. Our named executive officers are the individuals who will be the principal executive officer, principal financial officer and the three most highly compensated Hyster-Yale executive officers, based on the compensation they received from NACCO and its subsidiaries for services rendered in 2011. Because the information presented below relates to the 2011 calendar year, this Compensation Discussion and Analysis focuses primarily on NACCO’s compensation programs and decisions and the processes used for determining compensation while we were part of NACCO. This historical compensation provides context to our future compensation practices which are expected to be based on NACCO’s historical executive compensation practices. Where appropriate, we have added information regarding changes to the compensation plans and practices for 2012 as in effect before the spin-off, as well as those proposed to be in effect following the spin-off.

Compensation Committee

During 2012, our executive officers are employed by, and following the spin-off will remain employed by, (i) NMHG or (ii) in the case of Mr. Mock, NACCO Materials Handling Limited, one of our operating subsidiaries in the U.K. Prior to 2012, Messrs. Rankin and Schilling, however, were employed by NACCO.

Historically, Hyster-Yale did not have a compensation committee. In 2011, the NACCO compensation committee was responsible for determining compensation policy for employees of NACCO, including Messrs. Rankin and Schilling, and the NMHG compensation committee was responsible for determining compensation policy for employees of NMHG and its subsidiaries, including Messrs. Brogan, Wilson and Mock. For the portion of 2012 preceding the spin-off, the NMHG compensation committee establishes and oversees the administration of the policies, programs and procedures for compensating our Named Executive Officers, with assistance from the NACCO compensation committee with respect to issues relating to Mr. Rankin and any NACCO equity compensation. The members of the NACCO compensation committee and the NMHG compensation committee, referred to collectively as the compensation committee unless the context requires otherwise, are identical and consist solely of independent directors.

For periods prior to the spin-off, the compensation committee’s direct responsibilities include:

•	review and approval of corporate goals and objectives relevant to compensation for the Chief Executive Officer and other executive officers;

•	evaluation of the performance of the Chief Executive Officer and other executive officers in light of these performance goals and objectives;

•	determination and approval of the compensation levels of the Chief Executive Officer and other executive officers based on this evaluation;

•	consideration of whether the risks arising from NACCO’s and NMHG’s employee compensation policies and practices are reasonably likely to have a material adverse effect on NACCO or NMHG;

•	making recommendations to the appropriate board of directors, where appropriate or required, with respect to non-equity-based compensation matters; and

•	taking other actions with respect to all other compensation matters, including equity-based and other incentive compensation plans.

Following the spin-off, the NMHG compensation committee will no longer exist and the newly-appointed Hyster-Yale compensation committee will have similar responsibilities and similar approval authority over the compensation of the senior management employees of Hyster-Yale and its subsidiaries.

Named Executive Officers for 2011

The Named Executive Officers for 2011 are listed on the table below.

Name	2011 Titles	Employer	Post-Spin Titles
Alfred M. Rankin, Jr.	Chairman, President and Chief Executive Officer– NACCO Chairman – NMHG	NACCO (through 2011) NMHG (effective 1/2012)(1)(2)	Chairman, President and Chief Executive Officer-Hyster-Yale Chairman - NMHG
Kenneth C. Schilling	Vice-President and Controller – NACCO Vice President and Chief Financial Officer - NMHG	NACCO (through 2011) NMHG (effective 1/2012)(1)	Vice President, Chief Financial Officer – Hyster-Yale Vice-President and Chief Financial Officer – NMHG
Michael P. Brogan	President and Chief Executive Officer – NMHG	NMHG	President and Chief Executive Officer – NMHG
Colin Wilson	Vice-President, Chief Operating Officer and President, Americas – NMHG	NMHG	Vice-President, Chief Operating Officer and President, Americas – NMHG
Ralf A. Mock	Managing Director, Europe, Middle East and Africa (EMEA) – NMHG	NACCO Materials Handling Limited	Managing Director, Europe, Middle East and Africa (EMEA) – NMHG

(1)	Effective January 1, 2012, for administrative convenience and cost savings, Messrs. Rankin and Schilling, along with all other NACCO employees, were transferred to the payroll of NMHG, although they continue to provide services to NACCO and all of its subsidiaries for periods prior to the spin-off.

(2)	Following the spin-off, Mr. Rankin will also continue in his current role as Chairman, President and Chief Executive Officer of NACCO, and Chairman of NA Coal, HBB and KC.

Compensation Consultants

Historically. The compensation committee receives assistance and advice from the Hay Group, an internationally-recognized compensation consulting firm. These consultants are engaged by and report to the compensation committee. The consultants also provide advice and discuss compensation issues directly with management.

Throughout 2011, the Hay Group prepared, presented and made recommendations regarding substantially all aspects of compensation for the directors and senior management employees, including the Named Executive Officers. For 2011, the Hay Group was engaged to:

•	make recommendations regarding Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions;

•

make recommendations regarding 2011 salary midpoints, short-term and long-term incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions;

•	make recommendations regarding 2011 salary midpoints and/or range movement for all other employee positions;

•	evaluate and provide recommendations regarding the compensation program for our non-employee directors; and

•	make presentations regarding legislative and regulatory changes.

At the direction of the compensation committee, all Hay point recommendations for new senior management positions and/or changes to current positions are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

Representatives of the Hay Group attended one of the compensation committee meetings in 2011 by telephone and, during that meeting, consulted with the compensation committee in executive session without management present. The Hay Group did not provide any other services to NACCO, its subsidiaries or the compensation committee in 2011.

Going Forward. We expect that our compensation committee will continue to use the services of the Hay Group after the spin-off. However, the Hyster-Yale compensation committee will evaluate and determine the appropriate role of the compensation consultant and the design of our executive compensation program going forward.

Hay Group’s All Industrials Survey - Salary Midpoint

Historically. As a starting point for setting target total compensation, the compensation committee directed the Hay Group to use their proprietary survey of a broad group of domestic industrial organizations from almost all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues, referred to as the All Industrials survey. Organizations that satisfy the consultant’s quality assurance controls voluntarily participate in the All Industrials survey by submitting data to the consultant. For 2011, participants in the All Industrials survey included 300 parent organizations and 388 independent operating units representing almost all segments of industry, including the light and heavy manufacturing, consumer products and mining segments.

Using the proprietary Hay point methodology discussed above under the heading “- Compensation Consultants,” the Hay Group compares positions of similar scope and complexity with the data obtained in the All Industrials survey. The Hay Group then derives a median salary level for each Hay point level, including those positions occupied by the Named Executive Officers, which is targeted at the 50th percentile of the All Industrials survey, referred to as the salary midpoint. For 2011, the compensation committee used (i) 100% of the salary midpoints recommended by the Hay Group for all positions at NACCO (including Messrs. Rankin and Schilling) and for the Hyster-Yale positions in Europe, the Middle East and Africa, referred to as EMEA, and (ii) 97.5% of the salary midpoints for all other positions at Hyster-Yale. Beginning January 1, 2012, the compensation committee used 97.5% of the salary midpoints recommended by the Hay Group for Hyster-Yale employees in Hay salary grades 24 and below (except those in EMEA) and 100% of the salary midpoints recommended by the Hay Group for all other Hyster-Yale employees, including the Named Executive Officers. Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level generally have the same salary midpoint. This process assures internal equity in pay among the executives across all Hyster-Yale business units.

Executive officers’ compensation targets are set at (or slightly below) the salary midpoint recommended by the Hay Group because the compensation committee believes that the use of salary midpoints ensures that the compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our executive officers.

The salary midpoint provided by the Hay Group is then used to calculate the total target compensation of all senior management employees, including the Named Executive Officers.

Going Forward. The Hyster-Yale compensation committee will evaluate and determine the appropriate process for establishing executive compensation going forward.

Compensation Policies and Objectives - Total Target Compensation

Historically. The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link between an employee’s compensation, individual performance and the performance of NACCO as a whole (in the case of Messrs. Rankin or Schilling) or Hyster-Yale (for the other Named Executive Officers). The primary objectives of the compensation program are:

•	to attract, retain and motivate talented management;

•	to reward management with competitive total compensation for achievement of specific corporate and individual goals; and

•	to make management long-term stakeholders in the company.

The compensation committee establishes comprehensively defined “target total compensation” for each senior management employee following rigorous evaluation standards to ensure internal equity across all Hyster-Yale business units. Target total compensation is determined explicitly in dollar terms as the sum of: (i) salary midpoint, as determined by the Hay Group, (ii) for U.S. employees, target cash in lieu of perquisites, (iii) target short-term incentives, and (iv) target long-term incentives. The target short-term incentives and long-term incentives are determined by multiplying each employee’s salary midpoint by a specified percentage of that midpoint, as determined by the Hay Group for each Hay salary grade.

The following table sets forth target total compensation for the Named Executive Officers, as recommended by the Hay Group and approved by the compensation committee for 2011:

Executive Officer	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Alfred M. Rankin, Jr.	$974,600	19%	$50,000	1%	$974,600	19%	$3,082,173	61% (1)	$5,081,373
Kenneth C. Schilling	$307,600	49%	$20,000	3%	$123,040	20%	$176,870	28% (1)	$627,510
Michael P. Brogan	$631,100	31%	$40,000	2%	$441,770	21%	$946,650	46%	$2,059,520
Colin Wilson	$475,500	38%	$32,000	2%	$261,525	21%	$499,275	39%	$1,268,300
Ralf A. Mock(2)	$401,775	49%	N/A (3)		$180,799	22%	$243,117	29%	$825,691

(1)	The amounts include a 15% increase from the Hay-recommended long-term plan target awards that the compensation committee applies to awards under the NACCO Equity LTIP. See “— Long-Term Incentive Compensation — Historically — Current NACCO Long-Term Incentive Compensation.”

(2)	Throughout this prospectus, Mr. Mock’s compensation for 2011 has been converted from British pound sterling to U.S. dollars using a conversion rate of 1.6234836 U.S. dollars to 1 British pound sterling, which is the average of the daily closing rates during 2011 as published by Thomas Reuters. The conversion was not required for Mr. Mock’s long-term plan award or payout, however, since that award is denominated and calculated in U.S. dollars.

(3)	Non-U.S. executives do not receive a cash allowance in lieu of perquisites. Rather, as is customary, certain non-U.S. executives receive a car allowance. Mr. Mock’s car allowance for 2011 was $21,229.

In addition to the target total compensation shown on the table above, employees are provided with retirement benefits that are designed to provide a competitive rate of income during retirement, with the opportunity for additional income in the form of profit sharing benefits if a particular business attains better than forecasted results.

The compensation program design offers opportunities for employees to earn truly superior compensation for outstanding results. It also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years with weaker financial results, payouts under the incentive compensation plans will generally be lower. In years with stronger financial results, payouts under the incentive compensation plans will generally be greater. This program encourages Named Executive Officers to earn incentive pay significantly greater than 100% of target over time by delivering outstanding managerial performance.

In most years prior to the spin-off, incentive compensation payments made to the Named Executive Officers exceeded their base salary plus perquisite allowance for the year and the actual total compensation received exceeded the All Industrials survey median target total compensation for the year. See “- Hay Group’s All Industrials Survey - Salary Midpoint.” Except for Mr. Schilling, each of the Named Executive Officer’s incentive compensation exceeded the sum of his base salary and perquisite allowance for 2011.

Going Forward. Following the spin-off, we expect the Hyster-Yale compensation committee to use similar compensation policies and objectives when designing our executive compensation program.

Overview of Executive Compensation Methodology

Historically. The compensation committee seeks to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The compensation committee carefully reviews each of these components in relation to company performance.

Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with the long-term interests of the company.

The compensation committee views the various components of compensation as related but distinct. While a significant percentage of total target compensation is allocated to incentive compensation as a result of the policies and objectives discussed above, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The compensation committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Rather, the compensation committee reviews information provided from the Hay Group All Industrials survey to determine the appropriate level for each component and mix of compensation.

The compensation committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation levels. In this process, the compensation committee reviews “tally sheets” with respect to target total compensation for the Named Executive Officers and other senior management employees. The tally sheets list each officer’s title, Hay points, salary midpoint, base salary, perquisite allowance (for U.S. employees), short-term and long-term incentive compensation targets and target total compensation for the current year, as well as those that are being proposed for the subsequent year.

In November 2010, the compensation committee reviewed the tally sheets for each of our Named Executive Officers to help decide whether it should make changes to the 2011 compensation program. Although the Committee determined that the overall program continued to be consistent with the objectives of the compensation program, it made the following adjustments for 2011:

•	As a result of the improvement in the economy and NACCO’s and Hyster-Yale’s financial results in 2010, the compensation committee fully restored retirement benefits effective January 1, 2011.

•

The Hay Group prepared an updated analysis of the cash in lieu of perquisite amounts for senior U.S. management employees. Based on this analysis, starting January 1, 2011, the compensation committee changed the methodology from calculating the perquisite allowance based on a percentage of salary midpoint to paying a specified dollar amount, which was recommended by the Hay Group and varies based on Hay salary grade. This change avoids unwarranted annual automatic increases in perquisite allowances. The Committee intends to have the Hay Group review the dollar amounts every few years in order to determine if the amounts should be modified.

Components of Named Executive Officers’ Compensation. As discussed above, compensation for senior management employees primarily includes the following components:

•	base salary;

•	cash in lieu of perquisites for U.S. executives or car allowances for EMEA executives;

•	short-term incentives; and

•	long-term incentives.

Target total compensation is supplemented by retirement benefits, which consist mainly of the tax-favored retirement plans and U.S. restoration nonqualified deferred compensation arrangements described below, and other benefits, such as health and welfare benefits. In addition, from time to time, the compensation committee may award discretionary cash and equity bonuses to employees, including the Named Executive Officers.

Base Salary. The compensation committee fixes an annual base salary intended to be competitive with the marketplace to recruit and retain talented senior management employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.

Each year, the compensation committee determines the base salary for each senior management employee, including the Named Executive Officers, by taking into account the employee’s individual performance for the prior year and the relationship of the employee’s prior year’s base salary to the new salary midpoint for the employee’s Hay point level. The Committee also takes into account any other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal or corporate events that occurred during the prior year.

The potential for larger salary increases exists for individuals with lower base salaries relative to their salary midpoint and/or superior performance. The potential for smaller increases or even no increase exists for those individuals with higher base salaries relative to their salary midpoint and/or who have performed poorly during the performance period.

The following table sets forth the salary midpoint, salary range and base salary for each Named Executive Officer for 2011, as well as the percentage of increase from the 2010 base salary:

Named Executive Officer	Salary Midpoint Determined by the Hay Group ($)	Salary Range (Compared to Salary Midpoint) Determined by the Compensation Committee (%)	Base Salary For 2011 and as a Percentage of Salary Midpoint ($)(%)		Change Compared to 2010 Base Salary (%)
Alfred M. Rankin, Jr.	$974,600	80% - 130%	$1,167,000	120%	5.6%
Kenneth C. Schilling	$307,600	80% - 120%	$277,022	90%	6.5%
Michael P. Brogan	$631,100	80% - 120%	$534,711	85%	6.6%
Colin Wilson	$475,500	80% - 120%	$446,727	94%	10%
Ralf A. Mock	$401,775	80% - 120%	$387,730	96.5%	4.5%

Cash in Lieu of Perquisites. In addition to providing car allowances to executives in EMEA and other perquisites to a limited number of employees in unique circumstances, U.S. senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The amount of the perquisite allowance for 2011 and future years is equal to a flat dollar amount, based on the employee’s Hay point level.

The applicable dollar amounts were recommended by the Hay Group based on an analysis of the 2010 data from its proprietary Benefits Report, which contains employee benefits data from a survey conducted by the Hay Group. For the 2010 Benefits Report, the organizations that submitted information included 852 organizations or operating units representing almost all areas of industry, including the light and heavy manufacturing, consumer products and mining segments, as well as other organizations from the health care, service and financial sectors. Consistent with the use of the All Industrials survey, the compensation committee determined that the Benefits Report was an appropriate benchmark because using a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any industry that could otherwise affect the survey results in a particular year.

For this study, the compensation committee did not seek identical comparisons. Rather, it merely requested an indication of the cost of perquisites that would represent a reasonable competitive level of perquisites for our various executive positions, which are reflected in the Hay points assigned to each position.

The table below sets forth the dollar amount of cash paid in lieu of perquisites, as determined by the Hay Group. The compensation committee approved the use of these recommendations for each of the Named Executive Officers. These amounts were paid in cash ratably throughout the year. This approach satisfied our objective of providing competitive total compensation to its Named Executive Officers while recognizing that many perquisites are largely just another form of compensation.

Named Executive Officer	Amount of Cash Paid in Lieu of Perquisites in 2011 ($)
Alfred M. Rankin, Jr.	$50,000
Kenneth C. Schilling	$20,000
Michael P. Brogan	$40,000
Colin Wilson	$32,000
Ralf A. Mock (1)	N/A

(1)  Mr. Mock received a car allowance of $21,229 in 2011.

Going Forward. The following table sets forth the salary midpoint, base salary and cash paid in lieu of perquisites for each Named Executive Officer for 2012:

Named Executive Officer	Salary Midpoint Determined by the Hay Group ($)	Base Salary For 2012	Cash Paid in Lieu of Perquisites
Alfred M. Rankin, Jr.	$1,001,400	$1,202,010	$50,000
Kenneth C. Schilling	$317,500	$295,000	$20,000
Michael P. Brogan	$665,100	$566,591	$40,000
Colin Wilson	$501,100	$469,063	$32,000
Ralf A. Mock (1)	$409,056	$404,447	N/A

(1) Throughout this prospectus, Mr. Mock’s compensation numbers for 2012 have been converted from British pound sterling to U.S. dollars using a conversion of $1.601 U.S. dollars to 1 British pound sterling, which was the daily closing rate in effect on March 31, 2012 as published by Thomson Reuters. For 2012, Mr. Mock received a car allowance of $21,191 instead of a perquisite allowance.

Following the spin-off, we expect the Hyster-Yale compensation committee to use similar methodologies to determine the base salary and perquisite allowances for our executive officers. No changes were made to the salary midpoints, base salaries or cash payments in lieu of perquisites shown for the Named Executive Officers on the above table for the remainder of 2012 with the exception of the amounts payable to Mr. Rankin and Mr. Schilling. The unpaid portion of Mr. Rankin’s 2012 base salary and cash payment in lieu of perquisites for periods following the spin-off will be reduced to 60% of the amounts shown above to reflect the fact that his time will be divided between his duties for Hyster-Yale and his duties for NACCO. Mr. Schilling’s salary grade will be changed to reflect additional duties and responsibilities after the spin-off, resulting in an increased salary midpoint and base salary for periods following the spin-off.

Incentive Compensation of Named Executive Officers

Applicable Incentive Compensation Plans. As described in more detail under the heading “- Compensation Policies and Objectives - Total Target Compensation,” one of the principles of NACCO’s compensation program is that senior management employees, including Named Executive Officers, are compensated based on the performance of the business unit for which they are responsible. As a result, for 2011, (i) the incentive compensation of Messrs. Rankin and Schilling was based on the performance of NACCO as a whole, (ii) the incentive compensation of Messrs. Brogan and Wilson was based on the performance of Hyster-Yale as a whole and (iii) the incentive compensation of Mr. Mock was based on the performance of Hyster-Yale with an emphasis on the performance of the EMEA region.

The table below identifies the name of each of the incentive compensation plans in which the Named Executive Officer participated during 2011:

Name	Employer	2011 Incentive Compensation Plans
Alfred M. Rankin, Jr.	NACCO (through 2011) NMHG (effective 1/2012) (1)	2011 NACCO Short-Term Plan NACCO Equity LTIP
Kenneth C. Schilling	NACCO (through 2011) NMHG (effective 1/2012)	2011 NACCO Short-Term Plan NACCO Equity LTIP
Michael P. Brogan	NMHG	2011 NMHG Short-Term Plan NMHG Long-Term Plan
Colin Wilson	NMHG	2011 NMHG Short-Term Plan NMHG Long-Term Plan
Ralf A. Mock	NACCO Materials Handling, Limited	2011 NMHG Short-Term Plan NMHG Long-Term Plan

(1)  Following the spin-off, Mr. Rankin will also continue his current role as Chairman, President and Chief Executive Officer of NACCO and Chairman of NA Coal, HBB and KC.

Overview, Design and ROTCE Methodology and Explanation – Historically

Overview. A significant portion of the compensation of each Named Executive Officer is linked directly to the attainment of specific corporate financial and operating targets. The compensation committee believes that the Named Executive Officers should have a material percentage of their compensation contingent upon the performance of the business unit for which they are responsible.

The performance criteria and target performance levels for the incentive plans are established within the compensation committee’s discretion, and are generally based upon management’s recommendations as to the performance objectives of the particular business unit for the year. Two types of performance targets are used in the incentive compensation plans:

•

Targets Based on Annual Operating Plan. Certain performance targets are based on forecasts contained in the 2011 annual operating plans. With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2011 annual operating plans. Rather, they are based on long-term goals established by the compensation committee. Because these targets are not based on the annual operating plan, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. ROTCE is an example of a target that is based on long-term goals (see below).

Each Named Executive Officer is eligible to receive a short-term cash incentive payment and a long-term incentive award based on a target incentive amount that is expressed as a percentage of salary midpoint. However, the final, actual payout may be higher or lower than the targeted amount, as explained in further detail below.

Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics. Section 162(m) of the Internal Revenue Code, referred to as Code Section 162(m), provides that a publicly-traded company may not deduct compensation of more than $1 million that is paid to the Named Executive Officers (other than Mr. Schilling) unless that compensation consists of “qualified performance-based compensation.” Prior to the spin-off, the performance-based exception to Code Section 162(m) requires that deductible compensation be paid under a plan that has been approved by NACCO’s stockholders. In order to comply with Code Section 162(m), NACCO obtained stockholder approval of the following incentive compensation plans which provide benefits to the Named Executive Officers, referred to collectively as the 162(m) Plans.

•	The NACCO Equity LTIP;

•

The NACCO Industries, Inc. Annual Incentive Compensation Plan (Effective January 1, 2010), referred to as the 2011 NACCO Short-Term Plan, which was terminated effective December 31, 2011 and replaced with the Hyster-Yale Short-Term Plan; and

•	The NMHG Long-Term Plan.

The compensation committee adopted performance targets under the 162(m) Plans that were designed to meet the requirements for qualified performance-based compensation under Code Section 162(m). Specifically, for 2011 and 2012, the compensation committee adopted minimum and maximum ROTCE performance targets under each of the 162(m) Plans. In each case, ROTCE is calculated as described below or in the same manner as described below under “— Incentive Compensation of Named Executive Officers — ROTCE Methodology and Explanation,” including the adjustments for non-recurring and special items.

For each 162(m) Plan, the compensation committee established a payment pool based on actual results against the ROTCE performance targets. The minimum ROTCE target must be met in order for any payment to be permitted, and any payment pool to be created, under a particular 162(m) Plan. The maximum ROTCE target is used to establish a maximum limit, and a maximum payment pool, for awards that can be paid to each participant under a particular 162(m) Plan for the 2011 performance period. For 2011, ROTCE results were at or above the applicable maximum ROTCE target and resulted in a maximum payment pool of 150% of target under all 162(m) Plans other than the NACCO Equity LTIP which had a maximum payment pool of 200%.

The compensation committee then considered actual results against underlying financial and operating performance measures and exercised “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual incentive compensation payment for each participant. These underlying financial and operating performance measures reflect the achievement of specified business goals for 2011 (for those targets that are based on the annual operating plans) or for future years (for those targets that are based on long-term goals), as further described below.

ROTCE Methodology and Explanation. For 2011, a substantial portion of the short-term incentive compensation and long-term incentive compensation for our employees depended on the extent to which ROTCE performance met long-term financial objectives. The ROTCE targets used for incentive compensation purposes reflect long-term corporate objectives. They are not based on ROTCE operating targets established by management and contained in our five-year long-range business plan or the long-term financial objectives (although there is a connection between them). The ROTCE performance targets that were established by the compensation committee to determine the final, actual incentive compensation payments under the 2011 incentive compensation plans represent the financial performance that the compensation committee believes should be delivered over the long-term, not the performance expected in the current year or the near-term.

The members of the compensation committee consider the following factors together with their general knowledge of each of NACCO’s industries and businesses, including historical results of operations and financial position, to determine the ROTCE performance targets:

•	forecasts of future operating results and the business models for the next several years (including the annual operating plans for the current fiscal year and our five-year long-range business plans);

•	anticipated changes in the industries and businesses that affect ROTCE (e.g., the amount of capital required to generate a projected level of sales); and

•	the potential impact a change in the ROTCE performance target would have on the ability to incentivize employees.

The compensation committee reviews these factors annually and, unless the compensation committee concludes that changes in these factors warrant an increase or decrease in the ROTCE performance targets, the ROTCE performance targets generally remain the same from year to year. The ROTCE performance targets have been adjusted in the past from time to time. When made, these periodic adjustments generally have reflected:

•	management’s expected ability to take advantage of anticipated changes in industry dynamics over the longer term;

•	the anticipated impact of programs (such as layoffs and restructurings) on future business profitability;

•	the anticipated impact of economic conditions on our business;

•	major accounting changes; and

•	the anticipated impact over time of changes in our business model on our business.

The ROTCE targets that were used in the 162(m) Plans to establish the minimum and maximum incentive payment pools for purposes of Code Section 162(m), as well as the underlying ROTCE targets that were used by the compensation committee using negative discretion to determine final, actual payouts for participants under the 162(m) Plans, remained essentially unchanged from the targets that were used in 2010, except that the ROTCE targets used to determine the minimum and maximum payment pool under the NMHG Long-Term Plan were each increased in anticipation of improved business conditions from 2010 to 2011.

After year-end financial results are finalized, actual ROTCE performances are compared against the ROTCE performance targets and, using the pre-established formulas, used to determine both (i) the maximum payment pool under the 162(m) Plans for the year and (ii) the final, actual incentive compensation payouts under the incentive plans for the year. As a result, ROTCE serves as both a metric for tax deductibility to establish maximum potential incentive amounts and as a metric for underlying performance to determine final incentive compensation payout amounts.

ROTCE is calculated from financial statements using average debt, average stockholders’ equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items. However, for purposes of the incentive plans, ROTCE is calculated as follows:

Earnings Before Interest After-Tax after adjustments

divided by

Total Capital Employed after adjustments

Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes, plus net income from continuing operations attributable to stockholders, referred to as net income. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders’ equity less (ii) average consolidated cash. For purposes of the 2011 NACCO Short-Term Plan and NACCO Equity LTIP, average debt, stockholders’ equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen.

Following is the calculation of NACCO’s consolidated ROTCE for purposes of the 2011 NACCO Short-Term Plan and NACCO Equity LTIP for 2011:

2011 Net income	$162.1
Plus: 2011 Interest expense, net	22.4
Less: Income taxes on 2011 interest expense, net at 38%	(8.5)

Earnings Before Interest After-Tax	$176.0

2011 Average stockholders’ equity (12/31/2010 and each of 2011’s quarter ends)	$525.4
2011 Average debt (12/31/2010 and each of 2011’s quarter ends)	379.1
Less: 2011 Average cash (12/31/2010 and each of 2011’s quarter ends)	(273.9)

Total Capital Employed	$630.6

ROTCE (Before Adjustments)	27.9%

Less: Adjustments to Earnings Before Interest After-Tax	$(31.1)
Less: Adjustments to Total Capital Employed	$(14.6)
ROTCE (After Adjustments)	23.5%

Adjustments to the ROTCE calculation under the incentive plans are non-recurring or special items that are generally established by the compensation committee at the time the ROTCE targets are set. For 2011, the ROTCE adjustments related to (i) the after-tax impact of restructuring costs including reduction in force charges; (ii) the after-tax impact of subsidiary acquisition, disposition or related costs and expenses and (iii) the following costs or expenses only if they were in excess of the amounts included in the 2011 annual operating plans:

•	the elimination of the cost of any valuation allowances;

•	the after-tax cost of any tangible or intangible asset impairment;

•	the after-tax impact of environmental expenses or early lease termination expenses; and

•	the after-tax impact of refinancing costs.

The compensation committee determined that these non-recurring or special items would be incurred in connection with improving operations and, as a result, these items should not adversely affect incentive compensation payments, as the actions or events were beneficial or were generally not within the employees’ control. Other examples of adjustments that have been made in the past include the after-tax impact of costs related to product recall expenses and legal or regulatory changes.

NACCO does not disclose the ROTCE performance targets that were established by the compensation committee for purposes of the incentive compensation plans because they would reveal competitively sensitive long-term financial information, as well as long-range business plans, to both competitors and customers. The compensation committees expected that all ROTCE targets would be met in 2011, but such targets were not so low that the result was guaranteed.

Overview, Design and ROTCE Methodology and Explanation – Going Forward

Following the spin-off, the incentive compensation for all Hyster-Yale employees, including the Named Executive Officers, will be judged against the attainment of specific corporate financial and operating targets that relate solely to the performance of Hyster-Yale and its subsidiaries. We expect the Hyster-Yale compensation committee will continue to use performance targets based on both the annual operating plan and on long-term goals and that the incentive compensation plans will be designed to satisfy the qualified performance-based compensation exception of Code Section 162(m). We also expect that a substantial portion of the short-term and long-term compensation for the Hyster-Yale employees will continue to depend on the extent to which our ROTCE performance meets long-term financial objectives.

Short-Term Incentive Compensation – Historically

In General. The 2011 NACCO Short-Term Plan and the NACCO Materials Handling Group, Inc. 2011 Annual Incentive Plan, referred to as the 2011 NMHG Short-Term Plan, referred to as short-term plans, follow the same basic pattern for award determination:

•

target awards for each executive are equal to a specified percentage of the executive’s 2011 salary midpoint, based on the number of Hay points assigned to the position and the Hay Group’s recommendations regarding an appropriate level of short-term incentive compensation at that level;

•	each short-term plan has a one-year performance period;

•	generally, payments under the short-term plans may not exceed 150% of the target award levels;

•

payouts to the Named Executive Officers under the short-term plans are determined after year-end by comparing actual company performance to the pre-established performance targets that were set by the compensation committee;

•	the compensation committee, in its discretion, may decrease awards;

•

for participants other than the Named Executive Officers in the 162(m) Plans, the compensation committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so; and

•	awards are paid annually in cash and are immediately vested when paid.

For 2011, the short-term plans were designed to provide target short-term incentive compensation to the Named Executive Officers of between 40% and 100% of salary midpoint, depending on the Named Executive Officer’s position.

The table below shows the short-term target awards and payouts approved by the compensation committee for each Named Executive Officer for 2011:

Named Executive Officer and Short-Term Plan	(A) 2011 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	Short-Term Plan Payout as a % of Salary Midpoint (%)	Short-Term Plan Payout ($)(1)
Alfred M. Rankin, Jr. (2011 NACCO Short-Term Plan)	$974,600	100%	$974,600	97.4%	$949,260
Kenneth C. Schilling (2011 NACCO Short-Term Plan)	$307,600	40%	$123,040	39.0%	$119,841
Michael P. Brogan (2011 NMHG Short-Term Plan)	$631,100	70%	$441,770	69.2%	$436,911
Colin Wilson (2011 NMHG Short-Term Plan)	$475,500	55%	$261,525	54.4%	$258,648
Ralf A. Mock (2011 NMHG Short-Term Plan)	$401,775	45%	$180,779	55.1%	$221,297

(1)	As shown in the calculations below, the final payout percentages under the various short-term plans, as applied to the Named Executive Officers, were: 97.4% under the 2011 NACCO Short-Term Plan; 98.9% under the 2011 NMHG Short-Term Plan for U.S. corporate participants and 122.4% under the 2011 NMHG Short-Term Plan for EMEA participants.

As described in more detail below, the compensation committee considered the factors described under “- Overview of Executive Compensation Methodology” above and adopted performance criteria and target performance levels upon which the short-term plan awards were based.

Refer to “- Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on short-term plan awards.

2011 Hyster-Yale Short-Term Incentive Compensation. The following table summarizes the performance criteria established by the NMHG compensation committee for 2011 under the 2011 NMHG Short-Term Plan for corporate executives in the U.S., including Messrs. Brogan and Wilson, to determine final, actual incentive compensation payments:

Performance Criteria	(A) Weighting	Performance Target	Performance Results	(B) Achievement Percentage(1)	(A) x (B) Payout Factor
Adjusted Operating Profit Dollars - Hyster- Yale Global	30%	$62,700,000	$112,172,000	150%	45%
Operating Profit Percent - Hyster-Yale Global	20%	(2)	(2)	62.2%	12.4%
Hyster-Yale ROTCE - Global	20%	(3)	(3)	150%	30%
Americas Market Share	15%	(2)	(2)	—%	—%
EMEA Market Share	9%	(2)	(2)	116.7%	10.5%
Asia-Pacific Market Share	5%	(2)	(2)	12.5%	0.6%
Japan Market Share	1%	(2)	(2)	40%	0.4%
Final Payout Percentage U.S. Corporate					98.9%	(4)

The following table summarizes the performance criteria established by the NMHG compensation committee for 2011 under the 2011 NMHG Short-Term Plan for corporate executives in the EMEA region, including Mr. Mock, to determine final, actual incentive compensation payments:

Performance Criteria	(A) Weighting	Performance Target	Performance Results	(B) Achievement Percentage(1)	(A) x (B) Payout Factor
Adjusted Operating Profit Dollars – Hyster-Yale EMEA	30%	$3,000,000	$22,362,000	150%	45%
Operating Profit Percentage – Hyster-Yale Global	20%	(2)	(2)	62.2%	12.4%
Hyster-Yale ROTCE-Global	20%	(3)	(3)	150%	30%
EMEA Market Share	30%	(2)	(2)	116.7%	35%
Final Payout Percentage EMEA					122.40%

(1)	The achievement percentages in the above tables are based on the formulas contained in underlying performance guidelines adopted by the NMHG compensation committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	These tables do not disclose the Hyster-Yale operating profit percent or market share targets or results due to the competitively sensitive nature of that information. The operating profit percent target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in our five-year long-range business plan or our long-term financial objectives (although there is a connection between them). For 2011, the NMHG compensation committee expected us to meet the market share targets but did not expect us to meet the operating profit percent target under the 2011 NMHG Short-Term Plan.

(3)	Hyster-Yale’s ROTCE is calculated in the same manner as shown above for NACCO’s ROTCE under “- Incentive Compensation of Named Executive Officers - ROTCE Methodology and Explanation” (including the adjustments for the non-recurring or special items). Hyster-Yale’s ROTCE target for 2011 is the same target that was used for 2010. For 2011, NMHG’s compensation committee expected the Hyster-Yale ROTCE performance to exceed the target for the 2011 NMHG Short-Term Plan.

(4)	For 2011, our performance resulted in a performance payout factor of 98.9% of short-term incentive compensation targets for U.S. corporate participants, including Messrs. Brogan and Wilson, and a performance payout factor of 122.4% of short-term incentive compensation targets for EMEA participants, including Mr. Mock. These final performance factors were less than the maximum 150% under the 162(m) payment pool.

2011 NACCO Short-Term Incentive Compensation. For 2011, the short-term incentive compensation for Messrs. Rankin and Schilling was based on performance against specific business objectives of each NACCO subsidiary for the year. The following table summarizes the performance criteria established by the compensation committee under the 2011 NACCO Short-Term Plan, to determine final, actual incentive compensation payments:

Performance Criteria	(A) Initial Weighting at Subsidiary Level	(B) NACCO Weighting	(C)=(A) x (B) NACCO Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage (1)	(C) x (D) Payout Factor
Hyster-Yale Adjusted Operating Profit Dollars - Global	30%	40%	12.00%	$62,700,000	$112,172,000	150.0%	18.0%
Hyster-Yale ROTCE - Global	20%	40%	8.00%	(2)(3)	(2)(3)	150.0%	12.0%
Hyster-Yale Operating Profit Percent-Global	20%	40%	8.00%	(2)	(2)	62.2%	5.0%
Hyster-Yale Market Share:
Americas	15%	40%	6.00%	(2)	(2)	—%	—%
EMEA	9%	40%	3.60%	(2)	(2)	116.7%	4.2%
Asia-Pacific	5%	40%	2.00%	(2)	(2)	12.5%	0.3%
Japan	1%	40%	0.40%	(2)	(2)	40.0%	0.2%
Hyster-Yale Total							39.7%
HBB Adjusted Net Income	30%	25%	7.50%	$23,610,000	$19,959,962	31.5%	2.4%
HBB ROTCE	15%	25%	3.75%	(3)(4)	(3)(4)	41.5%	1.6%
HBB Operating Profit Percent	25%	25%	6.25%	(4)	(4)	64.0%	4.0%
HBB Adjusted Net Sales	30%	25%	7.50%	$539,990,000	$493,047,414	—%	—%
HBB Total							8.0%
KC Adjusted Net Income	30%	5%	1.50%	$4,743,200	$1,459,557	—%	—%
KC ROTCE	15%	5%	0.75%	(3)(5)	(3)(5)	—%	—%
KC Operating Profit Percent	25%	5%	1.25%	(5)	(5)	—%	—%
KC Adjusted Net Sales	30%	5%	1.50%	$226,267,500	$221,172,872	75.9%	1.1%
KC Total							1.1%
NA Coal Adjusted Net Income	50%	30%	15.00%	$33,430,000	$32,373,340	90.7%	13.6%
NA Coal Consolidated Operations ROTCE	20%	30%	6.00%	(3)(6)	(3)(6)	47.5%	2.9%
NA Coal New Project Development	30%	30%	9.00%	(6)	(6)	106.0%	9.5%
NA Coal Positive Discretion							2.6%
NA Coal Total							28.6%
Sub-Total							77.4%
NACCO Positive Discretion							20.0%
Final Payout Percentage							97.4% (7)

(1)	The achievement percentages are based on the formulas contained in underlying performance guidelines adopted by the NACCO compensation committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	Hyster-Yale Performance Factors: Refer to the 2011 NMHG Short-Term Plan charts on pages 100 and 101 for descriptions of our individual targets and the reasons for non-disclosure of certain targets.

(3)	ROTCE Performance Factors: ROTCE performance factors are calculated as shown above under “- Incentive Compensation of Named Executive Officers - ROTCE Methodology and Explanation” (including the adjustments for the non-recurring or special items). ROTCE targets and results are not disclosed for the reasons stated in that section.

(4)	HBB Performance Factors: This table does not disclose the HBB operating profit percent targets or results due to the competitively sensitive nature of that information. The operating profit percent target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in HBB’s five-year long-range business plan or the long-term HBB financial objectives (although there is a connection between them). For 2011, the HBB compensation committee did not expect HBB to meet the operating profit percent target. The 2011 HBB ROTCE target was higher than the 2010 ROTCE target due to the anticipated improvement in economic conditions. The HBB compensation committee expected HBB to meet the ROTCE target for 2011.

(5)	KC Performance Factors: This table does not disclose the KC operating profit percent targets or results due to the competitively sensitive nature of that information. The operating profit percent target used for incentive compensation purposes reflects long-term corporate objectives and is not based on the target established by management and contained in KC’s five-year long-range business plan or the long-term KC financial objectives (although there is a connection between them). For 2011, the KC compensation committee did not expect KC to meet the operating profit percent target or the ROTCE target.

(6)	NA Coal Performance Factors: The NA Coal ROTCE performance factor is based on 2011 ROTCE performance of the Mississippi Lignite Mining Company, the Florida Dragline Operations and NA Coal Royalty Company, each of which require a capital contribution from NA Coal and referred to collectively as the Consolidated Operations. In 2010, the performance factor was based solely on the performance of one of these Consolidated Operations. Therefore, there is no comparison for this performance target. For 2011, the compensation committee did not expect the Consolidated Operations ROTCE performance to exceed the target for the NA Coal Short-Term Plan. The new project development goals are highly specific, task-oriented goals. They identify specific future projects, customers and contracts. This table does not list the new project development goals due to their competitively sensitive nature. In 2011, NA Coal began negotiations for a long-term lignite supply agreement with a utility customer. The utility is expected to select a supplier in 2012. NA Coal also executed a long-term contract with a new customer relating to use of coal from an existing mine in a non-fuel application. NA Coal continued its efforts to develop four new mining operations, two of which have been issued mining permits. NA Coal continues to research, evaluate and implement innovative technologies that will allow low cost lignite to successfully continue as a viable fuel source for power generation, coal-to-liquids production and the production of activated carbon. Finally, NA Coal also made significant progress on its project in India. Due to these new project successes, as well as unforeseen issues beyond the control of the employees at a mine site that were favorably resolved by year-end due to the extraordinary efforts of the management team, the compensation committee increased the payouts under the NA Coal short-term plan by 10% of the amount otherwise payable.

(7)	The compensation committee recognized the extraordinary effort of the NACCO executives in obtaining a litigation settlement of $60 million ($39 million after-tax of $21 million) related to the Applica Incorporated litigation by increasing their awards under the 2011 NACCO short-term plan by 20%. The settlement was not otherwise reflected in the subsidiary performance targets. The final, actual short-term payments for Messrs. Rankin and Schilling were 97.4% of short-term incentive compensation target, which is less than the maximum 150% under the Code Section 162(m) payment pool.

Short-Term Incentive Compensation – Going Forward

Effective January 1, 2012, due to the transfer of the NACCO employees to an NMHG payroll, all of the Named Executive Officers began participating in the Hyster-Yale Short-Term Plan. The plan contains different performance factors for different groups of participants.

The table below shows the short-term target awards previously approved by the compensation committee for each Named Executive Officer for 2012:

Named Executive Officer and Hyster-Yale Short-Term Plan Performance Factors	(A) 2012 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) 2012 Short-Term Plan Target ($)
Alfred M. Rankin, Jr. (NACCO-wide performance factors)	$1,001,400	100%	$1,001,400
Kenneth C. Schilling (NACCO-wide performance factors)	$317,500	40%	$127,000
Michael P. Brogan (Hyster-Yale U.S. corporate performance factors)	$665,100	70%	$465,570
Colin Wilson (Hyster-Yale U.S. corporate performance factors)	$501,100	55%	$275,605
Ralf A. Mock (Hyster-Yale EMEA performance factors)	$409,056	45%	$184,075

The short-term incentive compensation benefits of Hyster-Yale employees for 2012 will not be changed following the spin-off, except as follows:

•

Mr. Schilling’s salary midpoint will be changed to reflect additional duties and responsibilities after the spin-off, resulting in an increased short-term plan target percentage. His 2012 award under the Hyster-Yale Short-Term Plan will be pro-rated based on the old salary midpoint and target for the portion of 2012 before the spin-off and the new salary midpoint and target for the portion of 2012 after the spin-off.

•

Mr. Rankin’s 2012 award under the Hyster-Yale Short-Term Plan will be pro-rated based on his pre-spin service with the NACCO-wide group and his post-spin service with Hyster-Yale. He will also receive a separate, pro-rata award for post-spin service with NACCO, NA Coal, HBB and KC under a NACCO short-term plan.

•	For periods following the spin-off, the performance factors for Messrs. Rankin and Schilling will be based solely on Hyster-Yale performance, instead of NACCO-wide performance factors.

Other than annually reviewing the performance measures, weightings and/or targets for the Hyster-Yale Short-Term Plan based on (1) management recommendations as to the performance objectives of a particular business unit and (2) the compensation committee’s consideration of whether changes are needed to better incentivize groups of employees, we do not expect the Hyster-Yale compensation committee to make any major substantive changes to the Hyster-Yale Short-Term Plan in 2013.

Long-Term Incentive Compensation-Historically

In General. The purpose of each of NACCO’s long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the compensation committee believes contributes to future success. The long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the company for an extended period to strengthen the tie between stockholders’ and the Named Executive Officers’ long-term interests.

The compensation committee believes that awards under the long-term plans promote a long-term focus on profitability due to the holding periods under the long-term plans. Those individual Named Executive Officers who have a greater impact on long-term strategy receive a higher percentage of their compensation as long-term compensation. In 2011, Messrs. Rankin and Schilling were the only Named Executive Officers who were entitled to receive equity-based compensation. The compensation committee does not consider a Named Executive Officer’s long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

The NACCO Equity LTIP and the NMHG Long-Term Plan, referred to as long-term plans, follow the same basic pattern for award determination:

•

target awards for each executive are equal to a specified percentage of the executive’s 2011 salary midpoint, based on the number of Hay points assigned to the position and the Hay Group’s recommendations regarding an appropriate level of long-term incentive compensation at that level;

•	each long-term plan has a one-year performance period;

•	awards under the long-term plans are determined after year-end by comparing actual performance to the pre-established performance targets;

•	the compensation committee, in its discretion, may decrease awards; and

•

for participants other than the Named Executive Officers in the 162(m) Plans, the compensation committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

For 2011, the long-term plans were designed to provide target long-term incentive compensation to the Named Executive Officers of between 57.50% and 316.25% depending on the Named Executive Officer’s position.

The table below shows the long-term target awards and payouts approved by the compensation committee for each Named Executive Officer for 2011:

Executive Officer and Long-Term Plan	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint ($)		(C)=(A) x (B) Long- Term Plan Target ($)	(D) Cash- Denominated Long-Term Plan Payout(2)(3)	(E)=(D)/(A) Cash- Denominated Long- Term Plan Payout as a Percentage of Salary Midpoint (%)	(F) Fair Market Value of Long- Term Plan Payout (3)(4)	(G)=(F)/(A) Fair Market Value of Long-Term Plan Payout as a Percentage of Salary Midpoint
Alfred M. Rankin, Jr. (NACCO Equity LTIP)	$974,600	316.25	%(1)	$3,082,173	$1,827,729	187.54%	$2,066,197	212.00%
Kenneth C. Schilling (NACCO Equity LTIP)	$307,600	57.5	%(1)	$176,870	$104,884	34.10%	$118,557	38.54%
Michael P. Brogan (NMHG Long-Term Plan)	$631,100	150%		$946,650	$747,854	118.50%	N/A	N/A
Colin Wilson (NMHG Long-Term Plan)	$475,500	105%		$499,275	$394,427	82.95%	N/A	N/A
Ralf A. Mock (5) (NMHG Long-Term Plan)	$347,310	70.0%		$243,117	$268,644	77.35%	N/A	N/A

(1)	The target percentages for participants in the NACCO Equity LTIP include a 15% increase from the Hay-recommended long-term plan target awards that the compensation committee applies each year to account for the immediately taxable nature of the NACCO Equity LTIP awards.

(2)	As shown in the calculations below, the final payout percentages under the various long-term plans, as applied to the Named Executive Officers, were: 59.3% under the NACCO Equity LTIP, 79.0% under the NMHG Long-Term Plan for U.S. corporate participants and 110.5% under the NMHG Long-Term Plan for EMEA participants.

(3)	Awards under the NMHG Long-Term Plan are each calculated and paid in cash. There is no difference between the amount of the cash-denominated awards and the fair market value of the awards under that plan.

(4)	Awards under the NACCO Equity LTIP are initially denominated in dollars. The amounts shown in columns (D) and (E) reflect the dollar-denominated awards that were earned for services performed in 2011. This is the amount that is used by the compensation committee when analyzing the total compensation of the Named Executive Officers of NACCO. The dollar-denominated awards are then paid to the participants in a combination of restricted shares of NACCO Class A Common and cash. For Messrs. Rankin and Schilling, 35% of the award is distributed in cash, to approximate their income tax withholding obligations for the shares, with the remaining 65% being distributed in whole shares of restricted stock. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by the lower of the average share price during the 2011 performance period or the preceding calendar year. The amounts shown in column (F) reflect the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for services performed in 2011. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 127. The shares were valued using a grant date of February 7, 2012, the date on which the NACCO Equity LTIP awards were approved by the compensation committee. The difference in the amounts disclosed in columns (D) and (F) is due to the fact that the number of shares issued was calculated using a price of $85.57 (the average share price during 2010) and the grant date fair value was calculated using a share price of $102.75 (the average of the high and low share price on February 7, 2012 when the shares were granted).

(5)	Target awards under the NMHG Long-Term Plan for non-U.S. employees are based on the Hay-recommended percentage of the U.S. salary midpoint for their salary grades, not on the local midpoint and are denominated in U.S. dollars rather than local currency. Therefore, Mr. Mock’s long-term target award is based on 70% of $347,310 (his U.S. salary midpoint) rather than 70% of $401,775 (his EMEA salary midpoint for 2011 converted to U.S. dollars).

Due to the nature of the NMHG Long-Term Plan, the awards and payments under the plan are described in both the Grants of Plan-Based Awards Table on page 130 and the Nonqualified Deferred Compensation Table on page 135. Also refer to “- Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on long-term plan awards.

Current Hyster-Yale Long-Term Incentive Compensation. Long-term compensation for Hyster-Yale executives is initially based on our consolidated ROTCE performance, which reflects the compensation committee’s belief that performance against that rate of return should determine the long-term incentive compensation payouts under the NMHG Long-Term Plan.

At the beginning of 2011, the compensation committee set a consolidated Hyster-Yale ROTCE performance target and a performance period of one year for the awards under the NMHG Long-Term Plan. Because the consolidated Hyster-Yale ROTCE performance target is based on the stockholder protection rate of return rather than our current-year annual operating plan, it is possible that in any given year the expected actual level of performance for the year could be higher or lower than the consolidated Hyster-Yale ROTCE performance target for that year.

Consistent with the methodology used for the short-term 162(m) plans, we establish a payment pool under our long-term plans based on actual results against the maximum ROTCE performance targets. For 2011, because Hyster-Yale ROTCE results were above the maximum consolidated ROTCE performance target, the NMHG Long-Term Plan had a maximum payment pool of 150%. The maximum consolidated Hyster-Yale ROTCE performance target under the NMHG Long-Term Plan for 2011 was set substantially higher than in 2010 in anticipation of improved business conditions for Hyster-Yale. Although the compensation committee expected that the maximum ROTCE targets would be met in 2011, the targets were not set so low that the result was guaranteed.

The NMHG compensation committee then considers actual results against underlying financial and operating performance measures for Hyster-Yale and exercises “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual long-term incentive compensation payment for each participant out of the maximum payment pool. These underlying financial and operating performance measures reflect the achievement of specified business goals for 2011, as further described below. For more information about our use of ROTCE performance targets for tax deductibility purposes, see “— Overview, Design and ROTCE Methodology and Explanation — Historically — Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics” above.

The awards granted under the NMHG Long-Term Plan for 2011 are subject to the following rules:

•	The awards are immediately vested as of the grant date of the award (which is the January 1st following the end of the performance period).

•	Once granted, awards are not subject to any forfeiture or risk of forfeiture under any circumstances.

•

Awards approved by our compensation committee for a calendar year are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with interest based on the rate earned by the Vanguard RST fixed income fund under the U.S. 401(k) plan. While a participant remains actively employed, additional interest is credited based on the excess (if any) of the Hyster-Yale ROTCE rate (maximum 14%) over the Vanguard RST fixed income fund rate.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.

Due to the nature of the NMHG Long-Term Plan, the awards under the plan are described in both the Grants of Plan-Based Awards Table on page 130 and the Nonqualified Deferred Compensation Table on page 135.

The following table summarizes the performance criteria established by the NMHG compensation committee for 2011 under the NMHG Long-Term Plan to determine final, actual incentive compensation payments for Hyster-Yale corporate employees in the U.S., including Messrs. Brogan and Wilson:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage(1)	(A) x (B) Payout Factor
Operating Profit Percent- Hyster-Yale Global	45%	(2)	(2)	62.2%	28.0%
Hyster-Yale ROTCE (2)-Global	25%	(2)	(2)	150%	37.5%
Americas Market Share	15%	(2)	(2)	—%	—%
EMEA Market Share	9%	(2)	(2)	150%	13.5%
Asia-Pacific Market Share	5%	(2)	(2)	—%	—%
Japan Market Share	1%	(2)	(2)	—%	—%
Final Payout Percentage - U.S. Corporate					79.0%	(3)

The following table summarizes the performance criteria established by the NMHG compensation committee for 2011 under the NMHG Long-Term Plan to determine final, actual incentive compensation payments for corporate executives in the EMEA region, including Mr. Mock:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage(1)	(A) x (B) Payout Factor
Operating Profit Percentage-Hyster-Yale Global	45%	(2)	(2)	62.2%	28.0%
Hyster-Yale ROTCE(2)-Global	25%	(2)	(2)	150%	37.5%
EMEA Market Share	30%	(2)	(2)	150%	45.0%
Final Payout Percentage - EMEA					110.5%

(1)	The achievement percentages are based on the formulas contained in underlying performance guidelines adopted by the NMHG compensation committee. The formula does not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150%.

(2)	The operating profit percent and ROTCE targets under the NMHG Long-Term Plan are the same as those used under the 2011 NMHG Short-Term Plan. For 2011, the NMHG compensation committee expected that we would meet the ROTCE target but not the operating profit percent target under the NMHG Long-Term Plan. Our market share targets under the NMHG Long-Term Plan are different since they reflect longer-term market share targets than those used in the 2011 NMHG Short-Term Plan. For 2011, our compensation committee expected that we would meet the market share targets for the Americas and EMEA, but not the others. Refer to the 2011 NMHG Short-Term Plan charts on pages 100 and 101 for descriptions of the targets and reasons for non-disclosure.

(3)	For 2011, our performance resulted in a performance payout factor of 79.0% of long-term incentive compensation target for U.S. corporate participants, including Messrs. Brogan and Wilson and 110.5% for EMEA participants, including Mr. Mock, which is less than the maximum 150% permitted under the Code Section 162(m) payment pool.

Current NACCO Long-Term Incentive Compensation. During 2011, Messrs. Rankin and Schilling participated in the following two equity-based long-term incentive compensation plans:

•

NACCO Equity LTIP. The NACCO Equity LTIP used NACCO’s consolidated ROTCE to determine the minimum and maximum payment pools. The NACCO compensation committee then used negative discretion using the performance of NACCO’s subsidiaries compared to the performance criteria established under their long-term plans to determine the final, actual payouts under the NACCO Equity LTIP.

•

NACCO Supplemental Equity LTIP. Under the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan, referred to as the NACCO Supplemental Equity LTIP, the NACCO compensation committee has the flexibility to provide additional equity compensation in its discretion.

Under both the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP, the executive is effectively required to invest the non-cash portion of the payout in NACCO for up to ten years. This is because, as discussed below, the shares awarded generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based upon the value of the shares of NACCO Class A Common. The value of the award is enhanced as the value of the shares of NACCO Class A Common increases or is reduced as the value of the shares of NACCO Class A Common decreases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of NACCO, which is expected to be reflected in the increased value of the shares of NACCO Class A Common. As a result of the annual equity grants under the NACCO Equity LTIP and the corresponding transfer restrictions, the number of shares of NACCO Class A Common that an executive holds generally increases each year. Consequently, these executives will continue to have or accumulate exposure to long-term performance notwithstanding any short-term changes in the price of shares of NACCO Class A Common. This increased exposure strongly aligns the long-term interests of the applicable Named Executive Officers with those of NACCO stockholders.

Long-term compensation for executives under the NACCO Equity LTIP is initially based on consolidated ROTCE performance, which reflects the compensation committee’s belief that performance against that rate of return should determine the long-term incentive compensation payouts under the NACCO Equity LTIP.

At the beginning of 2011, the compensation committee set a consolidated NACCO ROTCE performance target and a performance period of one year for the awards under the NACCO Equity LTIP. The consolidated NACCO ROTCE performance target for the NACCO Equity LTIP for 2011 was the same as the consolidated NACCO ROTCE performance target that was in effect during 2010. Although the compensation committee expected that the NACCO ROTCE target would be met in 2011, the target was not set so low that the result was guaranteed. Because the consolidated NACCO ROTCE performance target is based on the stockholder protection rate of return rather than NACCO’s current-year annual operating plan, it is possible that in any given year the expected actual level of performance for the year could be higher or lower than the consolidated NACCO ROTCE performance target for that year. Consistent with the methodology for the short-term 162(m) Plans described above, NACCO established a payment pool under the NACCO Equity LTIP based on actual results against the maximum consolidated NACCO ROTCE performance target. For 2011, NACCO ROTCE results at or above the maximum consolidated NACCO ROTCE performance target resulted in a maximum payment pool at a level of 200%.

The compensation committee then considers actual results against underlying financial and operating performance measures and exercises “negative discretion,” as permitted under Code Section 162(m), to determine the final, actual long-term incentive compensation payment for each participant out of the payment pool. These underlying financial and operating performance measures reflect the achievement of specified business goals of the NACCO subsidiaries for 2011. For more information about the use of ROTCE performance targets for tax deductibility purposes, see “— Overview, Design and ROTCE Methodology and Explanation — Historically — Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics” on page 96.

The compensation committee also set dollar-denominated award targets for all of the participants in the NACCO Equity LTIP at the beginning of the year. The awards are expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of Hay points assigned to the executive’s position and the Hay Group’s long-term incentive compensation recommendations for that Hay point level. Long-term plan award targets for Messrs. Rankin and Schilling are designed to provide target long-term incentive compensation of 275% and 50% of their salary midpoints, respectively. These amounts are then increased by 15% to 316.25% and 57.50%, respectively, to account for the immediately taxable nature of the long-term plan awards. These amounts are reflected in the table below.

Generally, the dollar-denominated payments under the NACCO Equity LTIP will not exceed 200% of the award target. The compensation committee retains discretionary authority to increase or decrease the amount of any award that would otherwise be payable to a participant or to approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards (except awards for Mr. Rankin, which may only be decreased).

Final awards are paid to the participants in a combination of shares of NACCO Class A Common and cash, with the cash amount approximating the income tax withholding obligations of the participants for the shares. Approximately 65% of each award is distributed in shares of NACCO Class A Common and 35% in cash.

The actual number of shares of NACCO Class A Common issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by the average share price. For this purpose, the average share price is the lesser of:

•

the average closing price of NACCO Class A Common on the NYSE at the end of each week during the year preceding the start of the performance period (or such other previous calendar year as determined by the compensation committee no later than the 90th day of the performance period); or

•	the average closing price of NACCO Class A Common on the NYSE at the end of each week during the performance period.

The average closing price of NACCO Class A Common during 2010 was $85.57 per share, while the average closing price of NACCO Class A Common during 2011 was $91.54 per share. Thus, the number of shares issued to participants under the NACCO Equity LTIP was determined using the $85.57 share price. The fair market value of the shares issued was based on a share price of $102.75, the average of the high and low price on February 7, 2012, which is the date the stock was issued. This is the amount that is shown in the Summary Compensation Table.

The awards are fully vested when granted and the participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the shares of NACCO Class A Common. The full amount of each final award, including the fair market value of the shares of NACCO Class A Common on the date of grant, is fully taxable to the participant.

The shares of NACCO Class A Common that are issued are subject to transfer restrictions that generally lapse on the earliest to occur of:

•	the date which is ten years after the last day of the performance period;

•	the date of the participant’s death or permanent disability;

•	five years (or earlier with the approval of the compensation committee) from the date of retirement; or

•	any earlier date determined by the compensation committee.

The following table summarizes the performance criteria (each of which mirrors the performance criteria that were used under the NACCO subsidiary long-term incentive plans) established by the compensation committee for 2011 under the NACCO Equity LTIP to determine final, actual incentive compensation payments:

Performance Criteria	(A) Initial Weighting Subsidiary Level	(B) NACCO Weighting	(C) = (A) x (B) NACCO Payment Factor	Performance Target	Performance Result	(D) Achievement Percentage (1)	(C) x (D) Payout Percentage
Hyster-Yale ROTCE - Global	25%	40%	10.00%	(2)	(2)	150.0%	15.0%
Hyster-Yale Operating Profit Percent - Global	45%	40%	18.00%	(2)	(2)	62.2%	11.2%
Hyster-Yale Market Share:
Americas	15%	40%	6.00%	(2)	(2)	—%	—%
EMEA	9%	40%	3.60%	(2)	(2)	150.0%	5.4%
Asia-Pacific	5%	40%	2.00%	(2)	(2)	—%	—%
Japan	1%	40%	0.40%	(2)	(2)	—%	—%
Hyster-Yale Total							31.6%
HBB Adjusted Standard Margin	15%	25%	3.75%	(3)	(3)	69.1%	2.6%
HBB ROTCE	25%	25%	6.25%	(3)	(3)	36.5%	2.3%
HBB Operating Profit Percent	45%	25%	11.25%	(3)	(3)	68.0%	7.7%
HBB Adjusted Net Sales	15%	25%	3.75%	$513,300,000	$493,047,414	60.3%	2.3%
HBB Total							14.9%
KC Adjusted Gross Profit	15%	5%	0.75%	(4)	(4)	53.6%	0.4%
KC ROTCE	25%	5%	1.25%	(4)	(4)	—%	—%
KC Operating Profit Percent	45%	5%	2.25%	(4)	(4)	—%	—%
KC Adjusted Net Sales	15%	5%	0.75%	$237,400,000	$221,172,872	73.4%	0.6%
KC Total							1.0%
NA Coal Annual Factor	30%	30%	9.00%	(5)	(5)	(5)	—%
NA Coal Cumulative Factor	30%	30%	9.00%	(5)	(5)	(5)	1.8%
NA Coal New Project Factor	40%	30%	12.00%	(5)	(5)	(5)	—%
NA Coal Total							1.8%
Sub-total							49.3%
NACCO Positive Discretion							10.0%
Final Payout Percentage							59.3% (6)

(1)	The achievement percentages are based on the formulas contained in underlying performance guidelines adopted by the NACCO compensation committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target. The maximum achievement percentage is 150% for all factors other than the NA Coal New Project Factor, which is unlimited.

(2)	Hyster-Yale Performance Factors: See the NMHG Long-Term Plan tables on pages 105 and 113 for descriptions of individual targets in the NMHG Long-Term Plan and reasons for non-disclosure of certain targets and results.

(3)	HBB Performance Factors. This table does not disclose the HBB adjusted standard margin, ROTCE or operating profit percentage targets or results due to the competitively sensitive nature of that information. For 2011, the HBB compensation committee expected HBB to meet the adjusted standard margin target but did not expect HBB to meet the ROTCE target or the operating profit percent target. The ROTCE and operating profit percent targets under the HBB long-term plan were slightly higher than those used under the HBB short-term plan.

(4)

KC Performance Factors. This table does not disclose the KC adjusted gross profit, ROTCE or operating profit percentage targets or results due to the competitively sensitive nature of that information. For 2011, the KC compensation committee expected KC to meet the adjusted gross profit percentage target but did not expect KC to meet the ROTCE target or the operating profit percent target.

(5)	NA Coal Performance Factors. The performance factors under the NA Coal long-term plan that are used in the NACCO Equity LTIP measure the economic value of income of current and new projects as the performance criteria because the compensation committee believes it is a more accurate reflection of the rate of return in NA Coal’s business, where a substantial portion of revenue is based on long-term contracts and projects. Each of the factors is described in detail below.

•

New Project Factor. When the NA Coal long-term plan was established in 2006, the NA Coal compensation committee set a target dollar level of the “present value appreciation” that was to be earned by new projects obtained during the entire ten-year plan term. Value appreciation for a new project is determined based on the economics of the project. For example, the present value appreciation will be determined based on the forecasted net income and cost of capital over the life of the contract (which could be 40 years) based on the contract terms, including a present value calculation over the life of the contract. During the year the new project comes into existence, the value appreciation of that project for the ten-year term (or the remainder thereof) is taken into account under the NA Coal new project factor portion of the NACCO Equity LTIP and compared to the target that was initially set by the compensation committee in 2006.

•

Annual Factor. When the NA Coal long-term plan was established, the NA Coal compensation committee listed each NA Coal project that was in effect at that time. Using the existing contractual terms for each project, as shown in NA Coal’s five-year business plan that was in effect in 2006 and forecasting the results out for another five years, the NA Coal compensation committee established annual net income targets and forecasted capital expenditure targets for each project for each year from 2006 through 2015. Each year, the compensation committee compares the actual net income and actual capital charges for each project against these previously established targets to determine whether the pre-established targets have been satisfied.

•

Cumulative Factor. When the NA Coal plan was established, the NA Coal compensation committee used the same five-year business plan and forecasting for the same projects to establish cumulative net income targets and cumulative forecasted capital expenditure targets for the same projects for each and every year during the ten-year term of the plan. Each year, the NA Coal compensation committee compares the actual cumulative net income and actual capital charges for each project against these previously established targets to determine whether the pre-established targets have been satisfied.

If the NA Coal compensation committee determines in any year, referred to as an Adjustment Year, that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year’s New Project Factor will reduce the New Project Factor in the Adjustment Year, referred to as the New Project Adjustment. If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year. This table does not include the NA Coal performance targets or results due to the competitively sensitive nature of that information. The compensation committee did not expect that any of the performance targets would be met in 2011.

(6)	The NACCO compensation committee recognized the extraordinary effort of the NACCO executives in obtaining $60 million ($39 million after tax of $21 million) related to the Applica Incorporated litigation settlement in 2011 by increasing their awards under the NACCO Equity LTIP by 10%. The settlement was not otherwise reflected in the subsidiary performance targets. Application of the formula resulted in a final, actual long-term payment for Messrs. Rankin and Schilling of 59.3% of long-term incentive target, which is less than the maximum 200% permitted under the Code Section 162(m) maximum payment pool.

Discretionary Awards under the NACCO Supplemental Equity LTIP. Under the NACCO Supplemental Equity LTIP, the compensation committee has the flexibility to provide additional equity compensation, with a corresponding cash component, for outstanding results and extraordinary personal effort. The NACCO Supplemental Equity LTIP is discussed in more detail above under the heading “— Current NACCO Long-Term Incentive Compensation.” The compensation committee did not grant any awards under the NACCO Supplemental Equity LTIP for services performed in 2011.

Long-Term Incentive Compensation – Going Forward

The table below shows the long-term target awards previously approved by the compensation committee for each Named Executive Officer for 2012:

Named Executive Officer and Long-Term Plan	(A) 2012 Salary Midpoint ($)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint ($)		(C)=(A) x (B) 2012 Long- Term Plan Target ($)
Alfred M. Rankin, Jr. (NACCO Equity LTIP)	$1,001,400	316.25	%(1)	$3,166,928
Kenneth C. Schilling (NACCO Equity LTIP)	$317,500	57.5	%(1)	$182,563
Michael P. Brogan (NMHG Long-Term Plan)	$665,100	150%		$997,650
Colin Wilson (NMHG Long-Term Plan)	$501,100	105%		$526,155
Ralf A. Mock (NMHG Long-Term Plan)	$369,900	70%		$258,930

(1)	The amounts include a 15% increase from the Hay-recommended long-term plan target awards that the compensation committee applies each year to account for the immediately taxable nature of the NACCO Equity LTIP awards.

The long-term incentive compensation benefits of Hyster-Yale employees for 2012 will change following the spin-off as follows:

•

There will not be any changes for Hyster-Yale employees who currently participate in the NMHG Long-Term Plan, including Messrs. Brogan, Wilson and Mock. They will remain in the current NMHG Long-Term Plan and will receive cash-based awards with a three year holding period calculated using previously determined Hyster-Yale performance factors.

•

Hyster-Yale adopted a new equity based long term incentive compensation plan that will initially apply to Messrs. Rankin and Schilling and certain other senior executive employees who currently participate in the NACCO Equity LTIP, as described in more detail below.

•

Hyster-Yale also adopted an additional equity-based long-term incentive compensation plan that gives the Hyster-Yale compensation committee the flexibility to provide discretionary equity awards to employees, as described in more detail below.

•	Mr. Schilling’s salary midpoint will be changed to reflect additional duties and responsibilities after the spin-off, resulting in an increased long-term plan target percentage. His 2012 award under the Hyster-Yale Equity LTIP will be pro-rated based on the old salary midpoint and target for the portion of 2012 before the spin-off and the new salary midpoint and target for the portion of 2012 after the spin-off.

•

Mr. Rankin’s 2012 award under the NACCO Equity LTIP will be pro-rated based on his pre-spin service with the NACCO-wide group and his post-spin service with NACCO, NA Coal, HBB and KC. He will receive a separate, pro-rata award for post-spin Hyster-Yale service under the Hyster-Yale Equity LTIP.

•

The target award under the Hyster-Yale Equity Plan for 2012 for Mr. Schilling and the other senior management employees who were participants in the NACCO Equity LTIP will be equal to 100% of their target awards under the NACCO Equity LTIP for 2012 and their awards under the NACCO Equity LTIP for 2012 were rescinded.

•	The performance factor for 2012 under the new Hyster-Yale Equity LTIP will be based on Hyster-Yale’s post-spin ROTCE.

In addition to adopting the new Hyster-Yale equity plans, we expect that the Hyster-Yale compensation committee will also take the following actions following the spin-off:

•	determine regulatory requirements to expand eligibility in the Hyster-Yale Equity LTIP to employees outside the U.S. in compliance with local securities law requirements;

•	allow certain non-executive and non-U.S. employees to continue to participate in the NMHG Long-Term Plan in lieu of the Hyster-Yale Equity LTIP going forward; and

•

annually reviewing the performance measures, weightings and/or targets for the long-term incentive plan based on (1) management recommendations as to the performance objectives of a particular business unit and (2) the compensation committee’s consideration of whether those changes are needed to better incentivize groups of employees.

Long-Term Incentive Compensation – New Hyster-Yale Equity Incentive Plans

The compensation committee believes that it is important that management incentives be aligned with the performance of our business following the spin-off and the best way to accomplish this is pursuant to grants of our Class A Common under an equity incentive plan. As a result, the Hyster-Yale compensation committee approved, and our Board adopted (i) the Hyster-Yale Equity LTIP and (ii) the Hyster-Yale Supplemental Long-Term Equity Incentive Plan, referred to as the Hyster-Yale Supplemental Equity LTIP (collectively, the Hyster-Yale Equity Plans) effective as of the spin-off date and contingent upon the consummation of the spin-off.

The Hyster-Yale Equity Plans will enable employees of Hyster-Yale and its subsidiaries to accumulate capital through future managerial performance, which will contribute to the future success of our business. As with the current NACCO Equity LTIP, the Hyster-Yale Equity Plans will require long-term commitment on the part of our employees because the transfer of shares acquired under the Hyster-Yale Equity Plans will generally not be permitted for ten years from the end of the performance period.

The current NMHG Long-Term Plan and the NACCO Equity LTIP permit the applicable compensation committee to use ROTCE as the performance criteria for awards under the plans. It is expected that the Hyster-Yale compensation committee will generally use our ROTCE as the primary performance criteria for determining the minimum and maximum payout pool under the Hyster-Yale Equity LTIP after the spin-off.

We believe that awards under the Hyster-Yale Equity Plans will promote a long-term focus on our profitability due to the ten year holding period under the plans. Under the plans, although a recipient may receive a payout after the end of a performance period, the recipient is effectively required to invest the noncash portion of the payout with us for ten years. This is because the shares of our Class A Common that are distributed under the plans generally may not be transferred for ten years following the last day of the performance period. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the shares of our Class A Common. The value of the award is enhanced as the value of our Class A Common appreciates or is decreased as the value of the shares of our Class A Common depreciates, and thus the awards provide the recipient with an incentive over the ten year period to increase the value of our company, to be reflected in the increased value of the shares of our Class A Common. The ten year restriction period is specifically designed to reduce the risks that employees will take unnecessary risk in order to increase stock price in the short-term.

The following descriptions of the Hyster-Yale Equity Plans are summaries of certain provisions of the plans.

General Description of Hyster-Yale Equity LTIP

Purpose. The purpose of the Hyster-Yale Equity LTIP is to further our long-term profits and growth by enabling Hyster-Yale and its subsidiaries to attract and retain key employees by offering the opportunity to provide long-term incentive to those key employees of Hyster-Yale and its subsidiaries who will be in a position to make significant contributions to such profits and growth while at the same time preserving the deductibility of all or a portion of the long-term incentive compensation awards that may be made under the Hyster-Yale Equity LTIP to such employees. To accomplish these objectives, the Hyster-Yale Equity LTIP will provide for restricted stock awards.

Administration and Eligibility. The Hyster-Yale Equity LTIP will be administered by the Hyster-Yale compensation committee. Salaried employees of Hyster-Yale and its subsidiaries who, in the judgment of the compensation committee, occupy key management positions will be eligible to participate in the Hyster-Yale Equity LTIP. Our compensation committee has designated ten employees to become participants in the Hyster-Yale Equity LTIP immediately following the spin-off. Initially, participation is limited to employees located in the U.S. who are currently participants in the NACCO Equity LTIP. The Hyster-Yale compensation committee will identify post-2012 plan participants and applicable performance objectives for each year prior to the 90th day of each year, although new participants may be added at a later date, subject to restrictions under Code Section 162(m). We intend to review the requirements of securities laws and other laws applicable to salaried employees located outside the U.S. in order to determine if they may be eligible to participate in such plan.

Awards. For the remainder of 2012, the Hyster-Yale compensation committee made target awards to certain senior management employees in the amounts described under “-Target Post Spin-Off 2012 Awards” below. Each year, beginning in 2013, our compensation committee will establish a dollar-denominated target level of long-term incentive opportunity for each participant. The awards will be expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of Hay points assigned to the participant’s position and the Hay Group’s long-term incentive compensation recommendations for that Hay point level. These amounts will then be increased by 15% to account for the immediately taxable nature of the awards. No minimum or threshold award levels will be established. However, maximum award levels will be established for certain performance objectives. The maximum award level represents the maximum amount of an incentive award that may be paid to a participant for a performance period, even if the maximum performance level is exceeded. Under no circumstances will the amount paid to any participant in a single calendar year as a result of awards under the Hyster-Yale Equity LTIP exceed the greater of $12 million or the fair market value of 50,000 award shares, determined at the time of payment.

Awards after 2012 under the Hyster-Yale Equity LTIP will be made to participants for performance periods of one or more years (or portions thereof) in amounts determined pursuant to performance goals and a formula which will be based upon specified performance objectives of us and/or our subsidiaries. Different participants may be subject to different performance goals and formulas. The performance objectives for any award (or portion thereof) that is designated by the compensation committee to be a “qualified performance-based award” under Code Section 162(m) will be established by the compensation committee not later than the 90th day of the performance period on which the award is to be based. The compensation committee must verify that the performance thresholds and any other material terms were met or exceeded prior to payment of any final award. However, the compensation committee retains discretionary authority to increase or decrease the amount of any award that would otherwise be payable to a participant (except with respect to awards for covered employees under Code Section 162(m), which may only be decreased).

In the event of a change in control (as defined in the Hyster-Yale Equity LTIP), participants will be entitled to receive a pro rata award for the year, in an amount equal to the target award for the year, pro-rated to reflect the period of time the participant was employed prior to the change in control.

Awards will be allocated by the compensation committee between a cash component, to be paid in cash, and the equity component, to be paid in shares of Hyster-Yale Class A Common, referred to as Hyster-Yale Award Shares. We expect that approximately 65% of each award will generally be distributed in Hyster-Yale Award Shares. However, the Hyster-Yale compensation committee may alter this percentage from time to time. Our compensation committee will have the power to adjust the percentage of each award that is paid in stock, subject to any restrictions under Code Section 162(m) and awards that are payable to nonresident alien employees may be paid entirely in cash, depending on local law restrictions or requirements. The number of Hyster-Yale Award Shares issued to a participant in any award will be determined by taking the amount of the stock component of the award and dividing it by the average share price. For all awards after 2013, the number of shares will be based upon the lesser of (i) the average closing price of Hyster-Yale Class A Common on the NYSE at the end of each week during the year preceding commencement of the award year (or such other previous calendar year as determined by the Committee) or (ii) the average closing price of Hyster-Yale Class A Common on the NYSE at the end of each week of the applicable performance period. For 2012 and 2013 awards, the average sale price used to determine the number of shares will be based upon a formula that will calculate a composite of the share value of NACCO Class A Common and Hyster-Yale Class A Common. Once awarded, Hyster-Yale Award Shares are not subject to any forfeiture or risk of forfeiture under any circumstances. Accordingly, when a participant receives Hyster-Yale Award Shares as part of an award, he/she will immediately be entitled to all of the rights of a stockholder, including voting, dividend and other ownership rights, except that the transferability of the Hyster-Yale Award Shares is restricted in a manner and to the extent prescribed by the compensation committee for a period of time, which will generally be ten years from the end of the performance period.

Under the terms of the Hyster-Yale Equity LTIP, a maximum of 750,000 shares of Class A Common (subject to adjustment for stock splits or similar changes) will be available to be issued as Hyster-Yale Award Shares. The full amount of each final award, including the value of the Hyster-Yale Award Shares, will be fully taxable to the participant when received.

Target Post Spin-Off 2012 Awards. The Hyster-Yale compensation committee did not grant any awards under the Hyster-Yale Equity LTIP to Messrs. Brogan, Wilson or Mock for 2012. Rather, for the remainder of 2012, these Named Executive Officers will continue to participate in the current NMHG Long-Term Plan with no changes to their target awards or performance factors. The Hyster-Yale compensation committee granted target equity awards under the Hyster-Yale Equity LTIP to Messrs. Rankin and Schilling in the following amounts. For Mr. Schilling, the 2012 target award under the Hyster-Yale Equity LTIP completely replaced, and is equal to 100% of the 2012 target award that was granted under the NACCO Equity LTIP. For Mr. Rankin, the Hyster-Yale compensation committee granted a target award under the Hyster-Yale Equity LTIP based on post-spin services for Hyster-Yale to replace part of the 2012 target award that was granted under the NACCO Equity LTIP. Accordingly, the following are estimated target awards for the performance period ending December 31, 2012 for the Named Executive Officers:

Named Executive Officer	Hyster-Yale Equity LTIP 2012 Target Award
Alfred M. Rankin, Jr.	$3,166,928 (1)
Kenneth C. Schilling	$281,267 (2)
Michael P. Brogan	$0
Colin Wilson	$0
Ralf A. Mock	$0

(1) This amount is the 2012 target award that was granted to Mr. Rankin under the NACCO Equity LTIP. He will receive a portion of this award under the Hyster-Yale Equity LTIP and a portion under the NACCO Equity LTIP, pro-rated based on pre-spin and post-spin service for each company during 2012.

(2) Mr. Schilling’s salary midpoint and long-term incentive compensation target will be increased to reflect additional duties and responsibilities following the spin-off. The amount shown in this table is based on his pre-spin-off salary midpoint and long-term target.

The Hyster-Yale compensation committee and members of Hyster-Yale management believe that it is important that, subject to any legal restrictions, all senior executives, including the Named Executive Officers, have the opportunity to receive equity based compensation beginning in 2013 in order to align the executive’s interests with the interests of our stockholders. Basing Messrs. Rankin and Schilling’s 2012 target equity awards under the Hyster-Yale Equity LTIP on the amount of their current 2012 target awards under the NACCO Equity LTIP is reasonable because both plans are long-term incentive compensation plans and the current NACCO compensation committee has already approved the reasonableness of the 2012 target awards under the NACCO Equity LTIP. The performance target for the 2012 awards under the Hyster-Yale Equity LTIP will be the Hyster-Yale ROTCE calculated for the period of 2012 following the spin-off.

The Hyster-Yale compensation committee will designate future participants and adopt the performance objectives and targets for future awards within 90 days of the applicable performance period. Under the terms of the Hyster-Yale Equity LTIP, the permissible performance objectives may be described in terms of Hyster-Yale-wide objectives or objectives that are related to the performance of the individual participant or any subsidiary, division, business unit, department or function of the company. Performance objectives may be measured on an absolute or relative basis. Different groups of participants may be subject to different performance objectives for the same performance period. Relative performance may be measured by a group of peer companies or by a financial market index. Performance objectives will be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, new project development, or net sales.

General Description of Hyster-Yale Supplemental Equity LTIP

Purpose. The purpose of the Hyster-Yale Supplemental Equity LTIP is to further our long-term profits and growth by enabling Hyster-Yale and its subsidiaries to attract, retain and reward employees by offering the opportunity to provide long-term incentive to those employees of Hyster-Yale and its subsidiaries who will be in a position to make significant contributions to such profits and growth. To accomplish these objectives, the Hyster-Yale Supplemental Equity LTIP will provide for restricted stock awards.

Administration and Eligibility. The Hyster-Yale Supplemental Equity LTIP will be administered by the Hyster-Yale compensation committee. Salaried employees of Hyster-Yale and its subsidiaries who in the judgment of the compensation committee, contributed to the profits or growth of the company during a calendar year will be eligible to participate in the Hyster-Yale Supplemental Equity LTIP. Immediately following the spin-off, approximately 1,300 salaried employees in the U.S. will be eligible to participate in the Hyster-Yale Supplemental LTIP. The compensation committee will identify plan participants for each year (if any) when an award is granted under the plan. Initially, participation will be limited to employees located in the U.S. However, we intend to review the requirements of securities laws and other laws applicable to salaried employees located outside of the U.S. to determine if all salaried employees may be eligible to participate in such plan.

Awards. Each year, the compensation committee will determine whether any employee deserves a discretionary equity incentive award for the year. The compensation committee is not required to grant any awards under the plan for any award year. If the Committee determines that an award is warranted, it will specify the amount thereof. However, the maximum award under the plan for any calendar year may not exceed the greater of (i) $1 million or (ii) the fair market value of 10,000 Award Shares. If an award is granted for an award year, it will be paid no later than two and one-half months after the end of the award year.

Most awards will be allocated by the compensation committee between a cash component, to be paid in cash, and the equity component, to be paid in shares of Hyster-Yale Class A Common, referred to as Hyster-Yale Supplemental Award Shares. The number of Hyster-Yale Supplemental Award Shares issued to a participant in any award will be determined by taking the amount of the stock component of the award and dividing it by the average share price. For all awards after 2013, the number of shares will be based upon the lesser of (i) the average closing price of Class A Common on the NYSE at the end of each week during the year preceding commencement of the award year (or such other previous calendar year as determined by the Committee) or (ii) the average closing price of Class A Common on the NYSE at the end of each week of the applicable performance period. For 2012 and 2013 awards, the average share price used to determine the number of shares will be based upon a formula that will calculate a composite of the share value of NACCO Class A Common and Hyster-Yale Class A Common. The compensation committee will also have the ability to make a grant of a specified number of Hyster-Yale Supplemental Award Shares under the plan, in lieu of dividing the awards between cash and stock. Once awarded, Hyster-Yale Supplemental Award Shares are not subject to any forfeiture or risk of forfeiture under any circumstances. Accordingly, when a participant receives Hyster-Yale Supplemental Award Shares as part of an award, he/she will immediately be entitled to all of the rights of a stockholder, including voting, dividend and other ownership rights, except that the transferability of the Hyster-Yale Supplemental Award Shares is restricted in a manner and to the extent prescribed by the compensation committee for a period of time, which may be up to ten years from the end of the performance period.

Under the terms of the Hyster-Yale Supplemental Equity LTIP, a maximum of 100,000 shares of Class A Common (subject to adjustment for stock splits or similar changes) will be available to be issued as Hyster-Yale Supplemental Award Shares. The full amount of each final award, including the value of the Hyster-Yale Supplemental Award Shares, is fully taxable to the participant when received.

2012 Post Spin-Off Awards. We do not expect the Hyster-Yale compensation committee to grant any awards under the Hyster-Yale Supplemental Equity LTIP for the performance period beginning after the spin-off in 2012 and ending December 31, 2012.

The Hyster-Yale compensation committee will not make a determination regarding possible awards for participants for the period from the spin-off date to December 31, 2012 (that would be paid in 2013) until after the conclusion of the award year. Awards (if any) would generally be paid partly in shares of Hyster-Yale Class A Common and partly in cash. Participants will only receive one award under this plan for any calendar year. The cash-denominated award received by a participant under the Hyster-Yale Supplemental Equity LTIP in any calendar year may not exceed the greater of (i) $1 million or (ii) the fair market value of 10,000 Award Shares.

Other Compensation of Named Executive Officers-Historically

Discretionary Cash Bonuses. The compensation committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to the executive officers, including the Named Executive Officers, in addition to the short-term and long-term incentive plan compensation described above. The compensation committee uses discretionary cash bonuses to reward substantial achievement or superior service, particularly when such achievement or service is not reflected in the performance criteria established under the short-term and long-term incentive compensation plans. No discretionary cash bonuses were awarded for 2011 performance.

Retirement Plans. The material terms of the various retirement plans are described in the narratives following the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Pension Plans. The Named Executive Officers do not currently accrue any defined benefit pensions. Certain Named Executive Officers are still entitled to receive payments from various frozen pension plans as indicated in the Pension Benefits table on page 138.

Defined Contribution Plans. NACCO provides the Named Executive Officers and most other employees in the U.S. and the U.K. with defined contribution retirement benefits. Employer contributions under the defined contribution retirement plans are calculated under formulas that are designed to provide employees with competitive retirement income. The compensation committee believes that the target level of retirement benefits attracts and retains talented management employees at the senior executive level and below.

Additional employer contributions may be made in the form of profit sharing contributions, depending on company performance. In general, if NACCO or Hyster-Yale performs well, the amount of the applicable profit sharing contribution increases.

In general, the Named Executive Officers and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, (i) a small portion of the retirement benefits that are provided to Messrs. Rankin, Brogan and Wilson exceed the benefits that are provided to other employees and (ii) the benefits that are provided to the Named Executive Officers and other executive officers in the U.S. are provided under a combination of tax-favored and nonqualified retirement plans, while the benefits that are provided to other employees are provided generally only under tax-favored plans. The nonqualified retirement plans generally provide the U.S. executive officers with the retirement benefits that would have been provided under the tax-favored plans, but that cannot be provided due to various Internal Revenue Service regulations and limits and non-discrimination requirements. Non-U.S. employees do not receive non-qualified retirement benefits.

The retirement plans of NACCO and Hyster-Yale contain the following three types of benefits:

•	employee deferrals;

•	matching employer contributions; and

•	minimum and additional profit sharing benefits.

The “compensation” that is taken into account under the plans generally includes base salary and annual incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments.

Under the U.S. plans, eligible employees may elect to defer up to 25% of compensation. Under the U.K. plan, Mr. Mock may defer up to £50,000 of his compensation. Under the matching portion of the plans for 2011, eligible employees receive employer matching contributions on their deferrals in accordance with the following applicable contribution formula:

•	NACCO Plans. 50% of the first 5% of before-tax contributions;

•	Hyster-Yale U.S. Plans. 66-2/3% of the first 3% of before-tax contributions and 25% of the next 4% of before-tax contributions.; and

•	Hyster-Yale U.K. Plan. 50% of the first 2.50% of before-tax contributions.

Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation. The percentage varies based on a formula that takes into account the employee’s age and social security wage base in effect that year. The formulas also take into account NACCO or Hyster-Yale ROTCE performance for the year, as applicable. As applied to the Named Executive Officers in 2011, the range of profit sharing contributions under each applicable formula were:

•	Mr. Rankin: between 7.00% and 16.35% of compensation;

•	Mr. Schilling: between 5.15% and 11.90% of compensation;

•	Mr. Brogan: between 4.50% and 14.90% of compensation;

•	Mr. Wilson: between 3.80% and 12.25% of compensation; and

•	Mr. Mock: between 3.80% and 12.60% of compensation.

The Named Executive Officers are 100% vested in their deferrals and in all matching contributions. They are also 100% vested in all benefits that are provided under the nonqualified plans, if any. However, they become vested in their U.S. profit sharing contributions under the tax-favored plans at the rate of 20% for each year of service and in their U.K. profit sharing contributions after two years of service. All of the Named Executive Officers are 100% vested in all profit sharing benefits.

Benefits under the tax-favored plans are generally payable at any time following a termination of employment. Participants have the right to invest their tax-favored plan account balances among various investment options that are offered by the plans’ trustees. Participants can elect various forms of payment including lump sum distributions and installments.

The U.S. defined contribution nonqualified retirement plans are structured as “pay-as-you-go” plans, based on the compensation committee’s desire to:

•	avoid additional statutory and regulatory restrictions applied to nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code;

•	simplify plan administration and recordkeeping; and

•	eliminate the risk to the executives based on the unfunded nature of these plans.

Under the “pay-as-you-go” plans:

•

participants’ account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the U.S. tax-favored plans. The maximum annual earnings rate for this purpose is 14%;

•	no interest is credited on excess profit sharing benefits;

•	the amounts credited under the plans each year will be paid during the period from January 1st to March 15th of the following year; and

•

the amounts credited under the plans each year will be increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase will apply to all benefits other than the portion of the excess 401(k) benefits that are in excess of the amount needed to obtain a full employer matching contribution under the plans.

Certain Named Executive Officers also maintain accounts under various deferred compensation plans that were frozen effective December 31, 2007:

•

Mr. Rankin. Mr. Rankin maintains accounts under The NACCO Industries, Inc. Unfunded Benefit Plan, referred to as the Frozen NACCO Unfunded Plan, and the Retirement Benefit Plan for Alfred M. Rankin, Jr., referred to as the Frozen Rankin Retirement Plan.

•	Messrs. Brogan and Wilson. Messrs. Brogan and Wilson each maintains an account under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan, referred to as the Frozen NMHG Unfunded Plan.

The frozen accounts are subject to the following rules:

•	No additional benefits are credited to the frozen plans (other than interest credits).

•

The frozen accounts are credited with interest each year. Interest credits are based on the greater of 5% or a ROTCE-based rate. The maximum interest rate for this purpose is 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, will be paid to these Named Executive Officers during the period from January 1st to March 15th of the following year.

•

The frozen accounts (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•

Upon payment of the frozen accounts, a determination will be made whether the highest incremental state and federal personal income tax rates and federal employment tax rates in the year of payment exceed the rates that were in effect in 2008 when all other nonqualified participants received their nonqualified plan payment. In the event the rates have increased, an additional tax gross-up payment will be paid to the Named Executive Officer. The compensation committee determined the executive should not bear the risk of a tax increase after 2008 because the Named Executive Officers would have received payment of their frozen accounts in 2008 were it not for the adverse cash flow and income tax impact on the company. No other tax gross-ups (such as gross-ups for excise or other taxes) will be paid.

Refer to “—Employment and Severance Agreements and Change in Control Payments” below for a description of the impact of a change in control on the terms of the nonqualified deferred compensation plans.

Refer to “Nonqualified Deferred Compensation Benefits” below for a more detailed description of the current and frozen plans.

Other Benefits. All salaried U.S. employees, including the Named Executive Officers, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives (mostly outside the U.S.), including Mr. Mock’s car allowance, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer’s compensation package. See note (6) to the Summary Compensation Table on page 127.

Employment and Severance Agreements and Change in Control Payments. Upon a Named Executive Officer’s termination of employment with us for any reason, the Named Executive Officer (and all other employees) is entitled to:

•	amounts or benefits earned or accrued during his or her term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•

benefits that are provided under the retirement plans, incentive compensation plans and U.S. nonqualified deferred compensation plans at termination of employment that are further described in this prospectus.

Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the U.S. Named Executive Officers are also entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that is generally available to all U.S. salaried employees that provides benefits for a stated period of time based on length of service, with various maximum time periods.

In the U.S., none of the Named Executive Officers has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target annual bonus. In addition, there are no pre-arranged severance agreements with any of the U.S. Named Executive Officers and the compensation committee must review and approve any material severance payment that is in excess of the amount the U.S. Named Executive Officer is otherwise entitled to receive under the broad-based severance plan.

The terms and conditions of the employment of Hyster-Yale executives outside the U.S. are generally defined in written agreements that cannot be revised without the consent of both the employer and the executive. Mr. Mock’s agreement specifies a minimum salary and car allowance. It also requires participation in the short-term and long-term incentive plans, but does not guarantee the amount of any incentive payments. Mr. Mock’s agreement contains a 12-month notice provision, which is in excess of the 4-month statutory notice maximum in the U.K. Under this provision, if Hyster-Yale were to terminate Mr. Mock’s employment without notice, his employer would be required to pay Mr. Mock an amount equal to the sum of 12 months’ base pay plus his annual car allowance. Any additional compensation or benefits would be the subject of negotiation and would require compensation committee approval.

Change in control provisions are included in all short-term and long-term incentive compensation plans and all U.S. nonqualified defined contribution retirement plans. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the compensation committee believes that it is appropriate to provide limited change in control protections to the Named Executive Officers and other employees.

The accrued account balances under the NMHG Long-Term Plan, as well as the accrued account balances under all of the U.S. nonqualified defined contribution plans, will automatically be paid in the form of a lump sum payment in the event of a change in control of the participant’s employer. A pro rata target award under the current year’s short-term and long-term plans will also be paid in the event of a change in control. The compensation committee believes that the change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans. The compensation committee believes that the skills, experience and services of its key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees. The compensation committee believes that some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs. The change in control payment trigger is designed to encourage key management employees to remain employed during and after a change in control.

The change in control payment trigger under the U.S. nonqualified defined contribution plans does not increase the amount of the benefits payable under those plans. Participants will only receive their accrued account balance (including interest) as of the date of the change in control. However, the change in control provisions under the current short-term and long-term incentive compensation plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated award target for the year of the change in control.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under the incentive compensation plans or the nonqualified deferred compensation plans will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.

For a further discussion of the potential payments that may be made to the Named Executive Officers in connection with a change in control, see “— Potential Payments Upon Termination/Change in Control” beginning on page 132.

Other Compensation of Named Executive Officers - Going Forward

The current NMHG welfare benefit plans and programs will continue in effect following the spin-off with no substantive changes.

The Hyster-Yale compensation committee determined the amount and type of other compensation to be paid to the Hyster-Yale employees following the spin-off will include the following:

•

Hyster-Yale employees will be eligible to receive discretionary awards under the Hyster-Yale Supplemental Equity LTIP, to the extent any such awards are granted by the Hyster-Yale compensation committee.

•	No changes will be made to benefits provided under the Hyster-Yale tax-favored retirement plans in the U.S. or U.K. as a result of the spin-off.

•

Hyster-Yale will not be adopting any employment, retention or change in control agreements with any employee in anticipation of, or as a result of, the spin-off. The spin-off does not result in a change in control under the current incentive compensation plans, the frozen deferred compensation plans or the other U.S. nonqualified defined contribution retirement plans. Therefore, except as described below, those plans will continue in effect, unchanged, after the spin-off.

•	Following the spin-off, the Frozen NACCO Unfunded Plan and the Frozen Rankin Retirement Plan will remain with NACCO and Hyster-Yale will have no obligations to Mr. Rankin with respect to those plans.

•

Mr. Rankin’s defined contribution retirement benefits were changed as of the spin-off date. The changes do not increase the benefits currently being provided. He will no longer participate in any tax-favored retirement plan. In addition, to the extent permitted by Code Section 409A, he will no longer make any employee deferrals to any Hyster-Yale retirement plan. Instead, from Hyster-Yale, he will participate in a non-qualified retirement plan that provides (i) profit sharing benefits in an amount between 7.00% and 16.35% of his compensation with the actual amount depending on how well Hyster-Yale performs against its ROTCE target, (ii) substitute matching benefits in an amount equal to 3% of his compensation and (iii) an additional retirement contribution of $37,710 per year. For this purpose, his compensation will consist only of his salary, cash in lieu of perquisite allowance and his short-term incentive payments that are made by Hyster-Yale. These benefits will be paid out annually, by March 15th of each year.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that a publicly-traded company may not deduct compensation of more than $1 million that is paid to certain individuals. For 2011, the NACCO Equity LTIP, the 2011 NACCO Short-Term Plan, and the NMHG Long-Term Plan, among others, were used so that, together with steps taken by the compensation committee in the administration of the plans, payouts on most awards made under the plans should not count towards the $1 million cap that the law imposes for purposes of federal income tax deductibility. The compensation committee took similar actions with respect to the incentive plans for 2012. Following the spin-off, the Hyster-Yale compensation committee intends to take appropriate actions to take advantage of certain Code Section 162(m) transitional rules relating to incentive compensation.

While each compensation committee intends generally for payments under some of the incentive plans to meet the criteria for federal income tax deductibility under Code Section 162(m) both before and after the spin-off, such deductibility will be only one factor among a number of factors considered in determining appropriate levels or modes of compensation. The compensation committees intend to maintain the flexibility to compensate executive officers based upon an overall determination of what the compensation committee believes is in the best interests of stockholders.

Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of awards under the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP for this purpose is the date on which the shares of Class A Common are issued, which occurs in the year following the year in which the shares of NACCO Class A Common are earned. Similar accounting treatment will apply to stock issued under the new Hyster-Yale equity plans following the spin-off.

Stock Ownership Guidelines

Historically. Currently, NACCO encourages the executive officers to own shares of NACCO Class A Common but it does not have any formal policy requiring the executive officers to own any specified amount of NACCO Class A Common. However, the shares of NACCO Class A Common granted to NACCO’s executive officers under the NACCO Equity LTIP and NACCO Supplemental Equity LTIP generally must be held for a period of ten years.

Going Forward. Since Hyster-Yale adopted mirror equity compensation plans with the same 10-year holding periods, we have not adopted a formal policy requiring our executive officers to own any specified amount of Hyster-Yale stock following the spin-off.

Role of Executive Officers in Compensation Decisions

Historically. Currently, NACCO’s management, in particular Mr. Rankin and Mr. Brogan, reviews company goals and objectives relevant to the compensation of its executive officers. Mr. Rankin, in his role as the Chief Executive Officer of NACCO, annually reviews the performance of each executive officer (other than himself, whose performance is reviewed by the NACCO compensation committee) and makes recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, to the appropriate compensation committee. In addition to Mr. Rankin’s and Mr. Brogan’s recommendations, the compensation committee considers recommendations made by the Hay Group, NACCO’s independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the compensation committee determines the base salary and incentive compensation levels for the executive officers, including each Named Executive Officer, and any additional discretionary payments.

Going Forward. We do not expect any changes to the roles of the Chief Executive Officers of Hyster-Yale and NMHG in the compensation decisions relating to executive officers following the spin-off.

Executive Compensation Program for 2012 and Impact of “Say on Pay” Stockholder Vote

When setting executive compensation for 2012, the compensation committee took into account the results of the stockholder advisory vote on executive compensation that occurred at the 2011 Annual Meeting of NACCO stockholders. Because a substantial majority (over 94%) of the votes cast approved the compensation program described in NACCO’s 2011 proxy statement, the compensation committee applied the same principles in determining the amounts and types of executive compensation for 2012. Therefore, the executive compensation program for 2012 as in effect prior to the spin-off was structured in a manner similar to the 2011 program.

Principal changes for 2012 included (1) changes in compensation and benefits due to the transfer of the NACCO employees to the NMHG payroll and an attempt to rationalize various differences therein; (2) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analysis, general industry survey data and the recommendations of the Hay Group based on an updated All Industrials survey and (3) changes to certain performance measures, weightings and/or targets for the incentive compensation plans based on management recommendations as to the performance objectives of the particular business for 2012 and to better incentivize certain groups of participants.

Post-Spin-Off Executive Compensation Program

Following the spin-off, Hyster-Yale will be an independent public company with a board of directors and compensation committee separate from NACCO. Although Hyster-Yale may make changes to the compensation arrangements for its executives, the elements of Hyster-Yale’s compensation immediately following the spin-off will be similar to the NACCO-approved programs that were in effect prior to the spin-off. However, the Hyster-Yale compensation committee has revised some aspects of our compensation program in connection with the spin-off, as described below:

Post-Spin Off Changes to Mr. Rankin’s pay and incentive compensation. After the spin-off, it is expected that Mr. Rankin will spend approximately 60% of his time on his duties as Chairman, President and Chief Executive Officer of Hyster-Yale and approximately 40% of his time on his duties as Chairman, President and Chief Executive Officer of NACCO. As a result, the compensation committee approved a 40% reduction in Mr. Rankin’s base salary and perquisite allowance, contingent upon, and subject to the completion of, the spin-off. Mr. Rankin will receive 2012 incentive compensation awards under his current incentive compensation plans for pre-spin service and under newly-adopted incentive compensation plans for post-spin service. The post-spin awards will generally be allocated 60% to Hyster-Yale service and 40% to NACCO-wide service under Hyster-Yale compensation plans and NACCO compensation plans, respectively. For more details regarding changes to Mr. Rankin’s pay and incentive compensation, see “— Compensation Policies and Objectives — Total Target Compensation — Going Forward” beginning on page 92, “— Short-Term Incentive Compensation — Going Forward” beginning on page 104 and “— Long-Term Incentive Compensation — New Hyster-Yale Equity Incentive Plans” beginning on page 114.

Short-Term Incentive Compensation. Most participants will not experience any changes under the short-term plan following the spin-off. However, the post-spin performance factors for Messrs. Rankin and Schilling will be based solely on Hyster-Yale performance. For a further discussion of the Short-Term Plan, see “— Short-Term Incentive Compensation — Going Forward” beginning on page 104.

Hyster-Yale Equity Plans. We adopted the Hyster-Yale Equity LTIP and the Hyster-Yale Supplemental Equity LTIP effective as of and contingent upon the consummation of the spin-off. As described in more detail in “— Long-Term Incentive Compensation — New Hyster-Yale Equity Incentive Plans” beginning on page 114, the Hyster-Yale Equity Plans will provide for grants of our Class A Common that are subject to transfer restrictions generally for a period of ten years from the last day of the performance period. The Hyster-Yale compensation committee granted target awards for 2012 only to those current NMHG employees who participate in the NACCO Equity LTIP, including Messrs. Rankin and Schilling.

Mr. Rankin’s Retirement Benefits. Hyster-Yale will have no responsibility or liability for the payments under the Frozen NACCO Unfunded Plan or the Frozen Rankin Retirement Plan, as described in more detail in “— Other Compensation of Named Executive Officers — Historically — Retirement Plans” beginning on page 119. Mr. Rankin will no longer participate in any tax-favored retirement plan sponsored by Hyster-Yale. Instead, he will receive non-qualified profit sharing, retirement and substitute matching benefits, as described in more detail in “— Other Compensation of Named Executive Officers — Going Forward” beginning on page 123.

Treatment of Restricted Stock Awards Under NACCO Equity LTIP, NACCO Supplemental Equity LTIP and NACCO Non-Employee Directors’ Plan. The restricted shares of NACCO Class A Common that were issued under the NACCO Equity LTIP, the NACCO Supplemental Equity LTIP and the NACCO Non-Employee Directors’ Plan will continue to be subject to the transfer restrictions on such shares for the time period remaining on the transfer restrictions. In connection with the distribution of shares of Hyster-Yale by NACCO in the spin-off, persons who currently hold restricted shares of NACCO Class A Common that were issued under the NACCO Equity LTIP, the NACCO Supplemental Equity LTIP and the NACCO Non-Employee Directors’ Plan will also receive restricted shares of Hyster-Yale Class A Common and Hyster-Yale Class B Common that will be subject to the same terms and conditions applicable to the restricted shares of NACCO Class A Common, including, but not limited to the time period remaining on the restrictions on transfer. The restricted shares of Hyster-Yale common stock received on the distribution date will continue to be governed by the terms of the applicable NACCO plan.

Summary Compensation Table

The information set forth in the following table reflects compensation for services of our Named Executive Officers rendered with NACCO and its subsidiaries in 2011. The table does not reflect changes that were made to the compensation programs for 2012 in the ordinary course (such as salary increases, etc.) Therefore, the information in the table is not necessarily indicative of the compensation these individuals receive as executive officers of Hyster-Yale, especially Mr. Rankin whose compensation from Hyster-Yale is expected to be reduced by 40% and whose frozen non-qualified retirement benefits and certain ongoing retirement benefits will remain with NACCO and will not be paid by Hyster-Yale. For information on the compensation of these individuals following the spin-off, see the description under “— Stock Ownership Guidelines — Post-Spin-Off Executive Compensation Program” beginning on page 125.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2011

Name and Principal Position	Year	Salary(1)($)	Bonus (2)(3) ($)	Stock Awards(3)($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation ($)(6)	Total ($)
Alfred M. Rankin, Jr.; Chairman, President and Chief Executive Officer of NACCO; Chairman of NMHG, NA Coal, HBB and KC	2011	$1,217,000	$—	$1,426,409	$1,589,048	(7)	$1,871,523	$629,760	$6,733,740
	2010	$1,217,943	$—	$5,306,595	$2,037,348	(7)	$1,628,046	$341,592	$10,531,524
	2009	$1,138,798	$552,245	$665,388	$554,168	(7)	$473,137	$104,598	$3,488,334

Kenneth C. Schilling; Vice President and Controller of NACCO and Vice President and Chief Financial Officer of NMHG	2011	$297,022	$—	$81,785	$156,613	(7)	$8,361	$76,218	$619,999
	2010	$284,168	$—	$322,910	$189,945	(7)	$9,020	$34,572	$840,615
	2009	$265,904	$67,215	$46,904	$58,718	(7)	$4,951	$3,325	$447,017

Michael P. Brogan; President and Chief Executive Officer of NMHG	2011	$574,711	$—	$—	$1,184,765	(8)	$184,658	$209,774	$2,153,908
	2010	$565,866	$—	$—	$985,160		$159,912	$48,496	$1,759,434
	2009	$531,026	$—	$—	$—		$334,468	$4,036	$869,530

Colin Wilson; Vice President, Chief Operating Officer and President, Americas of NMHG (9)	2011	$478,727	$—	$—	$653,075	(10)	$143,030	$136,302	$1,411,134
Ralf A. Mock; Managing Director, EMEA of NMHG (9)	2011	$387,730	$–	$–	$489,941	(11)	$20,355	$103,474	$1,001,500

(1)	As required under the current disclosure requirements of the SEC, the amounts reported under the “Salary” column include both the base salary and the fixed dollar amount of cash paid in lieu of perquisites for the Named Executive Officers in the U.S. Refer to the “— Compensation Discussion and Analysis,” which begins on page 88, for further information on our compensation philosophy with respect to perquisites.

(2)	The discretionary cash bonuses that were granted to Messrs. Rankin and Schilling for 2009 consist of the sum of (i) discretionary cash bonuses of $274,140 and $44,040 for Messrs. Rankin and Schilling, respectively, and (ii) the cash portion of the discretionary award granted under the NACCO Supplemental Equity LTIP described in note (3) below, which were $278,105 and $23,175 for Messrs. Rankin and Schilling, respectively.

(3)

The amounts reported in the Stock Award column represent the aggregate grant date fair value of the shares of NACCO Class A Common that were granted to Named Executive Officers of NACCO for awards under the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP computed in accordance with FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP is the date on which the shares are issued, which is a date after the end of the fiscal year in which the services are performed. However, based on SEC guidance, the share awards that are payable under the NACCO Equity LTIP are required to be reported for the year in which the employee’s service inception date for such award occurs (i.e., the year earned), while the discretionary share awards that are payable under the NACCO

Supplemental Equity LTIP are required to be reported for the year in which such awards are granted (i.e., the year paid). As a result, the share awards shown in the table reflect the following:

•	2011. The amount shown reflects the shares that were granted on the service inception date in March 2011 and issued on February 7, 2012 under the NACCO Equity LTIP for 2011 performance.

•

2010. The amount shown reflects the sum of (i) the shares that were granted on the service inception date in March 2010 and issued on February 8, 2011 under the NACCO Equity LTIP for 2010 performance plus (ii) the shares that were issued in the discretion of the NACCO compensation committee on January 29, 2010 under the NACCO Supplemental Equity LTIP for 2009 performance.

•

2009. The amount shown reflects only the shares that were granted on the service inception date in March 2009 and issued January 29, 2010 under the NACCO Equity LTIP for 2009 performance. It does not reflect the shares that were issued in the discretion of the NACCO compensation committee on January 29, 2010 under the NACCO Supplemental Equity LTIP for 2009 performance.

The amount shown is the grant date fair value as determined in accordance with FASB ASC Topic 718. Refer to the table on page 105 under “Long-Term Incentive Compensation” to determine the target long-term awards, as well as the cash-denominated award payouts for 2011 under the NACCO Equity LTIP.

The disclosure requirements of the SEC require that the cash portion of the awards that are paid under the NACCO long-term plans be included in the year in which it was earned, not paid. As a result, the total amount of all awards under the NACCO Equity LTIP are reported in the same year (the year earned, not paid); however, the share portion of the awards under the NACCO Supplemental Equity LTIP and the cash portion of such awards are reported in different years in the Summary Compensation Table. Based on the applicable requirements, the cash portion of the discretionary awards paid under the NACCO Supplemental Equity LTIP for 2009 performance are reflected under the “Bonus” column for 2009 in the above table. However, the stock portion of the discretionary awards paid under the NACCO Supplemental Equity LTIP for 2009 performance are reflected in the “Stock Awards” column for 2010.

Reconciliation. In order to disclose the total NACCO long-term plan awards for each of the years in which the awards were earned, the following table sets forth the stock portion of long-term plan compensation for Messrs. Rankin and Schilling in the year it was earned (regardless of when the shares were issued), as well as what their total compensation would have been if the stock portion of the award under the NACCO Supplemental Long-Term Plan for 2009 was included in the Summary Compensation Table in the year it was earned rather than the year it was paid:

Named Executive Officer	Year	Stock Awards ($)	Total ($)
Mr. Rankin	2010	$4,652,115	$9,877,044
	2009	$1,319,868	$4,142,814
Mr. Schilling	2010	$268,370	$786,075
	2009	$101,444	$501,557

(4)	Amounts listed in this column include the aggregate change in the actuarial present value of accumulated plan benefits under all defined benefit pension plans, as described in more detail in the Pension Benefits Table on page 138. For 2011, the following amounts were included: $0 for Mr. Schilling, $820 for Mr. Brogan and $1,229 for Mr. Wilson. Messrs. Rankin and Mock do not participate in any defined benefit pension plans.

(5)

Amounts listed in this column also include the interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the executives’ accounts under the nonqualified deferred compensation plans of the Company and its subsidiaries, as described in more detail in the

Nonqualified Deferred Compensation Table on page 135. For 2011, the following amounts were included: $1,871,523 for Mr. Rankin; $8,361 for Mr. Schilling; $183,838 for Mr. Brogan, $141,801 for Mr. Wilson and $20,355 for Mr. Mock.

(6)	All other compensation earned during 2011 for each of the Named Executive Officers is as follows:

	Alfred M. Rankin, Jr.	Kenneth C. Schilling	Michael P. Brogan	Colin Wilson	Ralf A. Mock
Employer Tax-Favored Matching Contributions	$6,125	$6,125	$7,188	$7,188	$9,044
Employer Nonqualified Matching Contributions	$50,446	$4,619	$21,853	$14,159	$0
Employer Tax-Favored Profit Sharing Contributions	$0	$20,875	$25,313	$11,082	$63,780
Employer Nonqualified Profit Sharing Contributions	$448,010	$42,128	$152,811	$101,301	$0
Other Tax-Favored Employer Retirement Contributions	$0	$0	$0	$0	$0
Other Nonqualified Employer Retirement Contributions	$62,850	$0	$0	$0	$0
Employer Paid Life Insurance Premiums	$23,021	$1,519	$1,657	$1,620	$6,063
Perquisites and Other Personal Benefits	$38,356	$0	$0	$0	$23,635
Other	$952	$952	$952	$952	$952

Total	$629,760	$76,218	$209,774	$136,302	$103,474

Mr. Rankin does not receive any defined benefit pension benefits. Of the $629,760 in other compensation shown above for Mr. Rankin, $567,431 represents defined contribution retirement benefits earned in 2011.

The $38,356 listed for Mr. Rankin’s perquisites and other personal benefits is the aggregate incremental cost to NACCO of his personal use of the corporate aircraft to attend board meetings of other non-related for-profit and non-profit companies. The NACCO compensation committee has determined that it is in the best interest of NACCO and its stockholders that Mr. Rankin serve on these boards. The aggregate incremental cost is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hanger and parking costs and crew expenses and other variable costs specifically incurred.

Amounts listed in “Other” include employer-paid premiums paid for personal excess liability insurance, cash service awards and flex payments in lieu of life insurance. The “Perquisite” amount for Mr. Mock includes his 2011 car allowance and reimbursement for spousal travel expenses.

(7)	The amounts listed for Messrs. Rankin and Schilling include the cash payments under the 2011 NACCO Short-Term Plan and the NACCO Equity LTIP that were earned during 2011, 2010 and 2009, respectively. Refer to note (3) above.

(8)	The amount listed for 2011 includes a cash payment of $436,911 to Mr. Brogan under the 2011 NMHG Short-Term Plan and $747,854 representing the value of his award under the NMHG Long-Term Plan. No incentive compensation payments were paid to any Hyster-Yale employees for 2009, including Mr. Brogan.

(9)	Mr. Wilson and Mr. Mock were not Named Executive Officers for 2009 or 2010.

(10)	The amount listed for 2011 includes a cash payment of $258,648 to Mr. Wilson under the 2011 NMHG Short-Term Plan and $394,427 representing the value of his award under the NMHG Long-Term Plan.

(11)	The amount listed for 2011 includes a cash payment of $221,297 to Mr. Mock under the 2011 NMHG Short-Term Plan and $268,644 representing the value of his award under the NMHG Long-Term Plan.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the Named Executive Officers for fiscal year 2011 and estimated payouts in the future, under the incentive compensation plans of NACCO or Hyster-Yale, as applicable.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2011

				(A) Estimated Future or Possible Payouts Under Non-Equity Incentive Plan Awards(1)		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Plan Name		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Alfred M. Rankin, Jr.	N/A	2011 NACCO Short-Term Plan	(3)	$974,600	$1,461,900	$0	$0	N/A
	2/7/2012	NACCO Equity LTIP	(4)	$1,078,761	$2,157,522	$2,003,412	$4,006,825	$1,426,409
Kenneth C. Schilling	N/A	2011 NACCO Short-Term Plan	(3)	$123,040	$184,560	$0	$0	N/A
	2/7/2012	NACCO Equity LTIP	(4)	$61,905	$123,809	$114,966	$229,931	$81,785
Michael P. Brogan	N/A	2011 NMHG Short-Term Plan	(3)	$441,770	$662,655	$0	$0	N/A
	N/A	NMHG Long-Term Plan	(5)	$946,650	$1,419,975	$0	$0	N/A
Colin Wilson	N/A	2011 NMHG Short-Term Plan	(3)	$261,525	$392,288	$0	$0	N/A
		NMHG Long-Term Plan	(5)	$499,275	$748,913	$0	$0	N/A
Ralf A. Mock	N/A	2011 NMHG Short-Term Plan	(3)	$180,799	$271,198	$0	$0	N/A
		NMHG Long-Term Plan	(5)	$243,117	$364,676	$0	$0	N/A

(1)	There are no minimum or threshold payouts to the Named Executive Officers under any of the incentive plans.

(2)	Amounts in this column reflect the grant date fair value of shares of NACCO Class A Common that were granted and issued to Named Executive Officers for the 2011 performance period under the NACCO Equity LTIP. The amounts shown in this column are also reflected in the Summary Compensation Table on page 127. The amount shown is the grant date fair market value as determined in accordance with FASB ASC Topic 718.

(3)	Awards under the short-term plans are based on a one-year performance period that consists solely of the 2011 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the compensation committee. Therefore, there is no post-2011 payout opportunity under these plans. The amounts disclosed in this table are the target and maximum awards that were initially communicated to the executives when the targets were established by the compensation committee in 2011. The amount the executives actually received, after the final payout was calculated based on the actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table and the related footnotes.

(4)

These amounts reflect the awards issued in 2012 under the NACCO Equity LTIP for 2011 performance. Awards under the plan are based on a one-year performance period that consists solely of the 2011 calendar year. The awards are paid out, partially in stock and partially in cash, as soon as practicable after they are calculated and approved by the compensation committee. Therefore, there is no post-2011 payout opportunity for any award under the plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were communicated to the executives when the targets were established by the NACCO compensation committee in 2011 (including the 15% increase to Messrs. Rankin and Schilling to account for the immediately taxable nature of their long-term plan awards). The cash portion of the award, representing 35% of the total award, is listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. To determine the number of shares that are actually issued under the NACCO Equity LTIP, the dollar value of the stock portion of the award is divided by the average closing price of shares of NACCO Class A Common on the NYSE at the end of each week during the relevant period specified in the NACCO Equity LTIP. The number of shares of NACCO Class A Common that the Named Executive Officers actually received under the plan is disclosed in the Stock Vested Table below.

(5)	These amounts reflect the dollar value of Messrs. Brogan, Wilson and Mock’s award targets for the 2011 performance period under the NMHG Long-Term Plan.

Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation of the Named Executive Officers for 2011 consists of various components, including base salary, which includes a fixed dollar amount of cash in lieu of perquisites for U.S. employees, short-term cash incentives and long-term equity incentives or non-equity long-term incentives. All of the Named Executive Officers also receive various retirement benefits. Each of these components is described in detail in the “— Compensation Discussion and Analysis” which begins on page 88. Additional details of certain components are provided below.

Equity Compensation

Historically. For periods prior to the spin-off, certain key management employees participated in the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP. As described in more detail in the “— Compensation Discussion and Analysis” beginning on page 88, awards are based on one-year performance periods and are immediately vested and paid when approved by the compensation committee. Therefore, no equity awards remain outstanding as of December 31, 2011.

Awards under the NACCO Equity LTIP and the NACCO Supplemental Equity LTIP are paid partially in cash and partially in the form of fully vested shares of NACCO Class A Common. While the stock is fully vested at the time of grant, it is subject to transfer restrictions for a period of ten years from the date of grant. Refer to (i) the “— Compensation Discussion and Analysis” beginning on page 88 for a description of the transfer restrictions applicable to the shares of NACCO Class A Common issued under the NACCO long-term plans and (ii) note (4) of the “Grants of Plan-Based Awards” table above for a detailed description of these awards. The following table reflects the stock awards issued in 2012 under the NACCO Equity LTIP for 2011 performance. No stock awards were issued under the NACCO Supplemental Equity LTIP for 2010 or 2011 performance.

STOCK VESTED

For Fiscal Year Ended December 31, 2011

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alfred M. Rankin, Jr.	13,883	$1,426,409
Kenneth C. Schilling	796	$81,785
Michael P. Brogan	—	$0
Colin Wilson	—	$0
Ralf A. Mock	—	$0

Going Forward. The Hyster-Yale compensation committee granted equity awards under the Hyster-Yale Equity LTIP. For more information regarding the Hyster-Yale Equity LTIP, see “Management — Hyster-Yale Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — New Hyster-Yale Equity Incentive Plans” beginning on page 114.

Stock Options

Historically. The NACCO compensation committee did not grant any stock options during the fiscal year ended December 31, 2011 to any person, including the Named Executive Officers. The NACCO compensation committee has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. At December 31, 2011, there were no outstanding options to purchase shares of NACCO Class A Common or NACCO Class B Common.

Going Forward. We do not expect the Hyster-Yale compensation committee to grant any stock options following the spin-off.

Potential Payments Upon Termination/Change in Control

Historically. As discussed in “— Employment and Severance Agreements and Change in Control Payments” on page 121, Mr. Mock is the only Named Executive Officer with an employment agreement and his agreement contains a 12-month notice requirement which is in excess of the U.K. minimum statutory notice period but within the competitive range for a senior executive in the UK. If Hyster-Yale were to terminate Mr. Mock’s employment without providing any notice, Mr. Mock would be entitled to receive 12-months’ base pay and his annual car allowance. Any additional payment or benefits would be the subject of negotiation and would require compensation committee approval.

As discussed in more detail in the “— Compensation Discussion and Analysis” beginning on page 88, the following change in control provisions are contained in our incentive compensation and U.S. nonqualified defined contribution retirement plans:

•

the account balances as of the date of the change in control under the NMHG Long-Term Plan and all of the U.S. nonqualified defined contribution plans will automatically be paid in the form of a lump sum payment in the event of a change in control of NACCO or the participant’s employer; and

•

the change in control provisions under the current long-term and short-term incentive compensation plans, in addition to providing for the immediate payment of any long-term account balance (plus interest) as of the date of the change in control (if any), also provide for the payment of a pro-rated target award for the year of the change in control.

A “change in control” for purposes of these plans generally consists of any of the following; provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Internal Revenue Code:

(1) An acquisition of more than 50% of the voting securities of NACCO (for those plans that cover the employees of NACCO or persons performing services for NACCO) or the voting securities of Hyster-Yale (for those plans that cover employees of Hyster-Yale and its subsidiaries); other than acquisitions directly from NACCO or the participant’s employer, as applicable, involving:

•	any employee benefit plan;

•	NACCO;

•	Hyster-Yale or the applicable employer; or

•	the parties to the stockholders’ agreement between NACCO, National City Bank and certain holders of NACCO stock, dated as of March 15, 1990, as amended from time to time;

(2) The current members of the NACCO board (and their approved successors) ceasing to constitute a majority of NACCO’s board or, if applicable, the board of directors of a successor of NACCO;

(3) For the Hyster-Yale sponsored plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Hyster-Yale and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of Hyster-Yale immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor;

(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO excluding, however, a business combination pursuant to which both of the following apply:

•

the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of NACCO immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

at the time of the execution of the initial agreement, or of the action of the NACCO board providing for such business combination, at least a majority of the members of the board of NACCO were incumbent directors.

For purposes of calculating the amount of any potential payments to the Named Executive Officers under the table provided below, we have assumed that a change in control occurred on December 31, 2011. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)	Estimated Total Value of Cash Payments Based on Accrued Balance in NMHG Long-Term Plan in Year of Change in Control ($)(2)	Estimated Total Value of Cash Payments Based on Accrued Balance in Nonqualified U.S. Deferred Compensation Plans($)(3)	Estimated Total Value of all Payments ($)
Alfred M. Rankin, Jr.	$4,056,773	N/A	$15,641,588	$19,698,361
Kenneth C. Schilling	$299,910	N/A	$82,714	$382,624
Michael P. Brogan	$1,388,420	$680,259	$1,405,552	$3,474,231
Colin Wilson	$760,800	$358,749	$1,635,821	$2,755,370
Ralf A. Mock	$423,916	$224,138	N/A	$1,057,013(4)

(1)	This column reflects the award targets for the Named Executive Officers under the short-term and long-term incentive compensation plans for 2011. Under the change in control provisions of the plans, they would have been entitled to receive their award targets for 2011 if a change in control had occurred on December 31, 2011. Awards under the NACCO Equity LTIP are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2011 target awards. As described in note (4) to the Grants of Plan-Based Awards table, Messrs. Rankin and Schilling would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted NACCO Class A Common.

(2)	This column reflects the December 31, 2011 account balances under the NMHG Long Term Plan, excluding the 2011 target award (which is reflected in Column (1)). Under the change in control provisions of this plan, these Named Executive Officers would have been entitled to receive the acceleration of the payment of their entire account balances under those plans if a change in control had occurred on December 31, 2011. The amounts shown were earned for services performed in years prior to 2011 and were 100% vested prior to December 31, 2011. No additional amounts are paid due to a change in control. There are no accrued balances under the NACCO Equity LTIP.

(3)	This column reflects the account balances of the Named Executive Officers as of December 31, 2011 under all of the U.S. defined contribution, nonqualified deferred compensation plans. Under the change in control provisions of those plans, the Named Executive Officers would have been entitled to receive payment of their entire account balances under those plans if a change in control had occurred on December 31, 2011. The majority of the amounts shown were earned for services performed in years prior to 2011 and were 100% vested prior to December 31, 2011. Only a small portion of the account balance represents benefits earned for services performed in 2011. No additional amounts are paid due to a change in control. These plans are discussed in more detail under “Nonqualified Deferred Compensation Benefits” below.

(4)	If there was a change in control on December 31, 2011 and Mr. Mock’s employment was terminated with less than 12 months’ notice, he would also be entitled to receive a payment of 12 months’ base pay and his annual car allowance. The total amount shown in the above table for Mr. Mock includes an additional payment of $408,959 to reflect these severance payments.

Going Forward. The spin-off of Hyster-Yale from NACCO does not constitute a change in control under the current incentive compensation plans, the frozen deferred compensation plans or the other U.S. nonqualified defined contribution retirement plans and, therefore, those plans will continue in effect after the spin-off.

In addition to the other changes described in this prospectus, the definition of a change in control under the affected Hyster-Yale plans has been modified to eliminate all references to NACCO following the spin-off.

Nonqualified Deferred Compensation Benefits

The following table sets forth information concerning benefits earned by, and paid to, the Named Executive Officers under the nonqualified defined contribution, deferred compensation plans for 2011.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2011

Name	Nonqualified Deferred Compensation Plan	Executive Contributions in 2011 ($)(1)	Employer Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)(2)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at December 31, 2011 ($)
Alfred M. Rankin, Jr.	Frozen NACCO Unfunded Plan	$0(3)	$0(3)	$705,302	$705,302(4)	$4,812,018(5)
	Frozen Rankin Retirement Plan	$0(3)	$0(3)	$1,475,869	$1,475,869(4)	$10,069,313(6)
	NACCO Excess Plan	$96,642	$561,306(7)	$102,308	$406,834(8)	$760,256(9)
Kenneth C. Schilling	NACCO Excess Plan	$26,476	$46,747(7)	$9,491	$40,439(8)	$82,714(9)
Michael P. Brogan	NMHG Excess Plan	$51,260	$174,664(7)	$35,679	$60,312(8)	$261,603(10)
	Frozen NMHG Unfunded Plan	$0(3)	$0(3)	$117,218	$117,218(4)	$1,143,949(11)
	Frozen NMHG Long-Term Plan	$0(3)	$0(3)	$0	$832,744(12)	$0(12)
	NMHG Long-Term Plan	$0(3)	$747,854	$88,391	$0	$1,428,113(13)
Colin Wilson	NMHG Excess Plan	$54,653	$115,460(7)	$24,584	$47,458(8)	$194,697(10)
	Frozen NMHG Unfunded Plan	$0(3)	$0(3)	$126,497	$126,497(4)	$1,441,124(11)
	Frozen NMHG Long-Term Plan	$0(3)	$0(3)	$0	$451,358(12)	$0(12)
	NMHG Long-Term Plan	$0(3)	$394,427	$46,615	$0	$753,176(13)
Ralf A. Mock	Frozen NMHG Long-Term Plan	$0(3)	$0(3)	$0	$201,145(12)	$0(12)
	NMHG Long-Term Plan	$0(3)	$268,644(3)	$25,087	$0	$467,255(13)

(1)	These amounts, which were otherwise payable in 2011 but were deferred at the election of the executives, are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The above-market earnings portion of the amounts shown in this column is also reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and described in note (5) of the Summary Compensation Table.

(3)	As described in more detail in the “— Compensation Discussion and Analysis” beginning on page 88, the Frozen NACCO Unfunded Plan, the Frozen Rankin Retirement Plan and the Frozen NMHG Unfunded Plan were each frozen effective December 31, 2007 and we refer to these plans collectively as the Frozen Unfunded Plans. No additional contributions (other than interest credits) will be made to these plans or the Frozen NMHG Long-Term Plan. No employee contributions are made to the NMHG Long-Term Plan.

(4)	The Named Executive Officers who participate in the Frozen Unfunded Plans will receive payment of their December 31, 2007 account balances upon the earlier of a change in control or termination of employment (with a six month delay if required by Section 409A of the Internal Revenue Code). However, the interest that is accrued under the Frozen Unfunded Plans each calendar year is paid to those Named Executive Officers no later than March 15th of the following year. Because the interest that was credited to their accounts for 2010 was paid in 2011, it is reflected as a distribution for 2011.

(5)	The account balance under the Frozen NACCO Unfunded Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Rankin’s December 31,

2011 account balance, $575,747 is reported as nonqualified deferred compensation earnings for 2011 in the Summary Compensation Table. In addition, $3,377,631 of the account balance was previously reported in prior Summary Compensation Tables.

(6)	The account balance under the Frozen Rankin Retirement Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of Mr. Rankin’s December 31, 2011 account balance, $1,204,771 is reported as nonqualified deferred compensation earnings for 2011 in the Summary Compensation Table. In addition, $7,029,960 of the account balance was previously reported in prior Summary Compensation Tables.

(7)	These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table and specifically identified in note (6) to the Summary Compensation Table.

(8)	The Named Executive Officers will each receive payment of the amounts earned under the active U.S. nonqualified defined contribution deferred compensation plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2010 were made in 2011, they are reflected as a distribution in 2011. Because the payments for 2011 were made in 2012, they are reflected in the Named Executive Officer’s aggregate balance as of December 31, 2011 and are not reflected as a distribution in 2011.

(9)	The account balance under the NACCO Industries, Inc. Excess Retirement Plan, referred to as the NACCO Excess Plan, includes all employer and employee contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of their December 31, 2011 account balances, $748,953 of Mr. Rankin’s account balance and $81,584 of Mr. Schilling’s account balance is reported in the Summary Compensation Table for 2011. Because the account balance under the NACCO Excess Plan is paid out each year, none of their current account balances was previously reported in prior Summary Compensation Tables.

(10)	The account balance under the NACCO Materials Handling Group, Inc. Excess Retirement Plan, referred to as the NMHG Excess Plan, includes all employer contributions and above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of their December 31, 2011 account balances, $255,215 of Mr. Brogan’s account balance and $190,122 of Mr. Wilson’s account balances is reported in the Summary Compensation Table for 2011. Because the account balance under the NMHG Excess Plan is paid out each year, none of their current account balances was previously reported in prior Summary Compensation Tables.

(11)	The account balance under the Frozen NMHG Unfunded Plan includes all above-market earnings that are also required to be disclosed in the Summary Compensation Table. Of their December 31, 2011 account balances, $84,828 of Mr. Brogan’s account balance and $85,024 of Mr. Wilson’s account balance is reported as nonqualified deferred compensation earnings for 2011 in the Summary Compensation Table. In addition, $569,234 of Mr. Brogan’s account balance and none of Mr. Wilson’s account balance was previously reported in prior Summary Compensation Tables.

(12)	The awards under the Frozen NMHG Long-Term Compensation Plan for pre-2008 award periods were subject to a three-year holding period. The Named Executive Officers each received payment of their 2007 award in 2011. No further amounts are owed under the Frozen NMHG Long-Term Compensation Plan.

(13)

Messrs. Brogan, Wilson and Mock are participants in the NMHG Long-Term Plan. This amount reflects the value of the awards they received under the plan for 2011 performance, which awards are also reflected in both the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table. The NMHG Long-Term Plan account balance includes all employer contributions and above-market earnings that are also required to be disclosed in the

Summary Compensation Table for 2011. $815,573 of Mr. Brogan’s account balance, $431,195 of Mr. Wilson’s account balance and $288,999 of Mr. Mock’s account balance is reported as non-equity incentive plan compensation and above-market earnings for 2011 in the Summary Compensation Table. $591,868 of Mr. Brogan’s account balance and none of Messrs. Wilson or Mock’s account balance was previously reported in prior Summary Compensation Tables.

Description of Nonqualified Deferred Compensation Plans

Refer to the “Retirement Plans” portion of the “— Compensation Discussion and Analysis” beginning on page 88 for a detailed discussion of the terms of the nonqualified deferred compensation plans.

The following is a summary of special rules that apply under each nonqualified deferred compensation plan that are not otherwise described in the “— Compensation Discussion and Analysis.”

NACCO and NMHG Excess Retirement Plan

In addition to the restoration profit sharing benefits described in the “Compensation Discussion and Analysis,” the NACCO Excess Retirement Plan also provides a transitional benefit. The transitional benefit is a specified dollar amount that is credited annually to Mr. Rankin’s account. The amount of this benefit is $62,850 per year.

The NACCO Excess Retirement Plan was terminated December 31, 2011 and amounts were distributed during the first quarter of 2012. Effective January 1, 2012, due to the transfer of the NACCO employees to an NMHG payroll, the senior management employees of NACCO, including Messrs. Rankin and Schilling, began participating in the NMHG Excess Plan. Mr. Schilling will continue to participate in the NMHG Excess Plan following the spin-off, with no changes to his benefits.

Mr. Rankin will only participate in the NMHG Excess Plan for the deferral of his salary that was paid by NMHG before the spin-off and the amount of his 2012 annual incentive payment under the Hyster-Yale Short-Term Plan. In lieu of the other benefits under the NMHG Excess Plan, he will receive non-qualified profit sharing, substitute matching benefits and an additional retirement benefit, as described in more detail in “Compensation Discussion and Analysis — Other Compensation of Named Executive Officers — Going Forward” beginning on page 123.

Frozen NMHG Unfunded Plan

From August 1, 1999 through September 20, 2002, Mr. Brogan was not eligible to participate in a tax-favored 401(k) plan and from January 1, 2000 through May 31, 2000, Mr. Wilson was not eligible to participate in a tax-favored 401(k) plan. Instead, they deferred a portion of their salary and bonus under the Frozen NMHG Unfunded Plan. When they became participants in the U.S. qualified 401(k) plan, these additional deferrals ceased.

Defined Benefit Pension Plans

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the Named Executive Officers under the NACCO tax-favored and nonqualified pension plans.

PENSION BENEFITS

As of Fiscal Year Ended December 31, 2011

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alfred M. Rankin, Jr.	N/A (1)	N/A		N/A	N/A
Kenneth C. Schilling	Part I of Combined Plan	2.1	(2)	$38,416	$0
	The SERP	2.1	(2)	$3,295	$0
Michael P. Brogan	The UK Plan	15.10	(3)	$980,422	$0
	The UK Excess Plan	18.25	(3)	$87,407	$0
Colin Wilson	The UK Plan	6.6	(4)	$277,449	$0
Ralf A. Mock	N/A (1)	N/A		N/A	N/A

(1)	Messrs. Rankin and Mock never participated in any of the defined benefit pension plans.

(2)	For Mr. Schilling, the number of years of credited service taken into account to determine pension benefits was frozen as of December 31, 1993.

(3)	For Mr. Brogan, the number of years of credited service taken into account to determine pension benefits under the statutorily-approved pension plan for U.K. employees, which is referred to as the UK Plan, was frozen as of October 1, 2002 and the number of years of credited service taken into account to determine pension benefits under a nonqualified U.S. plan for Mr. Brogan, which is referred to as the UK Excess Plan, was frozen as of December 31, 2005.

(4)	For Mr. Wilson, the number of years of credited service taken into account to determine pension benefits was frozen as of May 31, 1995.

Description of Pension Plans

The Named Executive Officers no longer actively participate in any defined benefit pension benefits that are sponsored by us or NACCO and the pension benefits of the Named Executive Officers were frozen at various times from 1993 to 2005.

The tax-favored U.S. pension benefits for Mr. Schilling are provided under Part I of the Combined Defined Benefit Plan of NACCO Industries, Inc. and its subsidiaries, referred to as the Combined Plan. Messrs. Rankin and Mock are not eligible to receive any pension benefits and Messrs. Brogan and Wilson do not receive any tax-favored U.S. pension benefits.

Pensions under the U.S. plans are based on the executives’ earnings prior to the applicable freeze date, which generally included only base salary, cash in lieu of perquisites and annual incentive compensation payments and which excluded all other forms of compensation, including severance payments, relocation allowances and other similar fringe benefits.

Pension benefits under most of the plans are 100% vested after five years of service. However, benefits under the UK Plan vest after two years of service and benefits under the nonqualified pension plan for employees of NACCO, referred to as the SERP, and the UK Excess Plan are immediately 100% vested.

The normal form of payment under all U.S. plans is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. If a participant elects a joint and survivor annuity form of benefit, the amount of the benefit is reduced to reflect the survivorship protection. Subject to Internal Revenue Service limitations, lump sum benefit payments are generally only available for cash balance benefits payable to employees of Hyster-Yale. Lump sum benefits are calculated using legally or contractually required interest rates and mortality assumptions.

The amounts shown above were determined as of December 31, 2011, which is the measurement date for pension benefits that is used in NACCO’s financial statements. In determining the present value of the pension benefits for the U.S. plans and the UK Excess Plan in the Pension Table shown above, the following material assumptions were used:

•	a discount rate of 4.55% for the Combined Plan and 4.30% for the SERP and UK Excess Plan;

•	the RP2000 mortality table with mortality improvement projected to 2019 and no collar adjustment; and

•	assumed retirement age of 65 with no pre-retirement decrement.

In determining the present value of the pension benefits for the UK Plan, the following material assumptions were used:

•	a discount rate of 4.90%;

•	the SAPS series mortality table, year of use 2011, with a 1.1 multiplier;

•	an annual cost-of-living adjustment of 2.05% (in-payment and in-deferment); and

•	assumed retirement age of 65 with no pre-retirement decrement.

Hyster-Yale Pension Plans

Mr. Brogan was a participant in the UK Plan for periods prior to October 1, 2002 and Mr. Wilson was a participant in the UK Plan for periods prior to May 31, 1995. Pension benefits under their category of membership in the UK Plan are generally computed under the following formula: 1/45th of “final average pay” multiplied by years of credited service before June 30, 2004 plus 1/60th of “final average pay” multiplied by years of credited service after June 30, 2004. For computing pension benefits under the UK Plan, “final average pay” is based on the highest annual average of pay in any period of three consecutive years in the ten years immediately preceding October 1, 2002 in Mr. Brogan’s case and the ten years preceding May 31, 1995 in Mr. Wilson’s case. For purposes of the UK Plan, “pay” is generally a participant’s annual salary excluding bonuses, commissions, overtime payments and shift allowances less a U.K. based national insurance contributions deduction.

Early retirement benefits under the UK Plan for deferred participants such as Messrs. Brogan and Wilson are available to participants on request at or after age 55. However, trustee consent is required if the participant is under age 60. Mr. Brogan is eligible for reduced early retirement benefits under the UK Plan. The current early retirement reduction is 5.7% for each year that the pension commencement date precedes age 65 (age 60 for benefits earned during the period from May 17, 1990 through October 1, 1994). However, these factors may be recalculated from time to time and are not guaranteed. Mr. Wilson is not yet eligible for early retirement benefits but will be eligible for unreduced early retirement benefits at age 60.

For periods on and after October 1, 2002, Mr. Brogan became a participant in the UK Excess Plan. Effective December 31, 2005, benefit accruals under the UK Excess Plan were permanently frozen. Therefore, any compensation or service earned after December 31, 2005 will not be taken into account for purposes of computing Mr. Brogan’s pension benefits under the UK Excess Plan. Mr. Brogan’s pension benefit under the UK Excess Plan is equal to the benefit that would have been payable under the UK Plan had Mr. Brogan continued to participate in such Plan until December 31, 2005, reduced by the actual UK Plan benefit and the actuarial equivalent of certain of the U.S. retirement benefits provided under the Hyster-Yale tax-favored 401(k) plan and the NMHG Unfunded Plan.

The benefits under the UK Excess Plan are automatically paid in the form of a monthly annuity, commencing at Mr. Brogan’s termination of employment for amounts accrued before January 1, 2005 (and six months after termination for amounts accrued thereafter). Alternatively, Mr. Brogan may elect a lump sum payment (less a 10% penalty) for amounts that had accrued as of January 1, 2005. Mr. Wilson is not a participant in the UK Excess Plan.

All Hyster-Yale pension plans will be transferred to, or continue to be sponsored by, one of the subsidiaries of Hyster-Yale following the spin-off. No changes will be made to the amount or timing of the payment of the pension benefits that were previously accrued under the Hyster-Yale plans as a result of the spin-off.

NACCO Pension Plans

Effective December 31, 1993, pension accruals for all employees of NACCO were frozen. Therefore, any compensation or service earned after December 31, 1993 is not taken into account for purposes of computing pension benefits. Benefits that were accrued under the Combined Plan and the SERP as of December 31, 1993 for NACCO employees were subject to an annual 4% per year cost-of-living adjustment through December 31, 2010.

Pension benefits under the Combined Plan and the SERP are generally computed under the following formula: 1.1% of “final average pay” multiplied by years of credited service as of the applicable freeze date (not in excess of 30 years). Additional benefits are paid for earnings in excess of “covered compensation” taken into account for Federal Social Security purposes. “Final average pay” is based on the average annual earnings for the highest five consecutive years during the last ten years prior to the applicable freeze date.

Subsidized early retirement benefits are available to participants who terminate employment at or after age 55 with at least ten years of vesting service. Mr. Schilling is not yet eligible for subsidized early retirement benefits.

The assets and liabilities relating to the pension benefits that were earned under the Combined Plan and the SERP by employees of NACCO, including Mr. Schilling, will remain with NACCO following the spin-off. Mr. Schilling will continue to be entitled to pension payments under the terms of the Combined Plan and the SERP, as in effect from time to time and no changes will be made to the amount of his pension benefits as a result of the spin-off. As a result of the spin-off, Mr. Schilling will be permitted to start receiving his pension benefits (in a reduced amount) when he reaches age 55, even if he is still employed by NMHG.

THE SEPARATION AGREEMENT

The following discussion summarizes the material provisions of the separation agreement. The rights and obligations of the parties are governed by the express terms and conditions of the separation agreement and not by this summary or any other information contained in this prospectus. We urge you to read the separation agreement and this prospectus carefully and in their entirety.

The Spin-Off

All of our common stock outstanding, which is currently 100 shares, is owned by NACCO. Before the spin-off, those shares will be converted into the number of shares of our Class A Common and our Class B Common required to effect the spin-off. On the date of the spin-off, NACCO will distribute all of the outstanding shares of our common stock to NACCO stockholders. As a consequence of the spin-off, we will no longer be a wholly owned subsidiary of NACCO. The parties intend for the spin-off to qualify as tax-free under Sections 355 and 361 of the Code.

Until the date of the spin-off, NACCO’s transfer agent will hold the shares of our common stock on behalf of and for the benefit of the holders of NACCO common stock. On the date of the spin-off, the transfer agent will distribute the following by book-entry transfer:

•

in respect of each outstanding share of NACCO Class A Common held by holders of record of NACCO Class A Common as of the close of business on the record date for the spin-off, one share of our Class A Common and one share of our Class B Common; and

•

in respect of each outstanding share of NACCO Class B Common held by holders of record of NACCO Class B Common as of the close of business on the record date for the spin-off, one share of our Class A Common and one share of our Class B Common.

No fractional shares of our Class A Common or our Class B Common will be distributed in the spin-off. Neither we, NACCO nor the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders.

Representations and Covenants

The separation agreement contains representations and warranties by NACCO and us relating to:

•	facts and actions relating to the tax treatment of the spin-off;

•	authorization and validity of the separation agreement; and

•	negotiation of the transaction agreements and office services agreement on an arm’s-length basis.

The separation agreement also contains covenants relating to, among other things, the use of the NACCO name, confidentiality and cooperation.

Employee Benefit Matters

Our employees and former employees are currently provided benefits, and after the spin-off will continue to be provided benefits, under employee benefit plans, programs, policies or arrangements that we sponsor and maintain. With respect to retirement benefits, we currently sponsor and maintain all of our own retirement programs, except for the assets and liabilities relating to the frozen pension benefits that were earned by various non-union employees in the U.S. Currently, those benefits are commingled with pension benefits that are offered to employees and former employees of NACCO, NA Coal and HBB under the Combined Plan. Effective as of the spin-off, the assets and liabilities relating to current and former U.S. salaried Hyster-Yale employees will be spun-off to form a new pension plan that will be sponsored and maintained by NMHG, our U.S. operating subsidiary. No changes will be made to the amount of, or time or form of payment of, these frozen pension benefits. Effective as of the date of the spin-off, NACCO will have no liability or obligations, and we will assume and pay for any liabilities or obligations, under or relating to all Hyster-Yale retirement plans (including the new plan) and all other nonqualified plans or other employee benefit plans or arrangements sponsored or maintained by us.

Certain Hyster-Yale employees who were employed by NACCO before January 1, 2012 also have frozen pension benefits under the Combined Plan and the SERP. These frozen pension benefits will remain with NACCO and NA Coal following the spin-off. Immediately before the date of the spin-off, we will withdraw from and cease our participation in the Combined Plan and the SERP with respect to these benefits. Our employees will continue to be entitled to receive any benefits that have previously accrued. The benefits will be paid under the terms of the Combined Plan and the SERP, as in effect from time to time.

The Frozen NACCO Unfunded Plan and the Frozen Rankin Retirement Plan will remain with NACCO following the spin-off. In addition, Mr. Rankin will only participate in the NMHG Excess Plan for the deferral of his salary that was paid by NMHG before the spin-off and the amount of his annual incentive payment under the Hyster-Yale Short-Term Plan. In lieu of receiving any other benefits under the NMHG Excess Plan, he will receive non-qualified profit sharing substitute matching and other retirement benefits, as described in more detail in “Compensation Discussion and Analysis — Other Compensation of Named Executive Officers — Going Forward” beginning on page 123.

Effective as of the date of the spin-off, Hyster-Yale will have no liability or obligations, and NACCO (or the applicable subsidiary) will assume and pay for any liabilities or obligations, under or relating to the remaining benefits in the Combined Plan and the SERP and all other nonqualified plans or other employee benefit plans or arrangements sponsored or maintained by NACCO and its subsidiaries.

Directors and Officers Insurance

The separation agreement also provides that we and NACCO will each procure and maintain for at least six years following the spin-off policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts, and containing terms and conditions which are no less advantageous to our or NACCO’s directors, officers, fiduciaries or other trustees, with respect to claims arising out of or relating to events which occurred before or on the date of the spin-off. We and NACCO will cooperate with each other in the procurement of such insurance. In the event that insurance with the identical coverage and amounts is no longer available on a commercially reasonable basis, we or NACCO may procure and maintain substantially similar coverage with the consent of the other party.

Indemnification

After the date of the spin-off, NACCO will indemnify and hold us, our subsidiaries and each of our respective officers, directors, employees, agents and representatives harmless from and against, and will promptly defend such parties from and reimburse them for all losses, damages, costs, expenses, liabilities and obligations (including reasonable attorney’s fees) which such parties may directly or indirectly suffer as a result of:

•	the breach by NACCO of any representation in the separation agreement;

•	the failure by NACCO to perform any covenant to be performed by it or its subsidiaries under the separation agreement in whole or in part after the completion of the spin-off;

•	the conduct of any business of NACCO or its subsidiaries other than our business; and

•	any NACCO pension or other benefit plan obligation that is not transferred to Hyster-Yale as part of the spin-off.

Under the separation agreement, we also agree to indemnify and hold NACCO, its subsidiaries and each of their respective officers, directors, employees, agents and representatives harmless after the spin-off from and against, and will promptly defend such parties from and reimburse them for all losses, damages, costs, expenses, liabilities and obligations (including reasonable attorney’s fees) that such parties may directly or indirectly suffer as a result of:

•	any breach by us of any representation in the separation agreement;

•	the failure by us to perform any covenant to be performed by us or our subsidiaries under the separation agreement in whole or in part after the completion of the spin-off;

•	the conduct of any of our businesses; and

•	any Hyster-Yale pension or other benefit plan obligation that is sponsored or maintained by Hyster-Yale as of the spin-off date.

Conditions

NACCO’s obligations under the separation agreement to effect the spin-off are subject to the satisfaction of the following:

•	the determination by NACCO’s board to effect the spin-off;

•

the receipt by NACCO of a written opinion from counsel to the effect that the Contribution and the spin-off together will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and the spin-off will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional shares;

•	the acceptance or effectiveness of all filings required by applicable securities laws;

•	the Class A Common shall have been accepted to be listed on the NYSE or another national securities exchange acceptable to NACCO;

•	the transition services agreement, tax allocation agreement and stockholders’ agreement shall have been duly executed and delivered; and

•	no legal restraint or prohibition preventing the consummation of the spin-off shall be in effect.

Termination

The separation agreement may be terminated by NACCO, in its sole discretion, prior to the date the NACCO board declares a dividend giving effect to the spin-off.

ANCILLARY AGREEMENTS

In connection with the spin-off, the following agreements will be entered into and will govern various interim and ongoing relationships between NACCO and us after the spin-off:

•	a transition services agreement;

•	a tax allocation agreement; and

•	an office services agreement.

The material terms of these agreements are summarized below.

Transition Services Agreement

Under the terms of the transition services agreement, NACCO will obtain services from us and provide services to us on a transitional basis, as needed, for varying periods after the spin-off date. These services will include:

•	legal support related to employee benefits, compensation and human resources matters;

•	general accounting support, including public company support;

•	general legal, public company, information technology and infrastructure, insurance and internal audit support (including responding to requests from regulatory and compliance agencies) as needed; and

•

tax compliance and consulting support (including completion of federal audits and appeals through the 2010 tax year; 2011 tax sharing computations; 2011 state income tax return filings for certain operating subsidiaries of NACCO after the spin-off and miscellaneous provision and tax return oversight).

None of the transition services are expected to exceed one year. NACCO or Hyster-Yale may extend the initial transition period for a period of up to three months for any service upon 30 days written notice to the other party prior to the initial termination date. We expect NACCO to pay us net aggregate fees of no more than $625,000 over the initial term of the transition services agreement.

Tax Allocation Agreement

Before the spin-off, Hyster-Yale and NACCO will enter into a tax allocation agreement. The tax allocation agreement will generally govern NACCO’s and Hyster-Yale’s respective rights, responsibilities and obligations after the spin-off with respect to taxes for any tax period ending on or before the date of the spin-off, as well as tax periods beginning before and ending after the date of the spin-off. Generally, under the tax allocation agreement, we expect, with certain exceptions, that we will be responsible for the payment of

•

all income taxes attributable to Hyster-Yale and its subsidiaries that are reported on tax returns for tax periods ending on or before the date of the spin-off, on tax returns for the portion after the spin-off of tax periods that straddle the date of the spin-off, and on tax returns for periods beginning after the date of the spin-off;

•	all non-income taxes reported on tax returns required to be filed by Hyster-Yale or any of its subsidiaries;

•	all taxes arising from a failure of the spin-off to qualify for tax-free treatment under the Code if such taxes result solely from either an action or failure to act on our part;

•

a portion of taxes arising from a failure of the spin-off to qualify for tax-free treatment under the Code if such taxes result from both an action or failure to act on our part and an action or failure to act on NACCO’s part; and

•	a portion of taxes arising from a failure of the spin-off to qualify for tax-free treatment under the Code if such taxes do not result from any action or failure to act on our or NACCO’s part.

As subsidiaries of NACCO, Hyster-Yale and each of its domestic subsidiaries has several liability with NACCO for the consolidated U.S. federal income taxes of the NACCO group relating to any taxable periods during which such entity is or was a member of the NACCO consolidated group. Although Hyster-Yale and its subsidiaries will continue to be severally liable with NACCO for such liabilities following the spin-off, NACCO will agree to indemnify us for amounts relating to this liability. Though valid as between the parties, the tax allocation agreement will not be binding on the Internal Revenue Service.

The tax allocation agreement also will contain restrictions on our ability to take actions that could cause the spin-off to fail to qualify as tax-free. These restrictions will apply for the two-year period after the spin-off, unless we obtain the consent of NACCO, a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the spin-off to fail to qualify for tax-free treatment, and such letter ruling or opinion, as the case may be, is acceptable to NACCO. Moreover, as described above, the tax allocation agreement generally will provide that Hyster-Yale is responsible for any taxes imposed on NACCO as a result of the failure of the spin-off to qualify as tax-free under the Code if such failure is attributable solely to certain post-spin-off actions taken by or in respect of Hyster-Yale or its stockholders after the spin-off, regardless of whether the actions occur more than two years after the spin-off, NACCO consents to such actions or Hyster-Yale obtains a favorable letter ruling or opinion.

Office Services Agreement

Prior to the spin-off, NACCO and Hyster-Yale will enter into an office services agreement pursuant to which Hyster-Yale will provide certain office services to NACCO, including shared reception and operator services, messenger services and mail room services and will also provide NACCO with the right to use certain meeting rooms of Hyster-Yale under certain mutually agreed upon conditions. NACCO will pay fees to Hyster-Yale that will be determined on an arm’s-length basis. NACCO is expected to pay approximately $180,000 annually to Hyster-Yale for these services. NACCO will also indemnify Hyster-Yale for any damages arising from the use of Hyster-Yale’s services or meeting rooms. The office services agreement will have an initial term of one year and will automatically renew for additional one year periods until terminated by either NACCO or Hyster-Yale.

Stockholders’ Agreement

Prior to the spin-off, we intend to enter into a stockholder’s agreement with certain of our stockholders to govern certain relationships among them, the material terms of which are summarized below:

Our Class B Common is subject to substantial restrictions on transfer as set forth in our amended and restated certificate of incorporation. In addition, we intend to enter into a stockholders’ agreement with certain of our stockholders who are members of the Rankin and Taplin families. Immediately following the spin-off, 39.51% of our Class B Common will be subject to the stockholders’ agreement. See “Security Ownership of Certain Beneficial Owners and Management.” The terms of the stockholders’ agreement require signatories to the agreement, prior to any conversion of our Class B Common into our Class A Common by such signatories, to offer such Class B Common to all of the other signatories on a pro rata basis. A signatory may sell or transfer all shares not purchased under the right of first refusal as long as they are converted into our Class A Common prior to such sale or transfer. Under the stockholders’ agreement, we may, but are not obligated to, buy any of the shares of our Class B Common not purchased by signatories following the trigger of the right of first refusal. A substantially similar stockholders’ agreement is in effect among certain stockholders of NACCO. For a description of transfer restrictions on our Class B Common, see “Description of Capital Stock of Hyster-Yale after the Spin-Off — Common Stock — Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common.”

DESCRIPTION OF CAPITAL STOCK OF HYSTER-YALE AFTER THE SPIN-OFF

The following description of the material terms of our capital stock includes a summary of certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective before the spin-off. The following description does not purport to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are attached as Annex A and Annex B, respectively, to this prospectus and incorporated by reference into this prospectus.

At the time of the spin-off, our authorized capital stock will consist of 160 million shares of common stock (comprised of 125 million shares of our Class A Common and 35 million shares of our Class B Common), par value $0.01 per share, and five million shares of preferred stock, par value $0.01 per share. After the consummation of the spin-off, 16,779,126 shares of common stock will be outstanding (comprised of 8,389,563 shares of our Class A Common and 8,389,563 shares of our Class B Common), and no shares of preferred stock will be outstanding. The number of authorized shares of our common stock is greater than the number of authorized NACCO common stock due in part to the requirement in NACCO’s restated certificate of incorporation that each holder of NACCO Class A Common and NACCO Class B Common receive one share of both our Class A Common and our Class B Common for each share of NACCO stock, whether Class A or Class B in the distribution, along with having additional shares available to permit us to use our equity as consideration in connection with potential future acquisitions or other growth opportunities, as well as to accommodate permitted conversions from our Class B Common to our Class A Common.

Common Stock

Voting Rights. Subject to the rights of the holders of any series of preferred stock, each share of our Class A Common will entitle the holder of the share to one vote on all matters submitted to our stockholders, and each share of our Class B Common will entitle the holder of the share to ten votes on all such matters.

Dividends and Other Distributions. Subject to the rights of the holders of any series of preferred stock, each share of our Class A Common and our Class B Common will be equal in respect of rights to dividends and other distributions in our cash, stock or property, except that in the case of dividends or other distributions payable in our stock, including distributions pursuant to split-ups or divisions of our stock, which occur after the date of the spin-off, only our Class A Common will be distributed with respect to our Class A Common and only our Class B Common will be distributed with respect to our Class B Common. In the event of a future spin-off of one of our subsidiaries, the Hyster-Yale amended and restated certificate of incorporation will permit the Company to elect to distribute to each holder of our Class A Common shares of the Class A common stock of such subsidiary and to each holder of our Class B Common shares of the Class B common stock of such subsidiary. This provision differs from those in the NACCO restated certificate of incorporation, which provides that each share of NACCO Class A Common and NACCO Class B Common are equal in respect of rights to dividends and other distributions in cash, stock or property of NACCO. In the case of any consolidation, merger or sale of all or substantially all of our assets as a result of which our stockholders will be entitled to receive cash, stock other securities or other property with respect to or in exchange for their shares of our stock, each holder of our Class A Common and our Class B Common will be entitled to receive an equal amount of consideration for each share of our Class A Common or our Class B Common held by such holder.

Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common. As more fully described below, our Class B Common generally will not be transferable by a stockholder except to or among such holder’s spouse, certain relatives of such holder, and spouses of such relatives, certain trusts established for their benefit, certain corporations, limited liability companies and partnerships owned by them and certain charitable organizations. These provisions differ from those in the NACCO restated certificate of incorporation. Holders of NACCO Class B Common do not currently have the ability to transfer their shares to certain limited liability companies, but holders of our Class B Common will be able to do so. In addition, holders of NACCO Class B Common currently have the ability to transfer their shares to certain relatives of the spouse of such holder and holders of our Class B Common do not have that right.

Our Class B Common will, however, be convertible at all times, and without cost to the stockholder, into our Class A Common on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in us represented by their shares of our Class B Common may convert those shares into an equal number of shares of our Class A Common and sell the shares of our Class A Common in the public market. A stockholder who does not wish to complete the conversion process before a sale may effect a sale of our Class A Common into which such stockholder’s shares of our Class B Common is convertible. If you hold certificated Class B Common simply deliver the certificate or certificates for such shares of our Class B Common to a broker, properly endorsed, in contemplation of the sale. The broker will then instruct the transfer agent to convert such Class B Common and, if necessary, present a certificate or certificates representing shares of our Class B Common to our transfer agent who will issue to the purchaser a certificate for the number of shares of our Class A Common sold in settlement of the transaction. If a stockholder with certificated Class B Common sells fewer than all of the shares of our Class A Common into which such shares of our Class B Common could be converted, the transfer agent will return to such stockholder a certificate for our Class B Common representing the balance of such shares unless the stockholder specifies that the transfer agent should return a certificate for shares of our Class A Common.

Shares of our Class B Common received in a stockholder’s own name will not be transferable into a “nominee” or “street” name.

Other than pursuant to conversions into our Class A Common as described above, a holder of shares of our Class B Common may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a permitted transferee, which is defined generally as follows:

•

any of the lineal descendants of a great grandparent of such holder of our Class B Common, including children adopted before age 18 or any spouse (including a widow or widower) of such lineal descendant (such persons, including such holder of our Class B Common, are hereinafter referred to as such Class B stockholder’s family members);

•	a trust for the benefit of such Class B stockholder’s family members and certain charitable organizations;

•	certain charitable organizations established by such Class B stockholder’s family members; and

•

a corporation whose stockholders, a partnership whose partners or a limited liability company whose members, are made up exclusively of such Class B stockholder’s family members or any trust described in (2) above, but if any share of capital stock of such corporation or its successor, if any partnership interest in such partnership (or any survivor of a merger or consolidation of such a partnership), or any membership interest in such limited liability company (or any survivor of a merger or consolidation of such a limited liability company) is acquired by any person who is not within such class of persons, all shares of our Class B Common then held by such corporation or partnership, as the case may be, will be converted automatically into shares of our Class A Common.

In the case of a corporation or limited liability company, shares of our Class B Common also may be transferred to a successor by merger or consolidation, provided that each stockholder of each other corporation or member of each other limited liability company, as applicable, which is a party to such merger or consolidation is, at the time of such transaction, a stockholder of such corporation or a permitted transferee of at least one stockholder of such corporation or a member of such limited liability company or a permitted transferee of at least one member of such limited liability company. Shares held by trusts that are irrevocable on the record date for the spin-off may be transferred to any person to whom or for whose benefit principal may be distributed under the terms of the trust. Shares held by all other trusts may be transferred to the person who established such trust and such person’s permitted transferees. Shares held by certain charitable organizations may be transferred to the person who transferred such shares to the charitable organization and to such person’s permitted transferees.

The restrictions on the transferability of the our Class B Common are set forth in full in Section 3 of Article IV of our amended and restated certificate of incorporation attached as Annex A to this prospectus. Stockholders are urged to read Annex A carefully. Each certificate representing shares of our Class B Common will bear a legend indicating that the shares of our Class B Common are subject to restrictions on the transfer and registration of transfer thereof.

Any purported transfer of shares of our Class B Common not permitted under our amended and restated certificate of incorporation will be void and of no effect and the purported transferee will have no rights as our stockholder and no other rights against or with respect to us. We may, as a condition to the transfer or registration of transfer of shares of our Class B Common to a permitted transferee, require the furnishing of such affidavits or other proof as we deem necessary to establish that such transferee is a permitted transferee.

We will not issue any additional shares of our Class B Common after the date of the spin-off without an affirmative vote of the holders of a majority of our outstanding voting stock, except in connection with stock splits and stock dividends. All shares of our Class B Common received by us upon stockholders’ conversion thereof into our Class A Common or otherwise acquired by us will be retired and not reissued.

Other Provisions. Neither our Class A Common nor our Class B Common will carry any preemptive rights enabling a holder to subscribe for or receive shares of our stock of any class or any other securities convertible into shares of our stock.

Listing. Our Class A Common has been approved for listing on the NYSE under the symbol “HY.”

Transfer Agent and Registrar. ComputerShare, Inc. will be the transfer agent and registrar for our common stock.

Preferred Stock

Our Board is authorized to issue one or more series of up to five million shares of preferred stock. With respect to each series of the preferred stock, our Board has the authority, consistent with our amended and restated certificate of incorporation, to determine the following terms:

•	the number of shares within the series;

•	the designation of the series;

•	whether the shares have voting powers;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	whether the shares are entitled to receive dividends, and if so, the dividend rate of the series, the dates of payment of dividends and the dates from which dividends are cumulative, if applicable;

•	any rights if we dissolve or liquidate;

•	whether the shares are convertible into, or exchangeable for, any of our other stock, the price or rate of conversion or exchange and the applicable terms and conditions;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series; and

•	any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions.

The issuance of preferred stock may adversely affect the voting rights and other rights of the holders of common stock. Upon the completion of the spin-off, the Company will not have any issued and outstanding preferred stock.

Provisions That May Have an Anti-Takeover Effect

Our amended and restated certificate of incorporation contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. Our amended and restated bylaws also contain provisions that could have an anti-takeover effect.

These provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are designed to encourage persons seeking to acquire control of us to negotiate the terms with our Board. We believe that, as a general rule, the interests of our stockholders would be best served if any change in control results from negotiations with our Board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction. Stockholders are not generally permitted to call a special meeting of stockholders. However, in the future, preferred stock may be designated that permits the holders of such preferred stock to call a special meeting of the holders of such class of preferred stock. Subject to the rights of holders of our preferred stock, our directors must be nominated in accordance with Section 3 of Article II of our amended and restated bylaws, which provides that nominations for election as directors at an annual meeting of our stockholders may only be made (i) by or at the direction of our Board or a committee thereof or (ii) by any stockholder who is entitled to vote at such annual meeting and who complies with the additional requirements of such section. These provisions differ from the procedures for the election of directors set forth in the NACCO amended and restated bylaws, which do not include a specified process for director nominations by stockholders.

The provisions could, however, have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of shares of our Class A Common, thus depriving stockholders of any advantages that large accumulations of stock might provide. Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and certain applicable sections of the DGCL. This summary may not contain all of the information that is important to you and is subject to, and is qualified by reference to, all of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws attached to this prospectus as Annex A and Annex B, respectively.

No Cumulative Voting

Article V of our amended and restated certificate of incorporation provides for no cumulative voting in the election of directors. In addition, subject to the rights of the holders of any series of preferred stock, Article V provides that our directors may be removed with or without cause. Any action for the removal of a director with or without cause must be approved by an affirmative vote of at least 80% of the voting power of our outstanding voting stock, voting together as a single class. The NACCO restated certificate of incorporation does not include this super majority voting requirement or any other provision with respect to removal of directors. As a result, removal of directors by the stockholders of NACCO must be approved by an affirmative vote of 50% of the voting power of the outstanding voting stock of NACCO, voting together as a single class.

Restrictions on Certain Transactions with Interested Persons

We are subject to Section 203 of the DGCL, which prohibits certain business combinations and transactions between a corporation and an “interested stockholder” for at least three years after the interested stockholder becomes an interested stockholder, unless:

•	before the interested stockholder’s share acquisition date, the board approved either the business combination or the purchase of shares by the interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

the transaction is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, after excluding shares controlled by the interested stockholder.

An “interested stockholder” is any person that (1) is the owner of 15% or more of our outstanding voting stock, or (2) is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the 3-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. Examples of transactions regulated by Section 203 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Special Vote Required for Certain Amendments to Organizational Documents

Certain provisions of our amended and restated certificate of incorporation, such as those set forth in Article V (election and removal of directors), Article VI (amendment of bylaws) and Article VII (rights to indemnification), may not be amended or repealed except by the affirmative vote of the holders of at least 80% of the voting power of our outstanding voting stock, voting together as a single class. The 80% vote requirement with respect to these provisions of our amended and restated certificate of incorporation is not included in the NACCO restated certificate of incorporation. Such 80% vote is also required to adopt any provisions inconsistent with any of the provisions of Article I, Sections 1 (time and place of meetings of stockholders), 3 (special meetings of stockholders) and 8 (order of business at meetings of stockholders), Article II, Sections 1 (number and term of office of directors), 2 (vacancies and new directorships), 3 (nominations and election of directors) and 4 (powers of directors) and Article VII (amendments to bylaws) of our amended and restated bylaws. This 80% vote included in our amended and restated bylaws is consistent with the corresponding provision in the NACCO amended and restated bylaws but was expanded to include amendments to the provisions regarding the order of business at meetings of stockholders and nominations and election of directors.

Other Provisions

Certain other provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may also tend to discourage attempts to acquire control of us. These include advance notice requirements for director nominations and stockholder proposals and provisions that prohibit stockholder action being effected by written consent.

WHERE YOU CAN FIND MORE INFORMATION

Before the date of this prospectus, we were not required to file reports with the SEC. This prospectus and all future materials we file with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Hyster-Yale maintains an Internet site at http://www.Hyster-Yale.com. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this prospectus or the registration statement of which this prospectus forms a part.

We have filed a registration statement on Form S-1 to register with the SEC the shares of our Class A Common and our Class B Common to be distributed in the spin-off. This document constitutes a part of that registration statement, together with all amendments, supplements, schedules and exhibits to the registration statement.

This prospectus does not contain all of the information in the registration statement. Each statement contained in this prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved. The registration statement can be examined at the SEC’s Public Reference Room or on its Internet website at http://www.sec.gov.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, as set forth in their report. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our Class A Common and our Class B Common to be distributed will be passed upon Jones Day, Cleveland, Ohio. That firm provided legal services on our behalf during 2012 and 2011 on a variety of matters, including in connection with the spin-off.

TAX MATTERS

Certain matters regarding the U.S. federal income tax consequences of the spin-off will be passed upon by McDermott Will & Emery LLP, Chicago, Illinois.

INDEX TO FINANCIAL STATEMENTS

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors

Hyster-Yale Materials Handling, Inc. (formerly NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc.)

We have audited the accompanying consolidated balance sheets of Hyster-Yale Materials Handling, Inc. and Subsidiaries (collectively “the Company” and formerly NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc.) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule included at F-46. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hyster-Yale Materials Handling, Inc. and Subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 28, 2012

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2011	2010
	(In millions, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$184.9	$169.5
Accounts receivable, net of allowances of $7.1 in 2011 and $4.9 in 2010	363.8	314.6
Tax advances, parent company	4.5	4.6
Inventories, net	309.0	281.1
Deferred income taxes	7.2	5.4
Prepaid expenses and other	29.0	24.9

Total Current Assets	898.4	800.1
Property, Plant and Equipment, Net	147.1	162.7
Long-term Deferred Income Taxes	9.5	17.5
Other Non-current Assets	62.0	60.9

Total Assets	$1,117.0	$1,041.2

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$296.7	$278.5
Accounts payable, affiliate	21.4	35.9
Revolving credit agreements	—	4.2
Current maturities of long-term debt	171.4	14.8
Accrued payroll	42.6	33.9
Accrued warranty obligations	31.3	28.2
Deferred revenue	9.9	9.1
Other current liabilities	87.9	76.0

Total Current Liabilities	661.2	480.6
Long-term Debt	54.6	215.5
Self-insurance Liabilities	16.7	20.7
Pension Liability	51.7	54.8
Other Long-term Liabilities	35.7	38.1
Stockholder’s Equity
Common stock, par value $0.01 per share, 100 shares authorized; 100 shares outstanding	—	—
Capital in excess of par value	165.8	165.8
Capital surplus available for dividends	185.0	190.0
Retained deficit	(2.9)	(85.5)
Total Accumulated Other Comprehensive Loss	(51.6)	(39.6)

Total Stockholder’s Equity	296.3	230.7

Noncontrolling Interest	0.8	0.8

Total Equity	297.1	231.5

Total Liabilities and Equity	$1,117.0	$1,041.2

See notes to consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
	2011	2010	2009
	(In millions, except share and per share data)
Revenues	$2,540.8	$1,801.9	$1,475.2
Cost of sales	2,157.3	1,522.1	1,290.5

Gross Profit	383.5	279.8	184.7

Operating Expenses
Selling, general and administrative expenses	273.3	229.5	208.0
Loss on sale of business	—	4.0	—
(Gain) loss on sale of assets	0.2	2.1	(1.4)
Restructuring charges (reversals)	—	(1.9)	9.3

	273.5	233.7	215.9

Operating Profit (Loss)	110.0	46.1	(31.2)
Other income (expense)
Interest expense	(15.8)	(16.6)	(19.0)
Income (loss) from unconsolidated affiliates	6.0	2.3	(1.7)
Other	1.3	2.3	5.1

	(8.5)	(12.0)	(15.6)

Income (Loss) Before Income Taxes	101.5	34.1	(46.8)
Income tax provision (benefit)	18.9	1.8	(3.6)

Net Income (Loss)	82.6	32.3	(43.2)
Net loss attributable to noncontrolling interest	—	0.1	0.1

Net Income (Loss) Attributable to Stockholder	82.6	32.4	(43.1)

Basic Earnings Per Share Attributable to Stockholder	$826,000.00	$324,000.00	$(431,000.00)

Basic Average Shares Outstanding	100	100	100

See notes to consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31
	2011	2010	2009
	(In millions)

Net Income (Loss)	$82.6	$32.3	$(43.2)

Other comprehensive income (loss)

Foreign currency translation adjustment	(13.4)	(7.8)	16.0

Current period cash flow hedging activity, net of $0.3 tax benefit in 2011, $2.5 tax benefit in 2010 and $2.8 tax benefit in 2009	1.6	(2.4)	10.8

Reclassification of hedging activities into earnings, net of $2.2 tax expense in 2011, $2.7 tax expense in 2010 and $0.3 tax expense in 2009	8.5	(11.1)	1.7

Current period pension and postretirement plan adjustment, net of $4.1 tax benefit in 2011, $1.2 tax benefit in 2010, and $0.5 tax expense in 2009	(14.2)	(2.9)	(10.5)

Reclassification of pension and postretirement into earnings, net of $1.0 tax expense in 2011, $1.0 tax expense in 2010 and $1.4 tax expense in 2009	5.5	4.8	3.7

Comprehensive Income (Loss)	$70.6	$12.9	$(21.5)

Other comprehensive income (loss) attributable to noncontrolling interest

Net loss attributable to noncontrolling interest	-	0.1	0.1

Comprehensive Income (Loss) Attributable to Stockholders	$70.6	$13.0	$(21.4)

See notes to consolidated financial statements

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Consolidated Statements of Equity

	Year Ended December 31
	2011	2010	2009
	(In millions)
Common Stock	$—	$—	$—

Capital in Excess of Par Value
Beginning balance	165.8	150.2	270.9
Capital contributions from parent company	—	16.0	79.7
Transfer to capital surplus available for dividends	—	—	(200.0)
Noncontrolling interest’s share of contributions to joint venture	—	(0.4)	(0.4)

	165.8	165.8	150.2
Capital Surplus Available for Dividends
Beginning balance	190.0	195.0	—
Transfer to capital surplus available for dividends	—	—	200.0
Dividends declared	(5.0)	(5.0)	(5.0)

	185.0	190.0	195.0
Retained Deficit
Beginning balance	(85.5)	(117.9)	(74.8)
Net income (loss) attributable to stockholders	82.6	32.4	(43.1)

	(2.9)	(85.5)	(117.9)
Accumulated Other Comprehensive Income (Loss)
Foreign currency translation adjustment
Beginning balance	28.1	35.9	19.9
Current other comprehensive income (loss)	(13.4)	(7.8)	16.0

	14.7	28.1	35.9
Deferred gain (loss) on cash flow hedging
Beginning balance	(6.8)	6.7	(5.8)
Current period other comprehensive income (loss)	1.6	(2.4)	10.8
Reclassification adjustment to net income	8.5	(11.1)	1.7

	3.3	(6.8)	6.7
Pension and postretirement plan adjustment
Beginning balance	(60.9)	(62.8)	(56.0)
Current period other comprehensive income (loss)	(14.2)	(2.9)	(10.5)
Reclassification adjustment to net income	5.5	4.8	3.7

	(69.6)	(60.9)	(62.8)

Accumulated Other Comprehensive income (loss)	(51.6)	(39.6)	(20.2)

Total Stockholder’s Equity	296.3	230.7	207.1
Noncontrolling Interest
Beginning balance	0.8	0.5	0.2
Net loss	—	(0.1)	(0.1)
Noncontrolling interest’s share of contributions to joint venture	—	0.4	0.4

	0.8	0.8	0.5

Total Equity	$297.1	$231.5	$207.6

See notes to consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009
	(In millions)
Operating Activities
Net income (loss)	$82.6	$32.3	$(43.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31.3	33.9	36.2
Amortization of deferred financing fees	1.5	1.3	1.1
Deferred income taxes	13.7	0.8	28.5
Restructuring charges (reversals)	—	(1.9)	9.3
Loss (gain) on sale of businesses	—	4.0	—
Gain on sale of assets	0.2	2.1	(1.4)
Other non-current liabilities	(13.8)	(22.7)	(19.0)
Other	12.2	(8.9)	(9.3)
Working capital changes, net of business dispositions:
Affiliate receivable/payable	(1.1)	26.2	(22.2)
Accounts receivable	(59.3)	(91.9)	133.8
Inventories	(37.8)	(83.1)	160.3
Other current assets	(0.7)	(3.8)	2.2
Accounts payable	15.7	124.4	(106.0)
Other liabilities	10.1	34.8	(54.4)

Net cash provided by operating activities	54.6	47.5	115.9

Investing Activities
Expenditures for property, plant and equipment	(16.5)	(12.1)	(5.8)
Proceeds from the sale of assets	0.5	0.6	11.3
Proceeds from the sale of businesses	—	3.0	—
Other	0.1	—	0.3

Net cash provided by (used for) investing activities	(15.9)	(8.5)	5.8

Financing Activities
Additions to long-term debt	16.6	17.0	12.5
Reductions of long-term debt	(21.7)	(37.6)	(26.4)
Net change to revolving credit agreements	(4.2)	4.3	(4.4)
Cash dividends paid	(10.0)	(5.0)	—
Financing fees paid	—	(3.1)	—
Intercompany loan	—	—	(35.0)
Capital contribution from parent	—	—	35.0
Other	(0.2)	—	—

Net cash used for financing activities	(19.5)	(24.4)	(18.3)

Effect of exchange rate changes on cash	(3.8)	(8.3)	1.8

Cash and Cash Equivalents
Increase for the period	15.4	6.3	105.2
Balance at the beginning of the period	169.5	163.2	58.0

Balance at the end of the period	$184.9	$169.5	$163.2

See notes to consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 1—Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale,” the parent company), a Delaware corporation, and subsidiaries (“Hyster-Yale” or the “Company”) formerly known as NMHG Holding Co. Hyster-Yale is a wholly owned subsidiary of NACCO Industries, Inc. (“NACCO”). The consolidated financial statements include the accounts of Hyster-Yale’s wholly owned domestic and international subsidiaries. Also included is Shanghai Hyster Forklift Ltd., a 75% owned joint venture in China. All significant intercompany accounts and transactions among the consolidated companies are eliminated in consolidation.

Hyster-Yale designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, mainly to independent Hyster® and Yale® retail dealerships. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Mexico, The Netherlands, the Philippines, Italy, Japan, Vietnam, Brazil and China. The sale of service parts represents approximately 13%, 17% and 18% of total revenues as reported for 2011, 2010 and 2009, respectively.

Investments in Sumitomo-NACCO Materials Handling Company, Ltd. (“SN”), a 50% owned joint venture, and NMHG Financial Services, Inc. (“NFS”), a 20% owned joint venture, are accounted for by the equity method. SN operates manufacturing facilities in Japan, the Philippines and Vietnam from which the Company purchases certain components and internal combustion lift trucks. Sumitomo Heavy Industries, Ltd. owns the remaining 50% interest in SN. Each stockholder of SN is entitled to appoint directors representing 50% of the vote of SN’s board of directors. All matters related to policies and programs of operation, manufacturing and sales activities require mutual agreement between the Company and Sumitomo Heavy Industries, Ltd. prior to a vote of SN’s board of directors. NFS is a joint venture with General Electric Capital Corporation (“GECC”), formed primarily for the purpose of providing financial services to independent Hyster® and Yale® lift truck dealers and National Account customers in the United States. National Account customers are large customers with centralized purchasing and geographically dispersed operations in multiple dealer territories. The Company’s percentage share of the net income or loss from its equity investments is reported on the line “Income (loss) from unconsolidated affiliates” in the “Other income (expense)” portion of the Consolidated Statements of Operations.

NOTE 2—Significant Accounting Policies

Use of Estimates:  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments. These estimates and judgments affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:  Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.

Accounts Receivable, Net of Allowances:  Allowances are maintained against accounts receivable for doubtful accounts. Allowances for doubtful accounts are maintained for estimated losses resulting from the inability of customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool. Accounts are written off against the allowance when it becomes evident collection will not occur.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Inventories:  Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (“LIFO”) method primarily for manufactured inventories, including service parts, in the United States. The first-in, first-out (“FIFO”) method is used with respect to all other inventories. Reserves are maintained for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Upon a subsequent sale or disposal of the impaired inventory, the corresponding reserve for impaired value is relieved to ensure that the cost basis of the inventory reflects any write-downs.

Property, Plant and Equipment, Net:  Property, plant and equipment are recorded at cost. Depreciation and amortization are provided in amounts sufficient to amortize the cost of the assets, including assets recorded under capital leases, over their estimated useful lives using the straight-line method. Buildings are generally depreciated using a 20, 40 or 50-year life, improvements to land and buildings are depreciated over estimated useful lives ranging up to 40 years and equipment is depreciated over estimated useful lives ranging from three to 15 years. Capital grants received for the acquisition of equipment are recorded as reductions of the related equipment cost and reduce future depreciation expense. Repairs and maintenance costs are expensed when incurred.

Long-Lived Assets:  The Company periodically evaluates long-lived assets for impairment when changes in circumstances or the occurrence of certain events indicate the carrying amount of an asset may not be recoverable. Upon identification of indicators of impairment, the Company evaluates the carrying value of the asset by comparing the estimated future undiscounted cash flows generated from the use of the asset and its eventual disposition with the asset’s net carrying value. If the carrying value of an asset is considered impaired, an impairment charge is recorded for the amount that the carrying value of the long-lived asset exceeds its fair value. Fair value is estimated as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Restructuring Reserves:  Restructuring reserves reflect estimates related to employee-related costs, lease termination costs and other exit costs. Lease termination costs include remaining payments due under existing lease agreements after the cease-use date, less estimated sublease income and any lease termination fees. Other exit costs include costs to move equipment and costs incurred to close a facility. Actual costs could differ from management estimates, resulting in additional expense or the reversal of previously recorded expenses.

Self-insurance Liabilities:  The Company is generally self-insured for product liability, environmental liability, and medical and workers’ compensation claims. For product liability, catastrophic insurance coverage is retained for potentially significant individual claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised periodically based on industry trends, historical experience and management judgment. In addition, industry trends are considered within management judgment for valuing claims. Changes in assumptions for such matters as legal judgments and settlements, legal defense costs, inflation rates, medical costs and actual experience could cause estimates to change in the near term.

Revenue Recognition:  Revenues are generally recognized when title transfers and risk of loss passes as customer orders are completed and shipped. For National Account customers, revenue is recognized upon customer acceptance.

Products generally are not sold with the right of return with the exception of a small percentage of aftermarket parts. Based on the Company’s historical experience, a portion of such aftermarket parts sold is estimated to be returned and, subject to certain terms and conditions, the Company will agree to accept. The Company records

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

estimated reductions to revenues at the time of the sale based upon this historical experience and the limited right of return provided to the Company’s dealers.

The Company also records estimated reductions to revenues for customer programs and incentive offerings, including special pricing agreements, price competition, promotions and other volume-based incentives. Lift truck sales revenue is recorded net of estimated discounts. The estimated discount amount is based upon historical trends for each lift truck model. In addition to standard discounts, dealers can also request additional discounts that allow them to offer price concessions to customers. From time to time, Hyster-Yale offers special incentives to increase retail share or dealer stock and offers certain customers volume rebates if a specified cumulative level of purchases is obtained. Additionally, the Company provides for the estimated cost of product warranties at the time revenues are recognized.

Advertising Costs:  Advertising costs are expensed as incurred. Total advertising expense was $10.3 million, $8.0 million and $7.2 million in 2011, 2010 and 2009, respectively.

Product Development Costs:  Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $61.3 million, $48.6 million and $43.6 million in 2011, 2010 and 2009, respectively.

Shipping and Handling Costs:  Shipping and handling costs billed to customers are recognized as revenue and shipping and handling costs incurred by the Company are included on the line “Cost of sales” within the Consolidated Statements of Operations.

Taxes Collected from Customers and Remitted to Governmental Authorities:  The Company collects various taxes and fees as an agent in connection with the sale of products and remits these amounts to the respective taxing authorities. These taxes and fees have been presented on a net basis in the Consolidated Statements of Operations and are recorded as a liability until remitted to the respective taxing authority.

Foreign Currency:  Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of equity, except for the Company’s Mexican operations. The U.S. dollar is considered the functional currency for the Company’s Mexican operations and, therefore, the effect of translating assets and liabilities from the Mexican peso to the U.S. dollar is recorded in results of operations. Revenues and expenses of all foreign operations are translated using average monthly exchange rates prevailing during the year.

During 2010, the Company sold certain of its operations in Australia and Europe, which resulted in the release of the accumulated foreign currency translation adjustment of $7.1 million.

Financial Instruments and Derivative Financial Instruments:  Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, revolving credit agreements, long-term debt, interest rate swap agreements and forward foreign currency exchange contracts. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

The Company uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. The Company offsets fair value amounts related to foreign currency exchange contracts executed with the same counterparty. These contracts hedge firm commitments and forecasted transactions relating to cash flows associated with sales, purchases and intercompany accounts denominated in

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

currencies other than the subsidiaries’ functional currencies. Changes in the fair value of forward foreign currency exchange contracts that are effective as hedges are recorded in accumulated other comprehensive income (loss) (“OCI”). Deferred gains or losses are reclassified from OCI to the Consolidated Statements of Operations in the same period as the gains or losses from the underlying transactions are recorded and are generally recognized in cost of sales. The ineffective portion of derivatives that are classified as hedges is immediately recognized in earnings and recognized in cost of sales.

The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements that are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The Company’s interest rate swap agreements and its variable rate financings are predominately based upon the three-month and six-month LIBOR (London Interbank Offered Rate). Changes in the fair value of interest rate swap agreements that are effective as hedges are recorded in OCI. Deferred gains or losses are reclassified from OCI to the Consolidated Statements of Operations in the same period as the gains or losses from the underlying transactions are recorded and are recognized in interest expense. The ineffective portion of derivatives that are classified as hedges is immediately recognized in earnings and included on the line “Other” in the Consolidated Statements of Operations.

Interest rate swap agreements and forward foreign currency exchange contracts held by the Company which qualified as hedges have been designated as hedges of forecasted cash flows. The Company does not currently hold any nonderivative instruments designated as hedges or any derivatives designated as fair value hedges.

The Company periodically enters into foreign currency exchange contracts that do not meet the criteria for hedge accounting. These derivatives are used to reduce the Company’s exposure to foreign currency risk related to forecasted purchase or sales transactions or forecasted intercompany cash payments or settlements. Gains and losses on these derivatives are included on the line “Other” in the “Other income (expense)” section of the Consolidated Statements of Operations.

Cash flows from hedging activities are reported in the Consolidated Statements of Cash Flows in the same classification as the hedged item, generally as a component of cash flows from operations.

See note 7 for further discussion of derivative financial instruments.

Capital Surplus:  During 2009, the Company’s board of directors authorized the transfer of $200 million of equity from Capital in Excess of Par Value to Capital Surplus Available for Dividends. The remaining balance is available for the Company to pay dividends, when declared by the Company’s board of directors, in accordance with the state laws of Delaware.

Recently Issued Accounting Standards

Accounting Standards adopted in 2011:

On January 1, 2011, the Company adopted authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on multiple-deliverable revenue arrangements. The guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations, cash flows or related disclosures.

Accounting Standards Adopted in 2012:

On January 1, 2012, the Company adopted authoritative guidance issued by the FASB on fair value measurement. The guidance resulted in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. generally accepted accounting principles and International Financial Reporting Standards. The adoption of the guidance did not have a material effect on the Company’s financial position, results of operations, cash flows or related disclosures.

On January 1, 2012, the Company adopted authoritative guidance issued by the FASB on the presentation of comprehensive income. The guidance provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. The adoption of the guidance did not have a material effect on the Company’s financial position, results of operations, cash flows or related disclosures.

Accounting Standards Not Yet Adopted:

In December 2011, the FASB issued authoritative guidance on the offsetting of assets and liabilities, which is effective for the Company on January 1, 2013. The guidance requires additional disclosures regarding offsetting arrangements of balance sheet derivatives to enable financial statement users to understand the effect of these arrangements on a company’s financial position. The Company is currently evaluating the effect the adoption of the guidance will have on its disclosures.

Reclassification:  Certain amounts in the prior period’s audited consolidated financial statements have been reclassified to conform to the current period’s presentation.

NOTE 3—Restructuring and Related Programs

During 2009, Hyster-Yale’s management approved a plan to close its facility in Modena, Italy and consolidate its activities into Hyster-Yale’s facility in Masate, Italy. These actions were taken to further reduce Hyster-Yale’s manufacturing capacity to more appropriate levels. As a result, Hyster-Yale recognized a charge of approximately $5.6 million during 2009, which is classified in the Consolidated Statement of Operations on the line “Restructuring charges (reversals).” Of this amount, $5.3 million related to severance and $0.3 million related to lease impairment. During 2010, $1.9 million of the accrual was reversed as a result of a reduction in the expected amount to be paid to former employees due to the finalization of an agreement with the Italian government. Severance payments of $0.5 million were made during 2011. Payments of $1.4 million and $0.3 million were made for severance and lease termination, respectively, during 2010. Severance payments of $0.3 million were made during 2009. Payments related to this restructuring program are expected to continue through 2012. No further charges related to this plan are expected.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

During 2008 and 2009, based on the decline in economic conditions, Hyster-Yale’s management reduced its number of employees worldwide. As a result, Hyster-Yale recognized a charge of approximately $6.3 million in 2008 and $3.4 million in 2009 related to severance, which is classified in the Consolidated Statement of Operations on the line “Restructuring charges (reversals).” In addition, $1.1 million of the accrual was reversed during 2009 as a result of a reduction in the expected amount paid to employees. Severance payments of $0.5 million, $1.5 million and $4.4 million were made during 2011, 2010 and 2009, respectively. Payments are expected to continue through 2012. No further charges related to this plan are expected.

During 2009, Hyster-Yale’s management approved a plan for a reduction in the number of employees in Asia-Pacific due to the sale of certain assets of Hyster-Yale’s fleet services business and wholly owned Hyster® retail dealerships in Australia. As a result, Hyster-Yale recognized a charge of approximately $2.7 million during 2009, which is classified in the Consolidated Statement of Operations on the line “Restructuring charges (reversals).” Of this amount, $2.1 million related to severance, $0.5 million related to lease termination costs and $0.1 million related to other costs of the restructuring. In addition, $0.8 million of the severance accrual was reversed during 2009 as a result of a reduction in the expected number of employees receiving severance payments. Payments of $0.1 million, $0.4 million and $0.1 million were made for severance, lease termination and other costs, respectively, during 2010. Payments of $1.4 million were made for severance during 2009. No further charges or payments related to this plan are expected.

During 2007, Hyster-Yale’s management approved a plan to phase out production at its facility in Irvine, Scotland by early 2009, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the United States and at its Ramos Arizpe facility in Mexico. As a result, Hyster-Yale recognized a charge of approximately $5.5 million in 2007. Of this amount, $5.2 million related to severance and $0.3 million related to other costs of the restructuring. During 2008, Hyster-Yale recognized an additional charge of $3.2 million. Of this amount, $2.2 million related to severance and $1.0 million related to other costs of the restructuring. In addition, $0.4 million of the amount previously accrued for severance was reversed in 2008, as a result of a reduction in the estimate of employees eligible to receive severance payments. During 2009, $0.5 million of the amount previously accrued for severance was reversed, which is classified in the Consolidated Statement of Operations on the line “Restructuring charges (reversals),” as a result of lower than estimated severance benefits paid to fewer than estimated employees. Payments of $4.5 million were made for severance during 2009. No further charges or payments related to this plan are expected.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Following is the detail of the cash charges related to the Hyster-Yale programs:

	Total charges expected to be incurred	Charges incurred prior to 2009	Charges incurred in 2009	Reversals incurred in 2010
Americas
Severance	$3.3	$2.8	$0.5	$—
Other	1.3	1.3	—	—

	4.6	4.1	0.5	—

Europe
Severance	14.1	9.8	6.2	(1.9)
Lease impairment	0.3	—	0.3	—

	14.4	9.8	6.5	(1.9)

Asia-Pacific
Severance	2.4	0.7	1.7	—
Lease impairment	0.5	—	0.5	—
Other	0.1	—	0.1	—

	3.0	0.7	2.3	—

Total charges (reversals)	$22.0	$14.6	$9.3	$(1.9)

Following is the activity related to the liability for the Hyster-Yale programs. Amounts for severance expected to be paid within one year are included on the line “Accrued Payroll” and amounts for severance expected to be paid after one year are included on the line “Other Long-term Liabilities” in the Consolidated Balance Sheets. Amounts for lease impairment and other are included in “Other current liabilities” in the Consolidated Balance Sheets.

	Severance	Lease Impairment	Other	Total
Balance at January 1, 2010	$7.9	$0.8	$0.1	$8.8
Reversal	(1.9)	—	—	(1.9)
Payments	(3.0)	(0.7)	(0.1)	(3.8)
Foreign currency effect	(0.6)	(0.1)	—	(0.7)

Balance at December 31, 2010	2.4	—	—	2.4

Payments	(1.0)	—	—	(1.0)

Balance at December 31, 2011	$1.4	$—	$—	$1.4

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 4—Inventories

Inventories are summarized as follows:

	December 31

	2011	2010
Finished goods and service parts	$160.3	$152.6
Raw materials and work in process	198.8	171.8

Total inventories at FIFO	359.1	324.4
LIFO reserve	(50.1)	(43.3)

	$309.0	$281.1

The cost of certain manufactured inventories, including service parts, has been determined using the LIFO method. At December 31, 2011 and 2010, 51% and 50%, respectively, of total inventories, were determined using the LIFO method.

NOTE 5—Property, Plant and Equipment, Net

Property, plant and equipment, net includes the following:

	December 31

	2011	2010
Land and land improvements	$17.1	$17.1
Plant and equipment	493.1	495.9

Property, plant and equipment, at cost	510.2	513.0
Less allowances for depreciation and amortization	363.1	350.3

	$147.1	$162.7

Total depreciation and amortization expense on property, plant and equipment was $31.3 million, $33.9 million and $36.2 million during 2011, 2010 and 2009, respectively.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 6—Current and Long-term Financing

The following table summarizes the Company’s available and outstanding borrowings.

	December 31

	2011	2010
Total outstanding borrowings:
Revolving credit agreements	$—	$4.2
Capital lease obligations and other term loans	13.4	15.4
Term Loan	212.6	214.9

Total debt outstanding	$226.0	$234.5

Current portion of borrowings outstanding	$171.4	$19.0

Long-term portion of borrowings outstanding	$54.6	$215.5

Total available borrowings, net of limitations, under revolving credit agreements	$151.4	$120.2

Unused revolving credit agreements	$151.4	$116.0

Weighted average stated interest rate on total borrowings:	2.3%	2.4%

Weighted average stated interest rate on total borrowings (including interest rate swap agreements):	5.9%	6.0%

Annual maturities of total debt, excluding capital leases, are as follows:

2012	$171.3
2013	53.7
2014	0.3
2015	0.1
2016	—
Thereafter	—

$225.4

Interest paid on total debt was $14.2 million, $15.3 million and $18.5 million during 2011, 2010 and 2009, respectively.

Hyster-Yale’s primary financing was provided by a $150.0 million secured floating-rate revolving credit facility (the “Prior Credit Facility”) and a term loan facility (the “Prior Term Loan”). The obligations under the Prior Credit Facility were secured by a first lien on the cash and cash equivalents, accounts receivable and inventory of Hyster-Yale. The approximate book value of Hyster-Yale’s assets held as collateral under the Prior Credit Facility was $675 million as of December 31, 2011.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The maximum availability under the Prior Credit Facility was governed by a borrowing base derived from advance rates against the inventory and accounts receivable of the borrowers, as defined in the Prior Credit Facility. Adjustments to reserves booked against these assets, including inventory reserves, changed the eligible borrowing base and thereby impacted the liquidity provided by the Prior Credit Facility. A portion of the availability could have been be denominated in British pounds or euros. Borrowings bore interest at a floating rate which could have been a base rate or LIBOR (London Interbank Offered Rate) plus a margin. The applicable margins, effective December 31, 2011, for domestic base rate loans and LIBOR loans were 2.00% and 3.25%, respectively. The applicable margin, effective December 31, 2011, for foreign overdraft loans and foreign LIBOR loans were 3.50% and 3.25%, respectively. The Prior Credit Facility also required the payment of a fee of 0.75% per annum on the unused commitment.

At December 31, 2011, the excess availability under the Prior Credit Facility was $132.6 million, which reflected reductions of $10.0 million for an excess availability requirement and $7.4 million for letters of credit. If commitments or availability under these facilities were increased, availability under the Prior Credit Facility would have been reduced.

There were no borrowings outstanding under the Prior Credit Facility at December 31, 2011. The domestic and foreign floating rates of interest applicable to the Prior Credit Facility on December 31, 2011 were 5.25% and a range of 3.50% to 4.50%, respectively, including the applicable floating rate margin. The Prior Credit Facility was scheduled to expire in June 2014.

The Prior Credit Facility had restrictive covenants, which, among other things, limited the payment of dividends to NACCO. Subject to achieving availability thresholds, dividends to NACCO were limited to the sum of $5.0 million plus, subject to certain exceptions, 50% of the preceding year’s net income less $10.0 million. The Prior Credit Facility also required Hyster-Yale to maintain a minimum excess availability during the term of the agreement, achieve a maximum leverage ratio and a minimum fixed charge coverage ratio in certain circumstances, as defined in the Prior Credit Facility. At December 31, 2011, Hyster-Yale was in compliance with the covenants in the Credit Facility.

During 2006, NACCO Materials Handling Group, Inc. (“NMHG”), a wholly owned subsidiary of Hyster-Yale, entered into the Prior Term Loan that provided for term loans up to an aggregate principal amount of $225.0 million, which was scheduled to mature in 2013. The Prior Term Loan required quarterly payments in an amount equal to 1% of the original principal per year for the first six years, with the remaining balance to be paid in four equal installments in the seventh year. At December 31, 2011, there was $212.6 million outstanding under the Prior Term Loan.

Borrowings under the Prior Term Loan were guaranteed by Hyster-Yale and substantially all of Hyster-Yale’s domestic subsidiaries. The obligations of the guarantors under the Prior Term Loan were secured by a first lien on all of the domestic machinery, equipment and real property owned by NMHG and each guarantor and a second lien on all of the collateral securing the obligations of Hyster-Yale under the Prior Credit Facility. The approximate book value of Hyster-Yale’s assets held as collateral under the Prior Term Loan was $760 million as of December 31, 2011, which includes the book value of the assets securing the Prior Credit Facility.

Outstanding borrowings under the Prior Term Loan bore interest at a variable rate that, at NMHG’s option, would have been either LIBOR or a floating rate, as defined in the Prior Term Loan, plus an applicable margin. The applicable margin was subject to adjustment based on a leverage ratio. The weighted average interest rate on the amount outstanding under the Prior Term Loan at December 31, 2011 was 2.15%.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The Prior Term Loan included restrictive covenants, which, among other things, limited the payment of dividends to NACCO. Subject to achieving availability thresholds, dividends to NACCO were limited to the larger of $5.0 million or 50% of the preceding year’s net income for Hyster-Yale. The Prior Term Loan also required Hyster-Yale to meet certain financial tests, including, but not limited to, minimum excess availability, maximum leverage ratio and minimum fixed charge coverage ratio tests. At December 31, 2011, Hyster-Yale was in compliance with the covenants in the Prior Term Loan.

In addition to the amount outstanding under the Prior Term Loan, Hyster-Yale had borrowings of approximately $12.8 million at December 31, 2011 under various foreign working capital facilities.

Hyster-Yale incurred fees and expenses of $3.1 million during 2010 related to the amended and restated Prior Credit Facility. These fees were deferred and are being amortized as interest expense over the term of the Prior Credit Facility. No similar fees were incurred in 2011 or 2009.

NOTE 7—Financial Instruments and Derivative Financial Instruments

Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt, excluding capital leases, were determined using current rates offered for similar obligations taking into account Company credit risk, which is Level 2 as defined in the fair value hierarchy. At December 31, 2011, the book value and fair value of revolving credit agreements and long-term debt, excluding capital leases, was $225.4 million and $223.3 million, respectively. At December 31, 2010, the book value and fair value of revolving credit agreements and long-term debt, excluding capital leases, was $234.5 million and $230.5 million, respectively.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. The large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies mitigates concentration of credit risk on accounts receivable. To further reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers, but does not generally require advance payments or collateral. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

Derivative Financial Instruments

The Company measures its derivatives at fair value on a recurring basis using significant observable inputs, which is Level 2 as defined in the fair value hierarchy. The Company uses a present value technique that incorporates the LIBOR swap curve, foreign currency spot rates and foreign currency forward rates to value its derivatives, including its interest rate swap agreements and foreign currency exchange contracts, and also incorporates the effect of its Company and counterparty credit risk into the valuation.

Foreign Currency Derivatives:  Hyster-Yale held forward foreign currency exchange contracts with a total notional amount of $285.1 million at December 31, 2011, primarily denominated in euros, British pounds, Japanese yen, Swedish kroner, Australian dollars and Mexican pesos. Hyster-Yale held forward foreign currency exchange contracts with total notional amounts of $338.1 million at December 31, 2010, primarily denominated

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

in euros, British pounds, Japanese yen, Australian dollars, Brazilian Real, Canadian dollars, Swedish kroner and Mexican pesos. The fair value of these contracts approximated a net asset of $4.8 million and a net liability of $1.9 million at December 31, 2011 and 2010, respectively.

For the years ended December 31, 2011 and 2010, there was no ineffectiveness of forward foreign currency exchange contracts that qualify for hedge accounting. Forward foreign currency exchange contracts that qualify for hedge accounting are used to hedge transactions expected to occur within the next twelve months. The mark-to-market effect of forward foreign currency exchange contracts that are considered effective as hedges has been included in OCI. Based on market valuations at December 31, 2011, $5.9 million of the amount of net deferred gain included in OCI at December 31, 2011 is expected to be reclassified into the Consolidated Statements of Operations over the next twelve months, as the transactions occur.

During the year ended December 31, 2009, the Company settled $11.5 million of its forward foreign currency exchange contracts ahead of their maturities which were classified in the Consolidated Statements of Cash Flows on the line “Other liabilities.” During 2010, $14.0 million was recognized as a gain within the Consolidated Statements of Operations on the line “Cost of sales” as the forecasted transactions related to previously settled foreign currency exchange contracts occurred. There is no further gain to be recognized.

Interest Rate Derivatives:    Hyster-Yale has interest rate swap agreements that hedge interest payments on the Term Loan. The interest rate swap agreements held at December 31, 2011 are expected to continue to be effective as hedges. At December 31, 2011, the Company held active interest rate swap agreements with notional amounts of $204.5 million, where the average variable rate received and the average fixed rate paid during 2011 were 0.53% and 4.48%, respectively. These active contracts have remaining terms extending to February 2013. The fair value of all interest rate swap agreements approximated a net liability of $5.7 million at December 31, 2011 and $13.2 million at December 31, 2010. The mark-to-market effect of interest rate swap agreements that are considered effective as hedges has been included in OCI. Based on market valuations at December 31, 2011, $2.8 million of the net deferred loss included in OCI at December 31, 2011 is expected to be reclassified into the Consolidated Statements of Operations over the next twelve months, as cash flow payments are made in accordance with the interest rate swap agreements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The following table summarizes the fair value of derivative instruments at December 31 as recorded in the Consolidated Balance Sheets:

	Asset Derivatives			Liability Derivatives
		2011	2010		2011	2010
	Balance sheet location	Fair value	Fair value	Balance sheet location	Fair value	Fair value
Derivatives designated as hedging instruments
Interest rate swap agreements
Current	Prepaid expenses and other	$—	$—	Other current liabilities	$4.3	$2.6
Long-term	Other non-current assets	—	—	Other long-term liabilities	1.4	10.6
Foreign currency exchange contracts
Current	Prepaid expenses and other	7.7	1.3	Prepaid expenses and other	2.4	1.2
Long-term	Other current liabilities	1.3	1.7	Other current liabilities	2.1	1.2

Total derivatives designated as hedging instruments		$9.0	$3.0		$10.2	$15.6

Derivatives not designated as hedging instruments
Interest rate swap agreements
Current	Prepaid expenses and other	$—	$—	Other current liabilities	$—	$—
Long-term	Other non-current assets	—	—	Other long-term liabilities	—	—
Foreign currency exchange contracts
Current	Prepaid expenses and other	1.4	0.5	Prepaid expenses and other	0.8	0.3
Long-term	Other current liabilities	0.2	0.6	Other current liabilities	0.5	3.3

Total derivatives not designated as hedging instruments		$1.6	$1.1		$1.3	$3.6

Total derivatives		$10.6	$4.1		$11.5	$19.2

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The following table summarizes the pre-tax impact of derivative instruments for each year ended December 31 as recorded in the Consolidated Statements of Operations:

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)			Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2011	2010	2009		2011	2010	2009		2011	2010	2009
Interest rate swap agreements	$(1.1)	$(5.5)	$(4.3)	Interest expense	$(8.6)	$(8.3)	$(6.5)	N/A	$—	$—	$—
Foreign currency exchange contracts	2.4	0.6	12.3	Cost of sales	(2.1)	16.7	4.5	N/A	—	—	—

Total	$1.3	$(4.9)	$8.0		$(10.7)	$8.4	$(2.0)		$—	$—	$—

		Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	2011	2010	2009

Interest rate swap agreements	N/A	$—	$—	$—
Foreign currency exchange contracts	Cost of sales or Other	(1.4)	(3.6)	(10.2)

Total		$(1.4)	$(3.6)	$(10.2)

NOTE 8—Leasing Arrangements

The Company leases certain office, manufacturing and warehouse facilities and machinery and equipment under noncancellable capital and operating leases that expire at various dates through 2017. Certain leases include renewal and/or fair-value purchase options.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Future minimum capital and operating lease payments at December 31, 2011 are:

	Capital Leases	Operating Leases
2012	$0.2	$11.8
2013	0.2	8.5
2014	0.2	4.7
2015	0.2	2.4
2016	—	1.1
Subsequent to 2016	—	0.6

Total minimum lease payments	0.8	$29.1

Amounts representing interest	0.2

Present value of net minimum lease payments	0.6
Current maturities	0.1

Long-term capital lease obligation	$0.5

Rental expense for all operating leases was $15.5 million, $21.1 million and $51.5 million for 2011, 2010 and 2009, respectively. The Company also recognized $2.8 million, $7.6 million and $40.7 million for 2011, 2010 and 2009, respectively, in rental income on subleases of equipment under operating leases in which it was the lessee. These subleases were primarily related to lift trucks in which the Company records revenues over the term of the lease in accordance with the rental agreements with its customers. The sublease rental income for these lift trucks is included in “Revenues” and the related rent expense is included in “Cost of sales” in the Consolidated Statements of Operations for each period. Aggregate future minimum rentals to be received under noncancellable subleases of lift trucks as of December 31, 2011 are $8.2 million.

Assets recorded under capital leases are included in “Property, plant and equipment, net” and consist of the following:

	December 31

	2011	2010
Plant and equipment	$5.1	$5.1
Less: accumulated amortization	1.8	0.7

	$3.3	$4.4

Amortization of plant and equipment under capital leases is included in depreciation expense in the years ended December 31, 2011, 2010 and 2009.

Capital lease obligations of $0.7 million, $0.5 million and $1.2 million were incurred in connection with lease agreements to acquire plant and equipment during 2011, 2010 and 2009, respectively.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 9—Contingencies

Various legal and regulatory proceedings and claims have been or may be asserted against the Company relating to the conduct of its business, including product liability, environmental and other claims. These proceedings and claims are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

NOTE 10—Guarantees

Under various financing arrangements for certain customers, including independently owned retail dealerships, Hyster-Yale provides recourse or repurchase obligations such that Hyster-Yale would be obligated in the event of default by the customer. Terms of the third-party financing arrangements for which Hyster-Yale is providing recourse or repurchase obligations generally range from one to five years. Total amounts subject to recourse or repurchase obligations at December 31, 2011 and December 31, 2010 were $179.1 million and $193.3 million, respectively. As of December 31, 2011, losses anticipated under the terms of the recourse or repurchase obligations were not significant and reserves have been provided for such losses based on historical experience in the accompanying unaudited condensed consolidated financial statements. Hyster-Yale generally retains a security interest in the related assets financed such that, in the event Hyster-Yale would become obligated under the terms of the recourse or repurchase obligations, Hyster-Yale would take title to the assets financed. The fair value of collateral held at December 31, 2011 was approximately $201.2 million based on Company estimates. The Company estimates the fair value of the collateral using information regarding the original sales price, the current age of the equipment and general market conditions that influence the value of both new and used lift trucks. The Company also regularly monitors the external credit ratings of the entities in which it has provided recourse or repurchase obligations. As of December 31, 2011, the Company did not believe there was a significant risk of non-payment or non-performance of the obligations by these entities; however, based upon the economic environment, there can be no assurance that the risk may not increase in the future. In addition, Hyster-Yale has an agreement with GECC to limit its exposure to losses at certain eligible dealers. Under this agreement, losses related to $44.3 million of recourse or repurchase obligations for these certain eligible dealers are limited to 7.5% of their original loan balance, or $9.6 million as of December 31, 2011. The $44.3 million is included in the $179.1 million of total amounts subject to recourse or repurchase obligations at December 31, 2011.

NOTE 11—Product Warranties

Hyster-Yale provides a standard warranty on its lift trucks, generally for six to twelve months or 1,000 to 2,000 hours. For certain components in some series of lift trucks, Hyster-Yale provides a standard warranty of two to three years or 4,000 to 6,000 hours. The Company estimates the costs which may be incurred under its standard warranty programs and records a liability for such costs at the time product revenue is recognized.

In addition, Hyster-Yale sells extended warranty agreements, which provide a warranty for an additional two to five years or up to 2,400 to 10,000 hours. The specific terms and conditions of those warranties vary depending upon the product sold and the country in which Hyster-Yale does business. Revenue received for the sale of extended warranty contracts is deferred and recognized in the same manner as the costs incurred to perform under the warranty contracts.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Hyster-Yale also maintains a quality enhancement program under which it provides for specifically identified field product improvements in its warranty obligation. Accruals under this program are determined based on estimates of the potential number of claims to be processed and the cost of processing those claims based on historical costs.

The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and the cost per claim.

Changes in the Company’s current and long-term warranty obligations, including deferred revenue on extended warranty contracts, are as follows:

	2011	2010
Balance at the beginning of the year	$35.9	$34.0
Warranties issued	36.9	30.9
Settlements made	(28.5)	(28.4)
Foreign currency effect	(0.5)	(0.6)

Balance at December 31	$43.8	$35.9

NOTE 12—Income Taxes

The Company is included in the consolidated federal income tax return filed by NACCO. The Company’s tax-sharing agreement with NACCO provides that federal income taxes are computed by the Company as an amount equal to the separate return liability adjusted for an allocated share of certain tax attributes measured only on the consolidated level and allocated back to the entities that contributed to the generation of such attribute.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The components of income before income taxes and provision for income taxes for the years ended December 31 are as follows:

	2011	2010	2009
Income (loss) before income taxes
Domestic	$34.6	$(24.3)	$(24.3)
Foreign	66.9	58.4	(22.5)

	$101.5	$34.1	$(46.8)

Income tax provision (benefit)
Current tax provision (benefit):
Federal	$2.8	$(6.8)	$(26.9)
State	0.3	(0.1)	0.1
Foreign	7.2	9.8	2.3

Total current	10.3	2.9	(24.5)

Deferred tax provision (benefit):
Federal	10.5	(1.5)	19.0
State	—	0.1	(1.4)
Foreign	(1.9)	0.3	(14.4)

Increase in valuation allowance:	—	—	17.7

Total deferred	8.6	(1.1)	3.2

	$18.9	$1.8	$(3.6)

The Company made income tax payments of $8.8 million, $10.3 million and $9.4 million during 2011, 2010 and 2009, respectively. During the same period, income tax refunds totaled $0.1 million, $1.0 million and $20.3 million, respectively.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

A reconciliation of the federal statutory and effective income tax for the years ended December 31 is as follows:

	2011	2010	2009
Income (loss) before income taxes	$101.5	$34.1	$(46.8)

Statutory taxes at 35.0%	$35.5	$11.9	$(16.4)
State income taxes	2.6	(0.5)	(1.1)
Non-deductible expenses	0.7	0.2	—
Unremitted foreign earnings	1.5	1.7	10.3
Foreign statutory rate differences	(8.7)	(14.1)	(3.0)
Valuation allowance	(9.9)	9.1	17.7
Equity interest earnings	(1.9)	(0.4)	1.2
R&D and other federal credits	(0.7)	(0.5)	(0.8)
Tax controversy resolution	0.1	(5.5)	0.9
Basis difference in foreign stock	—	—	(12.0)
Other	(0.3)	(0.1)	(0.4)

Income tax provision (benefit)	$18.9	$1.8	$(3.6)

Effective income tax rate	18.6%	5.3%	7.7%

As of December 31, 2011, the cumulative unremitted earnings of the Company’s foreign subsidiaries are approximately $295 million. The Company determined during 2009 that up to $75 million in foreign earnings, primarily with respect to its European business group, may be repatriated within the foreseeable future. As a result of additional earnings and changes in currency exchange rates, the Company increased its estimate of the foreign earnings to be repatriated within the foreseeable future by an additional $5 million in both 2011 and 2010. During 2010, the Company repatriated $28 million of such deferred earnings to the U.S. There were no repatriations of the Company’s deferred earnings in 2011. As a result of these determinations and actions, the Company has provided a deferred tax liability in the amount of $8.8 million with respect to the cumulative unremitted earnings of the Company as of December 31, 2011. The Company has continued to conclude that predominantly all remaining foreign earnings in excess of this amount will be indefinitely reinvested in its foreign operations and, therefore, the recording of deferred tax liabilities for such unremitted earnings is not required. It is impracticable to determine the total amount of unrecognized deferred taxes with respect to these permanently reinvested earnings; however, foreign tax credits would be available to partially reduce U.S. income taxes in the event of a distribution.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

A detailed summary of the total deferred tax assets and liabilities in the Company’s Consolidated Balance Sheets resulting from differences in the book and tax basis of assets and liabilities follows:

	December 31
	2011	2010
Deferred tax assets
Accrued expenses and reserves	$31.5	$34.6
Accrued pension benefits	15.1	16.5
Tax attribute carryforwards	50.3	63.4
Employee benefits	6.5	5.4
Other	4.3	5.9

Total deferred tax assets	107.7	125.8
Less: Valuation allowance	62.5	74.2

	$45.2	$51.6

Deferred tax liabilities
Depreciation and amortization	$11.6	$12.5
Inventories	8.1	6.3
Unremitted earnings	8.8	9.8

Total deferred tax liabilities	$28.5	$28.6

Net deferred tax asset	$16.7	$23.0

The following table summarizes the tax carryforwards and associated carryforward periods and the related valuation allowances where the Company has determined that realization is uncertain:

	December 31, 2011

	Net deferred tax asset	Valuation allowance	Carryforwards expire during
Non-U.S. net operating loss	$34.3	$34.3	2012-Indefinite
State losses	7.2	7.2	2012-2031
Capital losses	8.8	8.8	2014-Indefinite

Total	$50.3	$50.3

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

	December 31, 2010

	Net deferred tax asset	Valuation allowance	Carryforwards expire during
Non-U.S. net operating loss	$40.5	$40.5	2011 -Indefinite
State losses	8.6	8.6	2011-2030
Capital losses	8.2	8.2	2011-Indefinite
Foreign tax credit	1.3	—	2015-2019
Alternative minimum tax credit	3.7	—	Indefinite
General business credit	1.1	—	2024-2029

Total	$63.4	$57.3

The Company continually evaluates its deferred tax assets to determine if a valuation allowance is required. A valuation allowance is required where realization is determined to no longer meet the “more likely than not” standard. During 2008 and continuing into 2009, significant downturns were experienced in Hyster-Yale’s major markets. The significant decrease in the operations, and certain actions taken by management to reduce Hyster-Yale’s manufacturing capacity to more appropriate levels, resulted in a three-year cumulative loss for each of Hyster-Yale’s Australian, European and U.S. operations. As a result, valuation allowances against deferred tax assets for these operations have been provided. Although Hyster-Yale projects earnings over the longer term for the operations, such longer-term forecasts cannot be utilized to support the future utilization of deferred tax assets when a three-year cumulative loss is present.

The establishment of a valuation allowance does not have an impact on cash, nor does such an allowance preclude the Company from using its loss carryforwards or other deferred tax assets in future periods. The tax net operating losses that comprise the Australian and the substantial portion of the European deferred tax assets do not expire under local law and the U.S. state taxing jurisdictions provide for a carryforward period of up to 20 years.

During 2011 and 2010, the net valuation allowance provided against certain deferred tax assets decreased by $11.7 million and increased by $10.6 million, respectively. The change in the total valuation allowance in 2011 included a net decrease in tax expense of $9.9 million and a decrease in the overall U.S. dollar value of valuation allowances previously recorded in foreign currencies and amounts recorded directly in equity of approximately $1.8 million. The change in the total valuation allowance in 2010 included a net increase in tax expense of $9.1 million and an increase in the overall U.S. dollar value of valuation allowances previously recorded in foreign currencies and amounts recorded directly in equity of approximately $1.5 million.

Based upon the review of historical earnings and trends, forecasted earnings and the relevant expiration of carryforwards, the Company believes the valuation allowances provided are appropriate. At December 31, 2011, the Company had gross net operating loss carryforwards in non-U.S. jurisdictions of $125.2 million and U.S. state jurisdictions of $157.3 million. The Company expects that if the major markets for its products continue to experience economic recovery similar to 2011, the Company would expect to start to release valuation allowances in taxing jurisdictions when a three-year cumulative loss is no longer present and long-term forecasts are favorable.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The tax returns of the Company and certain of its subsidiaries are under routine examination by various taxing authorities. The Company has not been informed of any material assessment for which an accrual has not been previously provided resulting from such examinations, and the Company would vigorously contest any material assessment. Management believes any potential adjustment would not materially affect the Company’s financial condition or results of operations.

The following is a reconciliation of the Company’s total gross unrecognized tax benefits, defined as the aggregate tax effect of differences between tax return positions and the benefits recognized in the financial statements for the years ended December 31, 2011 and 2010. Approximately $7.7 million and $7.9 million of these gross amounts as of December 31, 2011 and 2010, respectively, relate to permanent items that, if recognized, would impact the effective income tax rate. This amount may differ from the gross unrecognized tax benefits presented in the table below due to the decrease in U.S. federal income taxes which would occur upon the recognition of the state tax benefits included herein.

	2011	2010
Balance at January 1	$7.9	$12.2
Additions for tax positions of prior years	0.1	0.3
Reductions for tax positions of prior years	—	(0.3)
Additions based on tax positions related to the current year	1.0	1.3

Reductions due to settlements with taxing authorities and the lapse of applicable statute of limitations	(1.2)	(5.3)
Other changes in unrecognized tax benefits	(0.1)	(0.3)

Balance at December 31	$7.7	$7.9

The Company records interest and penalties on uncertain tax positions as a component of the income tax provision. The Company recorded no net change in interest and penalties during 2011 compared with a net benefit of $2.0 million and $0.8 million in interest and penalties during 2010 and 2009, related to uncertain tax positions. The total amount of interest and penalties accrued was $0.4 million as of both December 31, 2011 and 2010.

The Company expects the amount of unrecognized tax benefits will change within the next twelve months; however, the change in unrecognized tax benefits, which is reasonably possible within the next twelve months, is not expected to have a significant effect on the Company’s financial position or results of operations.

In general, the Company operates in taxing jurisdictions that provide a statute of limitations period ranging from three to five years for the taxing authorities to review the applicable tax filings. The examination of the U.S. federal tax returns for the 2007 and 2008 tax years was completed in 2011; however, one unsettled issue is being pursued through the Internal Revenue Service Appeals process and is expected to be settled favorably during 2012. The examination of the 2009 and 2010 U.S. federal tax returns commenced in February 2012. The Company is currently under examination in various non U.S. jurisdictions for which the statute of limitations has been extended. The Company believes these examinations are routine in nature and are not expected to result in any material tax assessments. The Company does not have any additional material taxing jurisdictions in which the statute of limitations has been extended beyond the applicable time frame allowed by law.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 13—Retirement Benefit Plans

Defined Benefit Plans:  The Company maintains various defined benefit pension plans that provide benefits based on years of service and average compensation during certain periods. The Company’s policy is to make contributions to fund these plans within the range allowed by applicable regulations. Plan assets consist primarily of publicly traded stocks and government and corporate bonds.

Pension benefits for employees covered under Hyster-Yale’s U.S. plans are frozen. Only certain grandfathered employees in the United Kingdom and the Netherlands still earn retirement benefits under defined benefit pension plans. All other eligible employees of the Company, including employees whose pension benefits were frozen, will receive retirement benefits under defined contribution retirement plans.

The assumptions used in accounting for the defined benefit plans were as follows for the years ended December 31:

	2011	2010	2009
United States Plans
Weighted average discount rates	4.30% - 4.55%	5.10% - 5.30%	5.65% - 5.90%
Expected long-term rate of return on assets	8.25%	8.50%	8.50%
Non-U.S. Plans
Weighted average discount rates	4.90% - 5.00%	5.40% - 5.50%	5.70% - 5.75%
Rate of increase in compensation levels	2.50% - 3.50%	2.50% - 3.90%	2.50% - 4.00%
Expected long-term rate of return on assets	5.00% - 8.00%	5.50% - 8.25%	3.50% - 8.50%

Each year, the assumptions used to calculate the benefit obligation are used to calculate the net periodic pension expense for the following year.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Set forth below is a detail of the net periodic pension expense for the defined benefit plans for the years ended December 31:

	2011	2010	2009
United States Plans
Service cost	$—	$—	$0.2
Interest cost	4.0	4.3	4.7
Expected return on plan assets	(5.0)	(3.5)	(4.1)
Amortization of actuarial loss	3.2	3.2	4.0
Amortization of prior service credit	(0.3)	(0.3)	0.2

Net periodic pension expense	$1.9	$3.7	$5.0

Non-U.S. Plans
Service cost	$2.2	$1.6	$1.4
Interest cost	7.4	6.8	6.7
Expected return on plan assets	(9.1)	(8.3)	(8.0)
Amortization of actuarial loss	3.7	2.9	1.5
Amortization of prior service credit	(0.1)	(0.1)	(0.1)
Amortization of transition liability	0.1	0.1	0.1

Net periodic pension expense	$4.2	$3.0	$1.6

Set forth below is a detail of other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31:

	2011	2010	2009
United States Plans
Current year actuarial loss	$11.7	$1.0	$2.0
Amortization of actuarial loss	(3.2)	(3.2)	(4.0)
Current year prior service credit	—	—	(2.7)
Amortization of prior service (cost) credit	0.3	0.3	(0.2)

Total recognized in other comprehensive income (loss)	$8.8	$(1.9)	$(4.9)

Non-U.S. Plans
Current year actuarial loss	$6.6	$3.1	$11.4
Amortization of actuarial loss	(3.7)	(2.9)	(1.5)
Amortization of prior service credit	0.1	0.1	0.1
Amortization of transition liability	(0.1)	(0.1)	(0.1)

Total recognized in other comprehensive income (loss)	$2.9	$0.2	$9.9

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The following table sets forth the changes in the benefit obligation and the plan assets during the year and the funded status of the defined benefit plans at December 31:

	2011		2010
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Projected benefit obligation at beginning of year	$80.2	$135.5	$78.4	$128.9
Service cost	—	2.2	—	1.6
Interest cost	4.0	7.4	4.3	6.8
Actuarial (gain) loss	6.8	(3.2)	3.1	8.3
Benefits paid	(5.8)	(6.7)	(5.6)	(5.0)
Employee contributions	—	0.7	—	0.7
Foreign currency exchange rate changes	—	(0.6)	—	(5.8)

Projected benefit obligation at end of year	$85.2	$135.3	$80.2	$135.5

Accumulated benefit obligation at end of year	$85.2	$128.3	$80.2	$133.6

Change in plan assets
Fair value of plan assets at beginning of year	$53.9	$113.9	$41.6	$104.3
Actual return on plan assets	0.2	(0.9)	5.6	13.5
Employer contributions	12.6	5.2	12.3	5.2
Employee contributions	—	0.7	—	0.7
Benefits paid	(5.8)	(6.7)	(5.6)	(5.0)
Foreign currency exchange rate changes	—	(0.5)	—	(4.8)

Fair value of plan assets at end of year	$60.9	$111.7	$53.9	$113.9

Funded status at end of year	$(24.3)	$(23.6)	$(26.3)	$(21.6)

Amounts recognized in the balance sheets consist of:

Noncurrent liabilities	$(24.3)	$(23.6)	$(26.3)	$(21.6)

Components of accumulated other comprehensive income (loss) consist of:
Actuarial loss	$52.7	$49.2	$44.3	$46.3
Prior service credit	(2.1)	(0.2)	(2.4)	(0.3)
Transition obligation	—	0.6	—	0.7
Deferred taxes	(17.7)	(0.8)	(14.7)	(0.4)
Change in statutory tax rate	(1.2)	(10.6)	(1.2)	(10.6)
Foreign currency translation adjustment	—	(0.4)	—	(0.8)

	$31.7	$37.8	$26.0	$34.9

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The transition obligation, prior service credit and actuarial loss included in accumulated other comprehensive loss expected to be recognized in net periodic benefit cost in 2012 are $0.1 million (less than $0.1 million, net of tax), $0.2 million ($0.1 million, net of tax) and $7.5 million ($4.9 million, net of tax), respectively.

The projected benefit obligation included in the table above represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. The accumulated benefit obligation also reflects the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases.

The Company expects to contribute $3.9 million and $3.5 million to its U.S. and non-U.S. pension plans, respectively, in 2012.

Pension benefit payments are made from assets of the pension plans. Future pension benefit payments expected to be paid are:

	U.S. Plans	Non-U.S. Plans
2012	$6.2	$4.5
2013	6.2	4.8
2014	6.1	5.4
2015	6.1	6.3
2016	6.3	6.4
2017 - 2021	30.0	38.7

	$60.9	$66.1

The expected long-term rate of return on plan assets reflects management’s expectations of long-term rates of return on funds invested to provide for benefits included in the projected benefit obligations. The Company has established the expected long-term rate of return assumption for plan assets by considering historical rates of return over a period of time that is consistent with the long-term nature of the underlying obligations of these plans. The historical rates of return for each of the asset classes used by the Company to determine its estimated rate of return assumption were based upon the rates of return earned by investments in the equivalent benchmark market indices for each of the asset classes.

Expected returns for pension plans are based on a calculated market-related value of assets. Under this methodology, asset gains and losses resulting from actual returns that differ from the Company’s expected returns are recognized in the market-related value of assets ratably over three years.

The pension plans maintain an investment policy that, among other things, establishes a portfolio asset allocation methodology with percentage allocation bands for individual asset classes. The investment policy provides that investments are reallocated between asset classes as balances exceed or fall below the appropriate allocation bands.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The following is the actual allocation percentage and target allocation percentage for the U.S. pension plan assets at December 31:

	2011 Actual Allocation	2010 Actual Allocation	Target Allocation Range
U.S. equity securities	52.6%	52.8%	41.0% - 62.0%
Non-U.S. equity securities	11.8%	13.1%	10.0% - 16.0%
Fixed income securities	34.6%	33.6%	30.0% - 40.0%
Money market	1.0%	0.5%	0.0% - 10.0%

The following is the actual allocation percentage and target allocation percentage for the Hyster-Yale U.K. pension plan assets at December 31:

	2011 Actual Allocation	2010 Actual Allocation	Target Allocation Range
U.K. equity securities	34.9%	34.5%	33.5% - 36.5%
Non-U.K. equity securities	34.4%	36.0%	27.5% - 42.5%
Fixed income securities	30.7%	29.5%	25.5% - 34.5%

Hyster-Yale maintains a pension plan for certain employees in The Netherlands which has purchased annuity contracts to meet its obligations.

The defined benefit pension plans do not have any direct ownership of NACCO common stock.

The fair value of each major category of U.S. plan assets for the Company’s pension plans are valued using quoted market prices in active markets for identical assets, or Level 1 in the fair value hierarchy. The fair value of each major category of Non-U.S. plan assets for the Company’s pension plans are valued using observable inputs, either directly or indirectly, other than quoted market prices in active markets for identical assets, or Level 2 in the fair value hierarchy. Following are the values as of December 31:

	Level 1		Level 2
	2011	2010	2011	2010
U.S. equity securities	$32.0	$28.6	$12.6	$12.4
U.K. equity securities	—	—	35.7	35.6
Non-U.S., non-U.K. equity securities	7.2	7.0	22.6	24.5
Fixed income securities	21.1	18.1	40.8	41.4
Money market	0.6	0.2	—	—

Total	$60.9	$53.9	$111.7	$113.9

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Postretirement Health Care and Life Insurance:  The Company also maintains health care plans that provide benefits to eligible U.S. retired employees. The plans have no assets. Under the Company’s current policy, plan benefits are funded at the time they are due to participants. Effective December 31, 2011, Hyster-Yale eliminated all remaining retiree life insurance plans and its subsidized retiree medical plan for employees who have not retired before such date, and no longer has any retiree life insurance plans.

The assumptions used in accounting for the postretirement benefit plans are set forth below for the years ended December 31:

	2011	2010	2009
Weighted average discount rates	3.90%	4.70%	5.30%
Health care cost trend rate assumed for next year	7.5%	7.5%	6.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2018	2018	2012

Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. Given the immaterial amount of the obligation, one-percentage-point changes in the assumed health care cost trend rates would not have a significant effect on the total of service and interest cost and postretirement benefit obligation at December 31, 2011.

Set forth below is a detail of the net periodic benefit cost for the postretirement health care and life insurance plans for the years ended December 31:

	2011	2010	2009
Service cost	$—	$0.1	$0.1
Interest cost	0.1	0.2	0.5
Amortization of actuarial (gain) loss	0.2	(0.4)	0.7
Plan amendments	(2.9)	—	(3.1)

Net periodic benefit (income) cost	$(2.6)	$(0.1)	$(1.8)

Set forth below is a detail of other changes in plan assets and benefit operations recognized in other comprehensive income (loss) for the year ended December 31:

	2011	2010	2009
Current year actuarial (gain) loss	$0.2	$(0.4)	$0.7
Amortization of actuarial gain (loss)	(0.2)	0.4	(0.7)
Current year prior service credit	(2.9)	—	(3.1)
Amortization of prior service credit	2.9	—	3.1

Total recognized in other comprehensive income (loss)	$—	$—	$—

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

The following sets forth the changes in benefit obligations during the year and the funded status of the postretirement health care and life insurance plans at December 31:

	2011	2010
Change in benefit obligation
Benefit obligation at beginning of year	$3.9	$4.6
Service cost	—	0.1
Interest cost	0.1	0.2
Actuarial gain	0.2	(0.4)
Plan amendments	(2.9)	—
Benefits paid	(0.3)	(0.6)

Benefit obligation at end of year	$1.0	$3.9

Funded status at end of year	$(1.0)	$(3.9)

Amounts recognized in the balance sheets consist of:
Current liabilities	$(0.2)	$(0.5)
Noncurrent liabilities	(0.8)	(3.4)

	$(1.0)	$(3.9)

Future postretirement benefit payments expected to be paid are:

2012	$0.2
2013	0.2
2014	0.1
2015	0.1
2016	0.1
2017 - 2021	0.2

$0.9

Defined Contribution Plans:  The Company has defined contribution (401(k)) plans for substantially all U.S. employees and similar plans for employees outside of the United States. Hyster-Yale generally matches employee contributions based on plan provisions. In addition, Hyster-Yale has defined contribution retirement plans whereby the contribution to participants is determined annually based on a formula that includes the effect of actual compared with targeted operating results and the age and compensation of the participants. Total costs, including Company contributions, for these plans were $19.5 million, $8.6 million and $11.8 million in 2011, 2010 and 2009, respectively. During 2011, the Company fully reinstated the company match of employee contributions and the employer contributions to its defined contribution retirement plans. These benefits were suspended or reduced during 2010 and 2009.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 14—Business Segments

Hyster-Yale’s reportable segments include the following three management units: the Americas, Europe and Asia-Pacific. The Americas includes its operations in the United States, Canada, Mexico, Brazil and Latin America. Europe includes its operations in Europe, the Middle East and Africa. Asia-Pacific includes its operations in the Asia-Pacific region and China. Other includes Hyster-Yale’s corporate headquarters and its immaterial operations. Certain amounts are allocated to these geographic management units and are included in the segment results presented below, including product development costs, corporate headquarters expenses, information technology infrastructure costs and NACCO management fees. These allocations among geographic management units are determined by Hyster-Yale’s corporate headquarters and not directly incurred by the geographic operations. In addition, other costs are incurred directly by these geographic management units based upon the location of the manufacturing plant or sales units, including manufacturing variances, product liability, warranty and sales discounts, which may not be associated with the geographic management unit of the ultimate end user sales location where revenues and margins are reported. Therefore, the reported results of each Hyster-Yale segment cannot be considered stand-alone entities as all Hyster-Yale reportable segments are inter-related and integrate into a single global Hyster-Yale business. See note 1 for a discussion of the Company’s product lines.

Financial information for each of Hyster-Yale’s reportable segments is presented in the following table. The accounting policies of the reportable segments are described in note 2.

	2011	2010	2009
Revenues from external customers
Americas	$1,570.7	$1,140.7	$853.4
Europe	751.7	476.6	390.1
Asia-Pacific	215.7	142.3	165.5
Other	2.7	42.3	66.2

	$2,540.8	$1,801.9	$1,475.2

Gross profit
Americas	$244.0	$176.3	$128.4
Europe	110.2	73.8	31.6
Asia-Pacific	25.7	15.2	6.5
Other	3.6	14.5	18.2

	$383.5	$279.8	$184.7

Selling, general and administrative expenses
Americas	$157.0	$127.8	$104.8
Europe	88.3	72.8	73.3
Asia-Pacific	23.6	16.9	17.7
Other	4.4	12.0	12.2

	$273.3	$229.5	$208.0

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

	2011	2010	2009
Operating profit (loss)
Americas	$86.8	$48.5	$23.5
Europe	21.9	2.7	(47.9)
Asia-Pacific	2.1	(2.0)	(11.0)
Other	(0.8)	(3.1)	4.2

	$110.0	$46.1	$(31.2)

Interest expense
Americas	$15.8	$10.1	$11.4
Europe	0.5	2.5	3.5
Asia-Pacific	0.3	1.0	3.0
Other	(0.8)	3.0	1.1

	$15.8	$16.6	$19.0

Interest income
Americas	$(1.0)	$(1.5)	$(1.7)
Europe	(0.2)	(0.2)	(0.4)
Asia-Pacific	(0.6)	(0.1)	(0.4)
Other	—	(0.5)	(0.3)

	$(1.8)	$(2.3)	$(2.8)

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

	2011	2010	2009
Other (income) expense
Americas	$(5.5)	$(3.0)	$(4.4)
Europe	1.0	1.0	0.8
Asia-Pacific	(2.3)	(1.1)	2.6
Other	1.3	0.8	0.4

	$(5.5)	$(2.3)	$(0.6)

Income tax provision (benefit)
Americas	$13.1	$16.3	$6.9
Europe	—	(0.1)	(9.4)
Asia-Pacific	(0.1)	(0.5)	(3.3)
Other	5.9	(13.9)	2.2

	$18.9	$1.8	$(3.6)

Net income (loss) attributable to stockholders
Americas	$64.4	$26.5	$11.3
Europe	20.5	(0.3)	(42.5)
Asia-Pacific	4.8	(1.2)	(13.0)
Other	(7.1)	7.4	1.1

	$82.6	$32.4	$(43.1)

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

	2011	2010	2009
Total assets
Americas	$596.0	$557.0	$438.5
Europe	404.5	353.0	295.6
Asia-Pacific	186.7	182.9	178.2
Other	(70.2)	(51.7)	1.8

	$1,117.0	$1,041.2	$914.1

Depreciation, depletion and amortization
Americas	$15.4	$17.0	$17.9
Europe	6.1	6.5	6.4
Asia-Pacific	3.6	1.5	2.3
Other	6.2	8.9	9.6

	$31.3	$33.9	$36.2

Capital expenditures
Americas	$7.3	$5.1	$1.2
Europe	3.9	3.5	3.3
Asia-Pacific	2.2	1.4	1.0
Other	3.1	2.1	0.3

	$16.5	$12.1	$5.8

At December 31, 2011, 2010, and 2009, Americas’ total assets included $86.6 million, $90.4 million and $66.2 million, respectively, of cash. For the same periods, Europe had $88.2 million, $68.8 million and $80.2 million, respectively, of cash. For the same periods, Asia-Pacific had $9.7 million, $9.8 million and $18.1 million, respectively, of cash.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Data By Geographic Region

No single country outside of the United States comprised 10% or more of the Company’s revenues from unaffiliated customers. The “Other” category below includes Canada, Mexico, South America and Asia-Pacific. In addition, no single customer comprised 10% or more of the Company’s revenues from unaffiliated customers.

	United States	Europe, Africa and Middle East	Other	Consolidated
2011
Revenues from unaffiliated customers, based on the customers’ location	$1,135.5	$752.2	$653.0	$2,540.8

Long-lived assets	$107.6	$34.7	$52.6	$194.9

2010
Revenues from unaffiliated customers, based on the customers’ location	$785.7	$485.6	$530.6	$1,801.9

Long-lived assets	$101.9	$40.8	$62.3	$205.0

2009
Revenues from unaffiliated customers, based on the customers’ location	$681.8	$406.4	$387.0	$1,475.2

Long-lived assets	$117.5	$48.1	$61.4	$227.0

NOTE 15—Quarterly Results of Operations (Unaudited)

A summary of the unaudited results of operations for the year ended December 31 is as follows:

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$586.6	$648.0	$628.8	$677.4
Gross profit	$95.8	$97.9	$89.0	$100.8
Operating profit (loss)	$30.4	$27.5	$24.1	$28.0
Net income	$22.3	$19.1	$17.5	$23.7
Net income (loss) attributable to stockholders	$22.3	$19.2	$17.5	$23.6

Basic earnings per share	$223,000.00	$192,000.00	$175,000.00	$236,000.00

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$375.4	$413.5	$442.9	$570.1
Gross profit	$57.0	$67.9	$71.7	$83.2
Operating profit (loss)	$10.3	$9.8	$8.2	$17.8
Net income	$7.9	$7.4	$3.6	$13.4
Net income (loss) attributable to stockholders	$8.0	$7.3	$3.8	$13.3

Basic earnings per share	$80,000.00	$73,000.00	$38,000.00	$133,000.00

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

NOTE 16—Equity Investments and Related Party Transactions

Hyster-Yale maintains an interest in one variable interest entity, NFS. NFS is a joint venture with GECC formed primarily for the purpose of providing financial services to independent Hyster® and Yale® lift truck dealers and National Account customers in the United States and is included in the Americas segment. The Company does not have a controlling financial interest or have the power to direct the activities that most significantly affect the economic performance of NFS. Therefore, the Company has concluded that Hyster-Yale is not the primary beneficiary and will continue to use the equity method to account for its 20% interest in NFS. The Company does not consider its variable interest in NFS to be significant.

Generally, Hyster-Yale sells lift trucks through its independent dealer network or directly to customers. These dealers and customers may enter into a financing transaction with NFS or other unrelated third parties. NFS provides debt financing to dealers and lease financing to both dealers and customers. NFS’ total purchases of Hyster® and Yale® lift trucks from dealers, customers and directly from Hyster-Yale such that NFS could provide lease financing to dealers and customers for the years ended December 31, 2011, 2010 and 2009 were $337.3 million, $243.9 million and $266.7 million, respectively. Of these amount, $38.7 million, $23.7 million and $38.0 million for the years ended December 31, 2011, 2010 and 2009, respectively, was invoiced directly from Hyster-Yale to NFS so that the dealer or customer could obtain operating lease financing from NFS. Amounts receivable from NFS at December 31, 2011 and 2010 were $4.9 million and $3.2 million, respectively.

Under the terms of the joint venture agreement with GECC, Hyster-Yale provides recourse for financing provided by NFS to Hyster-Yale dealers. Additionally, the credit quality of a customer or concentration issues within GECC may necessitate providing recourse or repurchase obligations of the lift trucks purchased by customers and financed through NFS. At December 31, 2011, approximately $112.9 million of the Company’s total recourse or repurchase obligations related to transactions with NFS. Hyster-Yale has reserved for losses under the terms of the recourse or repurchase obligations in its consolidated financial statements. Historically, Hyster-Yale has not had significant losses with respect to these obligations. During 2011, 2010 and 2009, the net losses resulting from customer defaults did not have a material impact on Hyster-Yale’s results of operations or financial position.

In connection with the joint venture agreement, Hyster-Yale also provides a guarantee to GECC for 20% of NFS’ debt with GECC, such that Hyster-Yale would become liable under the terms of NFS’ debt agreements with GECC in the case of default by NFS. At December 31, 2011, loans from GECC to NFS totaled $684.7 million. Although Hyster-Yale’s contractual guarantee was $136.9 million, the loans by GECC to NFS are secured by NFS’ customer receivables, of which Hyster-Yale guarantees $112.9 million. Excluding the $112.9 million of NFS receivables guaranteed by Hyster-Yale from NFS’ loans to GECC, Hyster-Yale’s incremental obligation as a result of this guarantee to GECC is $114.4 million. NFS has not defaulted under the terms of this debt financing in the past and although there can be no assurances, Hyster-Yale is not aware of any circumstances that would cause NFS to default in future periods.

In addition to providing financing to Hyster-Yale’s dealers, NFS provides operating lease financing to Hyster-Yale. Operating lease obligations primarily relate to specific sale-leaseback-sublease transactions for certain Hyster-Yale customers whereby Hyster-Yale sells lift trucks to NFS, Hyster-Yale leases these lift trucks back under an operating lease agreement and Hyster-Yale subleases those lift trucks to customers under an operating lease agreement. Total obligations to NFS under the operating lease agreements were $6.0 million and $7.3 million at December 31, 2011 and 2010, respectively. In addition, the Company provides certain subsidies to its customers that are paid directly to NFS. Total subsidies were $1.4 million, $4.0 million and $5.4 million for 2011, 2010 and 2009, respectively.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Hyster-Yale provides certain services to NFS for which it receives compensation under the terms of the joint venture agreement. The services consist primarily of administrative functions and remarketing services. Total income recorded by Hyster-Yale related to these services was $7.3 million in 2011, $5.0 million in 2010 and $7.6 million in 2009.

Hyster-Yale has a 50% ownership interest in SN, a limited liability company that was formed primarily to manufacture and distribute Sumitomo-Yale branded lift trucks in Japan and export Hyster and Yale branded lift trucks and related components and service parts outside of Japan. Hyster-Yale’s ownership in SN is accounted for using the equity method of accounting and is included in the Asia-Pacific segment. Hyster-Yale purchases products from SN under normal trade terms based on current market prices. In 2011, 2010 and 2009, purchases from SN were $105.5 million, $66.9 million and $44.7 million, respectively. Amounts payable to SN at December 31, 2011 and 2010 were $21.6 million and $30.7 million, respectively.

During 2010 and 2009, Hyster-Yale recognized $1.1 million and $1.8 million in expenses related to payments to SN for engineering design services. These expenses were included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations. No expenses were recognized for these services in 2011. Additionally, Hyster-Yale recognized income of $1.6 million, $1.2 million and $0.4 million for payments from SN for use of technology developed by Hyster-Yale that is included in “Revenues” in the Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009, respectively.

Summarized financial information for both equity investments is as follows:

	2011	2010	2009
Statement of Operations
Revenues	$444.3	$358.6	$310.6
Gross Profit	$126.9	$106.7	$88.5
Income from Continuing Operations	$23.7	$7.1	$1.5
Net Income	$23.7	$7.1	$1.5

Balance Sheet
Current Assets	$138.8	$128.6
Non-current Assets	$997.2	$1,038.0
Current Liabilities	$122.8	$119.0
Non-current Liabilities	$875.7	$925.9

At December 31, 2011 and 2010, Hyster-Yale’s investment in NFS was $13.6 million and $12.1 million, respectively, and Hyster-Yale’s investment in SN was $34.2 million and $30.3 million, respectively. The investments are included in “Other Non-current Assets” in the Consolidated Balance Sheets. Hyster-Yale received dividends of $2.3 million and $2.9 million from NFS in 2011 and 2010, respectively. No dividends were received from SN in 2011 and 2010.

During the year ended December 31, 2010 and 2009, NACCO made capital contributions of $16.0 million and $79.7 million, respectively, to the Company. These capital contributions in 2010 consisted of $8.0 million non-cash foreign currency and interest rate swap contracts settlements, $1.2 million non-cash property, plant and equipment, $3.5 million non-cash unfunded benefit plan payments and $3.3 million non-cash transfer of plan

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

assets to the Hyster-Yale pension plan, net of taxes. The capital contributions in 2009 consisted of $35.0 million in cash, $28.3 million non-cash foreign currency and interest rate swaps contract settlements, $9.1 million non-cash property, plant and equipment and $7.3 million non-cash unfunded benefit plan payments.

NACCO charges management fees to its operating subsidiaries for services provided by the corporate headquarters. NACCO management fees were based upon estimated parent company resources devoted to providing centralized services and stewardship activities and were allocated among all NACCO subsidiaries based upon the relative size and complexity of each subsidiary. The Company believes that the allocation method is reasonable. NACCO charged management fees to the Company of $9.7 million, $7.8 million and $6.3 million in 2011, 2010 and 2009, respectively.

Legal services rendered by Jones Day approximated $0.2 million, $0.6 million and $0.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. A director of NACCO is also a partner of this law firm.

NOTE 17—Subsequent Events

On March 8, 2012, Hyster-Yale entered into a $200.0 million secured, floating-rate revolving credit facility (the “Credit Facility”) that expires in March 2017. The obligations under the Credit Facility are guaranteed by substantially all domestic subsidiaries and, in the case of foreign borrowings, foreign subsidiaries. The obligations under the Credit Facility are secured by a first lien on all personal property and assets other than intellectual property, plant, property and equipment (all such property and assets, the “ABL Collateral”) and a second lien on all intellectual property, plant, property and equipment (the “Term Loan Collateral”).

The maximum availability under the Credit Facility is governed by a borrowing base derived from advance rates against the inventory and accounts receivable of the borrowers, as defined in the Credit Facility. Adjustments to reserves booked against these assets, including inventory reserves, will change the eligible borrowing base and thereby impact the liquidity provided by the Credit Facility. A portion of the availability can be denominated in British pounds or Euros. Borrowings bear interest at a floating rate which can be a base rate or LIBOR, as defined in the Credit Facility, plus an applicable margin. The Credit Facility also requires the payment of a fee of 0.375% to 0.50% per annum on the unused commitment based on the average daily outstanding balance during the preceding month.

The Credit Facility includes restrictive covenants, which, among other things, limit the payment of dividends. Hyster-Yale may pay dividends subject to maintaining a certain level of availability prior to and upon payment of a dividend and achieving a minimum fixed charge coverage ratio, as defined in the Credit Facility. The Credit Facility also requires us to achieve a minimum fixed charge coverage ratio in certain circumstances if Hyster-Yale fails to maintain a minimum amount of availability as specified in the Credit Facility.

Hyster-Yale incurred fees and expenses of $1.7 million in the first quarter of 2012 related to the amended and restated Credit Facility. These fees were deferred and are being amortized as interest expense over the term of the Credit Facility.

During April 2012, the Company received approval from the Internal Revenue Service for an election relating to the U.S. tax treatment of contributions to certain of the Company’s non-U.S. pension plans. As a result of the approval, the Company released $2.1 million of the deferred tax liability provided for unremitted foreign earnings in the second quarter of 2012. In addition, during May 2012, the Company repatriated $50.0 million of the unremitted foreign earnings of its European subsidiaries. See note 12 to the consolidated financial statements for additional detail.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

On June 22, 2012, NACCO Materials Handling Group, Inc. (“NMHG”) entered into a new term loan agreement (the “Term Loan”) that provided for term loans up to an aggregate principal amount of $130.0 million, which mature in December 2017. The proceeds of the Term Loan, together with available cash on hand, were used to repay the term loan incurred by NMHG in 2006. The Term Loan requires quarterly payments of $4.6 million each through September 2017 with the balance of the loan being due in full in December 2017.

The obligations under the Term Loan are guaranteed by substantially all of Hyster-Yale’s domestic subsidiaries. The obligations under the Term Loan are secured by a first lien on the Term Loan Collateral and a second lien on the ABL Collateral.

Outstanding borrowings under the Term Loan bear interest at a floating rate which can be, at NMHG’s option, a base rate plus a margin of 3.00% or LIBOR, as defined in the Term Loan, plus a margin of 4.00%.

The Term Loan includes restrictive covenants, which, among other things, limit the payment of dividends. Hyster-Yale may pay dividends subject to maintaining a certain level of availability under the Credit Facility prior to and upon payment of a dividend and achieving the minimum fixed charge coverage ratio specified in the Credit Facility. The Term Loan also requires Hyster-Yale to comply with a maximum leverage ratio and a minimum interest coverage ratio.

On June 28, 2012, Hyster-Yale filed a registration statement in connection with the proposed spin-off of Hyster-Yale to NACCO stockholders. In the proposed spin-off, it is contemplated that NACCO stockholders, in addition to retaining their shares of NACCO common stock, will receive one share of Hyster-Yale Class A common stock and one share of Hyster-Yale Class B common stock for each share of NACCO Class A common stock and Class B common stock they own. The transaction is expected to be tax-free to NACCO and its stockholders.

Unaudited pro forma earnings per share have been prepared as if NACCO’s proposed spin-off of Hyster-Yale and the related impact of NACCO’s distribution of all of the outstanding shares of Hyster-Yale common stock to NACCO common stockholders occurred as of January 1 in each period presented.

For purposes of calculating the unaudited pro forma earnings per share, no adjustments have been made to the reported amounts of net income attributable to stockholders. In addition, unaudited pro forma basic and diluted earnings per share for Class A common stock are the same as Class B common stock. The unaudited pro forma weighted average number of shares of Class A common stock and Class B common stock outstanding used to calculate the unaudited pro forma basic and diluted earnings per share were as follows:

	2011	2010	2009
Unaudited pro forma basic weighted average shares outstanding	16.767	16.657	16.579
Unaudited pro forma dilutive effect of restricted stock awards	0.048	0.031	0.000

Unaudited pro forma diluted weighted average shares outstanding	16.815	16.688	16.579

Unaudited pro forma basic earnings per share	$4.93	$1.95	$(2.60)
Unaudited pro forma diluted earnings per share	$4.91	$1.94	$(2.60)

Schedule II – Valuation and Qualifying Accounts

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Year Ended December 31, 2011, 2010 and 2009

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts —Describe (B)	Deductions — Describe		Balance at End of Period (D)
(In millions)
2011
Reserves deducted from asset accounts:
Allowance for doubtful accounts (C)	$9.9	$4.6	$(0.2)	$2.3 (A	)	$12.0
2010
Reserves deducted from asset accounts:
Allowance for doubtful accounts (C)	$17.5	$1.7	$(0.3)	$9.0 (A	)	$9.9
2009
Reserves deducted from asset accounts:
Allowance for doubtful accounts (C)	$14.6	$3.4	$0.8	$1.3 (A	)	$17.5

(A)	Write-offs, net of recoveries.

(B)	Subsidiary’s foreign currency translation adjustments and other.

(C)	Includes allowance of receivables classified as long-term of $4.9 million, $5.0 million and $12.0 million in 2011, 2010 and 2009, respectively.

(D)	Balances which are not required to be presented and those which are immaterial have been omitted.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(In millions, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$143.1	$184.9
Accounts receivable, net	336.8	363.8
Tax advances, parent company	2.7	4.5
Inventories, net	300.9	309.0
Deferred income taxes	5.3	7.2
Prepaid expenses and other	31.0	29.0

Total Current Assets	819.8	898.4
Property, Plant and Equipment, Net	137.7	147.1
Long-term Deferred Income Taxes	11.4	9.5
Other Non-current Assets	63.1	62.0

Total Assets	$1,032.0	$1,117.0

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$287.6	$296.7
Accounts payable, affiliate	22.4	21.4
Current maturities of long-term debt	30.1	171.4
Accrued payroll	29.6	42.6
Accrued warranty obligations	29.4	31.3
Deferred revenue	7.9	9.9
Other current liabilities	77.0	87.9

Total Current Liabilities	484.0	661.2
Long-term Debt	112.5	54.6
Self-insurance Liabilities	15.1	16.7
Pension Liability	46.6	51.7
Other Long-term Liabilities	37.3	35.7
Stockholder’s Equity
Common stock, par value $0.01 per share, 100 shares authorized, 100 shares outstanding	-	-
Capital in excess of par value	165.8	165.8
Capital surplus available for dividends	185.0	185.0
Retained earnings (deficit)	37.8	(2.9)
Accumulated other comprehensive loss	(52.9)	(51.6)

Total Stockholder’s Equity	335.7	296.3

Noncontrolling Interest	0.8	0.8

Total Equity	336.5	297.1

Total Liabilities and Equity	$1,032.0	$1,117.0

See notes to unaudited condensed consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statement of Comprehensive Income (Loss)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(In millions, except share and per share data)
Revenues	$602.0	$648.0	$1,231.5	$1,234.6
Cost of sales	505.1	550.1	1,035.6	1,040.9

Gross Profit	96.9	97.9	195.9	193.7
Operating Expenses
Selling, general and administrative expenses	72.3	70.4	141.5	135.8

Operating Profit	24.6	27.5	54.4	57.9
Other income (expense)
Interest expense	(3.4)	(3.9)	(7.2)	(7.8)
Income from unconsolidated affiliates	0.9	0.3	1.9	1.4
Other	(0.6)	0.7	(0.7)	0.7

	(3.1)	(2.9)	(6.0)	(5.7)
Income Before Income Taxes	21.5	24.6	48.4	52.2
Income tax provision	2.0	5.5	7.7	10.8

Net Income	19.5	19.1	40.7	41.4

Net loss attributable to noncontrolling interest	–	0.1	–	0.1

Net Income Attributable to Stockholder	$19.5	$19.2	$40.7	$41.5

Basic Earnings Per Share	$195,000.00	$192,000.00	$407,000.00	$415,000.00

Basic Average Shares Outstanding	100	100	100	100

Comprehensive Income	$7.3	$27.8	$39.4	$58.1

Unaudited Pro Forma Earnings Per Share
Basic Earnings Per Share	$1.16	$1.14	$2.43	$2.48
Diluted Earnings Per Share	$1.16	$1.14	$2.42	$2.47
Basic Weighted Average Shares Outstanding	16,776,744	16,786,746	16,766,052	16,752,032
Diluted Weighted Average Shares Outstanding	16,799,950	16,814,584	16,794,332	16,806,214

See notes to unaudited condensed consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30
	2012	2011
	(In millions)
Operating Activities
Net income	$40.7	$41.4
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	13.8	16.1
Amortization of deferred financing fees	0.8	0.8
Deferred income taxes	(3.1)	8.9
Other non-current liabilities	(1.7)	(8.3)
Other	6.5	7.9
Working capital changes:
Affiliate receivable/payable	2.3	(3.7)
Accounts receivable	22.3	(36.1)
Inventories	1.8	(41.6)
Other current assets	(2.2)	(1.9)
Accounts payable	(4.7)	18.0
Other liabilities	(23.4)	(5.3)

Net cash provided by (used for) operating activities	53.1	(3.8)

Investing Activities
Expenditures for property, plant and equipment	(5.9)	(6.7)
Proceeds from the sale of assets	0.2	0.3

Net cash used for investing activities	(5.7)	(6.4)

Financing Activities
Additions to long-term debt	138.9	8.3
Reductions of long-term debt	(222.3)	(12.0)
Net change to revolving credit agreements	-	(4.2)
Cash dividends paid	-	(5.0)
Financing fees paid	(5.6)	-

Net cash used for financing activities	(89.0)	(12.9)

Effect of exchange rate changes on cash	(0.2)	4.1

Cash and Cash Equivalents
decrease for the period	(41.8)	(19.0)
Balance at the beginning of the period	184.9	169.5

Balance at the end of the period	$143.1	$150.5

See notes to unaudited condensed consolidated financial statements.

Hyster-Yale Materials Handling, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Equity

	Six Months Ended June 30
	2012	2011
	(In millions)
Common Stock	$-	$-

Capital in Excess of Par Value	165.8	165.8

Capital Surplus Available for Dividends
Beginning balance	185.0	190.0
Dividends declared	-	(5.0)

	185.0	185.0

Retained Earnings (Deficit)
Beginning balance	(2.9)	(85.5)
Net income	40.7	41.5

	37.8	(44.0)

Accumulated Other Comprehensive Income (Loss)
Foreign currency translation adjustment
Beginning balance	14.7	28.1
Current period other comprehensive income	(6.1)	15.7

	8.6	43.8
Deferred gain (loss) on cash flow hedging
Beginning balance	3.3	(6.8)
Current period other comprehensive loss	2.4	(6.9)
Reclassification adjustment to net income	(0.6)	4.9

	5.1	(8.8)
Pension and postretirement plan adjustment
Beginning balance	(69.6)	(60.9)
Reclassification adjustment to net income	3.0	2.9

	(66.6)	(58.0)

Accumulated Other Comprehensive Income (loss)	(52.9)	(23.0)

Total Stockholder’s Equity	335.7	283.8

Noncontrolling Interest	0.8	0.7

Total Equity	$336.5	$284.5

See notes to unaudited condensed consolidated financial statements.

HYSTER-YALE

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2012

(Tabular Amounts in Millions, Except Per Share and Percentage Data)

Note 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale,” the parent company), a Delaware corporation, and subsidiaries (“Hyster-Yale” or the “Company”) formerly known as NMHG Holding Co. Hyster-Yale is a wholly owned subsidiary of NACCO Industries, Inc. (“NACCO”). The unaudited consolidated financial statements include the accounts of Hyster-Yale’s wholly owned domestic and international subsidiaries. Also included is Shanghai Hyster Forklift Ltd., a 75% owned joint venture in China. All significant intercompany accounts and transactions among the consolidated companies are eliminated in consolidation.

Hyster-Yale designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, mainly to independent Hyster® and Yale® retail dealerships. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Mexico, The Netherlands, the Philippines, Italy, Japan, Vietnam, Brazil and China.

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company as of June 30, 2012 and the results of its operations for the three and six months ended June 30, 2012 and 2011 and the results of its cash flows and changes in equity for the six months ended June 30, 2012 and 2011 have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus for the year ended December 31, 2011.

The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the information or notes required by U.S. generally accepted accounting principles for complete financial statements.

Note 2 - Recently Issued Accounting Standards

Accounting Standards Adopted in 2012:

On January 1, 2012, the Company adopted authoritative guidance issued by the Financial Accounting Standard Board (“FASB”) on fair value measurement. The guidance resulted in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. generally accepted accounting principles and International Financial Reporting Standards. The adoption of the guidance did not have a material effect on the Company’s financial position, results of operations, cash flows or related disclosures.

On January 1, 2012, the Company adopted authoritative guidance issued by the FASB on the presentation of comprehensive income. The guidance provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity. The adoption of the guidance did not have a material effect on the Company’s financial position, results of operations, cash flows or related disclosures.

Reclassifications: Certain amounts in the prior periods’ unaudited condensed consolidated financial statements have been reclassified to conform to the current period’s presentation.

Note 3 - Restructuring and Related Programs

During 2009, Hyster-Yale’s management approved a plan to close its facility in Modena, Italy and consolidate its activities into Hyster-Yale’s facility in Masate, Italy. These actions were taken to further reduce Hyster-Yale’s manufacturing capacity to more appropriate levels. As a result, Hyster-Yale recognized a charge of approximately $5.6 million during 2009. Of this amount, $5.3 million related to severance and $0.3 million related to lease impairment. During 2010, $1.9 million of the accrual was reversed as a result of a reduction in the expected amount to be paid to former employees due to the finalization of an agreement with the Italian government. Severance payments of $0.2 million were made during the first six months of 2012. Payments related to this restructuring program are expected to continue through the remainder of 2012. No further charges related to this plan are expected.

During 2008 and 2009, based on the decline in economic conditions, Hyster-Yale’s management reduced its number of employees worldwide. As a result, Hyster-Yale recognized a charge of approximately $6.3 million in 2008 and $3.4 million in 2009 related to severance. During 2009, $1.1 million of the accrual was reversed as a result of a reduction in the expected amount paid to employees. No severance payments were made under this plan during the first six months of 2012, however payments are expected to be made through early 2013. No further charges related to this plan are expected.

Following is the activity related to the liability for the Hyster-Yale programs. Amounts for severance expected to be paid within one year are included on the line “Accrued payroll” in the Unaudited Condensed Consolidated Balance Sheets.

Severance
Balance at January 1, 2012	$1.4
Payments	(0.2)
Translation	(0.1)

Balance at June 30, 2012	$1.1

Note 4 - Inventories

Inventories are summarized as follows:

	JUNE 30 2012	DECEMBER 31 2011

Manufactured inventories:
Finished goods and service parts	$160.3	$160.3
Raw materials and work in process	192.4	198.8

Total manufactured inventories at FIFO	352.7	359.1
LIFO reserve	(51.8)	(50.1)

	$300.9	$309.0

The cost of certain manufactured inventories, including service parts, has been determined using the last-in-first-out (“LIFO”) method. At June 30, 2012 and December 31, 2011, 47% and 51%, respectively, of total inventories were determined using the LIFO method. An actual valuation of inventory under the LIFO method can be made only at the end of the year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must be based on management’s estimates of expected year-end inventory levels and costs. Because these estimates are subject to change and may be different than the actual inventory levels and costs at the end of the year, interim results are subject to the final year-end LIFO inventory valuation.

Note 5 - Current and Long-Term Financing

On March 8, 2012, Hyster-Yale entered into an amended and restated credit agreement for a $200.0 million secured, floating-rate revolving credit facility (the “Credit Facility”). The Credit Facility expires in March 2017. There were no borrowings outstanding under the Credit Facility at June 30, 2012. The excess availability under the Credit Facility, at June 30, 2012, was $190.7 million, which reflects reductions of $9.3 million for letters of credit. The obligations under the Credit Facility are guaranteed by substantially all domestic subsidiaries and, in the case of foreign borrowings, foreign subsidiaries. The obligations under the Credit Facility are secured by a first lien on all domestic personal property and assets other than intellectual property, plant, property and equipment (all such property and assets, the “ABL Collateral”) and a second lien on all intellectual property, plant, property and equipment (the “Term Loan Collateral”). The approximate book value of Hyster-Yale’s assets held as collateral under the Credit Facility was $685 million as of June 30, 2012.

The maximum availability under the Credit Facility is governed by a borrowing base derived from advance rates against the inventory and accounts receivable of the borrowers, as defined in the Credit Facility. Adjustments to reserves booked against these assets, including inventory reserves, will change the eligible borrowing base and thereby impact the liquidity provided by the Credit Facility. A portion of the availability can be denominated in British pounds or euros. Borrowings bear interest at a floating rate which can be a base rate or LIBOR, as defined in the Credit Facility, plus an applicable margin. The applicable margins, effective June 30, 2012, for domestic base rate loans and LIBOR loans were 0.75% and 1.75%, respectively. The domestic and foreign floating rates of interest applicable to the Credit Facility on June 30, 2012 were 4.00% and a range of 2.25% to 3.00%, respectively, including the applicable floating rate margin. The applicable margin, effective June 30, 2012, for foreign overdraft loans was 2.00%. The Credit Facility also requires the payment of a fee of 0.375% to 0.50% per annum on the unused commitment based on the average daily outstanding balance during the preceding month. At June 30, 2012, the fee was 0.50%.

The Credit Facility includes restrictive covenants, which, among other things, limit the payment of dividends. Hyster-Yale may pay dividends subject to maintaining a certain level of availability prior to and upon payment of a dividend and achieving a minimum fixed charge coverage ratio of 1.10 to 1.00, as defined in the Credit Facility. The current level of availability required to pay dividends is $40 million. The Credit Facility also requires Hyster-Yale to achieve a minimum fixed charge coverage ratio in certain circumstances if Hyster-Yale fails to maintain a minimum amount of availability as specified in the Credit Facility. At June 30, 2012, Hyster-Yale was in compliance with the covenants in the Credit Facility.

On June 22, 2012, NACCO Materials Handling Group, Inc. (“NMHG”), a wholly owned subsidiary of Hyster-Yale, entered into a new term loan agreement (the “Term Loan”) that provides for term loans up to an aggregate principal amount of $130.0 million, which mature in December 2017. The proceeds of the Term Loan, together with available cash on hand, were used to repay NMHG’s previous term loan entered into in 2006. The Term Loan requires quarterly payments of $4.6 million each through September 2017 with the balance of the loan being due in full in December 2017. At June 30, 2012, there was $130.0 million outstanding under the Term Loan.

The obligations under the Term Loan are guaranteed by substantially all of NMHG’s domestic subsidiaries. The obligations under the Term Loan are secured by a first lien on the Term Loan Collateral and a second lien on the ABL Collateral. The approximate book value of NMHG’s assets held as collateral under the Term Loan was $685 million as of June 30, 2012, which includes the book value of the assets securing the Credit Facility.

Outstanding borrowings under the Term Loan bear interest at a floating rate which can be, at NMHG’s option, a base rate plus a margin of 3.00% or LIBOR, as defined in the Term Loan, plus a margin of 4.00%. The weighted average interest rate on the amount outstanding under the Term Loan at June 30, 2012 was 5.00%.

The Term Loan includes restrictive covenants, which, among other things, limit the payment of dividends. NMHG may pay dividends subject to maintaining a certain level of availability under the Credit Facility prior to and upon payment of a dividend and achieving the minimum fixed charge coverage ratio of 1.10 to 1.00. The current level of availability required to pay dividends is $40 million. The Term Loan also requires NMHG to comply with a maximum leverage ratio and a minimum interest coverage ratio. At June 30, 2012, NMHG was in compliance with the covenants in the Term Loan.

Hyster-Yale incurred fees and expenses of $5.6 million in the first six months of 2012 related to the amended and restated Credit Facility and the Term Loan. These fees were deferred and are being amortized as interest expense over the term of the applicable debt agreements.

Note 6 - Financial Instruments and Derivative Financial Instruments

Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt, excluding capital leases, were determined using current rates offered for similar obligations taking into account subsidiary credit risk, which is Level 2 as defined in the fair value hierarchy. At June 30, 2012, the fair value and book value of revolving credit agreements and long-term debt, excluding capital leases, was $142.0 million. At December 31, 2011, the fair value of revolving credit agreements and long-term debt, excluding capital leases, was $223.3 million compared with the book value of $225.4 million.

Derivative Financial Instruments

The Company uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. The Company offsets fair value amounts related to foreign currency exchange contracts executed with the same counterparty. These contracts hedge firm commitments and forecasted transactions relating to cash flows associated with sales and purchases denominated in currencies other than the subsidiaries’ functional currencies. Changes in the fair value of forward foreign currency exchange contracts that are effective as hedges are recorded in accumulated other comprehensive income (loss) (“OCI”). Deferred gains or losses are reclassified from OCI to the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) in the same period as the gains or losses from the underlying transactions are recorded and are generally recognized in cost of sales. The ineffective portion of derivatives that are classified as hedges is immediately recognized in earnings and generally recognized in cost of sales.

The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements that are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The Company’s interest rate swap agreements and its variable rate financings are predominately based upon the three-month and six-month LIBOR. Changes in the fair value of interest rate swap agreements that are effective as hedges are recorded in OCI. Deferred gains or losses are reclassified from OCI to the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) in the same period as the gains or losses from the underlying transactions are recorded and are generally recognized in interest expense. The ineffective portion of derivatives that are classified as hedges is immediately recognized in earnings and included on the line “Other” in the “Other (income) expense” section of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss).

Interest rate swap agreements and forward foreign currency exchange contracts held by the Company have been designated as hedges of forecasted cash flows. The Company does not currently hold any nonderivative instruments designated as hedges or any derivatives designated as fair value hedges.

The Company periodically enters into foreign currency exchange contracts that do not meet the criteria for hedge accounting. These derivatives are used to reduce the Company’s exposure to foreign currency risk related to forecasted purchase or sales transactions or forecasted intercompany cash payments or settlements. Gains and losses on these derivatives are included on the line “Cost of sales” or “Other” in the “Other (income) expense” section of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss).

Cash flows from hedging activities are reported in the Unaudited Condensed Consolidated Statements of Cash Flows in the same classification as the hedged item, generally as a component of cash flows from operations.

The Company measures its derivatives at fair value on a recurring basis using significant observable inputs, which is Level 2 as defined in the fair value hierarchy. The Company uses a present value technique that incorporates the LIBOR swap curve, foreign currency spot rates and foreign currency forward rates to value its derivatives, including its interest rate swap agreements and foreign currency exchange contracts, and also incorporates the effect of its subsidiary and counterparty credit risk into the valuation.

Foreign Currency Derivatives: Hyster-Yale held forward foreign currency exchange contracts with total notional amounts of $318.8 million at June 30, 2012, primarily denominated in euros, British pounds, Japanese yen, Brazilian real, Mexican pesos, Swedish kroner, Australian dollars and Canadian dollars and held forward foreign currency exchange contracts with total notional amounts of $395.6 million at December 31, 2011, primarily denominated in euros, British pounds, Japanese yen, Australian dollars, Swedish kroner and Mexican pesos. The fair value of these contracts approximated a net asset of $3.9 million and $4.8 million at June 30, 2012 and December 31, 2011, respectively.

Forward foreign currency exchange contracts that qualify for hedge accounting are used to hedge transactions expected to occur within the next twelve months. The mark-to-market effect of forward foreign currency exchange contracts that are considered effective as hedges has been included in OCI. Based on market valuations at June 30, 2012, $5.0 million of the amount included in OCI is expected to be reclassified as income into the Consolidated Statement of Comprehensive Income (Loss) over the next twelve months, as the transactions occur.

Interest Rate Derivatives: Hyster-Yale has interest rate swap agreements that hedge interest payments on their term loan agreements. The following table summarizes the notional amounts, related rates and remaining terms of active interest rate swap agreements at June 30, 2012 and December 31, 2011:

	Notional Amount		Average Fixed Rate
	JUNE 30 2012	DECEMBER 31 2011	JUNE 30 2012	DECEMBER 31 2011	Remaining Term at June 30, 2012
Hyster-Yale	$104.5	$204.5	4.2%	4.5%	Various, extending to February 2013

In connection with the refinancing of Hyster-Yale’s term loan during the second quarter of 2012, Hyster-Yale determined that the hedged forecasted transactions were no longer probable of occurring. As such, Hyster-Yale recognized a loss of $1.4 million related to the ineffectiveness of its interest rate swap agreements. These expenses are recorded in the Unaudited Condensed Consolidated Statement of Comprehensive Income (Loss) on the line “Other”.

The fair value of all interest rate swap agreements was a net liability of $1.9 million and $5.7 million at June 30, 2012 and December 31, 2011, respectively.

The following table summarizes the fair value of derivative instruments reflected on a gross basis at June 30, 2012 and December 31, 2011 as recorded in the Unaudited Condensed Consolidated Balance Sheets:

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	JUNE 30 2012	DECEMBER 31 2011	Balance Sheet Location	JUNE 30 2012	DECEMBER 31 2011
Derivatives designated as hedging instruments
Interest rate swap agreements
Current	Other current liabilities	$—	$—	Other current liabilities	$—	$4.3
Long-term	Other long-term liabilities	—	—	Other long-term liabilities	—	1.4
Foreign currency exchange contracts
Current	Prepaid expenses and other	5.2	7.7	Prepaid expenses and other	1.1	2.4
	Other current liabilities	0.6	1.3	Other current liabilities	1.2	2.1

Total derivatives designated as hedging instruments		$5.8	$9.0		$2.3	$10.2

Derivatives not designated as hedging instruments
Interest rate swap agreements
Current	Other current liabilities	$—	$—	Other current liabilities	$1.9	$—
Long-term	Other long-term liabilities	—	—	Other long-term liabilities	—	—
Foreign currency exchange contracts
Current	Prepaid expenses and other	2.2	1.4	Prepaid expenses and other	1.1	0.8
Other current liabilities		0.5	0.2	Other current liabilities	1.2	0.5

Total derivatives not designated as hedging instruments		$2.7	$1.6		$4.2	$1.3

Total derivatives		$8.5	$10.6		$6.5	$11.5

The following table summarizes the pre-tax impact of derivative instruments for the three and six months ended June 30 as recorded in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss):

	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)				Location of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from OCI into Income (Effective Portion)				Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)

	THREE MONTHS		SIX MONTHS			THREE MONTHS		SIX MONTHS			THREE MONTHS		SIX MONTHS
Derivatives in Cash Flow Hedging Relationships	2012	2011	2012	2011		2012	2011	2012	2011		2012	2011	2012	2011
Interest rate swap agreements	$0.3	$(1.0)	$0.1	$(1.3)	Interest expense	$(1.2)	$(2.1)	$(3.2)	$(4.2)	Other	$(1.4)	$—	$(1.4)	$—
Foreign currency exchange contracts	1.6	(1.3)	2.4	(5.1)	Cost of sales	2.0	(1.4)	3.2	(1.5)	N/A	—	—	—	—

Total	$1.9	$(2.3)	$2.5	$(6.4)		$0.8	$(3.5)	$—	$(5.7)		$(1.4)	$—	$(1.4)	$—

		Amount of Gain or (Loss) Recognized in Income on Derivative

		THREE MONTHS		SIX MONTHS
Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	2012	2011	2012	2011
Interest rate swap agreements	Other	$—	$—	$—	$—
Foreign currency exchange contracts	Cost of Sales or Other	(0.2)	(1.3)	(1.1)	(4.2)

Total		$(0.2)	$(1.3)	$(1.1)	$(4.2)

Note 7 - Equity Investments

Hyster-Yale has a 20% ownership interest in NMHG Financial Services, Inc. (“NFS”), a joint venture with GE Capital Corporation (“GECC”), formed primarily for the purpose of providing financial services to independent Hyster® and Yale® lift truck dealers and National Account customers in the United States. Hyster-Yale’s ownership in NFS is accounted for using the equity method of accounting. NFS is considered a variable interest entity; however, the Company has concluded that Hyster-Yale is not the primary beneficiary. Hyster-Yale does not consider its variable interest in NFS to be significant.

Hyster-Yale has a 50% ownership interest in Sumitomo NACCO Materials Handling Company, Ltd. (“SN”), a limited liability company which was formed primarily to manufacture and distribute Sumitomo-Yale lift trucks in Japan and export Hyster®- and Yale®-branded lift trucks and related components and service parts outside of Japan. Hyster-Yale purchases products from SN under normal trade terms based on current market prices. Hyster-Yale’s ownership in SN is also accounted for using the equity method of accounting.

The Company’s percentage share of the net income or loss from its equity investments in NFS and SN is reported on the line “Other” in the “Other (income) expense” section of the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). The Company’s equity investments are included on the line “Other Non-current Assets” in the Unaudited Condensed Consolidated Balance Sheets. At June 30, 2012 and December 31, 2011, Hyster-Yale’s investment in NFS was $10.6 million and $13.6 million, respectively, and Hyster-Yale’s investment in SN was $34.5 million and $34.2 million, respectively. Summarized financial information for these two Hyster-Yale equity investments is as follows:

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2012	2011	2012	2011
Revenues	$101.0	$102.2	$198.0	$198.4
Gross profit	$28.6	$29.3	$57.6	$59.6
Income from continuing operations	$3.6	$2.2	$8.0	$7.3
Net income	$3.6	$2.2	$8.0	$7.3

Note 8 - Contingencies

Various legal and regulatory proceedings and claims have been or may be asserted against Hyster-Yale and certain subsidiaries relating to the conduct of their businesses, including product liability, environmental and other claims. These proceedings and claims are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend the Company in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

Note 9 - Guarantees

Under various financing arrangements for certain customers, including independent retail dealerships, Hyster-Yale provides recourse or repurchase obligations such that Hyster-Yale would be obligated in the event of default by the customer. Terms of the third-party financing arrangements for which Hyster-Yale is providing recourse or repurchase obligations generally range from one to five years. Total amounts subject to recourse or repurchase obligations at June 30, 2012 and December 31, 2011 were $154.3 million and $179.1 million, respectively. As of June 30, 2012, losses anticipated under the terms of the recourse or repurchase obligations were not significant and reserves have been provided for such losses based on historical experience in the accompanying unaudited condensed consolidated financial statements. Hyster-Yale generally retains a security interest in the related assets financed such that, in the event Hyster-Yale would become obligated under the terms of the recourse or repurchase obligations, Hyster-Yale would take title to the assets financed. The fair value of collateral held at June 30, 2012 was approximately $171.3 million based on Company estimates. The Company estimates the fair value of the collateral using information regarding the original sales price, the current age of the equipment and general market conditions that influence the value of both new and used lift trucks. The Company also regularly monitors the external credit ratings of the entities in which it has provided recourse or repurchase obligations. As of June 30, 2012, the Company did not believe there was a significant risk of non-payment or non-performance of the obligations by these entities; however, based upon the economic environment, there can be no assurance that the risk may not increase in the future. In addition, Hyster-Yale has an agreement with GECC to limit its exposure to losses at certain eligible dealers. Under this agreement, losses related to $47.4 million of recourse or repurchase obligations for these certain eligible dealers are limited to 7.5% of their original loan balance, or $10.7 million as of June 30, 2012. The $47.4 million is included in the $154.3 million of total amounts subject to recourse or repurchase obligations at June 30, 2012.

Generally, Hyster-Yale sells lift trucks through its independent dealer network or directly to customers. These dealers and customers may enter into a financing transaction with NFS or other unrelated third parties. NFS provides debt financing to dealers and lease financing to both dealers and customers. On occasion, the credit quality of a customer or credit concentration issues within GECC may necessitate Hyster-Yale providing recourse or repurchase obligations of the lift trucks purchased by customers and financed through NFS. At June 30, 2012, approximately $100.9 million of the Company’s total recourse or repurchase obligations of $154.3 million related to transactions with NFS. In addition, in connection with the joint venture agreement, Hyster-Yale also provides a guarantee to GECC for 20% of NFS’ debt with GECC, such that Hyster-Yale would become liable under the terms of NFS’ debt agreements with GECC in the case of default by NFS. At June 30, 2012, the amount of NFS’ debt guaranteed by Hyster-Yale was $150.4 million. NFS has not defaulted under the terms of this debt financing in the past, and although there can be no assurances, Hyster-Yale is not aware of any circumstances that would cause NFS to default in future periods.

Note 10 - Product Warranties

Hyster-Yale provides a standard warranty on its lift trucks, generally for six to twelve months or 1,000 to 2,000 hours. For certain components in some series of lift trucks, Hyster-Yale provides a standard warranty of two to three years or 4,000 to 6,000 hours. The Company estimates the costs which may be incurred under its standard warranty programs and records a liability for such costs at the time product revenue is recognized.

In addition, Hyster-Yale sells separately-priced extended warranty agreements which provide a warranty for an additional two to five years or up to 2,400 to 10,000 hours. The specific terms and conditions of those warranties vary depending upon the product sold and the country in which Hyster-Yale does business. Revenue received for the sale of extended warranty contracts is deferred and recognized in the same manner as the costs incurred to perform under the warranty contracts.

Hyster-Yale also maintains a quality enhancement program under which it provides for specifically identified field product improvements in its warranty obligation. Accruals under this program are determined based on estimates of the potential number of claims to be processed and the cost of processing those claims based on historical costs.

The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and the cost per claim.

Changes in the Company’s current and long-term warranty obligations, including deferred revenue on extended warranty contracts, are as follows:

2012
Balance at January 1	$43.8
Warranties issued	15.0
Settlements made	(17.4)
Foreign currency effect	(0.5)

Balance at June 30	$40.9

Note 11 - Income Taxes

The Company is included in the consolidated federal income tax return filed by NACCO. The Company’s tax-sharing agreement with NACCO provides that federal income taxes are computed by the Company as an amount equal to the tax liability of the consolidated group times the separate return liability of the Company over the separate return liabilities of all the group members.

The income tax provision includes U.S. federal, state and local, and foreign income taxes and is based on the application of a forecasted annual income tax rate applied to the current quarter’s year-to-date pre-tax income or loss. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company’s annual earnings, taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes, the Company’s ability to use tax credits and net operating loss carryforwards, and available tax planning alternatives. Discrete items, including the effect of changes in tax laws, tax rates and certain circumstances with respect to valuation allowances or other unusual or non-recurring tax adjustments are reflected in the period in which they occur as an addition to, or reduction from, the income tax provision, rather than included in the estimated effective annual income tax rate.

A reconciliation of the Company’s consolidated federal statutory and effective income tax is as follows:

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2012	2011	2012	2011
Income before income taxes:	$21.5	$24.6	$48.4	$52.2

Statutory taxes at 35%	$7.5	$8.6	$16.9	$18.3
Discrete items:
Unremitted foreign earnings	(2.1)	—	(2.1)	—
Other	0.1	0.2	0.1	0.1

Other permanent items:	(2.0)	0.2	(2.0)	0.1
Foreign tax rate differential	(2.0)	(2.4)	(4.7)	(5.6)
Valuation allowance	(2.0)	(1.4)	(3.4)	(2.8)
Other	0.5	0.5	0.9	0.8

	(3.5)	(3.3)	(7.2)	(7.6)

Income tax provision	$2.0	$5.5	$7.7	$10.8

Effective income tax rate	9.3%	22.4%	15.9%	20.7%

During April 2012, Hyster-Yale received approval from the Internal Revenue Service for an election regarding the U.S. tax treatment of contributions to certain of its non-U.S. pension plans. As a result of the approval, Hyster-Yale released $2.1 million of the deferred tax liability provided for unremitted foreign earnings in the second quarter of 2012. In addition, during May 2012, Hyster-Yale repatriated $50.0 million of the unremitted foreign earnings of its European subsidiaries.

Note 12 - Retirement Benefit Plans

The Company maintains various defined benefit pension plans that provide benefits based on years of service and average compensation during certain periods. The Company’s policy is to make contributions to fund these plans within the range allowed by applicable regulations. Plan assets consist primarily of publicly traded stocks and government and corporate bonds.

Pension benefits are frozen for all employees other than certain employees in the United Kingdom and the Netherlands. All other eligible employees, including employees whose pension benefits are frozen, receive retirement benefits under defined contribution retirement plans.

The Company also maintains health care plans which provide benefits to eligible retired employees. These plans have no assets. Under the Company’s current policy, plan benefits are funded at the time they are due to participants.

The components of pension and postretirement (income) expense are set forth below:

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2012	2011	2012	2011
U.S. Pension
Service cost	$—	$—	$—	$—
Interest cost	0.9	1.0	1.8	2.0
Expected return on plan assets	(1.2)	(1.3)	(2.5)	(2.5)
Amortization of actuarial loss	1.0	0.8	1.9	1.6
Amortization of prior service credit	(0.2)	(0.1)	(0.2)	(0.2)

Total expense	$0.5	$0.4	$1.0	$0.9

Non-U.S. Pension
Service cost	$0.7	$0.6	$1.3	$1.1
Interest cost	1.7	1.8	3.3	3.7
Expected return on plan assets	(2.2)	(2.4)	(4.4)	(4.7)
Amortization of actuarial loss	0.9	1.0	1.9	2.0

Total expense	$1.1	$1.0	$2.1	$2.1

Postretirement
Service cost	$—	$—	$—	$—
Interest cost	—	—	—	0.1

Total expense	$—	$—	$—	$0.1

Note 13 - Business Segments

The Company has reportable segments for the following three management units: Americas, Europe and Asia-Pacific. Americas includes its operations in the United States, Canada, Mexico, Brazil and Latin America. Europe includes its operations in Europe, the Middle East and Africa. Asia-Pacific includes its operations in the Asia-Pacific region and China. Other includes Hyster-Yale’s corporate headquarters and its immaterial operations. Certain amounts are allocated to these geographic management units and are included in the segment results presented below, including product development costs, corporate headquarters expenses, information technology infrastructure costs and NACCO management fees. These allocations among geographic management units are determined by Hyster-Yale’s corporate headquarters and not directly incurred by the geographic operations. In addition, other costs are incurred directly by these geographic management units based upon the location of the manufacturing plant or sales units, including manufacturing variances, product liability, warranty and sales discounts, which may not be associated with the geographic management unit of the ultimate end user sales location where revenues and margins are reported. Therefore, the reported results of each Hyster-Yale segment cannot be considered stand-alone entities as all Hyster-Yale reportable segments are inter-related and integrate into a single global Hyster-Yale business.

Financial information for each reportable segment is presented in the following table.

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2012	2011	2012	2011
Revenues from external customers
Americas	$378.0	$400.8	$772.7	$759.4
Europe	171.1	194.8	353.0	368.9
Asia-Pacific	52.3	51.8	104.6	105.0
Other	0.6	0.6	1.2	1.3

	$602.0	$648.0	$1,231.5	$1,234.6

Operating profit (loss)
Americas	$14.2	$24.6	$32.8	$46.9
Europe	9.5	3.5	19.1	9.2
Asia-Pacific	1.2	(0.1)	2.3	0.7
Other	(0.3)	(0.5)	0.2	1.1

	$24.6	$27.5	$54.4	$57.9

Net income attributable to stockholders
Americas	$8.0	$18.3	$20.2	$34.7
Europe	9.1	3.2	18.0	8.5
Asia-Pacific	1.4	(0.4)	2.8	0.4
Other	1.0	(1.9)	(0.3)	(2.1)

	$19.5	$19.2	$40.7	$41.5

Note 14 - Other Events and Transactions

On June 28, 2012, Hyster-Yale filed a registration statement in connection with the proposed spin-off of Hyster-Yale to NACCO stockholders. In the proposed spin-off, it is contemplated that NACCO stockholders, in addition to retaining their shares of NACCO common stock, will receive one share of Hyster-Yale Class A common stock and one share of Hyster-Yale Class B common stock for each share of NACCO Class A common stock and Class B common stock they own. The transaction is expected to be tax-free to NACCO and its stockholders.

Unaudited pro forma earnings per share are included in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) and have been prepared as if NACCO’s proposed spin-off of Hyster-Yale and the related impact of NACCO’s distribution of all of the outstanding shares of Hyster-Yale common stock to NACCO common stockholders occurred as of January 1 in each period presented.

Until October 23, 2012 (25 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ANNEX A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HYSTER-YALE MATERIALS HANDLING, INC.

1. The name of this corporation (the “Corporation”) on the date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on February 26, 1999 was NMHH Co. The present name of the Corporation is Hyster-Yale Materials Handling, Inc.

2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2012.

3. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation of the Corporation as heretofore amended and restated, is hereby further amended and restated so as to read in its entirety as follows.

ARTICLE I

The name of the Corporation is Hyster-Yale Materials Handling, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated as Preferred Stock (as defined below), Class A Common Stock (as defined below) and Class B Common Stock (as defined below). The total number of shares of capital stock that the Corporation is authorized to issue is 165 million, consisting of 5 million shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), 125 million shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 35 million shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance thereof the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2. the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4. whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

7. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

8. the provisions, if any, of a sinking fund applicable to such series; and

9. any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series;

all as may be determined from time to time by the Board of Directors and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and Class B Common Stock are as follows:

1. Subject to the provisions of paragraph 6 of this Article IV, Section 3, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid ratably, in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder, to the holders of Class A Common Stock and Class B Common Stock.

3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, on all matters presented to stockholders, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held by such holder and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock held by such holder.

4. (a) Subject to paragraph 8 of this Article IV, Section 3, the Corporation may issue shares of Class B Common Stock to any person. In connection with the spin-off of the Corporation, as contemplated by that certain Spin-Off Agreement, between NACCO Industries, Inc., a Delaware corporation (“NACCO”), and the Corporation, NACCO may distribute the shares of Class B Common Stock held by NACCO to NACCO stockholders (the “Spin-Off”). After the distribution of Class B Common Stock by NACCO to its stockholders, no person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

(i) In the case of the Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) a lineal descendant of a great grandparent of such Class B Holder, (B) a spouse of a lineal descendant of a great grandparent of such Class B Holder, (C) the trustee of a trust (including without limitation a voting trust) for the benefit of one or more of such Class B Holders, any of the persons specified in subclause (A) or (B) of this clause (i), and any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such Class B Holder or such Class B Holder’s spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder or such Class B Holder’s spouse payable by reason of the death of such Class B Holder or such Class B Holder’s spouse, (D) a Charitable Organization established by one or more of such Class B Holders, or any of the persons specified in this clause (i), (E) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, or a limited liability company, all of the members of which are, one or more of such Class B Holders, and any of the persons specified in this clause (i), provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), any partnership interest in such a partnership (or any survivor of a merger or consolidation of such a partnership) or any membership interest in such a limited liability company (or any survivor of any merger or consolidation of such a limited liability company) is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation, partnership or limited liability company, as the case may be, shall be deemed without further act on anyone’s part to be converted into shares of Class A Common Stock, and stock certificates, if any, formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock, and (F) any natural person with respect to whom such Class B Holder would be a Permitted Transferee if such person desired to transfer shares of Class B Common Stock to such Class B Holder.

(ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust other than a trust described in clause (iii) below, “Permitted Transferee” means (A) the person or persons who established such trust and (B) a Permitted Transferee of any such person determined pursuant to clause (i) above.

(iii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date of the Spin-Off (hereinafter in this paragraph 4 called the “Record Date”) for determining the persons to whom the Class B Common Stock is distributed by NACCO, “Permitted Transferee” means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

(iv) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clauses (i), (ii), (iii), (v), (vi) or (vii) hereof, as the case may be.

(v) In the case of a Class B Holder which is a partnership holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any partner of such partnership, provided that such partner was a partner of such partnership on the Record Date or is a Permitted Transferee of at least one partner who was a partner of such partnership on the Record Date and (B) the Class B Holders who or that transferred the Class B Common Stock to such partnership and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said partnership, determined pursuant to clause (i) above.

(vi) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (D) of clause (i) above) holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or redemption or through a distribution made upon liquidation of such corporation, provided that such stockholder was a stockholder of such corporation on the Record Date or is a Permitted Transferee of at least one stockholder who was a stockholder of such corporation on the Record Date, (B) the survivor of a merger or consolidation of such corporation, provided that each stockholder of each other corporation which is a party to such merger or consolidation is, at the time of such merger or consolidation, a stockholder of such corporation or a Permitted Transferee of at least one stockholder of such corporation, and (C) the Class B Holder who or that transferred the Class B Common Stock to such corporation and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to such corporation, determined pursuant to clause (i) above.

(vii) In the case of a Class B Holder which is a limited liability company holding record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any member of such limited liability company, provided that such member was a member of such limited liability company on the Record Date or is a Permitted Transferee of at least one member who was a member of such limited liability company on the Record Date and (B) the Class B Holders who or that transferred the Class B Common Stock to such limited liability company and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said limited liability company, determined pursuant to clause (i) above.

(viii) In the case of a Charitable Organization, “Permitted Transferee” means the person who transferred the shares of Class B Common Stock in question thereto and any Permitted Transferee of such person pursuant to clause (i) above.

(ix) In the case of a Class B Holder which is the estate of a deceased or incompetent Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, incompetent, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, incompetent, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (v) or (vi) above, as the case may be.

(x) In all events, the Corporation is a Permitted Transferee of Class B Common Stock from any Class B Holder.

(b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.

(c) For purposes of this paragraph 4:

(i) The relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one.

(ii) The term “spouse” shall include a widow or widower.

(iii) Each joint owner of shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.

(iv) Each great grandparent of any joint owner of shares of Class B Common Stock in question shall be considered a great grandparent of all joint owners of such shares.

(v) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(vi) Unless otherwise specified, the term “person” means both natural and legal entities.

(vii) The term “natural person” in Article IV, Section 3, paragraph 4(a)(i) shall include the estate of such natural person in the event such natural person dies or becomes incompetent, bankrupt or insolvent.

(d) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as stockholder of the Corporation and no other right against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The Corporation shall note in a written statement with respect to, or on the certificates for, shares of Class B Common Stock (or in the case of uncertificated shares of Class B Common Stock, on the written notice sent pursuant to Section 151(f) of the DGCL) the restrictions on transfer and registration of transfer imposed by this paragraph 4.

5.    (a) Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the delivery to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, of a written notice of the election by the holder thereof to convert such share of Class B Common Stock and (if so required by the Corporation or the Transfer Agent) instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below, accompanied by the certificate, if any, representing such share of Class B Common Stock.

(b) As promptly as practicable after the (i) delivery of the notice of election to convert shares of Class B Common Stock and the related documentation as contemplated by and in the manner provided in subparagraph (a) above, (ii) if applicable, surrender for conversion of a certificate representing such shares in the manner provided in subparagraph (a) above, and (iii) payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the Corporation shall deliver or cause to be delivered to the office of the Transfer Agent upon the written order of the holder of such shares uncertificated shares, or upon request, a certificate or certificates, representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the last to occur of (i), (ii) and (iii) above, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such delivery, surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such date.

(d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

(e) The issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares are to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6. Each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation, provided that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions of stock of the Corporation which occur after the date of the Spin-Off, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, and provided, further, that in the case of any other distribution of stock of any subsidiary of the Corporation which occurs after the date of the Spin-Off, shares of Class A common stock of such subsidiary may be distributed with respect to Class A Common Stock and shares of Class B common stock of such subsidiary may be distributed with respect to Class B Common Stock.

7. In case of any consolidation, merger or sale of all or substantially all of the assets of the Corporation as a result of which stockholders of the Corporation shall be entitled to receive cash, stock, other securities or other property with respect to or in exchange for their stock of the Corporation, each holder of Class A Common Stock and Class B Common Stock shall be entitled to receive (A) an equal amount of consideration, (B) the same form of consideration, and (C) voting rights, in each case, for each share of Class A Common Stock or Class B Common Stock held by such holder.

8. Except as otherwise provided in paragraph 6 of this Article IV, Section 3, and except as otherwise approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as defined below) voting together as a single class, the Corporation shall not issue additional shares of Class B Common Stock after the date of the Spin-Off and all shares of Class B Common Stock surrendered for conversion or otherwise acquired by the Corporation shall be retired.

9. The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Voting Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

10.    (a) Except as otherwise provided by the Board of Directors, no stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

(b) Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Class A Common Stock for such consideration (but not less than par value) and on such terms as it may determine.

11. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claims to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, (i) the number of the Directors of the Corporation will not be less than six nor more than 15 and (ii) the authorized number of Directors may be determined from time to time only by a vote of a majority of the total number of Directors then in office. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders, except as the Board of Directors may otherwise determine.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause and only in the manner provided in this Article V, Section 3. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors with or without cause.

Section 4. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting

Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article V. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article V must be made by written ballot.

ARTICLE VI

The Board of Directors may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2, 3 and 4 and Article VII of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or (ii) the Secretary of the Corporation within ten calendar days after the Secretary receives the written request of a majority of the total number of Directors then in office.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no member of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to any acts or omissions in the performance of his or her duties as a member of the Board of Directors. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any member of the Board of Directors for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

ARTICLE IX

Section 1. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted or required by the General Corporation Law of the State of Delaware any current or former director or officer of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. No amendment to this Article IX that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.

Section 2. Right to Advancement of Expenses. The rights granted under Section 1 of this Article IX shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 4. Non-Exclusivity of Rights. Any indemnification or advancement of expenses made pursuant to this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Charles A. Bittenbender, its Vice President, General Counsel and Secretary, this 26th day of September 2012.

/s/ Charles A. Bittenbender

Charles A. Bittenbender

Vice President, General Counsel and Secretary

ANNEX B

Hyster-Yale Materials Handling, Inc.,

a Delaware corporation

AMENDED AND RESTATED BYLAWS

(Adopted on September 12, 2012)

ARTICLE I

MEETINGS OF STOCKHOLDERS

SECTION 1. Time and Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board”) or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

SECTION 2. Annual Meetings. Annual meetings of stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote by written ballot the directors to succeed those directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting.

SECTION 3. Special Meetings. Special meetings of the stockholders may be called only by (i) the Chairman, the Chief Executive Officer or the President or (ii) the Secretary within ten calendar days after the Secretary receives the written request of a majority of the total number of directors then in office. Any such request by a majority of the total number of directors then in office must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding preferred stock of the Corporation (the “Preferred Stock”), if any, may be called in the manner and for the purpose or purposes provided in the applicable Preferred Stock Designation (as defined in the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”)).

SECTION 4. Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted that properly could have been transacted at the original meeting.

SECTION 5. Inspectors. The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

SECTION 6. Quorum. The holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

SECTION 7. Voting; Proxies. Except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder entitled to vote at any meeting of stockholders will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware (or any successor provision). Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the Secretary of the Corporation, or by a later appointment of a proxy. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these Bylaws or unless the Chairman or the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at such meeting, otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person or represented by proxy at the meeting and which has actually been voted, will be the act of the stockholders, except in the election of directors or as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation or by law.

SECTION 8. Order of Business.

(a) The Chairman, or such other officer of the Corporation designated by a majority of the total number of directors then in office, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or such stockholder’s proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in the presiding officer’s sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

(b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Article I, Section 4, (ii) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the total number of directors then in office, or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with Article I, Section 8(c).

(c) For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) the stockholder must be entitled to vote at such meeting, (iii) the stockholder must have given timely notice thereof in writing to the Secretary and (iv) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Corporation with a Proposal Solicitation Notice, as that term is defined in this Section 8(c), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the Corporation required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the Proposal Solicitation Notice. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered, not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (E) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”), and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Notwithstanding the foregoing provisions of this Section 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”) with respect to the matters set forth in this Section 8(c). For purposes of this Section 8(c) and Article II, Section 3, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Corporation to stockholders. Nothing in this Section 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President or a majority of the total number of directors then in office in accordance with Article I, Section 4 or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors then in office.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Section 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

SECTION 9. Definition. Every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of shares of all classes of such stock.

ARTICLE II

DIRECTORS

SECTION 1. Number and Term of Office. The Board shall consist of one or more members, and the size of the Board may be determined from time to time only (i) by a vote of a majority of the total number of directors then in office or (ii) by the affirmative vote of the holders of at least 80% of the outstanding voting power of all classes of stock, voting together as a single class at the annual meeting or a special meeting. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified, except as required by law. Directors need not be stockholders.

SECTION 2. Vacancies and New Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directors until such director’s successor is elected and qualified. No decrease in the number of directors constituting the Board will shorten the term of an incumbent director.

SECTION 3. Nominations of Directors; Election. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with this Section 3 of Article II will be eligible for election as directors of the Corporation at a meeting of stockholders.

(b) Nominations of persons for election as directors of the Corporation at an annual meeting of stockholders may be made only (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder that is a stockholder of record at the time of giving of notice provided for in this Section 3 of Article II, who is entitled to vote for the election of directors at such annual meeting, and who complies with the procedures set forth in this Section 3 of Article II. If a stockholder, or a beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nomination Solicitation Notice, as that term is defined in this Section 3 of Article II below, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of the outstanding Voting Stock that is required to approve such nomination and included in such materials the Nomination Solicitation Notice. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

(c) To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. If the Corporation did not hold an annual meeting the previous year, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy materials. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth or include the following: (i) the name and address, as they appear on the

Corporation’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (vi) the signed consent of each nominee to serve as a director of the Corporation if so elected; (vii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the outstanding Voting Stock that is required to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”); and (viii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. At the request of the Board, any person nominated by the Board for election as a director must furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3 of Article II, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section 3 of Article II, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 3 of Article II.

SECTION 4. Powers. The business and affairs of the Corporation will be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 5. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

SECTION 6. Regular Meetings. Regular meetings of the Board may be held without notice immediately after the annual meeting of the stockholders and at such other time and at such place as may from time to time be determined by the Board.

SECTION 7. Special Meetings. Special meetings of the Board may be called by the Chairman, Chief Executive Officer or the President on one calendar day’s notice to each director by whom it is not waived, given either personally or by telephone or by any means set forth in Section 1 of Article III; special meetings will be called by the Chairman, Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of a majority of the total number of directors then in office. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

SECTION 8. Quorum. At all meetings of the Board, a majority of the total number of directors then in office, or if the total number of directors then in office is an even number one-half thereof, will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the total number of directors then in office, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

SECTION 9. Written Action. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or electronic transmission, and such writing or writings or electronic transmission are filed with the minutes or proceedings of the Board or committee.

SECTION 10. Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or other means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 11. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and each to have such lawfully delegable powers and duties as the Board may confer. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In lieu of such designation by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided by law, any such committee, to the extent provided in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may, if appropriate, authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names and such authority as may be determined from time to time by resolution adopted by the Board.

SECTION 12. Conduct of Business. Unless otherwise ordered by the Board, a majority of the members of any committee appointed by the Board pursuant to these Bylaws shall constitute a quorum for the transaction of business at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present will be the act of such committee. Any such committee may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

SECTION 13. Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by directors to the Corporation or any of its majority-owned subsidiaries.

SECTION 14. Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

ARTICLE III

NOTICES

SECTION 1. Generally. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever written notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing by mail or by courier service, addressed to such director or stockholder, at the address of such director or stockholder as it appears on the records of the

Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or dispatched with a courier service. Written notice may also be given personally or by electronic transmission or similar medium of communication or as otherwise may be permitted by law or these Bylaws.

SECTION 2. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE IV

OFFICERS

SECTION 1. Generally. The officers of the Corporation will be chosen by the Board and will be a President, a Secretary and a Treasurer. The Board may also choose a Chairman, a Chief Executive Officer, one or more vice presidents, one or more assistant secretaries and assistant treasurers, and such other officers as the Board may from time to time determine. Any number of offices may be held by the same person. Except as required by law, any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the total number of directors then in office, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

SECTION 2. Compensation. The compensation of all officers and agents of the Corporation who are also directors of the Corporation shall be fixed by the Board or by a committee of the Board. Except as otherwise required by law or regulation, the Board may fix, or delegate the power to fix, the compensation of all other officers and agents of the Corporation to an officer of the Corporation.

SECTION 3. Succession. The officers of the Corporation will hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the total number of directors then in office. Any officer may resign at any time upon written notice to the Chairman or the Secretary. Any vacancy occurring in any office of the Corporation may be filled by the Board or by the Chairman as provided in Section 1 of this Article IV.

SECTION 4. Authority and Duties. The officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the directors regardless of whether such authority and duties are customarily incident to such office.

SECTION 5. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chairman, the Chief Executive Officer, the President or any Vice President shall have the power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or with respect to any action of such stockholders) of any other corporation, partnership, limited liability company, trust or unincorporated organization in which the Corporation may hold securities and otherwise exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities of such other corporation, partnership, limited liability company, trust or unincorporated organization.

ARTICLE V

STOCK

SECTION 1. Certificates. The capital stock of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares of the Corporation’s stock, upon request to the

Corporation, shall be provided with a certificate of stock representing the number of shares owned by such holder. Shares of stock represented by certificates shall be signed by, or in the name of the Corporation by, the Chairman or the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary, or an assistant secretary of the Corporation, representing the number of shares in the Corporation registered in such stockholder’s name. Such certificates will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Any or all the signatures on the certificates may be a facsimile. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a written statement of the information required by law to be included in such a statement.

SECTION 2. Classes of Stock. The designations, powers, preferences and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations or restrictions thereof, will be set forth in full or summarized or, except as otherwise provided by law, in lieu thereof, a statement providing that the Corporation will furnish such information at no charge shall be set forth, (i) in the case of shares represented by a certificate, on the face or back of the certificate that the Corporation issues to represent the stock or (ii) in the case of uncertificated shares, in the written notice contemplated under Section 1 of this Article V.

SECTION 3. Transfer. Transfers of stock shall be made upon the books of the Corporation: (i) upon presentation of the certificate(s) by the registered holder in person or by duly authorized attorney, or upon presentation of proper evidence of succession, assignment or authority to transfer the stock, and upon surrender of the appropriate certificate(s), or (ii) in the case of uncertificated shares, upon receipt of proper transfer instructions from the record owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

SECTION 4. Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars and may require all certificates for shares, if any, to bear the manual or facsimile signature or signatures of any of them. Any such transfer agent or and registrar shall transfer stock in accordance with its customary transfer procedures and in accordance with applicable laws, regulations and these Bylaws.

SECTION 5. Lost, Stolen or Destroyed Certificates. The Secretary may direct uncertificated shares, or upon request a new certificate or certificates, to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of uncertificated shares or a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of uncertificated shares or the new certificate.

SECTION 6. Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not be more than 60 or less than ten calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c) The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

ARTICLE VI

GENERAL PROVISIONS

SECTION 1. Fiscal Year. The fiscal year of the Corporation will be the calendar year or such other fiscal year as fixed by resolution of the Board.

SECTION 2. Corporate Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by an independent registered public accounting firm, or by an appraiser or by any other person or entity as to matters the director, committee member or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 4. Time Periods. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.

ARTICLE VII

AMENDMENTS

Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (ii) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these Bylaws. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2, 3 and 4 and this Article VII may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the outstanding voting power of all classes of stock, voting together as a single class.